 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-265988
PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
To the Shareholders of Drummond Banking Company:
On May 4, 2022, Seacoast Banking Corporation of Florida, or Seacoast, Seacoast National Bank, or SNB, Drummond Banking Company, or Drummond, and Drummond Community Bank, or Drummond Bank entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”) that provides for the combination of Seacoast and Drummond and their two banks. Under the merger agreement, Drummond will merge with and into Seacoast, with Seacoast as the surviving corporation (which we refer to as the “merger”). Immediately following the merger, Drummond Bank will merge with and into SNB, with SNB as the surviving bank (which we refer to as the “bank merger”). The proposed transaction will expand Seacoast’s presence into new and growing Florida markets including Ocala and Gainesville.
In the merger, each share of Drummond common stock (except for specified shares of Drummond common stock held by Drummond, Drummond Bank, Seacoast or SNB and any dissenting shares) will be converted into the right to receive 51.9561 (the “exchange ratio”) shares of Seacoast common stock, subject to the payment of cash in lieu of fractional shares (the “merger consideration”).
In the event that Drummond’s consolidated tangible shareholders’ equity is less than $104.539 million and Drummond Bank’s general allowance for loan and lease losses is less than 1.77% of total loans and leases outstanding (excluding loans originated under the Paycheck Protection Program (“PPP”)), then Seacoast shall have the option to adjust the exchange ratio used to calculate the merger consideration downward or terminate the merger agreement.
The market value of the per share stock consideration will fluctuate with the market price of Seacoast common stock and other factors and will not be known at the time Drummond shareholders vote on the merger agreement. Based on the closing price of Seacoast’s common stock on the NASDAQ Global Select Market on August 31, 2022, the last practicable date before the date of this document, the value of the per share merger consideration payable to holders of Drummond common stock was approximately $1,679.22. We urge you to obtain current market quotations for Seacoast (trading symbol “SBCF”) because the value of the per share stock consideration will fluctuate based on Seacoast’s common stock price.
Based on the current number of shares of Drummond common stock outstanding, Seacoast expects to issue up to approximately 5,135,652 shares of common stock to Drummond shareholders upon completion of the merger. Upon completion of the merger, current Drummond shareholders will own approximately 7.7% of the common stock of Seacoast immediately following the merger. However, any increase or decrease in the number of shares of Drummond common stock outstanding that occurs for any reason prior to the completion of the merger will cause the actual number of shares issued upon completion of the merger to change.
Drummond will hold a special meeting of its shareholders in connection with the merger. Holders of Drummond common stock will be asked to vote to approve the merger agreement and related matters as described in this proxy statement/prospectus.
The special meeting of Drummond shareholders will be held on October 4, 2022 at the Drummond Community Bank Operations Center located at 1713 N. Young Boulevard, Chiefland, Florida, 32626, at 8:30 A.M. local time.
Drummond’s board of directors has determined and declared that the merger agreement, the merger and the transactions contemplated by the merger agreement are advisable and in the best interests of Drummond and its shareholders. Drummond’s board of directors has unanimously authorized, adopted and approved the merger agreement, the merger and the transactions contemplated by the merger agreement and recommends that Drummond shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the Drummond special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.
This document, which serves as a proxy statement for the special meeting of Drummond shareholders and as a prospectus for the shares of Seacoast common stock to be issued in the merger to Drummond shareholders, describes the special meeting of Drummond, the merger, the documents related to the merger and other related matters. Please carefully read this entire proxy statement/prospectus, including “Risk Factors,” beginning on page 16 for a discussion of the risks relating to the proposed merger. You also can obtain information about Seacoast from documents that Seacoast has filed with the Securities and Exchange Commission.
If you have any questions concerning the merger, Drummond shareholders should contact Todd Battle at (352) 528-1706. We look forward to seeing you at the meeting.
Luther Drummond
Chairman and President
Drummond Banking Company
Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, nor any state securities commission or any other bank regulatory agency has approved or disapproved the merger, the issuance of the Seacoast common stock to be issued in the merger or the other transactions described in this document or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Seacoast or Drummond, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this proxy statement/prospectus is September 1, 2022, and it is first being mailed or otherwise delivered to the shareholders of Drummond on or about September 1, 2022.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 4, 2022
To the Shareholders of Drummond Banking Company:
Drummond Banking Company (“Drummond”) will hold a special meeting of shareholders at 8:30 A.M. local time , on October 4, 2022, at the Drummond Community Bank Operations Center located at 1713 N. Young Boulevard, Chiefland, Florida 32626, for the following purposes:
•
for holders of Drummond common stock to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of May 4, 2022, by and among Seacoast Banking Corporation of Florida, Seacoast National Bank, Drummond Banking Company and Drummond Community Bank, pursuant to which Drummond will merge with and into Seacoast Banking Corporation of Florida and Drummond Community Bank will merge with and into Seacoast National Bank, as more fully described in the attached proxy statement/prospectus; and

•
for holders of Drummond common stock to consider and vote upon a proposal to adjourn the Drummond special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.

We have fixed the close of business on August 22, 2022 as the record date for the Drummond special meeting. Only holders of record of Drummond common stock at that time are entitled to notice of, and to vote at, the Drummond special meeting, or any adjournment or postponement of the Drummond special meeting. In order for the merger agreement to be approved, at least a majority of the outstanding shares of Drummond common stock must be voted in favor of the proposal to approve the merger agreement. The special meeting may be adjourned from time to time upon approval of holders of Drummond common stock without notice other than by announcement at the meeting of the adjournment thereof, and any and all business for which notices hereby given may be transacted at such adjourned meeting.
Drummond shareholders have appraisal rights under Florida state law entitling them to obtain payment in cash for the fair value of their shares, provided they comply with each of the requirements under Florida law, including not voting in favor of the merger agreement and providing notice to Drummond. For more information regarding appraisal rights, please see “The Merger — Appraisal Rights for Drummond Shareholders” beginning on page 51.
Your vote is very important. We cannot complete the merger unless Drummond’s shareholders approve the merger agreement.
We expect to hold the Drummond special meeting in person, but we continue to monitor the situation regarding COVID-19 closely. Accordingly, we are planning for the possibility that the Drummond special meeting may be subject to special precautions, including limitations on the number of participants in one room or other limitations. In that regard, only Drummond shareholders will be admitted to the special meeting. No guests will be permitted.
Regardless of whether you plan to attend the Drummond special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope as described on the proxy card. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.
The enclosed proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger, including the merger agreement, and other related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its appendices carefully and in their entirety. If you have any questions concerning the merger or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need help voting your shares of Drummond common stock, please contact Todd Battle at (352) 528-1706.
Drummond’s board of directors has determined and declared that the merger agreement, the merger and the transactions contemplated by the merger agreement are advisable and in the best interests of Drummond and its shareholders, has unanimously authorized, adopted and approved the merger agreement, the merger and the transactions contemplated by the merger agreement and recommends that Drummond shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the Drummond special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.
By Order of the Board of Directors,
Luther Drummond
Chairman and President
Chiefland, Florida
September 1, 2022

WHERE YOU CAN FIND MORE INFORMATION
Seacoast Banking Corporation of Florida
Seacoast files annual, quarterly, current and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”) electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from Seacoast by accessing Seacoast’s website at www.seacoastbanking.com. Copies can also be obtained, free of charge, by directing a written request to:
Seacoast Banking Corporation of Florida
815 Colorado Avenue
P.O. Box 9012
Stuart, Florida 34994
Attn: Investor Relations
Telephone: (772) 288-6085
Seacoast has filed a Registration Statement on Form S-4 to register with the SEC up to 5,135,652 shares of Seacoast common stock to be issued pursuant to the merger. This proxy statement/prospectus is a part of that Registration Statement on Form S-4. As permitted by SEC rules, this proxy statement/prospectus does not contain all of the information included in the Registration Statement on Form S-4 or in the exhibits or schedules to the Registration Statement on Form S-4. The Registration Statement on Form S-4, including any amendments, schedules and exhibits, is also available, free of charge, by accessing the websites of the SEC and Seacoast or upon written request to Seacoast at the address set forth above.
Statements contained in this proxy statement/prospectus as to the contents of any contract or other documents referred to in this proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the Registration Statement on Form S-4. This proxy statement/prospectus incorporates important business and financial information about Seacoast that is not included in or delivered with this document, including incorporating by reference documents that Seacoast has previously filed with the SEC. These documents contain important information about Seacoast and its financial condition. See “Documents Incorporated by Reference” beginning on page 91. These documents are available free of charge upon written request to Seacoast at the address listed above.
To obtain timely delivery of these documents, you must request them no later than September 27, 2022 in order to receive them before the Drummond special meeting of shareholders.
Except where the context otherwise specifically indicates, Seacoast supplied all information contained in, or incorporated by reference into, this proxy statement/prospectus relating to Seacoast, and Drummond supplied all information contained in this proxy statement/prospectus relating to Drummond.
Drummond
Drummond does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC.
If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Drummond common stock, please contact Drummond at:
Drummond Banking Company
1627 North Young Boulevard
Chiefland, Florida 32626
Attention: Luther Drummond, Chairman and President
Telephone: (352) 493-2277
You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to give any information or make any representation about the merger

i

or Seacoast or Drummond that differs from, or adds to, the information in this proxy statement/prospectus or in documents that are incorporated by reference herein and publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date of this proxy statement/prospectus, and you should not assume that any information incorporated by reference into this document is accurate as of any date other than the date of such other document, and neither the mailing of this proxy statement/prospectus to Drummond shareholders nor the issuance of Seacoast common stock in the merger shall create any implication to the contrary.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

We have not authorized any person to give any information or make any representation about the merger or Seacoast Banking Corporation of Florida or Drummond Banking Company that differs from, or adds to, the information in this proxy statement/prospectus or in documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

v

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING
The following are answers to certain questions that you may have regarding the special meeting and merger. The parties urge you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document. In this proxy statement/prospectus we refer to Seacoast Banking Corporation of Florida as “Seacoast,” Seacoast National Bank as “SNB,” Drummond Banking Company as “Drummond” and Drummond Community Bank as ‘‘Drummond Bank.’’
Q:
Why am I receiving this proxy statement/prospectus?

A:
Seacoast, SNB, Drummond and Drummond Bank have entered into an Agreement and Plan of Merger, dated as of May 4, 2022 (which we refer to as the “merger agreement”) pursuant to which Drummond will merge with and into Seacoast, with Seacoast continuing as the surviving company. Immediately following the merger, Drummond Bank, a wholly-owned bank subsidiary of Drummond, will merge with and into Seacoast’s wholly-owned bank subsidiary, SNB, with SNB continuing as the surviving bank and using the name “Seacoast National Bank” (the “bank merger”). A copy of the merger agreement is included in this proxy statement/prospectus as Appendix A.

The merger cannot be completed unless, among other things, a majority of the outstanding shares of Drummond common stock vote in favor of the proposal to approve the merger agreement.
Drummond will hold a special meeting to obtain these approvals. This proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the special meeting, and you should read it carefully. It is a proxy statement because Drummond’s board of directors is soliciting proxies from its shareholders. It is a prospectus because Seacoast will issue shares of Seacoast common stock to holders of Drummond common stock in connection with the merger. The enclosed materials allow you to have your shares voted by proxy without attending the Drummond meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.
Q:
What will I receive in the merger?

A:
If the merger is completed, for each share of Drummond common stock that you hold (other than dissenters’ shares) immediately prior to the effective time of the merger, you will receive 51.9561 shares of Seacoast common stock, which we refer to as the exchange ratio. In the event that Drummond’s consolidated tangible shareholders’ equity is less than $104.539 million and Drummond Bank’s general allowance for loan and lease losses is less than 1.77% of total loans and leases outstanding, then Seacoast shall have the option to adjust the exchange ratio used to calculate the merger consideration downward or terminate the merger agreement.

Seacoast will not issue any fractional shares of Seacoast common stock in the merger. Rather, Drummond shareholders who would otherwise be entitled to a fractional share of Seacoast common stock upon the completion of the merger will instead receive cash (without interest and rounded to the nearest whole cent) in an amount equal to such fractional part of a share of Seacoast common stock, rounded to the nearest one hundredth of a share, multiplied by the average of the daily volume weighted average price of Seacoast common stock on the NASDAQ Global Select Market for the ten (10) trading days ending on the trading day immediately prior to the determination date. The determination date is defined as the later of the date on which the last required regulatory consent is obtained without regard to any requisite waiting period or the date on which the Drummond shareholder approval is obtained.
Q:
Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:
Yes, because the exchange ratio is fixed, the value of the merger consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value of Seacoast common stock and certain other adjustments. Any fluctuation in the market price of

Seacoast common stock after the date of this proxy statement/prospectus will change the value of the shares of Seacoast common stock that Drummond shareholders will receive.
Q:
How does Drummond’s board of directors recommend that I vote at the special meeting?

A:
Drummond’s board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and “FOR” the adjournment proposal.

Q:
When and where is the special meeting?

A:
The Drummond special meeting will be held at the Drummond Community Bank Operations Center located at 1713 N. Young Boulevard, Chiefland, Florida, 32626, on October 4, 2022, at 8:30 A.M. local time. We expect to hold the Drummond special meeting in person, but we continue to monitor the situation regarding COVID-19 closely. Accordingly, we are planning for the possibility that the Drummond special meeting may be subject to special precautions, including limitations on the number of participants in one room or other limitations. In that regard, only Drummond shareholders will be admitted to the special meeting. No guests will be permitted.

Q:
Who can vote at the special meeting of shareholders?

A:
Holders of record of Drummond common stock at the close of business on August 22, 2022, which is the date that the Drummond board of directors has fixed as the record date for the special meeting, are entitled to vote at the special meeting.

Q:
What do I need to do now?

A:
After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the special meeting. You must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. If you hold your shares in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. If you hold your shares in “street name” through a bank, broker or other nominee, you must direct your bank, broker or other nominee how to vote in accordance with the instructions you have received from your bank, broker or other nominee. “Street name” shareholders who wish to vote in person at the special meeting will need to obtain a proxy form from the institution that holds their shares.

Q:
What constitutes a quorum for the special meeting?

A:
The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Drummond common stock will constitute a quorum for the transaction of business. Abstentions, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:
What is the vote required to approve each proposal?

A:
Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Drummond common stock entitled to vote on the merger agreement as of the close of business on August 22, 2022, the record date for the special meeting. If you (1) fail to submit a proxy or vote in person at the special meeting, (2) mark “ABSTAIN” on your proxy, or (3) fail to instruct your bank, broker, or other nominee how to vote with respect to the proposal to approve the merger agreement, it will have the same effect as a vote “AGAINST” the merger proposal.

The adjournment proposal will be approved if the votes of Drummond common stock cast in favor of the adjournment proposal exceed the votes cast against the adjournment proposal. If you (1) fail to submit a proxy or vote in person at the special meeting, or (2) mark “ABSTAIN” on your proxy, it will have no effect on the adjournment proposal.
A total of 70,879 shares of Drummond common stock, representing approximately 71% of the outstanding shares of Drummond common stock entitled to vote at the special meeting, are subject to a voting agreement with Seacoast whereby the holders have agreed to vote their shares in favor of the approval of the merger agreement.

Q:
Why is my vote important?

A:
If you do not submit a proxy or vote in person, it may be more difficult for Drummond to obtain the necessary quorum to hold its special meeting. In addition, your failure to submit a proxy or vote in person, or abstention will have the same effect as a vote against approval of the merger agreement. The merger agreement must be approved by the affirmative vote of a majority of the outstanding shares of Drummond common stock entitled to vote on the merger agreement. Drummond’s board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement.

Q:
How many votes do I have?

A:
You are entitled to one vote for each share of Drummond common stock that you owned as of the close of business on the record date. As of the close of business on the record date, 98,846 shares of Drummond common stock were outstanding and entitled to vote at the Drummond special meeting.

Q:
Do Drummond directors and executive officers have interests in the merger that are different from, or in addition to, my interests?

A:
Yes. In considering the recommendation of the Drummond’s board of directors with respect to the merger agreement, you should be aware that some of Drummond’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Drummond’s shareholders generally. Interests of certain officers and directors that may be different from or in addition to the interests of Drummond’s shareholders include but are not limited to, the receipt of continued indemnification and insurance coverage under the merger agreement and entry into employment agreements by executive officers with Seacoast and SNB.

Q:
If my shares are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote my shares for me?

A:
No. Your bank, broker, or other nominee cannot vote your shares without instructions from you. You should instruct your bank, broker, or other nominee how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank, broker, or other nominee.

Q:
What if I abstain from voting or fail to instruct my bank, broker, or other nominee?

A:
If you (1) fail to submit a proxy or vote in person at the special meeting, (2) mark “ABSTAIN” on your proxy, or (3) fail to instruct your bank, broker, or other nominee how to vote with respect to the proposal to approve the merger agreement, it will have the same effect as a vote “AGAINST” the merger proposal. If you (1) fail to submit a proxy or vote in person at the special meeting, (2) mark “ABSTAIN” on your proxy, or (3) fail to instruct your bank, broker, or other nominee how to vote with respect to the adjournment proposal, it will have no effect on the adjournment proposal.

Q:
Can I attend the special meeting and vote my shares in person?

A:
Yes. All Drummond shareholders, including shareholders of record and shareholders who hold their shares through nominees or any other holder of record, are invited to attend the special meeting. Holders of record of Drummond common stock can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Drummond reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without Drummond’s express written consent.

Q:
Can I change my vote?

A:
Yes. If you are a holder of record of Drummond common stock, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Drummond’s Chairman and President or (3) attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting. Attendance at the special meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by Drummond’s Secretary after the vote will not affect the vote. Drummond’s mailing address is: Drummond Banking Company, 1627 North Young Boulevard, Chiefland, Florida 32626.
Q:
What are the U.S. federal income tax consequences of the merger to holders of Drummond common stock?

A:
The merger is expected to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code.” Holders of Drummond common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the shares of Seacoast common stock they receive in the merger. However, holders of Drummond common stock may recognize gain or loss on any cash received instead of a fractional share of Seacoast common stock assuming that the cash received is not treated as a dividend.

For further information, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 47.
The U.S. federal income tax consequences described above may not apply to all holders of Drummond stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.
Q:
Are Drummond shareholders entitled to appraisal rights?

A:
Yes. If you are a Drummond shareholder and you want to exercise appraisal rights and receive the fair value of shares of Drummond common stock in cash instead of the merger consideration, then you must file a written objection with Drummond prior to the special meeting stating, among other things, that you will exercise your right to dissent if the merger is completed. Also, you may not vote in favor of the merger agreement and must follow other procedures, both before and after the special meeting, as described in Appendix C to this proxy statement/prospectus. Note that if you return a signed proxy card without voting instructions or with instructions to vote “FOR” the merger agreement, then your shares will automatically be voted in favor of the merger agreement, and you will lose all appraisal rights available under Florida law. A summary of these provisions can be found under “The Merger — Appraisal Rights for Drummond Shareholders” beginning on page 51 and detailed information about the special meeting can be found under “Information About the Special Meeting” on page 27. Due to the complexity of the procedures for exercising the right to seek appraisal, Drummond shareholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with the applicable Florida law provisions will result in the loss of the right of appraisal.

Q:
As a Drummond shareholder, should I send in my stock certificates now?

A:
No. Please do not send in your Drummond stock certificates with your proxy. Seacoast’s transfer agent, Continental Stock Transfer and Trust Company, will send you instructions for exchanging Drummond stock certificates for the applicable merger consideration after the merger has been consummated. See “The Merger Agreement — Procedures ‘‘The Merger Agreement — Exchange Procedures” for Converting Shares of Drummond Common Stock into Merger Consideration” beginning on page 60 of this proxy statement/prospectus.

Q:
Whom may I contact if I cannot locate my Drummond stock certificate(s)?

A:
If you are unable to locate your original Drummond stock certificate(s), you should contact Todd Battle at (352) 528-1706. Following the merger, any inquiries should be directed to Seacoast’s transfer agent, Continental Stock Transfer and Trust Company at 1 State Street, 30th Floor, New York, New York 10004, or at (212) 509-4000.

Q:
When do you expect to complete the merger?

A:
Seacoast and Drummond expect to complete the merger early in the fourth quarter of 2022. However, neither Seacoast nor Drummond can assure you when or if the merger will occur. Drummond must first obtain the approval of Drummond shareholders for the merger and Seacoast must receive the necessary regulatory approvals.

Q:
Whom should I call with questions?

A:
If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Drummond common stock, please contact Todd Battle at (352) 528-1706.

SUMMARY
The following summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. Each item in this summary refers to the page where that subject is discussed in more detail. You should carefully read the entire proxy statement/prospectus and the other documents to which we refer to understand fully the merger. See “Where You Can Find More Information” beginning on page i on how to obtain copies of those documents. In addition, the merger agreement is attached as Appendix A to this proxy statement/prospectus. Drummond and Seacoast encourage you to read the merger agreement because it is the legal document that governs the merger.
Unless the context otherwise requires throughout this document, “we,” and “our” refer collectively to Seacoast and Drummond. The parties refer to the proposed merger of Drummond with and into Seacoast as the “merger,” the merger of Drummond Bank with and into SNB as the “bank merger,” and the Agreement and Plan of Merger, dated May 4, 2022, by and among Seacoast, SNB, Drummond and Drummond Bank as the “merger agreement.”
Information Regarding Seacoast, SNB, Drummond and Drummond Bank
Seacoast Banking Corporation of Florida
Seacoast National Bank
815 Colorado Avenue
Stuart, Florida 34994
(772) 288-6085
Seacoast is a bank holding company, incorporated in Florida in 1983, and registered under the Bank Holding Company Act of 1956, as amended, or the BHC Act. Seacoast’s principal subsidiary is SNB, a national banking association. SNB commenced its operations in 1933 and operated as “First National Bank & Trust Company of the Treasure Coast” prior to 2006 when it changed its name to Seacoast National Bank.
Seacoast is one of the largest community banks headquartered in Florida with approximately $10.8 billion in assets and $9.2 billion in deposits as of June 30, 2022. Seacoast and its subsidiaries provide integrated financial services including commercial and consumer banking, wealth management, and mortgage services to customers at over 50 full-service branches across Florida, and through advanced mobile and online banking solutions.
Drummond Banking Company
Drummond Bank
1627 North Young Boulevard
Chiefland, Florida 32626
(352) 493-2277
Drummond Banking Company is a bank holding company under the Bank Holding Company Act of 1956, as amended, for Drummond Community Bank, and is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System and the Florida Office of Financial Regulation and is a corporation organized under the laws of the State of Florida. Drummond Community Bank is a Florida-chartered state nonmember bank, which commenced operations in 1990, and is subject to the supervision and regulation of the Florida Office of Financial Regulation and Federal Deposit Insurance Corporation. Drummond Community Bank is a full-service commercial bank, providing a wide range of business and consumer financial services in its target marketplaces. Drummond’s executive offices are located in Chiefland, Florida. As of June 30, 2022, Drummond had total consolidated assets of approximately $1.018 billion, total consolidated deposits of approximately $919 million, total consolidated net loans of approximately $560 million, and total consolidated shareholders’ equity of approximately $80 million.
Drummond Community Bank’s website is www.drummondbank.com. The information on Drummond Community Bank’s website is not part of this proxy statement/prospectus, and the reference to the Drummond Community Bank website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.

For additional financial information about Drummond and its subsidiaries, see the financial statements of Drummond attached as Appendix D to this proxy statement/prospectus.
Recent Developments
Agreement and Plan of Merger with Apollo
On March 29, 2022, Seacoast announced that Seacoast and SNB had entered into an agreement and plan of merger with Apollo Bancshares, Inc., a Florida corporation (“Apollo”). Pursuant to the terms of the merger agreement, Apollo, headquartered in Miami, Florida, will be merged with and into Seacoast and Apollo’s subsidiary, Apollo Bank, will be merged with and into SNB. The acquisition will expand Seacoast’s presence in Miami-Dade County, part of the Miami-Fort Lauderdale-Pompano Beach MSA, Florida’s largest MSA and the 8th largest in the nation. Apollo operates five branches across Miami-Dade County with deposits of approximately $1.06 billion and loans of $736.0 million as of June 30, 2022. In aggregate, the Apollo and Drummond transactions will add approximately $2.1 billion in assets. Closing of the Apollo acquisition is expected early in the fourth quarter of 2022 after receipt of approvals from regulatory authorities, the approval of Apollo and Apollo Bank shareholders and the satisfaction of other customary closing conditions. The closing of the Apollo, Drummond and Professional mergers are not conditioned upon closing of any of the other mergers.
Agreement and Plan of Merger with Professional Holding Corp.
On August 8, 2022, Seacoast announced that Seacoast and SNB had entered into an agreement and plan of merger with Professional Holding Corp., a Florida corporation (“Professional”). Pursuant to the terms of the agreement and plan of merger, Professional, headquartered in Coral Gables, Florida, will be merged with and into Seacoast and Professional’s wholly-owned subsidiary, Professional Bank, will be merged with and into SNB. The acquisition will expand Seacoast’s presence in the South Florida market, which includes Miami-Dade, Broward, and Palm Beach counties. Professional operates nine branches across Miami-Dade, Broward and Palm Beach counties, with deposits of approximately $2.4 billion and loans of $2.0 billion as of June 30, 2022. In aggregate, the Apollo, Drummond and Professional transactions will add approximately $4.7 billion in assets. Closing of the Professional acquisition is expected early in the first quarter of 2023 after receipt of approvals from regulatory authorities, required shareholder approval and the satisfaction of other customary closing conditions. The closing of the Apollo, Drummond and Professional mergers are not conditioned on the closing of any of the other mergers.
Regulatory Approvals (see page 50)
Completion of the merger and the bank merger are subject to various regulatory approvals, including approvals from the Federal Reserve and the OCC. Notifications and/or applications requesting approvals for the merger or for the bank merger may also be submitted to other federal and state regulatory authorities and self-regulatory organizations. The parties have obtained the necessary regulatory approvals of the Federal Reserve and the OCC. The parties obtained approval from the OCC on August 11, 2022 and the Federal Reserve on August 15, 2022. The regulatory approvals to which the completion of the merger and bank merger are subject are described in more detail under the section entitled “The Merger — Regulatory Approvals,” beginning on page 50 of this proxy statement/prospectus.
The Merger (see page 58)
The terms and conditions of the merger are contained in the merger agreement, a copy of which is included as Appendix A to this proxy statement/prospectus and is incorporated by reference herein. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.
In the merger, Drummond will merge with and into Seacoast, with Seacoast as the surviving entity of such merger, and Drummond Bank will merge with and into SNB, with SNB as the surviving bank of such bank merger. The merger of Drummond Bank with and into SNB shall occur immediately following the merger of Drummond with and into Seacoast, unless otherwise determined by Seacoast in its sole discretion.

Closing and Effective Time of the Merger (see page 59)
The closing date is currently expected to occur early in the fourth quarter of 2022. Simultaneously with the closing of the merger, Seacoast will file the articles of merger with the Secretary of State of the State of Florida. The merger will become effective at such time as the articles of merger are filed or such other time as may be specified in the articles of merger. Neither Seacoast nor Drummond can predict, however, the actual date on which the merger will be completed because it is subject to factors beyond each company’s control, including whether or when Drummond shareholders’ approvals will be received.
Merger Consideration (see page 59)
Under the terms of the merger agreement, each share of Drummond common stock (excluding certain shares held by Seacoast, Drummond, Drummond Bank, SNB and their wholly-owned subsidiaries and dissenting shares described below) will be converted into the right to receive 51.9561 shares of Seacoast common stock, which we refer to as the “exchange ratio.” Please see “The Merger Agreement — Consideration” on page 59 for more information.
If Drummond’s consolidated tangible shareholders’ equity is less than $104.539 million and Drummond Bank’s general allowance for loan and lease losses is less than 1.77% of total loans and leases outstanding (excluding loans originated under the PPP), then Seacoast shall have the option to adjust the exchange ratio used to calculate the merger consideration downward or terminate the merger agreement.
For each fractional share that would otherwise be issued, Seacoast will pay cash (without interest and rounded to the nearest whole cent) in an amount equal to such fractional part of a share of Seacoast common stock, rounded to the nearest one hundredth of a share, multiplied by the average of the daily volume weighted average price of Seacoast common stock on the NASDAQ Global Select Market for the ten (10) trading days ending on the trading day immediately prior to the determination date, which is defined as the later of the date on which the last required regulatory consent is obtained without regard to any requisite waiting period or the date on which the Drummond shareholder approval is obtained.
The value of the shares of Seacoast common stock to be issued in the merger will fluctuate between now and the closing date of the merger. Based on the closing price of Seacoast common stock on May 3, 2022, the last business day prior to the date of the signing of the merger agreement, the value of the per share stock consideration payable to holders of Drummond common stock was approximately $1,751.96 per share. Based on the closing price of Seacoast common stock on August 31, 2022, the last practicable date before the date of this document, the value of the per share stock consideration payable to holders of Drummond common stock was approximately $1,679.22. Drummond shareholders should obtain current sale prices for Seacoast common stock, which is traded on the NASDAQ Global Select Market under the symbol “SBCF.”
Equivalent Drummond Common Stock Per Share Value
Seacoast common stock trades on the NASDAQ Global Select Market under the symbol “SBCF.” Drummond common stock is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for Drummond common stock. The following table presents the closing price of Seacoast common stock on May 3, 2022, the last trading date prior to the public announcement of the merger agreement, and August 31, 2022, the last practicable trading day prior to the printing of this proxy statement/prospectus. The table also presents the equivalent value of the merger consideration per share of Drummond common stock on those dates, calculated by multiplying the closing sale price of Seacoast common stock on those dates by the exchange ratio of 51.9561.
Date	Seacoast closing sale price	Equivalent Drummond per share value
May 3, 2022	$33.72	$1,751.96
August 31, 2022	$32.32	$1,679.22

The value of the shares of Seacoast common stock to be issued in the merger will fluctuate between now and the closing date of the merger. If Seacoast shares increase in value, so will the value of the per share stock consideration to be received by Drummond shareholders. Similarly, if Seacoast shares decline in value, so will the value of the per share stock consideration to be received by Drummond shareholders. Drummond shareholders should obtain current sale prices for the Seacoast common stock.
Exchange Procedures (see page 60)
Promptly after the effective time of the merger, Seacoast’s exchange agent, Continental Stock Transfer and Trust Company, will mail to each holder of record of Drummond common stock that is converted into the right to receive the merger consideration a letter of transmittal and instructions for the surrender of the holder’s Drummond stock certificate(s) for the merger consideration (including cash in lieu of any fractional Seacoast shares), and any dividends or distributions to which such holder is entitled to pursuant to the merger agreement.
Please do not send in your certificates until you receive these instructions.
Material U.S. Federal Income Tax Consequences of the Merger (see page 47)
The merger is expected to qualify as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, holders of Drummond common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the shares of Seacoast common stock they receive in the merger. However, holders of Drummond common stock may recognize gain or loss on any cash received instead of a fractional share of Seacoast common stock assuming that the cash received is not treated as a dividend.
For further information, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 47.
The U.S. federal income tax consequences described above may not apply to all holders of Drummond stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.
Appraisal Rights (see page 51 and Appendix C)
Under Florida law, Drummond shareholders have the right to dissent from the merger and receive a cash payment equal to the fair value of their shares of Drummond stock instead of receiving the merger consideration. To exercise appraisal rights, Drummond shareholders must strictly follow the procedures established by Sections 607.1301 through 607.1340 of the Florida Business Corporation Act, or the FBCA, which include filing a written objection with Drummond prior to the special meeting stating, among other things, that the shareholder will exercise his or her right to dissent if the merger is completed, and not voting for approval of the merger agreement. A shareholder’s failure to vote against the merger agreement will not constitute a waiver of such shareholder’s dissenters’ rights.
Opinion of Drummond’s Financial Advisor (see page 36 and Appendix B)
Drummond’s financial advisor, Hovde, has delivered a written opinion, dated May 3, 2022, to the board of directors of Drummond that, as of such date, and based upon and subject to certain matters stated in the opinion, the aggregate merger consideration to be received by the shareholders of Drummond in the merger pursuant to the merger agreement is fair from a financial point of view to Drummond shareholders. We have attached this opinion to this proxy statement/prospectus as Appendix B. The opinion of Hovde is not a recommendation to any Drummond shareholder as to how to vote on the proposal to approve the merger agreement. You should read this opinion completely to understand the procedures followed, matters considered and limitations and qualifications on the reviews undertaken by Hovde in providing its opinion.
For further information, please see the section entitled “The Merger — Opinion of Drummond’s Financial Advisor” beginning on page 36.

Recommendation of the Drummond Board of Directors (see page 27)
After careful consideration, the Drummond board of directors unanimously recommends that Drummond shareholders vote “FOR” the approval of the merger agreement and “FOR” the approval of the adjournment proposal described in this document. Each of the directors of Drummond and Drummond Bank, who as of the date of the merger agreement held shares of Drummond common stock, certain officers of Drummond and Drummond Bank and holders of more than 5% of Drummond’s outstanding shares of common stock have entered into a shareholder support agreement with Seacoast pursuant to which each has agreed to vote “FOR” the approval of the merger agreement, subject to the terms of the shareholder support agreement.
For more information regarding the shareholder support agreement, please see the section entitled “Information About the Drummond Special Meeting — Shares Subject to Shareholder Support Agreement; Shares Held by Directors and Executive Officers” beginning on page 29.
For a more complete description of Drummond’s reasons for the merger and the recommendations of the Drummond board of directors, please see the section entitled “The Merger — Drummond’s Reasons for the Merger and Recommendation of Drummond’s Board of Directors” beginning on page 33.
Interests of Drummond and Drummond Bank Directors and Executive Officers in the Merger (see page 54)
In considering the recommendation of the Drummond’s board of directors with respect to the merger agreement, you should be aware that some of Drummond’s and Drummond Bank’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Drummond’s shareholders generally. Interests of officers and directors that may be different from or in addition to the interests of Drummond’s shareholders include:
•
Drummond’s and Drummond Bank’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.

•
Certain Drummond and Drummond Bank executive officers and directors have entered into employment agreements with Seacoast and SNB, effective as of the effective date of the merger.

These interests are discussed in more detail in the section entitled “The Merger — Interests of Drummond Directors and Executive Officers in the Merger” beginning on page 54. The Drummond board of directors was aware of the different or additional interests set forth herein and considered such interests along with other matters in adopting and approving the merger agreement and the transactions contemplated thereby, including the merger.
Conditions to Completion of the Merger (see page 69)
The completion of the merger depends on a number of conditions being satisfied or, where permitted, waived, including but not limited to:
•
the approval of the merger agreement by Drummond shareholders;

•
all regulatory approvals from the Federal Reserve, the OCC, and any other regulatory approval required to consummate the merger shall have been obtained and remain in full force and effect and all statutory waiting periods shall have expired, and such approvals or consents shall not be subject to any conditions or consequences that would have a material adverse effect on Seacoast or any of its subsidiaries after the effective time of the merger, including Drummond;

•
the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing the consummation of the merger or the other transactions contemplated by the merger agreement;

•
the effectiveness of the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, under the Securities Act of 1933, as amended (the “Securities Act”), and no order suspending such effectiveness having been issued;

•
the approval for listing on the NASDAQ Global Select Market of the shares of Seacoast common stock to be issued in the merger;

•
the accuracy of the other party’s representations and warranties in the merger agreement on the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement) other than, in most cases, inaccuracies that would not reasonably be likely to have a material adverse effect on such party;

•
performance and compliance in all material respects by the other party of its respective obligations under the merger agreement;

•
the receipt by each party of corporate authorizations and other certificates from the other party;

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in the case of Seacoast, Drummond’s receipt of all consents required as a result of the transactions contemplated by the merger agreement pursuant to certain material contracts;

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in the case of Seacoast, the holders of no more than 5% of Drummond common stock shall have exercised their dissenters’ rights in accordance with applicable law;

•
the absence of any event which has had or is reasonably likely to have a material adverse effect on the other party;

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receipt by Seacoast of an opinion of its counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

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receipt by Drummond of an opinion of its counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

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in the case of Seacoast, the receipt of executed claims letters from certain of Drummond’s and Drummond Bank’s executive officers and directors and restrictive covenant agreements from Drummond’s and Drummond Bank’s directors;

•
in the case of Seacoast, Drummond’s consolidated tangible shareholders’ equity as of the close of business on the fifth business day prior to the closing of the merger shall be an amount not less than $104.539 million and Drummond Bank’s general allowance for loan and lease losses shall be an amount not less than 1.77% of total loans and leases outstanding (excluding loans made pursuant to the PPP);

•
in the case of Seacoast, the delivery of a non-foreign affidavit by Drummond; and

•
Drummond shall have taken all actions necessary and, to the extent required, the Drummond shareholders have approved any payment, to prevent certain payments and benefits received by executives of Drummond in connection with the merger from being deemed a parachute payment as defined in Section 280G of the Code.

No assurance is given as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
Third Party Proposals (see page 65)
Drummond has agreed to a number of limitations with respect to soliciting, negotiating and discussing acquisition proposals involving persons other than Seacoast, and to certain related matters. The merger agreement does not, however, prohibit Drummond from considering an unsolicited bona fide acquisition proposal from a third party if certain specified conditions are met.
Termination (see page 70)
The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement by Drummond shareholders:
•
by mutual consent of the board of directors of Drummond and the board of directors or executive committee of the board of directors of Seacoast; or

•
by the board of directors of either Seacoast or Drummond, if there is a breach by the other party of any representation, warranty, covenant or other agreement set forth in the merger agreement, that would, if occurring or continuing on the closing date, result in the failure to satisfy the closing conditions of the party seeking termination and such breach cannot be or is not cured within 30 days following written notice to the breaching party or which breach cannot be cured prior to November 30, 2022; or
•
by the board of directors of either Seacoast or Drummond, if a requisite regulatory consent has been denied and such denial has become final and non-appealable; or

•
by the board of directors of either Seacoast or Drummond, if the Drummond shareholders fail to approve the merger agreement at a duly held meeting of such shareholders or any adjournment or postponement thereof; or

•
by the board of directors of either Seacoast or Drummond, if the merger has not been completed by November 30, 2022, unless the failure to complete the merger by such date is due to a breach of the merger agreement by the party seeking to terminate the merger agreement; or

•
by the board of directors of Seacoast, if (i) the Drummond board of directors withdraws, qualifies or modifies, or resolves to withdraw, qualify or modify their recommendation that the Drummond shareholders approve the merger agreement in a manner adverse to Seacoast, (ii) Drummond fails to substantially comply with any of the provisions of the merger agreement relating to third party acquisition proposals, or (iii) Drummond’s board of directors recommends, endorses, accepts or agrees to a third party acquisition proposal; or

•
by the board of directors of Drummond, in order to enter into an agreement relating to a superior proposal in accordance with the provisions of the merger agreement relating to third party acquisition proposals (provided that Drummond has not materially breached any such provisions); or

•
by the board of directors of Seacoast if holders of more than five percent (5%) in the aggregate of outstanding Drummond common stock have voted shares against the merger agreement and have given notice of their intention to exercise their dissenters’ rights in accordance with the FBCA; or

•
by the board of directors of Drummond during the five day period commencing on the determination date (as defined in the merger agreement as the later of: (i) the date on which the last required consent is obtained without regard to any requisite waiting period; or (ii) the date on which the Drummond shareholder approval is obtained), if and only if (a) the buyer ratio (defined in the merger agreement to mean the number obtained by dividing the average closing price (defined in the merger agreement to mean the daily volume weighted average price of Seacoast common stock) during the ten (10) consecutive full trading days ending on the trading day prior to the determination date by $34.71) is less than 0.85 and (b) the buyer ratio is less than the number obtained by (i) dividing the average of the index price (defined in the merger agreement to mean the closing price on any given trading day) for the ten (10) consecutive trading days preceding the determination date by the average of the index price for the ten (10) consecutive trading days ending on the last trading day immediately preceding the date of the first public announcement of the entry into the merger agreement and (ii) subtracting 0.20 from the quotient.

Termination Fee (see page 71)
Drummond must pay Seacoast a termination fee of $7.8 million if:
•
(i) either party terminates the merger agreement in the event that approval by the shareholders of Drummond is not obtained at a meeting at which a vote was taken; or (ii) Seacoast terminates the merger agreement (a) as a result of a willful breach of a covenant or agreement by Drummond; (b) because Drummond has withdrawn, qualified or modified its recommendation to shareholders in a manner adverse to Seacoast; or (c) because Drummond has failed to substantially comply with the no-shop covenant or its obligations under the merger agreement by failing to hold a special meeting of Drummond shareholders; and

•
(1) Drummond receives or there is a publicly announced third party acquisition proposal that has not been formally withdrawn or abandoned prior to the termination of the merger agreement; and (2) within 12 months of the termination of the merger agreement, Drummond either consummates a third party acquisition proposal or enters into a definitive agreement with respect to a third party acquisition proposal; or

•
Seacoast terminates the merger agreement as a result of the board of directors of Drummond recommending, endorsing, accepting or agreeing to a third party acquisition proposal; or

•
Drummond terminates the merger agreement because the board of directors of Drummond has determined in accordance with the provisions in the merger agreement relating to acquisition proposals that a superior proposal has been made and has not been withdrawn and none of Drummond or its representatives has failed to comply in all material respects with the terms of merger agreement relating to third party acquisition proposals.

Except in the case of a breach of the merger agreement, the payment of the termination fee will fully discharge Drummond and Drummond Bank from any losses that may be suffered by Seacoast arising out of the termination of the merger agreement and in no event will Drummond be required to pay the termination fee on more than one occasion.
NASDAQ Listing (see page 64)
Seacoast will cause the shares of Seacoast common stock to be issued to the holders of Drummond and Drummond Bank common stock in the merger to be authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance, prior to the effective time of the merger.
Drummond Special Meeting (see page 27)
The special meeting of Drummond shareholders will be held on October 4, 2022, at 8:30 A.M., local time, at the Drummond Community Bank Operations Center located at 1713 N. Young Boulevard, Chiefland, Florida 32626. At the special meeting, Drummond shareholders will be asked to vote on:
•
the proposal to approve the merger agreement;

•
the adjournment proposal; and

•
any other matters as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

Holders of Drummond common stock as of the close of business on August 22, 2022, the record date, will be entitled to vote at the special meeting. As of the record date, there were outstanding and entitled to notice and to vote an aggregate of 98,846 shares of Drummond common stock held by approximately 45 shareholders of record. Each Drummond shareholder can cast one vote for each share of Drummond voting common stock owned on the record date.
As of the record date, directors and executive officers of Drummond and Drummond Bank owned and were entitled to vote 8,730 shares of Drummond common stock, representing approximately 8.83% of the outstanding shares of Drummond common stock entitled to vote on that date. A total of 70,879 shares of Drummond common stock, representing approximately 71% of the outstanding shares of Drummond common stock entitled to vote at the special meeting, are subject to a voting agreement with Seacoast. Pursuant to the shareholder support agreement, each director and certain executive officers of Drummond and Drummond Bank, who as of the date of the merger agreement held shares of Drummond common stock, and holders of more than 5% of Drummond outstanding shares of common stock, have agreed at any meeting of Drummond shareholders, however called, or any adjournment or postponement thereof (and subject to certain exceptions) to vote the shares owned in favor of the merger agreement. As of the record date, Seacoast did not own or have the right to vote any of the outstanding shares of Drummond common stock.
Required Shareholder Votes (see page 28)
In order to approve the merger agreement, a majority of the outstanding shares of Drummond common stock entitled to vote at the Drummond special meeting must vote in favor of the merger agreement.
No Restrictions on Resale
All shares of Seacoast common stock received by Drummond shareholders in the merger will be freely tradable, except that shares of Seacoast received by persons who are or become affiliates of Seacoast for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.
Market Prices and Dividend Information (see page 25)
Seacoast common stock is listed and trades on The NASDAQ Global Select Market under the symbol “SBCF.” As of July 31, 2022, there were 61,414,213 shares of Seacoast common stock outstanding. Approximately 85.8% of these shares are owned by institutional investors, as reported by NASDAQ. Seacoast’s top institutional investors own approximately 83.2% of its outstanding stock. Seacoast has approximately 2,439 shareholders of record as of July 31, 2022.
To Seacoast’s knowledge, the only shareholders who owned more than 5% of the outstanding shares of Seacoast common stock on June 30, 2022 were BlackRock, Inc., 55 East 52nd Street, New York, New York 10055 (14.4%), Capital World Investors, 333 South Hope Street, 55th Floor, Los Angeles, California 90071 (6.8%) and the Vanguard Group, 100 Vanguard Boulevard, Malvern, Pennsylvania 19355 (6.1%).
The following tables show, for the indicated periods, the high and low sales prices per share for Seacoast common stock, as reported on NASDAQ.
	Seacoast Common Stock
	High	Low	Dividends
2020
First Quarter	$30.87	$13.30	$—
Second Quarter	$25.89	$16.02	$—
Third Quarter	$22.23	$17.00	$—
Fourth Quarter	$30.26	$17.62	$—
2021
First Quarter	$40.93	$28.52	$—
Second Quarter	$38.87	$33.00	$0.13
Third Quarter	$34.56	$29.28	$0.13
Fourth Quarter	$38.48	$32.38	$0.13
2022
First Quarter	$39.31	$32.40	$0.13
Second Quarter	$35.96	$30.82	$0.17
Third Quarter (through August 29, 2022)	$36.92	$31.17	$—
Dividends from SNB are Seacoast’s primary source of funds to pay dividends on its common stock. Under the National Bank Act, national banks may in any calendar year, without the approval of the OCC, pay dividends to the extent of net profits for that year, plus retained net profits for the preceding two years (less any required transfers to surplus). The need to maintain adequate capital in SNB also limits dividends that may be paid to Seacoast. On July 19, 2022, Seacoast’s board of directors approved a cash dividend of $0.17 per share to be paid on September 30, 2022 to all shareholders of record as of the close of business on September 15, 2022.
Any further dividends paid on Seacoast’s common stock would be declared and paid at the discretion of its board of directors and would be dependent upon Seacoast’s liquidity, financial condition, results of operations, capital requirements and such other factors as the board of directors may deem relevant.
As of August 22, 2022, there were 98,846 shares of Drummond common stock, $10.29 par value per share, outstanding, which were held by approximately 45 holders of record.
Drummond common stock is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for the Drummond common stock. Since January 1, 2020, (i) Drummond management is not aware of any sales of shares of Drummond common stock (except for the sale of 30 shares on March 8, 2022 at $1,085.49 per share), and (ii) Drummond has not paid any dividends on the shares of Drummond common stock.
Comparison of Shareholders’ Rights (see page 73)
The rights of Drummond shareholders who continue as Seacoast shareholders after the merger will be governed by the articles of incorporation and bylaws of Seacoast rather than the articles of incorporation and bylaws of Drummond. For more information, please see the section entitled “Comparison of Shareholders’ Rights” beginning on page 73
Risk Factors (see page 16)
Before voting at the Drummond special meeting, you should carefully consider all of the information contained or incorporated by reference into this proxy statement/prospectus, including the risk factors set forth in the section entitled “Risk Factors” beginning on page 16 or described in Seacoast’s reports filed with the SEC, which are incorporated by reference into this proxy statement/prospectus. Please see “Documents Incorporated by Reference” beginning on page 91.

RISK FACTORS
An investment in Seacoast common stock in connection with the merger involves risks. Seacoast describes below the material risks and uncertainties that it believes affect its business and an investment in Seacoast common stock. In addition to the other information contained in, or incorporated by reference into, this proxy statement/prospectus, including Seacoast’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and Seacoast’s Quarterly Reports on Form 10-Q for the three months ended March 31, 2022 and June 30, 2022, and the matters addressed under “Forward-Looking Statements,” you should carefully read and consider all of the risks and all other information contained in this proxy statement/prospectus in deciding whether to vote to approve the merger agreement. Additional Risk Factors included in Item 1A in Seacoast’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and Seacoast’s Quarterly Reports on Form 10-Q for the three months ended March 31, 2022 and June 30, 2022 are incorporated herein by reference. You should read and consider those Risk Factors in addition to the Risk Factors listed below. If any of the risks described in this proxy statement/prospectus occur, Seacoast’s financial condition, results of operations and cash flows could be materially and adversely affected. If this were to happen, the value of the Seacoast common stock could decline significantly, and you could lose all or part of your investment.
Risks Associated with the Merger
The market price of Seacoast common stock after the merger may be affected by factors different from those currently affecting Drummond or Seacoast.
The businesses of Seacoast and Drummond differ in some respects and, accordingly, the results of operations of the combined company and the market price of Seacoast’s shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each of Seacoast and Drummond. For a discussion of the business of Seacoast and of certain factors to consider in connection with that business, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Documents Incorporated by Reference” beginning on page 91.
Because the sale price of Seacoast common stock will fluctuate, you cannot be sure of the value of the per share stock consideration that you will receive in the merger until the closing.
Under the terms of the merger agreement, each share of Drummond common stock outstanding immediately prior to the effective time of the merger (excluding shares of Drummond common stock owned by Drummond, Seacoast, Drummond Bank, or SNB or the dissenting shares) will be converted into the right to receive 51.9561 shares of Seacoast common stock (plus cash in lieu of fractional shares), which is subject to adjustment based on the value of Drummond’s consolidated tangible shareholders’ equity. The value of the shares of Seacoast common stock to be issued to Drummond shareholders in the merger will fluctuate between now and the closing date of the merger due to a variety of factors, including general market and economic conditions, changes in the parties’ respective businesses, operations and prospects and regulatory considerations, among other things. Many of these factors are beyond the control of Seacoast and Drummond. We make no assurances as to whether or when the merger will be completed. Drummond shareholders should obtain current sale prices for shares of Seacoast common stock before voting their shares of Drummond common stock at the special meeting.
The merger will not be completed unless important conditions are satisfied or waived, including approval by Drummond shareholders.
Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. If the conditions are not satisfied or waived, to the extent permitted by law or stock exchange rules, the merger will not occur or will be delayed and each of Seacoast and Drummond may lose some or all of the intended benefits of the merger. The following conditions, in addition to other closing conditions, must be satisfied or waived, if permissible, before Seacoast and Drummond are obligated to complete the merger:
•
The merger agreement and the transactions contemplated thereby must have been approved by the affirmative vote of a majority of the outstanding shares of Drummond common stock;

•
All regulatory consents required to consummate the transactions contemplated by the merger agreement must have been obtained and all waiting periods required by law must have expired and such consents must not be subject to any condition or consequence that would have a material adverse effect on Seacoast or any of its subsidiaries, including Drummond, after the effective time of the merger;
•
No order issued by any governmental authority preventing the consummation of the merger shall be in effect and no law or order shall have been enacted, entered, promulgated or enforced by any governmental authority that prohibits, restrains or makes illegal the consummation of the merger;

•
The registration statement (of which this proxy statement/prospectus is a part) registering shares of Seacoast common stock to be issued in the merger must have been declared effective, no stop order may have been issued by the SEC and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the registration statement shall have been initiated and continuing;

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The holders of no more than 5% of Drummond common stock shall have taken the actions required by the FBCA to qualify their common stock as dissenting shares;

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Since the date of the merger agreement, no fact, circumstance or event shall have occurred that has had or is reasonably likely to have a material adverse effect on either party;

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Directors and certain executive of Drummond and Drummond Bank shall have entered into claims letters and/or restrictive covenant agreements;

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Drummond’s consolidated tangible shareholders’ equity as of the close of business on the 5th business day prior to the closing date shall not be less than $104.539 million, less the impact of after-tax permitted expenses, and Drummond Bank’s general allowance for loan and lease losses shall not be less than 1.77% of total loans and leases outstanding (excluding loans originated under the PPP);

•
Seacoast shall have received from its tax counsel a U.S. federal income tax opinion that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

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Drummond shall have received from its tax counsel a U.S. federal income tax opinion that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

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Drummond shall have taken all actions necessary and, to the extent required, the Drummond shareholders have approved any payment, to prevent certain payments and benefits received by executives of Drummond in connection with the merger from being deemed a parachute payment as defined in Section 280G of the Code; and

•
The shares of Seacoast common stock to be issued pursuant to the merger shall have been approved for listing on the NASDAQ.

For a more detailed description of the conditions set forth in the merger agreement that must be satisfied or waived to complete the merger, see “The Merger Agreement  —  Conditions to Completion of the Merger” beginning on page 69.
Shares of Seacoast common stock to be received by holders of Drummond common stock as a result of the merger will have rights different from the shares of Drummond common stock.
Upon completion of the merger, the rights of former Drummond shareholders will be governed by the articles of incorporation, as amended, and bylaws of Seacoast. The rights associated with Drummond common stock are different from the rights associated with Seacoast common stock, although both companies are organized under Florida law. See “Comparison of Shareholders’ Rights” beginning on page 73 for a discussion of the different rights associated with Seacoast common stock.
Drummond shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.
Drummond shareholders currently have the right to vote in the election of the board of directors of Drummond and on other matters affecting Drummond. Upon the completion of the merger, Drummond’s shareholders will be shareholders of Seacoast with a percentage ownership of Seacoast that is smaller than such shareholders’ current percentage ownership of Drummond. It is currently expected that the former shareholders of Drummond as a group will receive shares in the merger constituting approximately 7.7% of the outstanding shares of the combined company’s common stock immediately after the merger. Because of this, Drummond shareholders will have less influence on the management and policies of the combined company than they now have on the management and policies of Drummond.
If a Drummond shareholder exercises statutory appraisal rights, the value such shareholder receives could be less than the value of the merger consideration such shareholder would otherwise receive pursuant to the merger agreement.
Pursuant to the FBCA, a Drummond shareholder who perfects appraisal rights as provided in such section is entitled to receive payment in cash of the value of each share of Drummond common stock held by such shareholder. The value of the share of Drummond common stock, as determined in accordance with the Florida statutes, may be less than the value of a share of the Drummond common stock such shareholder would otherwise receive pursuant to the merger agreement. See “The Merger  —  Appraisal Rights for Drummond Shareholders” beginning on page 51.
Seacoast and Drummond will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees, customers, suppliers and vendors may have an adverse effect on the business, financial condition and results of operations of Drummond and Seacoast. These uncertainties may impair Seacoast’s or Drummond’s ability to attract, retain and motivate key personnel, depositors and borrowers pending the consummation of the merger, as such personnel, depositors and borrowers may experience uncertainty about their future roles following the consummation of the merger. Additionally, these uncertainties could cause customers (including depositors and borrowers), suppliers, vendors and others who deal with Seacoast or Drummond to seek to change existing business relationships with Seacoast or Drummond or fail to extend an existing relationship. In addition, competitors may target each party’s existing customers by highlighting potential uncertainties and integration difficulties that may result from the merger.
Seacoast and Drummond have a small number of key personnel. The pursuit of the merger and the preparation for the integration may place a burden on each company’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on each company’s business, financial condition and results of operations.
In addition, the merger agreement restricts Drummond from taking certain actions without Seacoast’s consent while the merger is pending. These restrictions may, among other matters, prevent Drummond from pursuing otherwise attractive business opportunities, selling assets, incurring indebtedness, engaging in significant capital expenditures in excess of certain limits set forth in the merger agreement, entering into other transactions or making other changes to Drummond’s business prior to consummation of the merger or termination of the merger agreement. These restrictions could have a material adverse effect on Drummond’s business, financial condition and results of operations. Please see the section entitled “The Merger Agreement — Conduct of Business Pending the Merger” beginning on page 60 for a description of the covenants applicable to Drummond and Seacoast.
Seacoast may fail to realize the cost savings estimated for the merger.
Although Seacoast estimates that it will realize cost savings from the merger when fully phased in, it is possible that the estimates of the potential cost savings could turn out to be incorrect. For example, the combined purchasing power may not be as strong as expected, and therefore the cost savings could be reduced. In addition, unanticipated growth in Seacoast’s business may require Seacoast to continue to operate or maintain some facilities or support functions that are currently expected to be combined or reduced. The cost savings estimates also depend on Seacoast’s ability to combine the businesses of Seacoast and Drummond in a manner that permits those costs savings to be realized. If the estimates turn out to be incorrect or Seacoast is not able to combine the two companies successfully, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

The combined company expects to incur substantial expenses related to the merger.
The combined company expects to incur substantial expenses in connection with completing the merger and combining the business, operations, networks, systems, technologies, policies and procedures of Seacoast and Drummond. Although Seacoast and Drummond have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the completion of the merger. In addition, prior to completion of the merger, each of Drummond and Seacoast will incur or have incurred substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. If the merger is not completed, Seacoast and Drummond would have to recognize these expenses without realizing the anticipated benefits of the merger.
Seacoast and Drummond may waive one or more of the conditions to the merger.
Prior to or at the effective time of the merger, either party has the right to waive any default in the performance of any term of the merger agreement by the other party, to waive or extend the time for the compliance or fulfillment by the other party of any and all of such other party’s obligations under the merger agreement, and to waive any or all of the conditions to its obligations under the merger agreement.
The merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
It is expected that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the obligation of Seacoast to complete the merger is conditioned upon the receipt of a U.S. federal income tax opinion to that effect from Seacoast’s tax counsel. This tax opinion represents the legal judgment of counsel rendering the opinion and is not binding on the Internal Revenue Service or the courts. If the merger does not qualify as a tax-free reorganization, then the holders of shares of Drummond common stock will recognize any gain with respect to the entire consideration received in the merger, including any shares of Seacoast stock received as well as any cash received in lieu of fractional shares of Seacoast common stock. The consequences of the merger to any particular Drummond shareholder will depend on that shareholder’s individual situation. We strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.
The fairness opinion of Drummond’s financial advisor will not reflect changes in circumstances between the date of the opinion and the completion of the merger.
Drummond’s board of directors received an opinion from its financial advisor to address the fairness of the merger consideration, from a financial point of view, to the holders of Drummond’s common stock as of May 3, 2022. Subsequent changes in the operation and prospects of Seacoast or Drummond, general market and economic conditions and other factors that may be beyond the control of Seacoast or Drummond, and on which Drummond’s financial advisor’s opinion was based, may significantly alter the value of Seacoast or the price of the shares of Seacoast common stock by the time the merger is completed. Because Drummond does not anticipate asking its advisor to update its opinion, the opinion will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed, or as of any other date other than the date of such opinion. For a description of the opinion that Drummond received from its financial advisor, please refer to the sections entitled “The Merger — Opinion of Drummond’s Financial Advisor” beginning on page 36.
Drummond’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Drummond shareholders.
Executive officers and the board of directors of Drummond negotiated the terms of the merger agreement with Seacoast, and the Drummond board of directors unanimously approved and recommended that Drummond shareholders vote to approve the merger agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that certain Drummond executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Drummond shareholders generally. See “The Merger — Interests of Drummond Directors and Executive Officers in the Merger” on page 54 for information about these financial interests.
The termination fees and the restrictions on third party acquisition proposals set forth in the merger agreement may discourage others from trying to acquire Drummond.
Until the completion of the merger, with some limited exceptions, Drummond is prohibited from soliciting, initiating, encouraging or participating in any discussion concerning a proposal to acquire Drummond, such as a merger or other business combination transaction, with any person other than Seacoast. In addition, Drummond has agreed to pay to Seacoast in certain circumstances a termination fee equal to $7.8 million. These provisions could discourage other companies from trying to acquire Drummond even though those other companies might be willing to offer greater value to Drummond shareholders than Seacoast has offered in the merger. The payment of any termination fee could also have an adverse effect on Drummond’s financial condition. See “The Merger Agreement — Third Party Proposals” beginning on page 65 and “The Merger Agreement — Termination Fee” beginning on page 71.
Failure of the merger to be completed, the termination of the merger agreement or a significant delay in the consummation of the merger could negatively impact Seacoast and Drummond.
If the merger is not consummated, the ongoing business, financial condition and results of operations of each party may be materially adversely affected and the market price of each party’s common stock may decline significantly, particularly to the extent that the current market price reflects a market assumption that the merger will be consummated. If the consummation of the merger is delayed, the business, financial condition and results of operations of each company may be materially adversely affected. If the merger agreement is terminated and a party’s board of directors seeks another merger or business combination, such party’s shareholders cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the merger.
If the mergers with Drummond, Apollo and Professional are not completed, Seacoast, Drummond, Apollo and Professional will have incurred substantial expenses without realizing the expected benefits of the mergers.
Each of Seacoast, Drummond, Apollo and Professional has incurred and will incur substantial non-recurring expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreements, as well as the costs and expenses of filing, printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to the SEC and other regulatory agencies in connection with the mergers. While each of Seacoast, Drummond, Apollo and Professional have assumed that a certain level of expenses would be incurred in connection with the mergers, there are many factors beyond their control that could affect the total amount or the timing of the integration and implementation expenses. If the mergers are not completed, Seacoast, Drummond, Apollo and/or Professional will have to recognize these expenses without realizing the expected benefits of the merger.
Some of the performing loans in the Drummond loan portfolio being acquired by Seacoast may be under-collateralized, which could affect Seacoast’s ability to collect all of the loan amount due.
In an acquisition transaction, the purchasing financial institution may be acquiring under-collateralized loans from the seller. Under-collateralized loans are risks that are inherent in any acquisition transaction and are mitigated through the loan due diligence process that the purchaser performs and the estimated fair market value adjustment that the purchaser places on the seller’s loan portfolio. When it acquires a loan portfolio, Seacoast will establish an allowance for credit losses to recognize the full amount of expected credit losses over the life of the acquired loans. With respect to the Drummond loan portfolio, Seacoast has preliminarily estimated a $13.3 million allowance for credit losses which Seacoast believes is adequate to mitigate the risk of under-collateralized, non- performing loans. There is no assurance that the allowance for credit losses that Seacoast will place on the Drummond loan portfolio to mitigate against under-collateralized, non-performing loans will be adequate or that Seacoast will not incur losses that could be greater than this estimate.

Sales of substantial amounts of Seacoast common stock in the open market by former Drummond shareholders could depress Seacoast’s stock price.
Shares of Seacoast common stock that are issued to Drummond shareholders in the merger will be freely tradable without restrictions or further registration under the Securities Act, except that shares of Seacoast common stock received by persons who are or become affiliates of Seacoast for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Based on the number of shares of Drummond common stock outstanding as of the Drummond record date, Seacoast currently expects to issue approximately 5,135,652 shares of Seacoast common stock in connection with the merger. If the merger is completed and if former shareholders of Drummond sell substantial amounts of Seacoast common stock in the public market following completion of the merger, the market price of Seacoast common stock may decrease. These sales might also make it more difficult for Seacoast to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.
Litigation may be filed against the board of directors of Seacoast or Drummond that could prevent or delay the completion of the merger or result in the payment of damages following completion of the merger.
In connection with the merger, it is possible that Seacoast shareholders or Drummond shareholders may file putative class action lawsuits against the board of directors of Seacoast or Drummond. Among other remedies, these shareholders could seek to enjoin the merger. The outcome of any such litigation is uncertain. If a dismissal is not granted or a settlement is not reached, such potential lawsuits could prevent or delay completion of the merger and result in substantial costs to Seacoast and Drummond, including any costs associated with indemnification obligations of Seacoast or Drummond. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is consummated may adversely affect the combined company’s business, financial condition, results of operations, cash flows and market price.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS
Certain statements contained in this proxy statement/prospectus, including statements included or incorporated by reference in this proxy statement/prospectus, are not statements of historical fact and constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be protected by the safe harbor provided by the same. These statements are subject to risks and uncertainties, and include information about possible or assumed future results of operations of Seacoast after the merger is completed as well as information about the merger. Words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “would,” “continue,” “should,” “may,” or similar expressions, or the negatives thereof, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Many possible events or factors could affect the future financial results and performance of each of Seacoast and Drummond before the merger or Seacoast after the merger, and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, but are not limited to:
•
the failure to obtain the approval of Drummond shareholders in connection with the merger;

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the ongoing impacts and disruptions resulting from COVID-19 or other variants on the economies and communities we serve, which has had and may likely continue to have an adverse impact on our business operations and performance, and could continue to have a negative impact on our credit portfolio, stock price, borrowers and the economy as a whole both globally and domestically;

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the risk that the merger may not be completed in a timely manner or at all, which may adversely affect Seacoast’s and Drummond’s business and the price of Seacoast common stock;

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the risk that a condition to closing of the proposed merger may not be satisfied;

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the risk that a required regulatory approval for the proposed merger is not obtained or is obtained subject to conditions that are not anticipated;

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the parties’ ability to achieve the synergies and value creation contemplated by the proposed merger;

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the parties’ ability to promptly and effectively integrate the businesses of Seacoast and Drummond, including unexpected transaction costs, including the costs of integrating operations, severance, professional fees and other expenses;

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the diversion of management time on issues related to the merger;

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the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

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the effect of the announcement or pendency of the merger on Seacoast’s customer, employee and business relationships, operating results, and business generally;

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deposit attrition, operating costs, customer loss and business disruption following the proposed merger, including difficulties in maintaining relationships with employees, may be greater than expected;

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reputational risks and the reaction of the companies’ customers to the proposed merger;

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customer acceptance of the combined company’s products and services;

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increased competitive pressures and solicitations of customers and employees by competitors;

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the failure to consummate or delay in consummating the merger for other reasons;

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the outcome of any legal proceedings that may be instituted against Seacoast or Drummond related to the merger agreement or the merger;

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changes in laws or regulations;

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the dilution caused by Seacoast’s issuance of additional shares of its common stock in the merger or related to the merger;

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the sale price of Seacoast common stock could decline before the completion of the merger, including as a result of the financial performance of Seacoast or Drummond or more generally due to broader stock market movements and the performance of financial companies and peer group companies;

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changes in interest rates, deposit flows, loan demand and real estate values; and

•
changes in general business, economic and market conditions.

For additional information concerning factors that could cause actual conditions, events or results to materially differ from those described in the forward-looking statements, please refer to the “Risk Factors” section of this proxy statement/prospectus, as well as the factors set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Seacoast’s most recent Form 10-K report and Form 10-Q, which are available online at www.sec.gov, and is incorporated by reference herein. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Seacoast or Drummond. The forward-looking statements are made as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference into this proxy statement/prospectus. We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SEACOAST SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
The following selected historical consolidated financial data as of and for the twelve months ended December 31, 2021, 2020, 2019, 2018 and 2017 is derived from the audited consolidated financial statements of Seacoast. The following selected historical consolidated financial data as of and for the six months ended June 30, 2022 and 2021, is derived from the unaudited consolidated financial statements of Seacoast and has been prepared on the same basis as the selected historical consolidated financial data derived from the audited consolidated financial statements and, in the opinion of Seacoast’s management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates.
The results of operations as of and for the six months ended June 30, 2022, are not necessarily indicative of the results that may be expected for the twelve months ending December 31, 2022 or any future period. You should read the following selected historical consolidated financial data in conjunction with: (i) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Seacoast’s audited consolidated financial statements and accompanying notes included in Seacoast’s Annual Report on Form 10-K for the twelve months ended December 31, 2021; and (ii) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Seacoast’s unaudited consolidated financial statements and accompanying notes included in Seacoast’s Quarterly Report on Form 10-Q for the six months ended June 30, 2022, both of which are incorporated by reference into this joint proxy statement/prospectus. See “Documents Incorporated by Reference” beginning on page 91.
	Six Months Ended June 30,		Year Ended December 31,
(Amounts in thousands, except per share data)	2022	2021	2021	2020	2019	2018	2017
Net interest income	$158,169	$132,412	$276,025	$262,743	$243,618	$211,515	$176,296
Provision for credit losses	7,378	(10,570)	(9,421)	38,179	10,999	11,730	5,648
Noninterest income:
Other	33,089	33,162	71,305	60,335	55,515	50,645	43,230
Gain on sale of VISA stock	—	—	—	—	—	—	15,153
Securities (losses)/gains, net	(752)	(169)	(578)	1,235	1,217	(623)	86
Noninterest expenses	115,065	91,904	197,435	185,552	160,739	162,273	149,916
Income before income taxes	68,063	84,071	158,738	100,582	128,612	87,534	79,201
Provision for income taxes	14,720	18,942	34,335	22,818	29,873	20,259	36,336
Net income	$53,343	$65,129	$124,403	$77,764	$98,739	$67,275	$42,865
Per share data
Net income available to common shareholders:
Diluted	$0.86	$1.17	$2.18	$1.44	$1.90	$1.38	$0.99
Basic	0.87	1.18	2.20	1.45	1.92	1.40	1.01
Cash dividends declared	0.30	0.13	0.39	—	—	—	—
Book value per share common	21.65	21.33	22.40	20.46	19.13	16.83	14.70
Assets	$10,811,704	$9,316,833	$9,681,433	$8,342,392	$7,108,511	$6,747,659	$5,810,129
Net loans	6,450,779	5,355,922	5,841,714	5,642,616	5,163,250	4,792,791	3,790,255
Deposits	9,188,953	7,836,436	8,067,589	6,932,561	5,584,753	5,177,240	4,592,720
Shareholders’ equity	1,329,575	1,182,347	1,310,736	1,130,402	985,639	864,267	689,664
Performance ratios:
Return on average assets	1.00%	1.50%	1.33%	0.99%	1.45%	1.11%	0.82%
Return on average equity	7.82%	11.39%	10.24%	7.44%	10.63%	9.08%	7.51%
Average equity to average assets	12.81%	13.17%	13.02%	13.30%	13.60%	12.23%	10.96%

MARKET PRICES AND DIVIDEND INFORMATION
Seacoast common stock is listed and trades on The NASDAQ Global Select Market under the symbol “SBCF.” As of July 31, 2022, there were 61,414,213 shares of Seacoast common stock outstanding. Approximately 85.8% of these shares are owned by institutional investors, as reported by NASDAQ. Seacoast’s top institutional investors own approximately 83.2% of its outstanding stock. Seacoast has approximately 2,439 shareholders of record as of July 31, 2022.
To Seacoast’s knowledge, the only shareholders who owned more than 5% of the outstanding shares of Seacoast common stock on June 30, 2022 were BlackRock, Inc., 55 East 52nd Street, New York, New York 10055 (14.4%), Capital World Investors, 333 South Hope Street, 55th Floor, Los Angeles, California 90071 (6.8%) and the Vanguard Group, 100 Vanguard Boulevard, Malvern, Pennsylvania 19355 (6.1%).
The following tables show, for the indicated periods, the high and low sales prices per share for Seacoast common stock, as reported on NASDAQ. Cash dividends declared and paid per share on Seacoast common stock are also shown for the periods indicated below.
	Seacoast Common Stock
	High	Low	Dividends
2020
First Quarter	$30.87	$13.30	$—
Second Quarter	$25.89	$16.02	$—
Third Quarter	$22.23	$17.00	$—
Fourth Quarter	$30.26	$17.62	$—
2021
First Quarter	$40.93	$28.52	$—
Second Quarter	$38.87	$33.00	$0.13
Third Quarter	$34.56	$29.28	$0.13
Fourth Quarter	$38.48	$32.38	$0.13
2022
First Quarter	$39.31	$32.40	$0.13
Second Quarter	$35.96	$30.82	$0.17
Third Quarter (through August 29, 2022)	$36.92	$31.17	$—
Dividends from SNB are Seacoast’s primary source of funds to pay dividends on its common stock. Under the National Bank Act, national banks may in any calendar year, without the approval of the OCC, pay dividends to the extent of net profits for that year, plus retained net profits for the preceding two years (less any required transfers to surplus). The need to maintain adequate capital in SNB also limits dividends that may be paid to Seacoast. On July 19, 2022, Seacoast’s board of directors approved a cash dividend of $0.17 per share. The dividend will be paid on September 30, 2022 to all shareholders of record as of the close of business on September 15, 2022.
Any further dividends paid on Seacoast’s common stock would be declared and paid at the discretion of its board of directors and would be dependent upon Seacoast’s liquidity, financial condition, results of operations, capital requirements and such other factors as the board of directors may deem relevant.
Drummond Banking Company
As of August 22, 2022, there were 98,846 shares of Drummond common stock, $10.29 par value per share, outstanding, which were held by approximately 45 holders of record.

Drummond common stock is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for the Drummond common stock. Since January 1, 2020, (i) Drummond management is not aware of any sales of shares of Drummond common stock (except for the sale of 30 shares on March 8, 2022 at $1,085.49 per share), and (ii) Drummond has not paid has not paid any dividends on the shares of Drummond common stock.

INFORMATION ABOUT THE DRUMMOND SPECIAL MEETING
This section contains information about the special meeting that Drummond has called to allow Drummond shareholders to vote on the approval of the merger agreement and the adjournment proposal. The Drummond board of directors is mailing this proxy statement/prospectus to you, as a Drummond shareholder, on or about September 1, 2022. Together with this proxy statement/prospectus, the Drummond board of directors is also sending you a notice of the special meeting of Drummond shareholders and a form of proxy that the Drummond board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.
Time, Date, and Place
The special meeting is scheduled to be held on October 4, 2022 at 8:30 A.M., local time, at the Drummond Community Bank Operations Center located at 1713 N. Young Boulevard, Chiefland, Florida 32626.
Matters to be Considered at the Meeting
At the special meeting, Drummond shareholders will be asked to consider and vote on:
•
a proposal to approve the merger agreement, which we refer to as the merger proposal;

•
a proposal of the Drummond board of directors to adjourn or postpone the special meeting, if necessary or appropriate, including to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, which we refer to as the adjournment proposal; and

•
any other matters as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

At this time, the Drummond board of directors is unaware of any other matters that may be presented for action at the special meeting. If any other matters are properly presented, however, and you have completed, signed and submitted your proxy, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. A copy of the merger agreement is included in this proxy statement/prospectus as Appendix A, and we encourage you to read it carefully in its entirety.
Recommendation of the Drummond Board of Directors
The Drummond board of directors recommends that Drummond shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal. See “The Merger — Drummond’s Reasons for the Merger and Recommendations of the Drummond Board of Directors.”
Record Date and Quorum
August 22, 2022 has been fixed as the record date for the determination of Drummond shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. At the close of business on the record date, there were 98,846 shares of Drummond common stock outstanding and entitled to vote at the special meeting, held by approximately 45 holders of record.
A quorum is necessary to transact business at the special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Drummond common stock entitled to vote at the meeting is necessary to constitute a quorum. Shares of Drummond common stock represented at the special meeting but not voted, including shares that a shareholder abstains from voting, will be counted for purposes of establishing a quorum. Once a share of Drummond common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum not only at the special meeting but also at any adjournment or postponement of the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.

Required Vote
The affirmative vote of a majority of the outstanding shares of Drummond common stock must vote in favor of the proposal to approve the merger agreement. If you vote to “ABSTAIN” with respect to the merger proposal or if you fail to vote on the merger proposal, this will have the same effect as voting “AGAINST” the merger proposal.
The adjournment proposal will be approved if the votes of Drummond common stock cast in favor of the adjournment proposal exceed the votes cast against the adjournment proposal. If you vote to “ABSTAIN” with respect to the adjournment proposal or if you fail to vote on the adjournment proposal, this will have no effect on the outcome of the vote on the adjournment proposal.
Each share of Drummond common stock you own as of the record date for the special meeting entitles you to one vote at the special meeting on all matters properly presented at the meeting.
How to Vote — Shareholders of Record
Voting in Person.   If you are a shareholder of record, you can vote in person by submitting a ballot at the special meeting. Nevertheless, we recommend that you vote by proxy as promptly as possible, even if you plan to attend the special meeting. This will ensure that your vote is received. If you attend the special meeting, you may vote by ballot, thereby canceling any proxy previously submitted.
Voting by Proxy.   Your proxy card includes instructions on how to vote by mailing in the proxy card. If you choose to vote by proxy, please mark each proxy card you receive, sign and date it, and promptly return it in the envelope enclosed with the proxy card. If you sign and return your proxy without instruction on how to vote your shares, your shares will be voted “FOR” the merger proposal and “FOR” the adjournment proposal. At this time, the Drummond board of directors is unaware of any other matters that may be presented for action at the special meeting. If any other matters are properly presented, however, and you have signed and returned your proxy card, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. Please do not send in your stock certificates with your proxy card. If the merger is completed, then you will receive a separate letter of transmittal and instructions on how to surrender your Drummond stock certificates for the merger consideration.
YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.
Revocation of Proxies
You can revoke your proxy at any time before your shares are voted. If you are a shareholder of record, then you can revoke your proxy by:
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submitting another valid proxy card bearing a later date;

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attending the special meeting and voting your shares in person; or

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delivering prior to the special meeting a written notice of revocation to Drummond’s Chairman and President at the following address: Drummond Banking Company, 1627 North Young Boulevard, Chiefland, Florida 32626.

If you choose to send a completed proxy card bearing a later date or a notice of revocation, the new proxy card or notice of revocation must be received before the beginning of the special meeting. Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy. If you hold your shares in street name with a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee to change your vote. Your last vote will be the vote that is counted.

Shares Subject to Support Agreement; Shares Held by Directors and Executive Officers
As of the record date, directors and executive officers of Drummond and Drummond Bank owned and were entitled to vote 8,730 shares of Drummond common stocks, representing approximately 8.83% of the outstanding shares of Drummond common stock entitled to vote on that date.
A total of 70,879 shares of Drummond common stock, representing approximately 71% of the outstanding shares of Drummond common stock entitled to vote at the special meeting, are subject to a voting agreement between Seacoast and certain of Drummond’s and Drummond Bank’s directors and certain affiliates who held shares of Drummond common stock as of the date of the merger agreement. Pursuant to the voting agreement, these director of Drummond and Drummond Bank and certain affiliates who held shares of Drummond common stock as of the date of the merger agreement, have agreed to, at any meeting of Drummond shareholders, however called, or any adjournment or postponement thereof (and subject to certain exceptions):
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vote (or cause to be voted) all shares of Drummond’s common stock beneficially owned by such director or holder, as applicable, and which such director or holder has the right to vote in favor of the approval of the merger agreement, the merger and each of the transactions contemplated by the merger agreement;

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not vote or grant any proxies to any third party, except where such proxies are directed to vote in favor of the merger agreement, the merger and the transactions contemplated by the merger agreement; and

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vote (or cause to be voted) his shares against any competing transaction.

Pursuant to the voting agreement, without the prior written consent of Seacoast, each party to the voting agreement has further agreed not to sell or otherwise transfer any shares of Drummond common stock. The foregoing summary of the voting entered into by Drummond’s and Drummond Bank’s directors and affiliates who held shares of Drummond common stock as of the date of the merger agreement, does not purport to be complete, and is qualified in its entirety by reference to the form of voting agreement attached as Exhibit B to the merger agreement, which is attached as Appendix A to this document.
For more information about the beneficial ownership of Drummond common stock by each director and executive officer, directors and executive officers as a group, and holders of 5% or more of the outstanding shares of Drummond common stock see “Beneficial Ownership of Drummond Common Stock by Management and Principal Shareholders of Drummond.”
Solicitation of Proxies
The proxy for the special meeting is being solicited on behalf of the Drummond board of directors. Drummond will bear the entire cost of soliciting proxies from you. Drummond will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Drummond stock. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers, and other employees of Drummond in person or by telephone, facsimile or other means of electronic communication. Directors, officers and employees will receive no compensation for these activities in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.
Attending the Meeting
All holders of Drummond common stock, including shareholders of record and shareholders who hold their shares in street name through banks, brokers or other nominees, are cordially invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record and would like to vote in person at the special meeting, you must produce a legal proxy executed in your favor by the record holder of your shares. In addition, you must bring a form of personal photo identification with you in order to be admitted at the special meeting. We reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without Drummond’s express written consent.

Questions and Additional Information
If you have more questions about the merger or how to submit your proxy or vote, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact Drummond at:
Drummond Banking Company
1627 North Young Boulevard
Chiefland, Florida 32626
Telephone: (352) 493-2277
Attn: Luther Drummond, Chairman and President

PROPOSAL 1: THE MERGER
Background of the Merger
The Board of Directors of Drummond has periodically reviewed and discussed Drummond’s business, performance and prospects in the context of developments in the banking industry and the competitive landscape. Among other things, these discussions have explored possible strategic directions available to Drummond including, from time to time, potential acquisitions or business combinations involving various other financial institutions. The discussions also included an assessment of potential buyers, the need to continue a growth strategy to be in a position to deliver a competitive return to Drummond’s shareholders, and the business and regulatory environment facing financial institutions generally.
In 2019 through 2021, a representative of Hovde periodically met with Luther Drummond (Chairman and President of Drummond), Gray Drummond (Chief Executive Officer of Drummond Bank) and Scott Guthrie (President of Drummond Bank), to provide, from time to time, updates as to the merger and acquisition market as well as to highlight potential parties that might have an interest in pursuing a combination with Drummond.
In November 2021, Luther and Gray Drummond called a representative of Hovde to express an interest in exploring a possible sale of Drummond and Drummond Bank, and seeking the services of Hovde to assist in such potential sale.
In December 2021, a Hovde representative met with Luther and Gray Drummond and provided an update on the merger and acquisition market, potential buyers and a valuation analysis of Drummond.
On December 31, 2021, Drummond entered into an engagement letter with Hovde.
In January and February of 2022, Drummond and Hovde prepared a data room for the uploading of certain information relating to Drummond and Drummond Bank to facilitate a potential sale process.
Also in January 2022, Hovde contacted potential buyers and six parties entered into non-disclosure agreements (“NDAs”) to have access to confidential Drummond information via the data room.
On February 16, 2022 Seacoast entered into an engagement letter with Piper Sandler & Co.
In February 2022, Hovde provided access to the data room to the six parties who had signed NDAs and set up initial meetings between the Drummond representatives and the six interested parties.
Beginning in late February 2022, representatives of Seacoast held numerous virtual, telephonic and in person meetings focused on diligence topics across a number of operational and functional areas in connection with the parties’ respective due diligence investigation.
On March 4, 2022 Seacoast’s Corporate Development Committee met to review preliminary due diligence findings and various other aspects of a potential transaction with Drummond and determined to move forward with the submission of a non-binding letter of intent.
On March 7, 2022, indications of interest were due from all parties and two parties submitted letters of intent to Drummond, one of which was Seacoast.
On March 10, 2022, another financial institution submitted a letter of intent to Drummond.
On March 11, 2022, Hovde prepared and presented to the Drummond representatives an analysis of all three indications of interest received. The Drummond representatives decided to continue discussions with Seacoast due to the price offered, quality of franchise and management, and Seacoast’s position as a Florida financial institution.
On March 12, 2022, representatives of Seacoast and Drummond negotiated the final terms of a letter of intent, which was subsequently signed on that date. The letter of intent provided for an approximately 90% Seacoast stock/10% cash transaction, with a fixed exchange ratio of 48.6460 shares of Seacoast stock and $194.75 in cash consideration for each share of Drummond common stock outstanding (which represented a deal value on that day of approximately $1,966.92 per common share and $194.4 million in the aggregate, based on Seacoast’s 20-day volume weighted average price ended March 4, 2022 of $36.43). The equivalent exchange ratio for a 100% Seacoast stock transaction and the deal value implied by the letter of intent would have been 53.9918.
During the remainder of March and April 2022, Seacoast conducted an on-going formal due diligence review of Drummond, including a credit review, and held meetings with Drummond management. During this time, the parties exchanged drafts of a definitive merger agreement and continued discussions and negotiations of its terms. Also, during this time, Seacoast and its outside legal counsel reviewed and analyzed diligence material that were added by Drummond and its representatives to the data room.
In April 2022, Drummond hired Saltmarsh, Cleaveland & Gund (“Saltmarsh”) to conduct a reverse due diligence review of Seacoast. The reverse due diligence was provided across customary venues including the virtual data room, conference calls and meetings with Seacoast senior management. The reverse due diligence included, among other things, review of Seacoast public filings, corporate strategy, earnings, asset quality, deposit franchise, sensitivity and interest rate risk, legal and regulatory matters, and capital adequacy.
Due to the increasing interest rate environment, the value of Drummond Bank’s securities portfolio as of March 31, 2022 decreased by approximately $21 million compared to December 31, 2021 and Seacoast elected to revisit the transaction price in April 2022. The parties then continued discussions and on April 30, 2022 agreed to a 100% Seacoast stock transaction and set the exchange ratio at 51.9561 shares of Seacoast common stock for each share of Drummond common stock outstanding. On that day, the revised exchange ratio represented a deal value of $1,755.08 per share and $173.5 million in the aggregate (based on Seacoast’s 20-day volume weighted average price ended April 29, 2022 of $33.78, which represented approximately 192% of Drummond tangible book value).
On April 12, 2022, Seacoast’s legal counsel circulated a preliminary draft of the merger agreement and ancillary documents. Thereafter and continuing until the merger agreement was executed, the parties and their respective counsel exchanged several drafts of the merger agreement and related transaction documents, reflecting ongoing discussions and negotiations between the parties regarding transaction terms.
During April 2022 and early May 2022, Seacoast and Drummond representatives continued to exchange, review, discuss and negotiate the terms of the definitive transaction agreements, including the merger agreement, voting agreements for directors, noncompetition agreements for directors and officers, claims letters for directors, and agreements with executive officers of Drummond. The parties, with the assistance of their respective advisors, proceeded to finalize negotiations of the merger agreement and the other related transaction documents.
On May 3, 2022, the boards of directors of Drummond and Drummond Bank met to discuss the proposed merger agreement and related documents. During this meeting, legal counsel reviewed for the directors the fiduciary duties of directors under law. Legal counsel also reviewed the drafts of the various agreements providing for the merger. A representative of Hovde delivered its May 3, 2022 written fairness opinion to the Drummond board of directors. A representative of Saltmarsh discussed the results of its reverse due diligence review of Seacoast. Following discussion among the directors, the directors (i) determined that the merger agreement and the other transactions contemplated thereby were advisable and in the best interest of Drummond and its shareholders, (ii) approved the merger agreement and the transactions contemplated thereby, (iii) directed that the merger agreement be submitted for approval by Drummond shareholders, and (iv) subject to the exercise of their fiduciary duties, recommended that Drummond shareholders approve the merger agreement and the transactions contemplated by it.
On May 4, 2022, Seacoast’s board of directors met in special session to review and consider the merger agreement and the transactions and agreements contemplated by it. The management team made a presentation relating to the strategic and financial considerations and rationale of the transaction. Members of Seacoast management also reviewed their diligence findings across major functional areas and described their diligence meetings with Drummond representatives. Further to the overall discussion, a representative of Piper Sandler & Co. reviewed the principal terms of the proposed transaction and the potential financial impacts of the merger on Seacoast and provided comparable transaction analysis for other Florida and national bank mergers. At the meeting, Seacoast’s legal counsel, Alston & Bird, reviewed for the directors the terms and conditions of the merger agreement, the merger and the various agreements to be signed in connection with the merger agreement, and engaged in discussions with the board members on such matters. After additional discussion and deliberation, the Seacoast board of directors adopted and approved the draft merger agreement and the transactions and agreements contemplated by it and determined that the merger agreement and the transactions contemplated by it were in the best interests of Seacoast and its shareholders.
On May 4, 2022, the parties signed the merger agreement and the related agreements and the transactions were announced in a press release issued that evening after the closing of the financial markets in New York. An investor conference call to discuss the merger was held by Seacoast the next morning on May 5, 2022.
Drummond’s Reasons for the Merger and Recommendation of the Drummond Board of Directors
After careful consideration, Drummond’s board of directors, at a meeting held on May 3, 2022, determined that the merger agreement is advisable, fair to and in the best interests of Drummond and its shareholders. Accordingly, Drummond’s board of directors adopted and approved the merger agreement and the merger and the other transactions contemplated by the merger agreement and recommends that Drummond shareholders vote “FOR” the approval of the merger agreement. In reaching its decision to adopt and approve the merger agreement and the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the merger agreement, the Drummond board of directors evaluated the merger and the merger agreement in consultation with Drummond’s management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:
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each of Drummond’s, Seacoast’s and the combined company’s business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, the Drummond board of directors considered its view that Seacoast’s business and operations complement those of Drummond and that the merger would result in a combined company with diversified revenue sources, a well-balanced loan portfolio and an attractive funding base, as evidenced by a significant portion of core deposit funding;

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its understanding of the current and prospective environment in which Drummond and Seacoast operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for financial institutions generally, and the likely effect of these factors on Drummond both with and without the proposed transaction;

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the reduction in the number of financial institutions with an interest in acquiring Florida banks as a result of the continued consolidation in the banking industry and the acquisition by other financial institutions of several of the banks that were historically active in acquiring Florida banks;

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the exchange ratio is fixed so that if the market price of Seacoast common stock is higher at the time of the closing of the merger, the economic value of the merger consideration to be received by Drummond shareholders in exchange for their shares of Drummond common stock will also be higher;

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the results that Drummond could expect to achieve operating independently, and the likely risks and benefits to Drummond shareholders of that course of action, as compared to the value of the merger consideration to be received from Seacoast;

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its view that the size of the institution and related economies of scale were becoming increasingly important to continued success in the current financial services environment, including the increased expenses of regulatory compliance, and that a merger with a larger bank holding company could provide those economies of scale, increase efficiencies of operations and enhance customer products and services;

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its review and discussions with Drummond’s management regarding strategic alternatives available to Drummond for enhancing value over the long term and the potential risks, rewards and uncertainties associated with such alternatives and the benefits of an acquisition by Seacoast compared to such other alternatives;

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the complementary nature of the cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;

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management’s expectation that the combined company will have a strong capital position upon completion of the transaction;

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its belief that the transaction is likely to provide substantial value to Drummond’s shareholders;

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the financial analyses by Hovde, Drummond’s financial advisor, and the opinion delivered by Hovde to Drummond’s board of directors on May 3, 2022, to the effect that, as of the date of such opinion, and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Hovde as set forth in its opinion, the merger consideration to be received by the shareholders of Drummond in the merger pursuant to the merger agreement is fair from a financial point of view to the shareholders of Drummond, as more fully described in the section entitled “The Merger — Opinion of Drummond’s Financial Advisor”;

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the financial and other terms of the merger agreement, the expected tax treatment and deal protection provisions, including the ability of Drummond’s board of directors, under certain circumstances, to withdraw or materially adversely modify its recommendation to Drummond shareholders that they approve the merger agreement (subject to payment of a termination fee), each of which it reviewed with its outside financial and legal advisors;

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the fact that the merger consideration will consist of shares of Seacoast common stock, which would allow Drummond shareholders to participate in a significant portion of the future performance of the combined Drummond and Seacoast business and synergies resulting from the merger, and the value to Drummond shareholders represented by that consideration;

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that the proforma ownership by Drummond shareholders in Seacoast following the closing of the merger will be approximately 7.7% of the outstanding Seacoast shares;

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that Drummond’s directors and executive officers have financial interests in the merger in addition to their interests as Drummond shareholders, including financial interests that are the result of compensation arrangements with Drummond, and the manner in which such interests would be affected by the merger;

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the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions;

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the merger consideration will generally be tax-free to Drummond shareholders based on the expected tax treatment of the merger as a “reorganization” for U.S. federal income tax purposes, as further described under “The Merger — U.S. Federal Income Tax Consequences of the Merger”;

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the greater liquidity in the trading market for Seacoast common stock relative to the market for Drummond common stock due to the listing of Seacoast’s shares on the Nasdaq Global Select Market; and

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the opportunity for Drummond shareholders to receive Seacoast common stock which has historically paid a cash dividend as compared to the Drummond shares for which no cash dividend has been paid since its organization.

The Drummond board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:
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the risk that the merger may not be consummated or that the closing may be unduly delayed, including as a result of factors outside either party’s control;

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the potential risk of diverting management attention and resources from the operation of Drummond’s business and towards the completion of the merger and the possibility of employee attrition or adverse effects on client and business relationships as a result of the announcement and pendency of the merger;

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the requirement that Drummond conduct its business in the ordinary course and the other restrictions on the conduct of Drummond’s business prior to the completion of the merger, which may delay or prevent Drummond from undertaking business opportunities that may arise pending completion of the merger;

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that under the merger agreement, subject to certain exceptions, Drummond cannot solicit competing acquisition proposals;

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the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Drummond’s business, operations and workforce with those of Seacoast and the risk of not realizing all of the anticipated benefits of the merger or not realizing them in the expected timeframe;

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the possibility that Drummond will have to pay a $7.8 million termination fee to Seacoast if the merger agreement is terminated under certain circumstances;

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that the exchange ratio is fixed so that if the market price of Seacoast common stock is lower at the time of the closing of the merger, the economic value of the merger consideration to be received by Drummond shareholders in exchange for their shares of common stock will also be lower; and

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the other risks under the sections entitled “Cautionary Statement About Forward-Looking Statements” and “Risk Factors.”

In considering the recommendation of the Drummond board of directors, you should be aware that certain directors and officers of Drummond may have interests in the merger that are different from, or in addition to, interests of Drummond shareholders generally and may create potential conflicts of interest. The Drummond board of directors was aware of these interests and considered them when evaluating and negotiating the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in recommending to Drummond’s shareholders that they vote in favor of the proposal to approve the merger agreement. See “Interests of Drummond Executive Officers and Directors in the Merger.”
The foregoing discussion of the factors considered by the Drummond board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Drummond board of directors. In reaching its decision to adopt and approve the merger agreement and the merger and the other transactions contemplated by the merger agreement, the Drummond board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Drummond board of directors considered all these factors as a whole, including discussions with, and questioning of, Drummond’s management and Drummond’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.
For the reasons set forth above, the Drummond board of directors has adopted and approved the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal.
Each of the directors of Drummond has entered into a voting agreement with Seacoast, pursuant to which they have agreed to vote in favor of the merger proposal and the other proposals to be voted on at the Drummond special meeting, subject to the terms of the voting agreement. The voting agreements are discussed in more detail in the section entitled “Information About the Drummond Special Meeting — Shares Subject to Voting Agreements; Shares Held by Directors and Executive Officers.”
Seacoast’s Reasons for the Merger
As a part of Seacoast’s growth strategy, Seacoast routinely evaluates opportunities to acquire financial institutions. The acquisition of Drummond is consistent with Seacoast’s expansion strategy. Seacoast’s board of directors and senior management reviewed the business, financial condition, results of operations and prospects for Drummond, the market condition of the market area in which Drummond conducts business, the compatibility of the management and the proposed financial terms of the merger. In addition, management of Seacoast believes that the merger will expand Seacoast’s presence into new and growing Florida markets including Ocala and Gainesville, provide opportunities for future growth and provide the potential to realize operational efficiencies. Seacoast’s board of directors also considered the financial condition and valuation for both Drummond and Seacoast as well as the financial and other effects the merger would have on Seacoast’s shareholders. In addition, the board of directors also considered the analysis and presentations from its outside financial advisor, Piper Sandler.
While management of Seacoast believes that revenue opportunities will be achieved and costs savings will be obtained following the merger, Seacoast has not quantified the amount of enhancements or projected the areas of operation in which such enhancements will occur.
In view of the variety of factors considered in connection with its evaluation of the merger, the Seacoast board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to factors it considered. Further, individual directors may have given differing weights to different factors. In addition, the Seacoast board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. Rather, the Seacoast board conducted an overall analysis of the factors it considered material, including thorough discussions with, and questioning of, Seacoast’s management.
Opinion of Drummond’s Financial Advisor
The fairness opinion and a summary of the underlying financial analyses of Drummond’s financial advisor, Hovde Group, LLC or Hovde, are described below. Capitalized terms not otherwise defined in the following summary and description shall have the meanings as set forth in the draft of the Merger Agreement dated May 2, 2022 provided to Hovde by Drummond (the “Agreement”) and all section and article references herein shall refer to sections and articles in the Agreement. Hovde has been informed by Drummond that the terms of the definitive Merger Agreement dated May 4, 2022 and executed by Drummond and Seacoast do not differ in any respect that would be material to its financial analyses from the terms set forth in the draft Agreement dated May 2, 2022 and utilized by Hovde for purposes of its analysis and opinion. The summary and description contain projections, estimates and other forward-looking statements about the future earnings or other measures of the future performance of Drummond and Drummond Bank. You should review the copy of the Hovde opinion, which is attached to this proxy statement/prospectus as Appendix B.
Hovde acted as Drummond’s financial advisor in connection with the Merger. Hovde is a nationally recognized investment banking firm with substantial experience in transactions similar to the Merger contemplated by the Agreement and is familiar with Drummond and its operations. As part of its investment banking business, Hovde is continually engaged in the valuation of businesses and their securities in connection with, among other things, mergers and acquisitions. Hovde has experience in, and knowledge of, banks, thrifts and their respective holding companies, and is familiar with Drummond and Drummond Bank. Drummond’s Board of Directors selected Hovde to act as its financial advisor in connection with the Merger based on the firm’s reputation and expertise in transactions such as the Merger as set forth in the Agreement.
Hovde reviewed the financial aspects of the Merger with Drummond’s Board of Directors and, on May 3, 2022, delivered a written opinion to Drummond’s Board of Directors that, as of such date and subject to the matters, assumptions and limitations set forth in the opinion, the Aggregate Merger Consideration to be received by the shareholders of Drummond in the Merger pursuant to the Agreement is fair from a financial point of view to the shareholders of Drummond. In requesting Hovde’s advice and opinion, no limitations were imposed by Drummond upon Hovde with respect to the investigations made or procedures followed by Hovde in rendering its opinion.
The full text of Hovde’s written opinion is included in this proxy statement/prospectus as Appendix B and is incorporated herein by reference. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde. The summary of Hovde’s opinion included in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.
Hovde’s opinion was directed to Drummond’s Board of Directors and addresses only the fairness of the Aggregate Merger Consideration to be received by the shareholders of Drummond pursuant to the Agreement in connection with the Merger. Hovde did not opine on any individual stock, cash, or other components of consideration payable in connection with the Merger. Hovde’s opinion does not constitute a recommendation to Drummond as to whether or not Drummond should enter into the Agreement or to any shareholders of Drummond as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon the Merger. Hovde’s opinion does not address the underlying business decision to proceed with the Merger or the fairness of the amount or nature of the compensation, if any, to be received by any of the officers, directors or employees of Drummond relative to the amount of consideration to be received by the shareholders of Drummond with respect to the Merger. Hovde’s opinion should not be construed as implying that the Aggregate Merger Consideration is necessarily the highest or best price that could be obtained by Drummond in a sale, merger, or combination transaction with a third party. Other than as specifically set forth in the opinion, Hovde is not expressing any opinion with respect to the terms and provisions of the Agreement or the enforceability of any such terms or provisions. Hovde’s opinion is not a solvency opinion and does not in any way address the solvency or financial condition of Drummond or Seacoast. Hovde’s opinion was approved by Hovde’s opinion committee.
Drummond engaged Hovde on December 31, 2021 to serve as a financial advisor to Drummond in connection with a potential transaction and to issue an opinion to the Drummond Board of Directors in connection with a potential transaction. Pursuant to Drummond’s engagement agreement with Hovde, Hovde received from Drummond an opinion fee of $200,000 upon the delivery of the opinion to Drummond which would be fully credited one time against any completion fee due Hovde. Drummond’s engagement agreement with Hovde also provides for a completion fee to be paid to Hovde upon consummation of the Merger, which is estimated to be $1,722,498 (or approximately $1,522,498 after applying credit for the opinion fee paid) based upon Hovde’s assumption for purposes of its analysis and opinion that the Aggregate Merger Consideration will be $172,249,790 (as set forth below). In addition to Hovde’s fees, and regardless of whether the Merger is consummated, Drummond has agreed to reimburse Hovde for certain of its reasonable out-of-pocket expenses. Drummond has also agreed to indemnify Hovde and its affiliates for certain liabilities that may arise out of Hovde’s engagement.
Other than in connection with this present engagement, during the two years preceding the date of the opinion, Hovde has not provided investment banking or financial advisory services to Drummond for which it received a fee. During the two years preceding the date of the opinion, Hovde has not provided any investment banking or financial advisory services to Seacoast for which it received a fee. Hovde or its affiliates may presently or in the future seek or receive compensation from Seacoast in connection with future transactions, or in connection with potential advisory services and corporate transactions, although to Hovde’s knowledge none are expected at this time. In the ordinary course of its business as a broker/dealer, Hovde may from time to time purchase securities from, and sell securities to, Drummond or Seacoast or their affiliates. Except for the foregoing, during the two years preceding the date of the opinion, there have not been, and there currently are no mutual understandings contemplating in the future, any material relationships between Hovde and Drummond or Seacoast.
In its opinion, Hovde noted the following: (i) subject to the terms and conditions of the Agreement, at the Effective Time, Drummond shall be merged with and into Seacoast in accordance with the provisions of the FBCA (the “Merger”); (ii) Seacoast shall be the Surviving Corporation resulting from the Merger and the separate corporate existence of Drummond shall cease; (iii) Seacoast shall continue to be governed by the Laws of the State of Florida, and the separate corporate existence of Seacoast shall continue unaffected by the Merger; (iv) prior to the Effective Time, the Boards of Directors of SNB and Drummond Bank will execute the Bank Merger Agreement; (v) subject to the terms and conditions of the Agreement and the Bank Merger Agreement, Drummond Bank shall be merged with and into SNB (the “Bank Merger”) in accordance with the provisions of 12 U.S.C. Section 215a, SNB shall be the Surviving Bank resulting from the Bank Merger, and the separate existence of Drummond Bank shall thereupon cease; (vi) SNB shall continue to be governed by the Laws of the United States, and the separate existence of SNB shall continue unaffected by the Bank Merger; and (vii) subject to the satisfaction of the conditions to closing set forth in the Bank Merger Agreement, the Bank Merger shall occur immediately following the Merger unless otherwise determined by Seacoast in its discretion.
Hovde also noted the following in its opinion: (i) at the Effective Time by virtue of the Merger and without any action on the part of the Parties or the holder thereof, each share of Drummond Common Stock that is issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares and subject to certain adjustments set forth in the Agreement) shall be converted into the right to receive, subject to the terms of the Agreement, (a) 51.9561 (the “Exchange Ratio”) shares of Seacoast Common Stock (the “Merger Consideration”); and (b) in lieu of fractional shares as specified pursuant to Section 1.5(c) of the Agreement, cash (without interest) in an amount equal to such fractional part of a share of Seacoast Common Stock multiplied by the Average Closing Price less any applicable withholding Taxes; provided, however, that in the event the conditions set forth in Section 5.2(j) of the Agreement are not both satisfied, Seacoast shall have the option to adjust the Merger Consideration downward by a number (the “Merger Consideration Adjustment”) calculated in accordance with Schedule 1.5(a) of the Seacoast Disclosure Letter and waive the satisfaction of such condition set forth in Section 5.2(j) which provides that Drummond’s Consolidated Tangible Shareholders’ Equity as of the Measuring Date shall be an amount not less than $104.539 million and Drummond Bank’s general allowance for loan and lease losses shall be an amount not less than 1.77% of total loans and leases outstanding; (ii) if instead of adjusting the Merger Consideration, Seacoast elects not to close the Merger and terminate the Agreement in accordance with Article 6, the Agreement provides that Seacoast will also waive any breach of Section 4.2(v) (Drummond’s Consolidated Tangible Shareholders’ Equity at the Effective Time); (iii) at least ten (10) days prior to the Closing Date, Drummond and Seacoast shall agree on a schedule setting forth the expected Drummond Consolidated Tangible Shareholders’ Equity amount as of the Closing Date; and (iv) the consideration which all of the Drummond shareholders are entitled to receive pursuant to the Agreement is collectively referred to as the “Aggregate Merger Consideration.”
Additionally, Hovde noted that, in accordance with Section 6.1 of the Agreement and among other termination events, the Agreement and the Bank Merger Agreement may be terminated, and the Merger and the Bank Merger abandoned at any time prior to the Effective Time (a) by the Board of Directors of either Party in the event that (i) any Regulatory Consent required to be obtained from any Governmental Authority has been denied by final non-appealable action of such Governmental Authority, or (ii) the Drummond Shareholder Approval has not been obtained by reason of the failure to obtain the required vote at the Drummond shareholders’ meeting where the Agreement was presented to such shareholders for approval and voted upon, (b) by the Board of Directors of either Party in the event that the Merger has not been consummated by November 30, 2022, if the failure to consummate the transactions contemplated in the Agreement on or before such date is not caused by any breach of the Agreement by the Party electing to terminate, (c) by the Board of Directors of Seacoast in the event that (i) Drummond has withdrawn, qualified or modified the Drummond Directors’ Recommendation in a manner adverse to Seacoast or shall have resolved to do so, (ii) Drummond has failed to substantially comply with its obligations under Sections 4.5 or 4.12, or (iii) the Board of Directors of Drummond has recommended, endorsed, accepted or agreed to an Acquisition Proposal, (d) by the Board of Directors of Drummond in the event that (i) the Board of Directors of Drummond has determined in accordance with Section 4.12 that a Superior Proposal has been made with respect to it and has not been withdrawn, and (ii) neither Drummond nor any of its Representatives have failed to comply in all material respects with Section 4.12; or (e) by the Board of Directors of Seacoast if holders of more than five percent (5.0%) in the aggregate of the outstanding Drummond Common Stock shall have voted such shares against the Agreement or the Merger at any meeting called for the purpose of voting thereon and shall have given notice of their intention to exercise their dissenters’ rights in accordance with the FBCA.
Additionally, Hovde noted that Section 6.1(h) provides that the Agreement may be terminated by the Board of Directors of Drummond in the event the Board of Directors of Drummond so determines at any time during the five (5)-day period commencing with the Determination Date if both of the following conditions are satisfied: (i) the number obtained by dividing the Average Closing Price of Seacoast Common Stock by the Starting Price of Seacoast Common Stock (the “Buyer Ratio”) shall be less than 0.85; and (ii) the Buyer Ratio shall be less than the number (the “Index Ratio”) obtained by (a) dividing the Final Index Price by the Initial Index Price and (b) subtracting 0.20 from the quotient.
However, if Drummond elects to exercise the termination right pursuant to Section 6.1(h), Drummond shall give written notice to Seacoast not later than the end of the five (5)-day period referred to above. During the five (5)-day period commencing with its receipt of such notice, Seacoast shall have the option to increase the consideration to be received by the holders of Drummond Common Stock by adjusting the Merger Consideration (calculated to the nearest one ten-thousandth (1/10,000)) to equal the lesser of (x) the quotient (rounded to the nearest one ten-thousandth (1/10,000)) of (A) the product of (i) the Starting

Price, multiplied by (ii) 0.85, and further multiplied by (iii) the Merger Consideration (as then in effect), divided by (B) the Average Closing Price, and (y) the quotient (rounded to the nearest one ten-thousandth (1/10,000)) of (A) the product of (i) the Index Ratio, multiplied by (ii) the Merger Consideration (as then in effect), divided by (B) the Buyer Ratio. If Seacoast so elects this option within such five (5)-day period, it shall give prompt written notice to Drummond of such election and the revised Merger Consideration, whereupon no termination shall have occurred pursuant to Section 6.1(h), and the Agreement shall remain in effect in accordance with its terms (except as the Merger Consideration shall have been so modified).
Hovde also noted that as set forth in Section 7.4, in the event the Agreement is terminated pursuant to certain conditions of Section 6.1, including termination if Drummond shall have received or there shall have been publicly announced an Acquisition Proposal that has not been formally withdrawn or abandoned prior to such termination, and within twelve (12) months following such termination an Acquisition Proposal is consummated or a definitive agreement or letter of intent is entered into by Drummond with respect to an Acquisition Proposal, Drummond shall pay Seacoast the amount of $7.8 million (the “Termination Fee”) within five (5) Business Days after the date it becomes payable by wire transfer of immediately available funds.
With the knowledge and consent of Drummond and for purposes of its analysis and opinion, Hovde assumed that (i) the Merger will be consummated as provided in the Agreement, (ii) the closing price of Seacoast Common Stock on May 2, 2022 is $33.54 per share, (iii) the Exchange Ratio is 51.9561 and there has been no downward adjustment in the Exchange Ratio as provided in Section 5.2(j), (iv) there are 98,846 shares of Drummond Common Stock outstanding as of May 2, 2022, (v) the value of the Merger Consideration is $1,742.61 per share of Drummond Common Stock, and (vi) the Aggregate Merger Consideration is valued at $172,249,790.
During the course of its engagement and for the purposes of its opinion, Hovde:
(i)
reviewed a draft of the Agreement dated May 2, 2022 as provided to Hovde by Drummond;

(ii)
reviewed unaudited financial statements for Drummond for the three-month period ended March 31, 2022;

(iii)
reviewed certain historical annual reports of Drummond, including Drummond’s audited annual report for the years ended December 31, 2021 and 2020;

(iv)
reviewed certain historical publicly available business and financial information concerning Drummond;

(v)
reviewed certain internal financial statements and other financial and operating data concerning Drummond;

(vi)
reviewed financial projections prepared by certain members of senior management of Drummond;

(vii)
discussed with certain members of senior management of Drummond the business, financial condition, results of operations and future prospects of Drummond, the history and past and current operations of Drummond, and Drummond’s and Seacoast’s assessment of the rationale for the Merger;

(viii)
reviewed and analyzed materials detailing the Merger prepared by Drummond;

(ix)
assessed current general economic, market and financial conditions;

(x)
reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that Hovde considered relevant;

(xi)
took into consideration Hovde’s experience in other similar transactions and securities valuations as well as Hovde’s knowledge of the banking and financial services industry;

(xii)
reviewed certain publicly available financial and stock market data relating to selected public companies that Hovde deemed relevant to its analysis; and

(xiii)
performed such other analyses and considered such other factors as Hovde deemed appropriate.

In performing its review, Hovde assumed, without investigation, that there have been, and from the date of its opinion through the Effective Time there will be, no material changes in the financial condition and results of operations of Drummond or Seacoast since the date of the latest financial information described above. Hovde further assumed, without independent verification, that the representations and financial and other information included in the Agreement and all other related documents and instruments that are referred to therein or otherwise provided to Hovde by Drummond and Seacoast are true and complete. Hovde relied upon the management of Drummond as to the reasonableness and achievability of the financial forecasts, projections and other forward-looking information provided to Hovde by Drummond, Seacoast and Drummond’s professionals, and Hovde assumed such forecasts, projections and other forward-looking information were reasonably prepared by Drummond, Seacoast and Drummond’s professionals on a basis reflecting the best currently available information and Drummond’s, Seacoast’s and Drummond’s professionals judgments and estimates. Hovde assumed that such forecasts, projections and other forward-looking information would be realized in the amounts and at the times contemplated thereby, and Hovde does not assume any responsibility for the accuracy or reasonableness thereof. Hovde was authorized by Drummond to rely upon such forecasts, projections and other information and data, and Hovde expresses no view as to any such forecasts, projections or other forward-looking information or data, or the bases or assumptions on which they were prepared.
In performing its review, Hovde assumed and relied upon the accuracy and completeness of all of the financial and other information that was available to Hovde from public sources, that was provided to Hovde by Drummond or Seacoast or their respective representatives or that was otherwise reviewed by Hovde for purposes of rendering its opinion. Hovde further relied on the assurances of the management of Drummond that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Hovde was not asked to undertake, and did not undertake, an independent verification of any of such information, and Hovde does not assume any responsibility or liability for the accuracy or completeness thereof. Hovde assumed that each party to the Agreement would advise Hovde promptly if any information previously provided to Hovde became inaccurate or was required to be updated during the period of Hovde’s review.
Hovde is not expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. Hovde assumed that such allowances for Drummond and Seacoast are, in the aggregate, adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. Hovde was not requested to make, and did not make, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of Drummond or Seacoast, the collateral securing any such assets or liabilities, or the collectability of any such assets, and Hovde was not furnished with any such evaluations or appraisals, nor did Hovde review any loan or credit files of Drummond or Seacoast.
Hovde undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which Drummond or Seacoast was or is a party or may be subject, and Hovde’s opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Hovde also assumed, with Drummond’s consent, that Drummond and Seacoast are not parties to any material pending transactions unannounced as of the date of Hovde’s opinion, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger contemplated by the Agreement.
Hovde relied upon and assumed, with Drummond’s consent and without independent verification, that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement, without any waiver of material terms or conditions by Drummond or Seacoast and that the final Agreement would not differ materially from the draft Hovde reviewed. Hovde assumed that the Merger will be consummated in compliance with all applicable laws and regulations. Drummond advised Hovde that they were not aware of any factors that would impede any necessary regulatory or governmental approval of the Merger. Hovde assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on Drummond or Seacoast or would have a material adverse effect on the contemplated benefits of the Merger.

Hovde’s opinion does not consider, include or address: (i) any legal, tax, accounting, or regulatory consequences of the Merger on Drummond or its shareholders; (ii) any advice or opinions provided by any other advisor to the Board of Directors of Drummond; (iii) any other strategic alternatives that might be available to Drummond; or (iv) whether Seacoast has sufficient cash or other sources of funds to enable it to pay the consideration contemplated by the Merger.
Hovde’s opinion was based solely upon the information available to Hovde and described above, and the economic, market and other circumstances as they existed as of the date of the opinion. Events occurring and information that becomes available after the date of the opinion could materially affect the assumptions and analyses used in preparing the opinion. Hovde has not undertaken to update, revise, reaffirm or withdraw the opinion or to otherwise comment upon events occurring or information that becomes available after the date of the opinion.
In arriving at the opinion, Hovde did not attribute any particular weight to any single analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying the opinion.
The following is a summary of the material analyses prepared by Hovde and delivered to Drummond’s Board of Directors on May 3, 2022 in connection with the delivery of its opinion. This summary is not a complete description of all the analyses underlying the opinion or the presentation prepared by Hovde, but it summarizes the material analyses performed and presented in connection with such opinion. The preparation of an opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis, and the application of those methods to the particular circumstances of the contemplated Merger. The financial analyses summarized below include information presented in tabular format. The analyses and the summary of the analyses must be considered as a whole and selecting portions of the analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying the analyses and opinion of Hovde. The tables alone are not a complete description of the financial analyses.
Market Approach — Comparable Merger and Acquisition Transactions. As part of its analysis, Hovde reviewed publicly available information related to two comparable groups (a “Regional Group” and a “Nationwide Group”) of select bank and thrift merger and acquisition transactions based on data obtained from S&P Global Market Intelligence as of May 2, 2022. The Regional Group consisted of transactions where targets were headquartered in Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia announced since January 1, 2019, in which the targets’ total assets were between $500 million and $3.0 billion, last-twelve-months return on average assets was greater than 0.75%, and nonperforming assets to total assets was less than 2.00%. The Nationwide Group consisted of transactions in the United States announced since January 1, 2019, in which the targets’ total assets were between $750 million and $1.5 billion, last-twelve-months return on average assets was between 0.90% and 1.50%, tangible equity to tangible assets was less than 12.0%, and nonperforming assets to total assets was less than 2.00%. In each case for which financial information was available, no transaction that fit the above selection criteria was excluded unless such transaction was deemed a “Merger of Equals” by S&P Global Market Intelligence. Information for the target institutions was based on balance sheet data as of, and income statement data for, the twelve months preceding the most recent quarter prior to announcement of the transactions as determined by S&P Global Market Intelligence. The resulting two groups consisted of the following precedent transactions (15 transactions for the Regional Group and 20 transactions for the Nationwide Group):

Precedent Transactions Regional Group:
Buyer	Target	Price/ LTM Earnings Multiple	Price/ Common TBV Multiple	Price/ Adjusted Common TBV Multiple(1)	Prem./ Core Deposits Multiple(2)
Seacoast Banking Corp. of FL	Apollo Bancshrs, Inc./Apollo Bk	23.7x	177.7%	188.2%	8.68%
Lake Michigan Credit Union	Pilot Bancshares, Inc.	12.3x	187.0%	188.5%	9.83%
Simmons First National Corp.	Triumph Bancshares, Inc.	17.2x	153.0%	164.1%	8.85%
Simmons First National Corp.	Landmark Community Bank	14.0x	143.4%	155.0%	7.98%
United Bankshares, Inc.	Community Bankers Trust Corp.	14.2x	177.0%	197.7%	11.7%
First Foundation Inc.	TGR Financial, Inc.	17.2x	180.5%	180.5%	7.03%
First Bancorp	Select Bancorp, Inc.	23.8x	186.9%	202.1%	11.0%
United Community Bnks, Inc.	Aquesta Financial Holdings, Inc.	18.1x	216.8%	217.0%	11.8%
Colony Bankcorp, Inc.	SouthCrest Financial Group, Inc.	11.9x	146.1%	146.9%	4.76%
Peoples Bancorp Inc.	Premier Financial Bancorp, Inc.	12.9x	140.7%	155.8%	5.78%
Seacoast Banking Corp. of FL	Legacy Bank of Florida	18.1x	186.7%	216.0%	16.2%
BancorpSouth Bank	FNS Bancshares, Inc.	19.4x	154.0%	161.2%	6.52%
United Community Bnks, Inc.	Three Shores Bancorp., Inc.	12.5x	132.8%	136.0%	4.37%
First Bancshares, Inc.	Southwest Georgia Fin. Corp.	17.3x	181.7%	190.2%	9.89%
Reliant Bancorp, Inc.	First Advantage Bancorp	17.9x	153.4%	173.6%	10.0%
25th Percentile		12.9x	146.1%	155.8%	6.52%
Median		17.2x	177.0%	180.5%	8.85%
75th Percentile		18.1x	186.7%	197.7%	11.0%
Precedent Transactions Nationwide Group:
Buyer	Target	Price/ LTM Earnings Multiple(3)	Price/ Common TBV Multiple	Price/ Adjusted Common TBV Multiple(1)	Prem./ Core Deposits Multiple(2)
National Bank Holdings Corp.	Community Bancorporation	14.1x	189.3%	198.4%	9.83%
Nicolet Bankshares, Inc.	Charter Bankshares, Inc.(4)	11.8x	169.9%	171.6%	7.80%
Seacoast Banking Corp. of FL	Apollo Bancshrs, Inc./Apollo Bk	23.7x	177.7%	188.2%	8.68%
Farmers National Banc Corp.	Emclaire Financial Corp	10.4x	144.8%	144.8%	3.89%
BancPlus Corporation	First Trust Corporation(4)	10.3x	300.4%	300.4%	12.5%
German American Bncrp, Inc.	Citizens Union Bncrp Shelbyvlle	14.1x	156.0%	165.2%	6.32%
Stock Yards Bancorp, Inc.	Commonwealth Bncshrs, Inc.(4)	10.4x	166.8%	166.8%	6.49%
CVB Financial Corp.	Suncrest Bank	12.6x	155.7%	168.7%	6.44%
TriCo Bancshares	Valley Republic Bancorp	10.9x	160.7%	160.7%	5.29%
Valley National Bancorp	The Westchester Bk Hldg Corp.	18.1x	169.0%	185.6%	8.66%
Farmers National Banc Corp.	Cortland Bancorp	12.6x	153.0%	167.8%	6.75%
Simmons First National Corp.	Triumph Bancshares, Inc.	17.2x	153.0%	164.1%	8.85%
Simmons First National Corp.	Landmark Community Bank	14.0x	143.4%	155.0%	7.98%
United Community Bnks, Inc.	Aquesta Financial Holdings, Inc.	18.1x	216.8%	217.0%	11.8%
Stock Yards Bancorp, Inc.	Kentucky Bancshares, Inc.	16.3x	167.4%	178.6%	8.71%
Enterprise Fin. Services Corp	Seacoast Commerce Banc Hldgs	10.5x	156.4%	156.7%	5.51%
Business First Bncshares, Inc.	Pedestal Bancshares, Inc.(4)	12.3x	155.8%	176.2%	9.36%
OceanFirst Financial Corp.	Two River Bancorp	15.4x	175.4%	185.8%	9.50%
S&T Bancorp, Inc.	DNB Financial Corporation	19.2x	207.8%	216.1%	12.1%
Heritage Commerce Corp	Presidio Bank	15.3x	213.4%	244.9%	14.2%
25th Percentile		11.1x	155.7%	164.4%	6.45%
Median		14.1x	167.1%	173.9%	8.67%
75th Percentile		17.0x	186.4%	195.9%	9.75%

(1)
Represents the premium paid for core capital where: (a) core capital is assumed to equal total tangible assets multiplied by 8%; (b) excess capital equals total common tangible book value less core capital; and (c) price is adjusted to subtract excess capital (assumes dollar-for-dollar payment of excess capital); Price/ Adjusted Common TBV is assumed to equal Price/ Common TBV for targets with tangible equity / tangible assets less than 8.00%.

(2)
Represents the premium paid on common tangible book value, expressed as a percentage of core deposits. Core deposits are defined as total deposits less brokered deposits, foreign deposits and time deposit accounts greater than $100,000.

(3)
Price/ LTM Earnings is tax-effected for S Corporations.

(4)
Targets organized as S Corporations.

For each precedent transactions group, Hovde compared the implied ratio of the total merger value to certain financial metrics of the acquired companies reflected in the precedent transactions as follows:
•
the multiple of the total merger value to the acquired company’s LTM net earnings (the “Price-to-LTM Earnings Multiple”);

•
the multiple of the total merger value to the acquired company’s common tangible book value (the “Price-to-Common Tangible Book Value Multiple”);

•
the multiple of the total merger value to the acquired company’s adjusted common tangible book value (the “Price-to-Adjusted Common Tangible Book Value Multiple”); and

•
the multiple of the difference between the total merger value and the acquired company’s common tangible book value to the acquired company’s core deposits (the “Premium-to-Core Deposits Multiple”).

The results of the analysis are set forth in the table below. Transaction multiples for the Merger were based upon the Aggregate Merger Consideration assumed by Hovde of $172,249,790 and were based on March 31, 2022 financial results for Drummond.
	Price-to-LTM Earnings Multiple(1)	Price-to-Common Tangible Book Value Multiple	Price-to-Adjusted Common Tangible Book Value Multiple(2)	Premium-to-Core Deposits Multiple(3)
Assumed Aggregate Merger Consideration	15.5x	190.2%	199.5%	9.39%
Precedent Transactions Regional Group:
Median	17.2x	177.0%	180.5%	8.85%
25th Percentile	12.9x	146.1%	155.8%	6.52%
75th Percentile	18.1x	186.7%	197.7%	11.0%
Precedent Transactions Nationwide Group:
Median	14.1x	167.1%	173.9%	8.67%
25th Percentile	11.1x	155.7%	164.4%	6.45%
75th Percentile	17.0x	186.4%	195.9%	9.75%

(1)
Drummond’s LTM Earnings were adjusted remove the impact of its realized gain on sale of securities of $1.43 million (net of tax).

(2)
Represents the premium paid for core capital where: (a) core capital is assumed to equal total tangible assets multiplied by 8%; (b) excess capital equals total common tangible book value less core capital; and (c) price is adjusted to subtract excess capital (assumes dollar-for-dollar payment of excess capital).

(3)
Represents the premium paid on common tangible book value, expressed as a percentage of core deposits. Core deposits are defined as total deposits less brokered deposits, foreign deposits and time deposit accounts greater than $100,000.

Hovde compared the financial performance of Drummond with that of the median of the targets from the precedent bank and thrift merger and acquisition transactions from each of the Regional and Nationwide Groups. Financial data for the targets in the precedent transactions was based on publicly available information and financial data for Drummond was based on March 31, 2022 financial results.
	Tangible Equity/ Tangible Assets	Core Deposits(1)	LTM ROAA(2)	LTM ROAE(2)	Efficiency Ratio	NPAs/ Assets(3)	LLR/ NPLs(4)
Drummond	8.82%	93.8%	1.17%	10.5%	64.3%	0.21%	456.3%
Precedent Transactions – Regional Group Median:	9.36%	85.7%	1.01%	10.6%	59.2%	0.56%	143.3%
Precedent Transactions – Nationwide Group Median:	9.32%	92.1%	1.13%	10.9%	61.6%	0.49%	185.0%

(1)
Core deposits exclude brokered deposits, foreign deposits and time deposit accounts greater than $100,000.

(2)
LTM ROAA and LTM ROAE were tax-effected for S Corporations; Metrics for Drummond were adjusted to remove the impact of its realized gain on sale of securities of $1.43 million (net of tax).

(3)
Nonperforming assets (“NPAs”) as a percentage of total assets (includes restructured loans and leases).

(4)
Loan Loss Reserve (“LLR”) as a percentage of nonperforming loans (“NPLs”); Medians exclude excessively high ratios determined as not meaningful by S&P Global Market Intelligence.

No company or transaction used as a comparison in the above transaction analyses is identical to Drummond, and no transaction was consummated on terms identical to the terms of the Agreement. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies. The resulting values of the Precedent Transactions Regional Group using the median values for the four valuation metrics set forth above indicated an implied total valuation ranging between $156.6 million and $192.1 million with a four factor implied total valuation average of $169.1 million compared to the Aggregate Merger Consideration assumed by Hovde of $172.2 million. The resulting values of the Precedent Transactions Nationwide Group using the median values for the four valuation metrics set forth above indicated an implied total valuation ranging between $151.2 million and $166.0 million with a four factor implied total valuation average of $156.3 million compared to the Aggregate Merger Consideration assumed by Hovde of $172.2 million.
Income Approach — Discounted Cash Flow Analysis.   Drummond management provided the financial forecasts for Drummond over a forward-looking, five-year period which formed the basis for the discounted cash flow analyses. The projected Drummond net income amounts used for the analysis were $9.83 million for 2022, $11.1 million for 2023, $12.6 million for 2024, $14.0 million for 2025 and $15.5 million for 2026. The projected Drummond tangible common equity amounts used for the analysis were $98.6 million for the year ended 2022, $110.2 million for the year ended 2023, $123.2 million for the year ended 2024, $137.5 million for year ended 2025 and $153.1 million for the year ended 2026. No dividends were assumed to be paid by Drummond over the projection period.
To determine present values of Drummond based on these projections, Hovde utilized two discounted cash flow models, each of which capitalized terminal values using different multiples: (1) Terminal Price/Earnings Multiple (“DCF Terminal P/E Multiple”); and (2) Terminal Price/Adjusted Common Tangible Book Value Multiple (“DCF Terminal P/Adj. TBV Multiple”).
In the DCF Terminal P/E Multiple analysis, an estimated value of Drummond Common Stock was calculated based on the present value of Drummond’s forward-looking net income projections over the five-year projection period of the financial forecasts provided by Drummond management. The projected net income amount for the year ended 2026 was $15.5 million and served as the basis of the terminal earnings value in the DCF. Hovde utilized a terminal value at the end of 2026 by applying a range of price-to-earnings multiples of 15.2x to 19.2x, which is based around the median price-to-earnings multiple derived from transactions in the Regional Group of 17.2x. The present value of Drummond’s projected terminal value was then calculated assuming a range of discount rates between 14.25% and 16.25%, with a midpoint of 15.25% discounted over the 4.67 year period from the date of the opinion to the end of the five-year projection period. This range of discount rates was chosen to reflect different assumptions regarding the required rates of return of holders or prospective holders of Drummond Common Stock. The range of discount rates utilized the buildup method to determine such required rates of return and was based upon the risk-free interest rate, an equity risk premium, an industry risk premium and a size premium which resulted in a discount rate of 15.25% used as the midpoint of the selected range of discount rates of 14.25% to 16.25%. The resulting total values of Drummond Common Stock based on the DCF Terminal P/E Multiple applied to the 2026 projected earnings of $15.5 million and then discounted over a 4.67 year period utilizing the selected range of discount rates set forth above resulted in implied total values between $116.7 million and $159.8 million with a midpoint of $137.5 million compared to the Aggregate Merger Consideration assumed by Hovde of $172.2 million.
In the DCF Terminal P/Adj. TBV Multiple analysis, an estimated value of Drummond Common Stock was calculated based on the present value of Drummond’s forward-looking tangible common equity projections over the five-year projection period of the financial forecasts provided by Drummond management. The projected tangible common equity amount for the year ended 2026 was $153.1 million, which resulted in the projected adjusted common tangible book value of $115.7 million and projected excess common tangible book value of $37.4 million for the year ended 2026 that served as the basis of the terminal values in the DCF. For purposes of the analysis, projected adjusted common tangible book value was assumed to be equal to total tangible assets multiplied by 8.0%, and projected excess tangible common book value was assumed to be equal to the projected common tangible book value in excess of the projected adjusted common tangible book value. In arriving at the terminal value at the end of 2026, Hovde applied a range of price-to-adjusted common tangible book value multiples of 1.71x to 1.91x utilizing as a midpoint of the range the median price-to-adjusted common tangible book value multiple derived from precedent transactions in the Regional Group of 1.81x and assumed dollar-for-dollar payment of excess common tangible book value. The present value of the projected terminal value was then calculated assuming the range of discount rates between 14.25% and 16.25%, with a midpoint of 15.25% discounted over the same periods as was applied in the DCF Terminal P/E Multiple analysis set forth above. The resulting implied total values of Drummond Common Stock based on the DCF Terminal P/Adj. TBV Multiple analysis ranged between $116.3 million and $138.5 million with a midpoint of $127.0 million compared to the Aggregate Merger Consideration assumed by Hovde of $172.2 million.
These analyses and their underlying assumptions yielded a range of implied multiple values for Drummond Common Stock which are outlined in the table below:
Implied Multiple Values for Drummond Common Stock Based On:	Total Merger Value ($000)	Price-to-LTM Earnings Multiple(1)(2)	Price-to-Common Tangible Book Value Multiple(1)	Price-to-Adjusted Common Tangible Book Value Multiple(1)(3)	Premium-to- Core Deposits Multiple(1)(4)
Assumed Aggregate Merger Consideration	$172,250	15.5x	190.2%	199.5%	9.39%
DCF Analysis – Terminal P/E Multiple
Midpoint Value	$137,509	12.3x	151.9%	157.2%	5.40%
DCF Analysis – Terminal P/Adj. TBV Multiple
Midpoint Value	$127,003	11.4x	140.3%	144.4%	4.19%

(1)
Pricing multiples based on the Aggregate Merger Consideration assumed by Hovde of $172,249,790; DCF Analysis — Terminal P/E Multiple median implied Merger value of $137,508,730; and a DCF Analysis — Terminal P/Adj. TBV Multiple median implied Merger value of $127,002,662.

(2)
Drummond’s LTM Earnings were adjusted to remove the impact of its realized gain on sale of securities of $1.43 million (net of tax).

(3)
Represents the premium paid for core capital where: (a) core capital is assumed to equal total tangible assets multiplied by 8%; (b) excess capital equals total common tangible book value less core capital; and (c) price is adjusted to subtract excess capital (assumes dollar-for-dollar payment of excess capital).
(4)
Represents the premium paid over common tangible book value, expressed as a percentage of core deposits. Core deposits are defined as total deposits less brokered deposits, foreign deposits and time deposit accounts greater than $100,000.

Hovde noted that while the discounted cash flow present value analysis is a widely used valuation methodology, it relies on numerous assumptions, including asset and earnings growth rates, projected dividend payouts, terminal values and discount rates. Hovde’s analysis does not purport to be indicative of the actual values or expected total values of Drummond Common Stock.
The table below summarizes the analyses performed with respect to Drummond under the Market Approach and the Income Approach described above.
Summary of Valuation Methodologies(1):
Assumed Aggregate Merger Consideration: $172,250
Four Factor Average Implied Merger Value(2):$147,495
Implied Value for Drummond Common Stock Based Upon:(3)	Minimum Implied Value	Average or Midpoint Implied Value	Maximum Implied Value
Comparable M&A Transactions – Regional Group	$156,648	$169,133	$192,068
Comparable M&A Transactions – Nationwide Group	$151,211	$156,336	$165,977
DCF – Terminal P/E Multiple	$116,745	$137,509	$159,839
DCF – Terminal P/Adj. TBV Multiple	$116,254	$127,003	$138,488

(1)
All values in thousands and are rounded to the nearest thousand.

(2)
Reflects the average of the two implied Merger values (4 factor average) from the two Comparable M&A Transactions groups and the two DCF present values calculated using the two terminal median valuation multiples and a 15.25% annual discount rate over a period of 4.67 years.

(3)
Values represent the minimum, average and maximum implied values (using the median acquisition multiples derived from the Comparable M&A Transactions groups) and the minimum and maximum implied values of the range of terminal multiples and discount rates in the DCF analyses.

Seacoast Comparable Companies Analysis.   Hovde used publicly available information to compare selected financial and trading information for Seacoast and a group of 12 publicly-traded financial institutions selected by Hovde which was based on publicly-traded banks headquartered in Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia with total assets between $5.0 billion and $20.0 billion. The following publicly-traded financial institutions comprised the comparable peer group:
Atlantic Union Bankshares Corp.	ServisFirst Bancshares, Inc.
Home Bancshares, Inc.	FB Financial Corporation
Trustmark Corporation	First Bancorp
WesBanco, Inc.	Amerant Bancorp Inc.
Renasant Corporation	The First Bancshares, Inc.
TowneBank	City Holding Company
The analysis compared publicly available financial and market trading information for Seacoast and the data for the 12 financial institutions identified above as of and for the most recent twelve-month period which was publicly available. The table below compares the data for Seacoast and the median data for the 12 financial institutions identified above, with pricing data as of May 2, 2022 obtained from S&P Global Market Intelligence.

	Market Cap ($M)	Price/ Tangible Book Value	Price/ 2022E EPS	Price/ 2023E EPS	Dividend Yield	YTD Price Change	Two Year Total Return
Seacoast	$2,040.6	187.7%	16.9x	13.5x	2.03%	(5.23)%	58.1%
Comparable Companies
Median	$1,788.3	161.8%	12.0x	10.3x	2.90%	(11.7)%	57.3%
Seacoast fell within the range of the pricing metrics of the comparable companies. No company used as a comparison in the above analyses is identical to Seacoast. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.
Other Factors and Analyses.   Hovde took into consideration various other factors and analyses, including but not limited to: current market environment; merger and acquisition environment; movements in the common stock valuations of selected publicly-traded banking companies; and movements in the Russell 3000 Index.
Conclusion.   Based upon the foregoing analyses and other investigations and assumptions as set forth in its opinion, without giving specific weightings to any one factor, analysis or comparison, Hovde determined that, as of the date of its opinion, subject to the matters, assumptions and limitations set forth in the opinion, the Aggregate Merger Consideration to be received by the shareholders of Drummond in the Merger pursuant to the Agreement is fair from a financial point of view to the shareholders of Drummond.
Material U.S. Federal Income Tax Consequences of the Merger
The following discussion describes the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Drummond common stock that exchange their shares of Drummond common stock for shares of Seacoast common stock in the merger. This summary is based upon the Code, Treasury regulations promulgated thereunder, judicial authorities, published positions of the Internal Revenue Service and other applicable authorities, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion.
For purposes of this discussion, a “U.S. holder” means a beneficial owner of Drummond common stock that is for U.S. federal income tax purposes (i) an individual citizen or resident of the U.S., (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the U.S. or any state or political subdivision thereof or the District of Columbia, (iii) a trust if  (a) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source. This discussion addresses only U.S. holders of Drummond common stock.
This discussion addresses only those Drummond common shareholders that hold their shares of Drummond common stock as a capital asset within the meaning of Section 1221 of the Code (generally, stock held for investment). Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or if you are subject to special treatment under the U.S. federal income tax laws, including if you are:
•
a financial institution;

•
a tax-exempt organization;

•
an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•
retirement plans, individual retirement accounts or other tax-deferred accounts;

•
an insurance company;

•
a regulated investment company;

•
a real estate investment trust;

•
a dealer or broker in stocks and securities, commodities or currencies;

•
a trader in securities that elects the mark-to-market method of accounting;

•
a holder of Drummond stock that received such stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•
a person that is not a U.S. holder (as defined above);

•
a person that has a functional currency other than the U.S. dollar;

•
a holder of Drummond stock that holds such stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•
a U.S. expatriate.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger and it does not address any other U.S. federal tax consequences (such as gift or estate taxes or the unearned income Medicare contribution tax. The actual tax consequences of the merger to you may be complex. These consequences will depend on your individual situation. Holders of Drummond common stock are urged to consult with their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of any changes in those laws.
If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Drummond common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Drummond common stock should consult their own tax advisors.
Tax Consequences of the Merger Generally
In connection with the filing with the SEC of the registration statement of which this proxy statement/prospectus is a part, Alston & Bird LLP, counsel to Seacoast, has rendered its tax opinion to Seacoast, and Hacker, Johnson & Smith, PA, tax advisor to Drummond, has rendered its tax opinion to Drummond in each case to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Copies of such tax opinions are attached as Exhibits 8.1 and 8.2 to the registration statement.
The parties intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to Seacoast’s obligation to complete the merger that it receive an opinion from Alston & Bird LLP, dated the closing date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to Drummond’s obligation to complete the merger that it receive an opinion from Hacker, Johnson & Smith, PA, dated the closing date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The opinion of Alston & Bird LLP provided on behalf of Seacoast, and the opinion of Hacker, Johnson & Smith, PA provided on behalf of Drummond, will be based on representation letters provided by Seacoast and Drummond and on customary factual assumptions. The opinion described above will not be binding on the Internal Revenue Service or any court. Drummond and Seacoast have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger. There can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth in this discussion. In addition, if any of the representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.
Provided the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, each of Seacoast and Drummond will be a party to such reorganization within the meaning of Section 368(b) of the Code, and neither Seacoast nor Drummond will recognize any gain or loss as a result of the merger.
Provided the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, as a U.S. holder of Drummond common stock that exchanges all of your Drummond common stock for

Seacoast common stock, you will not recognize income, gain or loss for U.S. federal income tax purposes, except, as discussed below, with respect to cash received in lieu of fractional shares of Seacoast common stock or upon the exercise of dissenters’ rights.
The aggregate tax basis of the Seacoast common stock you receive in the merger (including any fractional shares deemed received and redeemed for cash as described below) will be the same as the aggregate tax basis of the Drummond common stock surrendered in exchange therefor, reduced by any basis allocable to a fractional share of Seacoast common stock for which cash is received. The holding period of the Seacoast common stock received (including any fractional shares deemed received and sold for cash as described below) will include the holding period of the Drummond shares surrendered.
If a U.S. holder acquired different blocks of Drummond common stock at different times or at different prices, the Seacoast common stock such holder receives will be allocated pro rata to each block of Drummond common stock, and the basis and holding period of each block of Seacoast common stock such holder receives will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Drummond common stock exchanged for such block of Seacoast common stock.
Cash In Lieu of Fractional Shares
If you receive cash in lieu of a fractional share of Seacoast common stock, you will be treated as having received the fractional share of Seacoast common stock pursuant to the merger and then as having sold that fractional share of Seacoast common stock for cash in a redemption by Seacoast. As a result, assuming that the cash received is not treated as a dividend (as described below), you generally will recognize gain or loss equal to the difference between the amount of cash received and the tax basis allocated to such fractional share. This gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if, as of the effective date of the merger, your holding period for the shares (including the holding period of the Drummond common stock deemed surrendered in exchange for a fractional share of Seacoast common stock) is greater than one year. The deductibility of capital losses is subject to limitations.
Potential Dividend Treatment
In some cases, if a holder of Drummond common stock actually or constructively owns shares of Seacoast common stock (other than the shares of Seacoast common stock received as consideration in connection with the merger), the holder’s recognized gain could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income to the extent of the holder’s ratable share of Seacoast’s accumulated earnings and profits (as calculated for U.S. federal income tax purposes). The determination of whether a U.S. holder will recognize a capital gain or dividend income as a result of its exchange of Drummond common stock in the merger is complex and must be determined on a stockholder-by-stockholder basis. Accordingly, each holder should consult his, her or its own independent tax advisor as to the tax consequences of the merger, including such determination, in its particular circumstances.
Information Reporting and Backup Withholding
In certain instances, you may be subject to information reporting and backup withholding (currently at a rate of 24%) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:
•
furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

•
provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not additional tax and will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.

A Drummond shareholder who receives Seacoast common stock as a result of the merger will be required to retain records pertaining to the merger. Each Drummond shareholder who is required to file a U.S. federal income tax return and who is a “significant holder” that receives Seacoast common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury regulations Section 1.368-3 setting forth information regarding the parties to the merger, the date of the merger, such Drummond shareholder’s basis in the Drummond common stock surrendered and the fair market value of the Seacoast common stock received in the merger. A “significant holder” is a holder of Drummond common stock who, immediately before the merger, owned at least 1% (by vote or value) of the outstanding stock of Drummond or securities of Drummond with a basis for U.S. federal income tax purposes of at least $1 million.
Exercise of Dissenters’ Rights
As part of the exercise of dissenters’ rights, a Drummond shareholder will exchange all of its Drummond common stock for cash. A U.S. holder that receives only cash in exchange for its Drummond common stock will generally recognize gain or loss equal to the difference between the amount of cash received and such U.S. holder’s adjusted tax basis in its Drummond common stock. This gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for its shares of Drummond common stock exceeds one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses may be subject to limitations.
This discussion of certain material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of Drummond common stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty. Holders of Drummond common stock are also urged to consult their tax advisors with respect to the effect of possible changes in any of those laws after the date of this proxy statement/prospectus.
Accounting Treatment
The merger will be accounted for using the acquisition method of accounting with Seacoast treated as the acquiror. Under this method of accounting, Drummond’s assets and liabilities will be recorded by Seacoast at their respective fair values as of the date of completion of the merger. Financial statements of Seacoast issued after the merger will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of Seacoast.
Regulatory Approvals
Under federal law, the merger must be approved by the Federal Reserve and the bank merger must be approved by the OCC. Once the Federal Reserve approves the merger (unless such requirement for approval has been waived), the parties must wait for up to 30 days before completing the merger. With the concurrence of the U.S. Department of Justice and permission from the Federal Reserve, however, the merger may be completed on or after the fifteenth (15th) day after approval from the Federal Reserve (unless such requirement for approval has been waived). Similarly, after receipt of approval of the bank merger from the OCC, the parties must wait for up to 30 days before completing the bank merger. If, however, there are no adverse comments from the U.S. Department of Justice and Seacoast receives permission from the OCC to do so, the bank merger may be completed on or after the fifteenth (15th) day after approval from the OCC.
The parties have obtained the necessary regulatory approvals of the Federal Reserve and the OCC. Approval from the OCC was received on August 11, 2022 and the Federal Reserve on August 15, 2022. See “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 69.

Appraisal Rights for Drummond Shareholders
Holders of Drummond common stock as of the record date are entitled to appraisal rights under the FBCA. Pursuant to Section 607.1302 of the FBCA, a Drummond shareholder who does not wish to accept the merger consideration to be received pursuant to the terms of the merger agreement may dissent from the merger and elect to receive the fair value of his or her shares of Drummond common stock immediately prior to the consummation of the merger, excluding any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable. Under the terms of the merger agreement, if 5% or more of the outstanding shares of Drummond common stock validly exercise their appraisal rights, then Seacoast will not be obligated to complete the merger.
In order to exercise appraisal rights, a dissenting Drummond shareholder must strictly comply with the statutory procedures of Sections 607.1301 through 607.1340 of the FBCA, which are summarized below. A copy of the full text of those Sections is included as Appendix C to this proxy statement/prospectus. Drummond shareholders are urged to read Appendix C in its entirety and to consult with their legal advisors. Each Drummond shareholder who desires to assert his or her appraisal rights is cautioned that failure on his or her part to adhere strictly to the requirements of Florida law in any regard will cause a forfeiture of any appraisal rights.
Procedures for Exercising Dissenters’ Rights of Appraisal.
The following summary of Florida law is qualified in its entirety by reference to the full text of the applicable provisions of the FBCA, a copy of which is included as Appendix C to this proxy statement/prospectus.
A dissenting shareholder who desires to exercise his or her appraisal rights must file with Drummond, prior to the taking of the vote on the merger agreement, a written notice of intent to demand payment for his or her shares if the merger is effectuated. A vote against the merger agreement will not alone be deemed to be the written notice of intent to demand payment and will not be deemed to satisfy the notice requirements under the FBCA. A dissenting shareholder need not vote against the merger agreement, but cannot vote, or allow any nominee who holds such shares for the dissenting shareholder to vote, any of his or her shares of Drummond common stock in favor of the merger agreement. A vote in favor of the merger agreement will constitute a waiver of the shareholder’s appraisal rights. A shareholder’s failure to vote against the merger agreement will not constitute a waiver of such shareholder’s dissenters’ rights. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to:
Drummond Banking Company
1627 North Young Boulevard
Chiefland, Florida 32626
Attn: Luther Drummond
All such notices must be signed in the same manner as the shares are registered on the books of Drummond. If a Drummond shareholder has not provided written notice of intent to demand fair value before the vote on the proposal to approve the merger agreement is taken at the special meeting, then the Drummond shareholder will be deemed to have waived his or her appraisal rights.
Within 10 days after the completion of the merger, Seacoast must provide to each Drummond shareholder who filed a notice of intent to demand payment for his or her shares a written appraisal notice and an election form that specifies, among other things:
•
the date of the completion of the merger;

•
Seacoast’s estimate of the fair value of the shares of Drummond common stock;

•
where to return the completed appraisal election form and the shareholder’s stock certificates and the date by which each must be received by Seacoast or its agent, which date with respect to the receipt of the appraisal election form may not be fewer than 40, nor more than 60, days after the date Seacoast sent the appraisal election form to the shareholder (and shall state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless such form is received by Seacoast by such specified date) and which with respect to the return of stock certificates must not be earlier than the date for receiving the appraisal election form;
•
that, if requested in writing, Seacoast will provide to the shareholder so requesting, within 10 days after the date set for receipt by Seacoast of the appraisal election form, the number of shareholders who return the forms by such date and the total number of shares owned by them; and

•
the date by which a notice from the Drummond shareholder of his or her desire to withdraw his or her appraisal election must be received by Seacoast, which date must be within 20 days after the date set for receipt by Seacoast of the appraisal election form from the Drummond shareholder.

The form must also contain Seacoast’s offer to pay to the Drummond shareholder the amount that it has estimated as the fair value of the shares of Drummond common stock and include Drummond’s financial statements, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest applicable interim financial statements if any, and a copy of Section 607.1301-607.1340, and request certain information from the Drummond shareholder, including:
•
the shareholder’s name and address;

•
the number of shares as to which the shareholder is asserting appraisal rights;

•
that the shareholder did not vote for the merger;

•
whether the shareholder accepts the offer of Seacoast to pay its estimate of the fair value of the shares of Drummond common stock to the shareholder; and

•
if the shareholder does not accept the offer of Seacoast, the shareholder’s estimated fair value of the shares of Drummond common stock and a demand for payment of the shareholder’s estimated value plus interest.

A dissenting shareholder must execute the appraisal election form and submit it together with the certificate(s) representing his or her shares, in the case of certificated shares, by the date specified in the notice. Any dissenting shareholder failing to return a properly completed appraisal election form and his or her stock certificates within the period stated in the form will lose his or her appraisal rights and be bound by the terms of the merger agreement. Upon returning the appraisal election form, a dissenting shareholder will be entitled only to payment pursuant to the procedure set forth in the applicable sections of the FBCA and will not be entitled to vote or to exercise any other rights of a shareholder, unless the dissenting shareholder withdraws his or her demand for appraisal within the time period specified in the appraisal election form.
A dissenting shareholder who has delivered the appraisal election form and his or her Drummond common stock certificates may decline to exercise appraisal rights and withdraw from the appraisal process by giving written notice to Seacoast within the time period specified in the appraisal election form. Thereafter, a dissenting shareholder may not withdraw from the appraisal process without the written consent of Seacoast. Upon such withdrawal, the right of the dissenting shareholder to be paid the fair value of his or her shares will cease, and he or she will be reinstated as a shareholder and will be entitled to receive the merger consideration.
If the dissenting shareholder accepts the offer of Seacoast in the appraisal election form to pay Seacoast’s estimate of the fair value of the shares of Drummond common stock, payment for the shares of the dissenting shareholder is to be made within 90 days after the receipt of the appraisal election form by Seacoast or its agent. Upon payment of the agreed value, the dissenting shareholder will cease to have any right to receive any further consideration with respect to such shares.
A shareholder who is dissatisfied with Seacoast’s estimate of the fair value of the shares of Seacoast common stock must notify Seacoast of the shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus accrued interest, if and to the extent applicable, in the appraisal election form within the time period specified in the form. Seacoast has certain prepayment rights under Section 607.1326 of the FBCA. A shareholder who fails to notify Seacoast in writing of the shareholder’s demand to be paid its stated estimate of the fair value of the shares plus accrued interest within the required time period waives the right to demand payment and will be entitled only to the payment offered by Seacoast in the appraisal election form.
A shareholder must demand appraisal rights with respect to all of the shares registered in his or her name, except that a record shareholder may assert appraisal rights as to fewer than all of the shares registered in the record shareholder’s name but which are owned by a beneficial shareholder or a voting trust beneficial owner, if the record shareholder objects with respect to all shares owned by the beneficial shareholder or a voting trust beneficial owner and such shares were acquired before the record date. A record shareholder must notify Drummond in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. A beneficial shareholder and a voting trust beneficial owner may assert appraisal rights as to any shares held on behalf of the shareholder only if the beneficial shareholder submits to Drummond the record shareholder’s written consent to the assertion of such rights before the date specified in the appraisal election form, and does so with respect to all shares that are beneficially owned by the beneficial shareholder or a voting trust beneficial owner.
Section 607.1330 of the FBCA addresses what should occur if a dissenting shareholder fails to accept the offer of Seacoast to pay the value of the shares as estimated by Seacoast, and Seacoast fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus accrued interest.
If a dissenting shareholder refuses to accept the offer of Seacoast to pay the value of the shares as estimated by Seacoast, and Seacoast fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus accrued interest, if and to the extent applicable, then within 60 days after receipt of a written demand from any dissenting shareholder, Seacoast shall file an action in any court of competent jurisdiction in the county in Florida where the registered office of Seacoast, maintained pursuant to Florida law, is located requesting that the fair value of such shares be determined by the court.
If Seacoast fails to institute a proceeding within the above-prescribed period, any dissenting shareholder may do so in the name of Seacoast. All dissenting shareholders whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares and a copy of the initial pleading will be served on each dissenting shareholder as provided by law. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.
Seacoast is required to pay each dissenting shareholder the amount of the fair value of such shareholder’s shares plus accrued interest, if and to the extent applicable, as found by the court, within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder ceases to have any rights to receive any further consideration with respect to such shares other than any amounts ordered to be paid for court costs and attorneys’ fees under Section 607.1331 of the FBCA.
Section 607.1331 of the FBCA provides that the costs of a court appraisal proceeding, including reasonable compensation for, and expenses of, appraisers appointed by the court, will be determined by the court and assessed against Seacoast, except that the court may assess costs against all or some of the dissenting shareholders, in amounts the court finds equitable, to the extent that the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to their appraisal rights. The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, against: (i) Seacoast and in favor of any or all dissenting shareholders if the court finds Seacoast did not substantially comply with the notification provisions set forth in Sections 607.1320 and 607.1322 of the FBCA; or (ii) either Seacoast or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the appraisal rights. If the court in an appraisal proceeding finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against Seacoast, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited. To the extent that Seacoast fails to make a required payment when a dissenting shareholder accepts Seacoast’s offer to pay the value of the shares as estimated by Seacoast, the dissenting shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from Seacoast all costs and expenses of the suit, including attorneys’ fees.
A shareholder entitled to appraisal rights may not challenge a completed corporate action for which appraisal rights are available unless such corporate action was either:
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not authorized and approved in accordance with the applicable provisions of Florida law; or

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procured as a result of fraud, material representation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading.

Also, nothing in the dissenters’ rights statutes operates to override or supersede the provisions of Florida law relating to conflict of interest transactions.
For a discussion of tax consequences with respect to dissenting shares, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 47.
BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF FLORIDA LAW RELATING TO DISSENTERS’ APPRAISAL RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL ADVISORS.
Board of Directors and Management of Seacoast and SNB Following the Merger
The members of the boards of directors and officers of Seacoast and SNB immediately prior to the effective time of the merger will be the directors and officers of the surviving corporation and surviving bank and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
Information regarding the executive officers and directors of Seacoast and SNB is contained in documents filed by Seacoast with the SEC and incorporated by reference into this proxy statement/prospectus, including Seacoast’s Annual Report on Form 10-K for the year ended December 31, 2021 and its definitive proxy statement on Schedule 14A for its 2022 annual meeting, filed with the SEC on April 12, 2022. See “Where You Can Find More Information” and “Documents Incorporated by Reference” beginning on pages i and 91, respectively.
Interests of Drummond Directors and Executive Officers in the Merger
In the merger, the directors and executive officers of Drummond will receive the same merger consideration for their Drummond shares as the other Drummond shareholders. In considering the recommendation of the Drummond board of directors that you vote to approve the merger agreement, you should be aware that some of the executive officers and directors of Drummond may have interests in the merger and may have arrangements, as described below, that may be considered to be different from, or in addition to, those of Drummond shareholders generally. The Drummond board of directors was aware of these interests and considered them, among other matters, in reaching its decision to adopt and approve the merger agreement and to recommend that Drummond shareholders vote in favor of approving the merger agreement. See “The Merger — Background of the Merger” and “The Merger — Drummond’s Reasons for the Merger and Recommendations of the Drummond Board of Directors” beginning on pages 31 and 33, respectively. Drummond’s shareholders should take these interests into account in deciding whether to vote “FOR” the proposal to adopt the merger agreement. These interests are described in more detail below, and certain of them are quantified in the narrative below.
New Employment Agreements
Luther Drummond (Chairman of Drummond and Drummond Bank and President of Drummond), Gray Drummond (Vice President of Drummond and Vice Chairman and Chief Executive Officer of Drummond Bank), Scott Guthrie (President of Drummond Bank) and B. Reese Rowland (President of Nature Coast Insurance, Inc. (“NCI”) and a director of Drummond Bank) have entered into employment agreements with Seacoast and SNB (or Seacoast on behalf of NCI, for Mr. Rowland) effective upon the closing of the merger. The employment agreements are for a term of three years and provide for Luther Drummond and Gray Drummond to each serve as Market Executive of SNB, for Mr. Guthrie to serve as

SVP, Market President of SNB, and for Mr. Rowland to serve as President of NCI. Pursuant to their respective employment agreements, Gray Drummond and Mr. Guthrie are entitled to receive a one-time cash payment of $1,655,000 and $520,000, respectively within 30 days following the closing of the merger, and, subject to their continued employment with SNB, they are entitled to receive quarterly retention payments during the first three years of employment equal to $81,000 per quarter for Gray Drummond and $55,500 per quarter for Mr. Guthrie. Pursuant to their respective employment agreements, upon the closing of the merger, Luther Drummond is entitled to receive a signing bonus of $1,000,000, and Mr. Rowland is entitled to receive $250,000 worth of Seacoast restricted stock that will vest in equal installments on each of the first three anniversaries of such closing, conditioned upon his continued employment with NCI.
Each of the executives are entitled to a base salary ($331,000 for each of Luther Drummond, Gray Drummond and Mr. Guthrie, and $175,000 for Mr. Rowland), reimbursement for business expenses incurred in connection with his services under the employment agreement, and eligibility to participate in the retirement, welfare and fringe benefits offered by SNB (or NCI, for Mr. Rowland) to similarly situated employees. Mr. Guthrie and Mr. Rowland will be entitled to receive an annual bonus as may be authorized by Seacoast from time to time, provided that Mr. Guthrie’s annual bonus for fiscal year 2023 will not be less than $150,000. If the executive’s employment is terminated during the term of the employment agreement by SNB (or NCI, for Mr. Rowland) without cause or by the executive for good reason, then the executive will be entitled to payment of all earned and unpaid salary, payment in lieu of any unused vacation time, payment of any remaining annual retention amounts, and payment of any unreimbursed expenses, along with severance equal to 12 months of the executive’s annual base salary (six months as to Mr. Rowland), conditioned upon their general release of claims against Seacoast and SNB, and, for Gray Drummond or Mr. Guthrie, continuing payment of any remaining portion of their retention bonus, conditioned upon their continuing compliance with their restrictive covenants. During their employment with SNB (or NCI, for Mr. Rowland) and for a period ending on the third anniversary following the termination of such employment for Gray Drummond, and ending on the third anniversary following the closing of the merger for Messrs. Luther Drummond, Guthrie and Rowland, the executives have agreed not to compete with Seacoast or SNB (or Seacoast or NCI, for Mr. Rowland) within a restricted area (as defined in the employment agreement) or to solicit employees or customers of Seacoast or SNB (or Seacoast or NCI, for Mr. Rowland).
Director Restrictive Covenant Agreement; Claims Letters
Each director of Drummond and Drummond Bank has entered into a restrictive covenant agreement, covering a three-year period commencing with the effective time of the merger, with Seacoast in the form attached as Exhibit D to the merger agreement attached as Appendix A to this proxy statement/prospectus. In addition, certain officers and directors of Drummond have entered into a claims letter in the form attached as Exhibit C to the merger agreement attached as Appendix A to this proxy statement/prospectus, by which they have agreed to release certain claims against Drummond, effective as of the effective time of the merger.
Indemnification and Insurance
As described under “The Merger Agreement — Indemnification and Directors’ and Officers’ Insurance,” after the effective time of the merger, Seacoast will indemnify and defend the present and former directors, officers and employees of Drummond and its subsidiaries against claims pertaining to matters occurring at or prior to the closing of the merger as permitted by Drummond’s articles of incorporation, bylaws and the FBCA. Seacoast also has agreed, for a period of no less than six years after the effective time of the merger, to provide coverage to present and former directors and officers of Drummond pursuant to Drummond’s existing directors’ and officers’ liability insurance. This insurance policy may be substituted, but must contain at least the same coverage and amounts, and contain terms no less advantageous than the coverage currently provided by Drummond.
Severance Benefits
In connection with the merger, employees of Drummond, including officers (except for any officers of Drummond who receive change in control benefits in connection with an existing employment or retention agreement or the Employment Agreements), whose employment terminates during the six-month period following the closing of the merger will be entitled to receive a severance payment equal to two (2) weeks’ pay for each year of employment with Drummond as of such date of termination, with a four (4) week minimum and a twenty (20) week maximum, if such employee is classified an exempt employee within the meaning of the Code. Employees classified as non-exempt employees will be entitled to receive a severance payment equal to one (1) week’s pay for each year of employment with Drummond as of the date of such termination, with a two (2) week minimum and a ten (10) week maximum.

PROPOSAL 2: ADJOURNMENT OF THE DRUMMOND SPECIAL MEETING
Drummond shareholders are being asked to approve the adjournment proposal.
If this adjournment proposal is approved, the Drummond special meeting could be adjourned to any date. If the Drummond special meeting is adjourned, Drummond shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on the adjournment proposal, your shares of Drummond common stock will be voted in favor of the adjournment proposal.
The adjournment proposal will be approved if the votes of Drummond common stock cast in favor of the adjournment proposal, in person or by proxy at the special meeting, exceed the votes cast against the adjournment proposal.
THE DRUMMOND BOARD OF DIRECTORS RECOMMENDS THAT DRUMMOND SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

THE MERGER AGREEMENT
This section of the proxy statement/prospectus describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement/prospectus is subject to, and qualified in its entirety by reference to, the complete text of the merger agreement, which is attached as Appendix A to this document and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read the full text of the merger agreement, as it is the legal document governing the mergers. This section is not intended to provide you with any factual information about Drummond or Seacoast. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings that Seacoast makes with the SEC as described in the section entitled “Where You Can Find More Information” beginning on page i of this proxy statement / prospectus.
Explanatory Note Regarding the Merger Agreement
The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Seacoast contained in this proxy statement/prospectus or in the public reports of Seacoast filed with the SEC may supplement, update or modify the factual disclosures about Seacoast contained in the merger agreement. The merger agreement contains representations and warranties by Drummond, on the one hand, and representations and warranties by Seacoast, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by Drummond and Seacoast were qualified and subject to important limitations agreed to by Drummond and Seacoast in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the mergers if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC or other regulatory bodies, and some were qualified by the matters contained in the confidential disclosure schedules that Drummond and Seacoast each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any person as characterizations of the actual state of facts about Drummond and Seacoast at the time they were made or otherwise and should be read only in conjunction with the other information provided elsewhere in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information.”
The Merger and the Bank Merger
The boards of directors of Seacoast and Drummond have each unanimously approved and adopted the merger agreement, which provides for the merger of Drummond with and into Seacoast, with Seacoast as the surviving company in the Merger.
The merger agreement also provides that immediately after the effective time of the merger, Drummond Bank, a wholly-owned subsidiary of Drummond, will merge with and into SNB, with SNB surviving the merger as the surviving bank in the merger. Each share of Drummond common stock outstanding immediately prior to the effective time of the merger (excluding shares held by Drummond, SNB, Drummond Bank, Seacoast and their wholly-owned subsidiaries, and dissenting shares described below) shall be converted into the right to receive the merger consideration as described further below. Each share of Seacoast common stock outstanding immediately prior to the effective time of the merger will remain outstanding as one share of Seacoast common stock and will not be affected by the merger

All shares of Seacoast common stock received by Drummond shareholders in the merger will be freely tradable, except that shares of Seacoast common stock received by persons who become affiliates of Seacoast for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.
Closing and Effective Time of the Merger
Seacoast and Drummond will use their reasonable best efforts to cause the closing to occur on or before November 30, 2022, provided that if such date is not practicable, a mutually agreeable date, which will be no later than ten business days following the date on which satisfaction or waiver of all closing conditions has occurred (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction and waiver thereof), which is the date when the effective time is to occur, unless otherwise agreed to by the parties. Simultaneously with the closing of the merger, Seacoast will file articles of merger with the Secretary of State of the State of Florida. The merger will become effective at such time as the articles of merger are filed or such other time as may be specified in the articles of merger.
We currently expect that the merger will be completed early in the fourth quarter of 2022 subject to the approval of the merger agreement by Drummond shareholders, and subject to other conditions as described further in this proxy statement/prospectus. However, completion of the merger could be delayed if there is a delay in satisfying any other conditions to the merger. No assurance is made as to whether, or when, Seacoast and Drummond will complete the merger. See “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 69.
Merger Consideration
Under the terms of the merger agreement, each share of Drummond common stock outstanding immediately prior to the effective time of the merger (excluding certain shares held by Drummond, Seacoast and their wholly-owned subsidiaries, and dissenting shares described below) will be converted into the right to receive 51.9561 shares of Seacoast common stock (which we refer to as the “merger consideration,”). Please see “The Merger Agreement  —  Merger Consideration” beginning on page 59 for more information. If Drummond’s consolidated tangible shareholders’ equity as of the close of business on the fifth business day prior to the closing date is less than $104.539 million (less the after-tax impact of permitted expenses) and Drummond Bank’s general allowance for loan and lease losses is less than 1.77% of total loans and leases outstanding (excluding loan originated under the PPP), Seacoast shall have the option to adjust the merger consideration downward, including a corresponding downward adjustment to the exchange ratio, or terminate the merger agreement.
For each fractional share that would otherwise be issued, Seacoast will pay cash (without interest) in an amount equal to such fractional part of a share of Seacoast common stock multiplied by the average daily volume weighted average price of Seacoast common stock on the NASDAQ Global Select Market for the ten (10) trading days ending on the trading day immediately prior to the determination date, less any applicable withholding taxes. The “determination date” is defined in the merger agreement as the later of the date on which the last required consent obtained without regard to any requisite waiting period or the date on which Drummond shareholder approval is obtained. No holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share.
A Drummond shareholder also has the right to obtain the fair value of his or her shares of Drummond common stock in lieu of receiving the merger consideration by strictly following the appraisal procedures under the FBCA. Shares of Drummond common stock outstanding immediately prior to the effective time of the merger and which are held by a shareholder who does not vote to approve the merger agreement and who properly demands the fair value of such shares pursuant to, and who complies with, the appraisal procedures under the FBCA are referred to as “dissenting shares.” Dissenting shares shall not be entitled to receive the applicable merger consideration unless and until such shareholder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the merger under the FBCA. See “The Merger — Appraisal Rights for Drummond Shareholders” beginning on page 51.
If Seacoast or Drummond change the number of shares of Seacoast common stock or Drummond common stock outstanding prior to the effective time of the merger as a result of a reorganization,

recapitalization, reclassification, stock dividend, stock split, reverse stock split or similar recapitalization with respect to the Seacoast common stock or Drummond common stock, then the merger consideration shall be appropriately and proportionately adjusted.
Based upon the closing sale price of the Seacoast common stock on the NASDAQ Global Select Market of $32.32 on August 31, 2022, the last practicable trading date prior to the printing of this proxy statement/prospectus, each share of Drummond common stock will be entitled to be exchanged for total merger consideration with a value equal to approximately $1,679.22 per share.
The value of the shares of Seacoast common stock to be issued to Drummond shareholders in the merger will fluctuate between now and the closing date of the merger. We make no assurances as to whether or when the merger will be completed, and you are advised to obtain current sale prices for the Seacoast common stock. See “Risk Factors — Because the sale price of the Seacoast common stock will fluctuate, you cannot be sure of the value of the stock consideration that you will receive in the merger until the closing.”
Exchange Procedures
Seacoast has appointed as the exchange agent under the merger agreement its exchange agent, Continental Stock Transfer and Trust Company. The merger agreement requires Seacoast to cause the exchange agent as promptly as practicable after the effective time and within five business days, to send to each former holder of shares of Drummond common stock, but excluding the holders, if any, of dissenting shares, transmittal materials for use in exchanging such holder’s Drummond certificates or electronic book-entry shares for the merger consideration. Upon surrender to the transfer agent of its certificates, a holder will be entitled to receive the merger consideration and any cash in lieu of a fractional share of Seacoast common stock to be issued.
Subject to law, following the surrender of any certificate or book-entry shares, there shall be issued and/or paid to the holder of the certificates representing whole shares of Seacoast common stock issued in exchange for Drummond common stock, without interest: (i) at the time of such surrender, the dividends or other distributions with a record date after the effective time of the merger payable with respect to the whole shares of Seacoast common stock and not paid; and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to shares of Seacoast common stock with a record date after the effective time of the merger and with a payment date subsequent to surrender.
On or before the closing date, the stock transfer books of Drummond will be closed and there will be no further transfers on the stock transfer books of Drummond.
Organizational Documents of Surviving Holding Company and Surviving Bank; Directors and Officers
The organizational documents of Seacoast in effect immediately prior to the effective time of the merger shall be the organizational documents of the surviving company after the effective time of the merger, and the directors and officers of Seacoast immediately prior to the effective time of the merger shall continue as the directors and officers of Seacoast following the effective time of the merger.
In addition, the organizational documents of SNB in effect immediately prior to the effective time of the bank merger shall be the organizational documents of the surviving bank after the effective time of the bank merger. The directors and officers of SNB immediately prior to the effective time of the bank merger shall continue as the directors and officers of the surviving bank following the effective time of the bank merger.
Conduct of Business Pending the Merger
Pursuant to the merger agreement, Drummond has agreed to certain restrictions on its activities until the effective time of the merger. In general, Drummond has agreed that, except as otherwise contemplated or permitted by the merger agreement, it will:
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conduct its business in the ordinary course consistent with past practice;

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use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships;

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maintain its books, accounts and records in the usual manner on a basis consistent with that previously employed; and

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provide Seacoast with Drummond’s consolidated balance sheets (including related notes and schedules, if any), and related statements of operations and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) prepared for any periods subsequent to the date of the merger agreement.

Both Seacoast and Drummond have agreed to take no action that would adversely affect or delay (i) the receipt of Drummond shareholder approval of the merger agreement, (ii) the receipt of regulatory or governmental approvals required for the transactions contemplated by the merger agreement, (iii) the performance of their respective covenants and agreements or (iv) the consummation of the transactions contemplated by the merger agreement.
Drummond has also agreed that except as otherwise permitted by the merger agreement, as required by applicable laws or a governmental entity, or with the prior written consent of Seacoast (not to be unreasonably withheld or delayed) it will not, and will not permit any of its subsidiaries, to do any of the following:
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amend its organizational documents or any resolution or agreement concerning indemnification of its directors or officers;

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adjust, split, combine, subdivide or reclassify any capital stock;

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make, declare, set aside or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares its capital stock;

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grant any securities or obligations convertible into or exercisable for or giving any person any right to subscribe for or acquire, or any options, calls, restricted stock, deferred stock awards, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument;

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issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock;

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make any change in any instrument or contract governing the terms of any of its securities;

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make any investment in any other person, other than in the ordinary course of business or consistent with past practice or permitted by the merger agreement;

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charge off or sell (except in the ordinary course of business consistent with past practices or as required by GAAP or applicable law or regulatory authority) any of its portfolio of loans, discounts or financing leases or sell any asset held as other real estate owned (“OREO”) or other foreclosed assets for an amount less than its book value;

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terminate or allow to be terminated any of the policies of insurance maintained on its business or property, cancel any material indebtedness owing to it or any claim that it may possess or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

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enter into any new line of business or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies other than as required by law or any policies imposed on it by any governmental authority;

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lend any money or pledge any of its credit in connection with any aspect of its business (except in the ordinary course of business consistent with past practices);

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mortgage or otherwise subject to any lien, encumbrance or other liability any of its assets (except in the ordinary course of business consistent with past practices);

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sell, assign or transfer any of its assets in excess of $50,000 in the aggregate (except in the ordinary course of business consistent with past practices and except for property held as OREO);

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incur any material liability, commitment, indebtedness or obligation or cancel, release or assign any indebtedness of any person or any claims against any person (except (i) in the ordinary course of business consistent with past practice or (ii) pursuant to contracts in force as of the date of the merger agreement and disclosed in the disclosure schedules attached thereto);
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transfer, agree to transfer or grant, or agree to grant a license to, any of its material intellectual property (other than in the ordinary course of business consistent with past practice);

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except in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short term indebtedness) or assume, guarantee, endorse or otherwise become responsible for the obligations of any other person;

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other than purchases of investment securities in the ordinary course of business or in consultation with Seacoast, restructure or change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

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terminate or waive any material provision of any contract other than normal renewals of contracts without materially adverse changes of terms or otherwise amend or modify any material contract;

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other than in the ordinary course of business and consistent with past practice or as required by benefit plans and contracts in effect as of the date of the merger agreement or as agreed to by the parties, (i) increase in any manner the compensation or fringe benefits of, or grant any bonuses to, any director, officer or employee, whether under a benefit plan or otherwise, (ii) pay any pension or retirement allowance not required by any existing benefit plan or contract to any director, officer or employee, (iii) become a party to, amend or commit itself to any benefit plan or contract (or any individual contracts evidencing grants or awards) or employment agreement, retention agreement or severance arrangement with or for the benefit of any director, officer or employee, (iv) accelerate the vesting of, or the lapsing of restrictions with respect to rights pursuant to any Drummond stock plan, except as permitted in the merger agreement, (v) make any changes to a benefit plan that are not required by law, or (vi) hire or terminate the employment of a chief executive officer, president, chief financial officer, chief risk officer, chief credit officer, internal auditor, general counsel or other officer holding the position of senior vice president or above or any employee with annual base salary and incentive compensation that is reasonably anticipated to exceed $100,000;

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settle any litigation, except in the ordinary course of business;

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revalue any of its assets or change any method of accounting or accounting practice used by it or its subsidiaries, other than changes required by GAAP or the FDIC or any regulatory authority;

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make, change or revoke any tax election;

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adopt or change any tax accounting method;

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file any amended tax return;

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settle or compromise any tax liability;

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enter into any closing agreement as described in Section 7121 of the Internal Revenue Code (or any similar provision of applicable law) or surrender any right to claim a refund of taxes or consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect to taxes;

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knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the merger not being satisfied, except as may be required by applicable law;

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merge or consolidate with any other person;

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acquire assets outside of the ordinary course of business consistent with past practices from any other person with a value or purchase price in the aggregate in excess of $50,000, other than purchase obligations pursuant to contracts in effect prior to the execution of the merger agreement and set forth in the disclosure schedules attached to the merger agreement;

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enter into any contract that is material and would have been material had it been entered into prior the execution of the merger agreement;

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make any adverse changes in the mix, rates, terms or maturities of its deposits or other liabilities, other than in the ordinary course of business and consistent with past practices;

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close or relocate any existing branch or facility;

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make any extension of credit that, when added to all other extensions of credit to a borrower and its affiliates, would exceed its applicable regulatory lending limits;

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take any action or fail to take any action that will cause Drummond’s consolidated tangible shareholders’ equity to be less than $104.539 million at the effective time of the merger;

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make any loans, or enter into any commitments to make loans, which vary other than in immaterial respects from its written loan policies (subject to certain exceptions and thresholds, provided that Drummond Bank may extend or renew credit or loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of current loans);

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take any action that at the time of taking such action is reasonably likely to prevent, or would materially interfere with, the consummation of the merger;

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knowingly take any action that would prevent or impede the merger and the bank merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

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agree or commit to take any of the actions set forth above.

Company Shareholder Approval
Drummond has agreed to call a meeting of its shareholders as soon as reasonably practicable after the Registration Statement on Form S-4 is declared effective by the SEC for the purpose of obtaining the approval of the merger agreement by the holders of at least a majority of the outstanding shares of Drummond common stock and such other matters as the Drummond board of directors may direct. Drummond has further agreed to use its reasonable best efforts to cause such shareholder meeting to occur as soon as reasonably practicable.
Regulatory Matters
This proxy statement/prospectus forms part of a Registration Statement on Form S-4 which Seacoast has filed with the SEC. Seacoast has agreed to use all reasonable efforts to cause the Registration Statement to be declared effective.
Each of Seacoast and Drummond has agreed to use all reasonable best efforts to obtain all permits required by the securities laws, including state securities law or “blue sky” permits, necessary to carry out the transactions contemplated by the merger agreement and each of Seacoast and Drummond has agreed to furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.
Seacoast and Drummond have agreed to use all respective reasonable best efforts to take, or cause to be taken, in good faith, all actions and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, to permit the consummation of the merger as promptly as practicable.
Seacoast and Drummond will consult with each other with respect to the obtaining of all regulatory consents and other material consents advisable to consummate the transactions contemplated by the merger agreement, and each party will keep the other apprised of the status of material matters relating to the completion of the transactions contemplated by the merger agreement.
Seacoast and Drummond have agreed to promptly furnish to each other copies of applications filed with all governmental authorities and copies of written communications received by such party from any governmental authorities with respect to the transactions contemplated by the merger agreement. Additionally, each of Seacoast and Drummond has agreed to cooperate fully with and furnish information to the other party, and obtain all consents of, and give all notices to and making all filings with, all governmental authorities and other third parties that may be or become necessary for the performance of its obligations under the merger agreement and the consummation of the other transactions contemplated by the merger agreement.

In connection with seeking regulatory approval for the merger, Seacoast is not required to agree to any condition or consequence that would, after the effective time of the merger, have a material adverse effect on Seacoast or any its subsidiaries, including Drummond.
NASDAQ Listing
Seacoast has agreed to cause the shares of Seacoast common stock to be issued to the holders of Drummond common stock in the merger to be authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance, prior to the effective time of the merger.
Employee Matters
Following the effective time of the merger, Seacoast has agreed to maintain employee benefit plans and compensation opportunities for full-time active employees of Drummond on the closing date of the merger (referred to below as “covered employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are available on a uniform and non-discriminatory basis to similarly situated employees of Seacoast or its subsidiaries (provided that in no event are covered employees eligible to participate in any closed or frozen plan of Seacoast or its subsidiaries and provided further that in no event is Seacoast required to take into account any retention arrangements or equity compensation when determining whether employee benefits are substantially comparable). Seacoast will give the covered employees full credit for their prior service with Drummond for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by Seacoast in which covered employees may be eligible to participate and for all purposes under any welfare benefit plans, vacation plans, and similar arrangements maintained by Seacoast.
With respect to any Seacoast health, dental, vision or other welfare plan in which any covered employee is eligible to participate following the closing date of the merger, Seacoast or its applicable subsidiary must use its commercially reasonable best efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to the covered employee to the extent the condition was, or would have been, covered under the Drummond benefit plan in which the covered employee participated immediately prior to the effective time of the merger; and (ii) recognize any health, dental, vision or other welfare expenses incurred by the covered employee in the year that includes the closing date of the merger for purposes of any applicable deductible and annual out-of-pocket expense requirements.
If, within six months after the effective time of the merger, any covered employee (other than those who receive certain payments or retention benefits pursuant to agreements with Drummond) is terminated by Seacoast or its subsidiaries other than “for cause” or as a result of a death, disability or unsatisfactory job performance, then Seacoast will pay severance to the covered employee in an amount equal to its severance policies.
Indemnification and Directors’ and Officers’ Insurance
From and after the effective time of the merger, Seacoast has agreed to indemnify, defend and hold harmless, and pay, compensate and reimburse the present and former directors and officers of Drummond and its subsidiaries against any liability, judgments, fines and amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation arising in whole or in part out of, or pertaining to the fact that such person is or was a director, officer or employee of Drummond or its subsidiaries, or the merger agreement or any of the transactions contemplated by the merger agreement, to the same extent as such persons are indemnified or have the right to advancement of expenses pursuant to the organizational documents of Drummond or such subsidiary and the FBCA. All existing rights to indemnification and all existing limitations on liability existing in favor of the directors, officers and employees of Drummond and its subsidiaries as provided in its organizational documents shall survive the merger and continue in full force and effect and shall be honored by Seacoast.
For a period of no less than six years after the effective time of the merger, Seacoast will provide directors’ and officers’ liability insurance that serves to reimburse the officers and directors of Drummond or Drummond Bank at or prior to the effective time of the merger with respect to claims against them arising from facts or events occurring at or before the effective time of the merger (including the transactions contemplated by the merger agreement). The directors’ and officers’ liability insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the indemnified person as the coverage currently provided by Drummond provided, however, that Seacoast may substitute policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such Drummond policy.
Third Party Proposals
Drummond has agreed that it will not, and will cause its directors, officers, employees and representatives and affiliates not to: initiate, solicit, knowingly encourage or facilitate inquiries or proposals with respect to, or engage or participate in any negotiations concerning, or provide to any person any confidential or nonpublic information or data or have or participate in any discussions with any person relating to, any (i) merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Drummond or its subsidiaries, (ii) tender or exchange offer, that if consummated, would result in any third-party owning 25% or more of any class of equity or voting securities of Drummond or Drummond Bank, (iii) acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Drummond and its subsidiaries or 25% or more of any class of equity or voting securities of Drummond or Drummond Bank, or (iv) other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the merger or that could reasonably be expected to dilute materially the benefits to Seacoast of the transactions contemplated by the merger agreement (items (i)-(iv) collectively referred to as an “acquisition proposal”).
However, the merger agreement provides that at any time prior to the approval of the merger agreement by the Drummond shareholders, if Drummond receives an unsolicited acquisition proposal that does not violate the “no shop” provisions in the merger agreement and Drummond board of directors concludes in good faith that there is a reasonable likelihood that such proposal constitutes or is reasonably likely to result in a superior proposal (as defined below), then Drummond may furnish non-public information or data to the third party making the acquisition proposal and participate in such negotiations or discussions with the third party making the acquisition proposal regarding such proposal, if the Drummond board of directors determines in good faith (and based upon the written advice of its outside counsel) that failure to take such actions would result in a breach of its fiduciary obligations to the Drummond shareholders under applicable law and if Drummond enters into a confidentiality agreement with such third party. Drummond must promptly advise Seacoast in writing within twenty-four hours following receipt of any acquisition proposal and the substance of such proposal and must keep Seacoast apprised of any related developments, discussions and negotiations (including the terms and conditions of the acquisition proposal) on a current basis.
A “superior proposal” means any bona fide, unsolicited, written “acquisition proposal” for at least a majority of the outstanding shares of Drummond common stock on terms that the Drummond board of directors concludes in good faith to be more favorable to the shareholders from a financial point of view than the merger and the other transactions contemplated by the merger agreement (including taking into account the terms, if any, proposed by Seacoast to amend or modify the terms of the transactions contemplated by the merger agreement in response to such proposal), (i) after receiving the written advice of its financial advisor, (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms set forth in the merger agreement) and (iii) after taking into account all legal (with the written advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of the proposal and any other relevant factors permitted under applicable law, is more favorable to the Drummond shareholders from a financial point of view than the merger (including the terms, if any, proposed by Seacoast to amend or modify the terms of the transactions contemplated by the merger agreement).
The merger agreement generally prohibits Drummond’s board of directors from making a change in recommendation (i.e., from withdrawing or modifying in a manner adverse to Seacoast the recommendation of the Drummond board of directors set forth in this proxy statement/prospectus that the Drummond shareholders vote to approve the merger agreement, or from making or causing to be made any third party or public communication proposing or announcing an intention to withdraw or modify in a manner adverse to Seacoast such recommendation). At any time prior to the approval of the merger agreement by the Drummond shareholders, however, the Drummond board of directors may effect a change in recommendation in response to a bona fide, unsolicited, written acquisition proposal that the Drummond board of directors concludes in good faith that there is a reasonable likelihood that such acquisition proposal constitutes or is reasonably likely to result in a superior proposal and if the board concludes in good faith (and based upon the written advice of its outside legal counsel) that the failure to accept such superior proposal would result in a breach of its fiduciary obligations to Drummond shareholders under applicable law, then the board may terminate the merger agreement and enter into a definitive agreement with respect to such superior proposal.
The Drummond board of directors may not make a change in recommendation, or terminate the merger agreement to pursue a superior proposal, unless: (i) Drummond has not breached any of the provisions of the merger agreement relating to third party acquisition proposals in any respect; (ii) the Drummond board of directors determines in good faith (after consultation with outside legal counsel and its financial advisors) that such superior proposal continues to be or is reasonably expected to continue to be a superior proposal (after taking into account all adjustments to the terms of the merger agreement offered by Seacoast); (iii) Drummond has given Seacoast at least four business days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any superior proposal including the identity of the person making such superior proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the person making such superior proposal; and (iv) before effecting such change in recommendation, Drummond has negotiated and has caused its representatives to negotiate in good faith with Seacoast during the notice period (to the extent Seacoast wishes to negotiate) to enable Seacoast to revise the terms of the merger agreement so that such superior proposal no longer constitutes a superior proposal. In the event of any material change to the terms of a superior proposal, Drummond shall be required to deliver a new written notice to Seacoast and the four business day negotiation period with Seacoast shall have recommenced.
If the Drummond board of directors makes a change in recommendation, if Drummond terminates the merger agreement to enter into an agreement with respect to a superior proposal, or if Drummond’s shareholders do not approve the merger agreement and Drummond enters into an agreement with respect to an acquisition proposal within twelve months from the date the merger agreement is terminated, Drummond could be required to pay Seacoast a termination fee of $7.8 million in cash. See “The Merger Agreement  —  Termination,” and “The Merger Agreement  —  Termination Fee.”
Approval of 280G Payments
In the event that the execution of the merger agreement and the consummation of the transactions contemplated thereby would entitle any person who is a “disqualified individual” to a “parachute payment” (as such terms are defined in Section 280G of the Internal Revenue Code and the regulations promulgated thereunder) absent approval by the Drummond shareholders, then Drummond has agreed to take all necessary actions (including obtaining any required waivers or consents from each disqualified individual) to submit to a shareholder vote in a manner that satisfies the shareholder approval requirements for exemption under Section 280G of the Internal Revenue Code and the regulations promulgated thereunder, the right of each disqualified individual to receive or retain, as applicable, any payments and benefits to the extent necessary so that no payment or benefit received by such disqualified person shall be deemed a parachute payment. Such vote will establish the disqualified individual’s right to the payment or benefits.
Systems Integration; Operating Functions
From and after the date of the merger agreement, Drummond shall and shall cause Drummond Bank and its directors, officers and employees to and shall make all commercially reasonable best efforts (without undue disruption to their business) to cause Drummond Bank’s data processing consultants and software providers to, cooperate and assist Drummond and Seacoast in connection with an electronic and systems conversion of all applicable data of Drummond and Drummond Bank to the Seacoast systems, including the training of Drummond and Drummond Bank employees during normal banking hours. Additionally, Drummond shall provide Seacoast access to its data files to facilitate the conversion process, including but not limited to (i) sample data files with data dictionary no later than 30 days following the date of the merger agreement, (ii) a full set of data files, including electronic banking and online bill payment data, for mapping and mock conversion no later than 180 days prior to the targeted conversion date as determined by Seacoast, (iii) a second full set of data files from which to establish CIS records, deposit shells, electronic banking accounts, bill payment, payees and order debit cards no later than 45 days prior to the targeted conversion date, and (iv) a final set of data files no later than the date of the targeted conversion date. Drummond shall coordinate and participate in regular meetings between data processing vendors and Seacoast representatives, to begin within 30 days following the date of the merger agreement, to facilitate system integration. Prior to the effective time, Drummond shall take any action that Seacoast may reasonably request to facilitate the combination of the operations of the respective banks and Drummond shall allocate and apply resources with appropriate expertise and authority to effectuate such requests. Drummond shall cooperate with Seacoast in connection with the planning for the efficient and orderly combination of the parties and the operation of SNB after the merger, and in preparing for the consolidation of appropriate operating functions to be effective at the effective time of the merger, or such later time as may be decided by Seacoast. Drummond shall provide office space and support services in connection with the foregoing, and senior officers of Drummond and Seacoast shall meet from time to time as Drummond or Seacoast may reasonably request, to review the financial and operational affairs of Drummond and its subsidiaries, and Drummond shall give due consideration to Seacoast’s input on such matters, with the understanding that, neither Seacoast nor SNB will be permitted to exercise control of Drummond or Drummond Bank prior to the effective time of the merger and Drummond and Drummond Bank shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws. Drummond will be responsible for all conversion and deconversion fees and expenses, regardless of whether the merger becomes effective.
Seacoast Advisory Board
Seacoast has agreed to form an advisory board in Drummond Bank’s current market area and has agreed to extend an invitation to each member of the Drummond board of directors immediately prior to the effective time to serve on such advisory board.
Representations and Warranties
The merger agreement contains generally customary representations and warranties of Seacoast and Drummond relating to their respective businesses. The representations and warranties of each of Seacoast and Drummond have been made solely for the benefit of the other party, and these representations and warranties should not be relied on by any other person. In addition, these representations and warranties:
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have been qualified by information set forth in confidential disclosure schedules in connection with signing the merger agreement — the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

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will not survive consummation of the merger;

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may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

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are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

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were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

The representations and warranties made by Seacoast and Drummond to each other primarily relate to:
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corporate organization, existence, power and standing;

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corporate authorization to enter into the merger agreement and to consummate the merger;

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absence of any breach of organizational documents, violation of law or breach of agreements as a result of the merger;

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regulatory approvals required in connection with the merger;

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capitalization;

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ownership of subsidiaries;

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financial statements;

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legal proceedings;

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compliance with laws and the absence of regulatory agreements;

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reports filed with governmental entities, including, in the case of Seacoast, the SEC;

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Community Reinvestment Act compliance;

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absence of any actions or any fact or circumstance that would prevent the merger from qualifying as a “reorganization” within the meaning of the Code or materially impede or delay the receipt of any required regulatory consent;

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accuracy of the information supplied by each party for inclusion or incorporation by reference in this proxy statement/prospectus; and

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fees paid to financial advisors.

Drummond has also made representations and warranties to Seacoast with respect to:
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absence of a material adverse effect on Drummond since January 1, 2021 and absence of certain other changes or events;

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tax matters;

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environmental matters;

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employee benefit plans and labor matters;

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material contracts;

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intellectual property;

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loan and investment portfolios;

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adequacy of allowances for losses;

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loans to executive officers and directors;

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privacy of customer information;

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technology systems;

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maintenance of insurance policies;

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corporate documents;

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the inapplicability to the merger of state takeover laws;

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real and personal property;

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investment advisory, insurance and broker-dealer matters;

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investment securities and commodities;

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Volcker Rule;

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opinion of financial advisor;

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transactions with affiliates; and

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cryptocurrency lines of business.

Additionally, Seacoast has also made a representation and warranty to Drummond with respect to the legality of Seacoast common stock to be issued in connection with the merger.
Certain of the representations and warranties of Drummond and Seacoast are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, the term “material adverse effect” means, with respect to Drummond and Seacoast, any change, event, development, violation, inaccuracy or circumstance the effect, individually or in the aggregate, of which is or is reasonably likely to (i) have a material adverse impact on the condition (financial or otherwise), property, business, assets (tangible or intangible) or results of operations or prospects of such party taken as a whole, or (ii) prevent or materially impair, or would be reasonably likely to prevent or materially impair, the ability of such party to perform its obligations under the merger agreement or to timely consummate the merger, the bank merger or the other transactions contemplated by the merger agreement. The definition of “material adverse effect” excludes: (A) the impact of actions and omissions of a party (or its subsidiaries) taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement; (B) changes after the date of the merger agreement in GAAP or regulatory accounting requirements generally applicable to banks and their holding companies; (C) changes after the date of the merger agreement in laws, rules or regulations or interpretations of laws, rules or regulations by governmental authorities of general applicability to banks and their holding companies; and (D) changes after the date of the merger agreement in general economic or market conditions in the United States or any state or territory, in each case generally affecting banks and their holding companies, except, with respect to (B), (C) and (D), if the effects of such changes are disproportionately adverse to the condition (financial or otherwise), property, business, assets (tangible or intangible), liabilities or results of operations of such party and its subsidiaries, taken as a whole, as compared to other banks and their holding companies.
Conditions to Completion of the Merger
Mutual Closing Conditions.   The obligations of Seacoast and Drummond to complete the merger are subject to the satisfaction of the following conditions:
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the approval of the merger agreement by Drummond shareholders;

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all regulatory approvals from the Federal Reserve, the OCC, and any other regulatory approval required to consummate the merger and the bank merger shall have been obtained and remain in full force and effect and all statutory waiting periods shall have expired, and such approvals or consents shall not be subject to any conditions or consequences that would have a material adverse effect on Seacoast or any of its subsidiaries after the effective time of the merger and the bank merger, including Drummond and Drummond Bank;

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the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger or the other transactions contemplated by the merger agreement;

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the effectiveness of the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, under the Securities Act of 1933, as amended, and no order suspending such effectiveness having been issued;

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the authorization for listing on the NASDAQ Global Select Market of the shares of Seacoast common stock to be issued in the merger;

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the accuracy of the other party’s representations and warranties in the merger agreement on the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement) other than, in most cases, inaccuracies that would not reasonably be likely to have a material adverse effect on such party;

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the performance and compliance in all material respects by the other party of its respective obligations under the merger agreement;

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the receipt by each party of corporate authorizations and other certificates from the other party; and

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the absence of any event which has had or is reasonably likely to have a material adverse effect on the other party.

Additional Closing Conditions to the Obligations of Seacoast.   In addition to the mutual closing conditions, Seacoast’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

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Drummond’s receipt of all consents required as a result of the transactions contemplated by the merger agreement pursuant to Drummond’s material contracts;

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the holders of no more than 5% of Drummond common stock shall have exercised their dissenters’ rights under the applicable statue;

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Drummond’s consolidated tangible shareholders’ equity as of the close of business on the fifth business day prior to the closing of the merger shall be an amount not less than $104.539 million and Drummond Bank’s general allowance for loan and lease losses shall be an amount not less than 1.77% of total loans and leases outstanding (excluding loans made pursuant to the PPP);

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the completion of certain items set forth on the Seacoast disclosure schedule;

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receipt by Seacoast of an opinion of its counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

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the receipt of executed claims letters and restrictive covenant agreements from certain executive officers and/or directors of Drummond and Drummond Bank;

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the delivery of a non-foreign affidavit by Drummond; and

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Drummond shall have taken all actions necessary to prevent certain payments and benefits received by executives of Drummond in connection with the merger from being deemed a parachute payment as defined in Section 280G of the Code.

Additional Closing Condition to the Obligations of Drummond.   In addition to the mutual closing conditions, Drummond’s obligation to complete the merger is subject to the receipt by Drummond of an opinion to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.
Termination
The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement by Drummond shareholders, as follows:
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by mutual consent of the board of directors of Drummond and the board of directors or executive committee of the board of directors of Seacoast; or

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by the board of directors of either Seacoast or Drummond, if there is a breach by the other party of any representation, warranty, covenant or other agreement set forth in the merger agreement, that would, if occurring or continuing on the closing date, result in the failure to satisfy the closing conditions of the party seeking termination and such breach cannot be or is not cured within 30 days following written notice to the breaching party or which breach cannot be cured prior to November 30, 2022; or

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by the board of directors of either Seacoast or Drummond, if a requisite regulatory consent has been denied and such denial has become final and non-appealable; or

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by the board of directors of either Seacoast or Drummond, if the Drummond shareholders fail to approve the merger agreement at a duly held meeting of such shareholders or any adjournment or postponement thereof; or

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by the board of directors of either Seacoast or Drummond, if the merger has not been completed by November 30, 2022, unless the failure to complete the merger by such date is due to a breach of the merger agreement by the party seeking to terminate the merger agreement; or

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by the board of directors of Seacoast, if (i) the Drummond board of directors withdraws, qualifies or modifies their recommendation that the Drummond shareholders approve the merger agreement in a manner adverse to Seacoast, or resolves to do any of the foregoing, (ii) Drummond fails to substantially comply with any of the provisions of the merger agreement relating to third party acquisition proposals, or (iii) Drummond’s board of directors recommends, endorses, accepts or agrees to a third party acquisition proposal; or

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by the board of directors of Drummond, in order to enter into an agreement relating to a superior proposal in accordance with the provisions of the merger agreement relating to third party acquisition proposals (provided that Drummond has not materially breached any such provisions); or

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by the board of directors of Drummond during the five day period commencing on the determination date (as defined in the merger agreement as the later of: (i) the date on which the last required regulatory approval is obtained without regard to any requisite waiting period; or (ii) the date on which the Drummond shareholder approval is obtained), if and only if the (a) buyer ratio (defined in the merger agreement to mean the number obtained by dividing the average closing price (defined in the merger agreement to mean the daily volume weighted average price of Seacoast common stock during the ten (10) consecutive full trading days ending on the trading day prior to the determination date) by $34.71) is less than 0.85 and (b) the buyer ratio is less than the number obtained by (i) dividing the average of the index price (defined in the merger agreement to mean the closing price on any given trading day) for the ten (10) consecutive trading days preceding the determination date by the average of the index price for the ten (10) consecutive trading days ending on the last trading day immediately preceding the date of the first public announcement of the entry into the merger agreement and (ii) subtracting 0.20 from the quotient; or

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by the board of directors of Seacoast, if holders of more than 5% in the aggregate of Drummond common stock have voted such shares against the merger agreement or the merger at the Drummond special meeting and have given notice of their intent to exercise their dissenters’ rights in accordance with the FBCA.

Termination Fee
Drummond will owe Seacoast a $7.8 million termination fee if:
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(i) either party terminates the merger agreement in the event that approval by the shareholders of Drummond is not obtained at a meeting at which a vote was taken; or (ii) Seacoast terminates the merger agreement (a) as a result of a willful breach of a covenant or agreement by Drummond or Drummond Bank; (b) because Drummond has withdrawn, qualified or modified its recommendation to shareholders in a manner adverse to Seacoast; or (c) because Drummond has failed to substantially comply with the no-shop covenant or its obligations under the merger agreement by failing to hold a special meeting of Drummond shareholders; and

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(1) Drummond receives or there is a publicly announced third party acquisition proposal that has not been formally withdrawn or abandoned prior to the termination of the merger agreement; and (2) within 12 months of the termination of the merger agreement, Drummond either consummates a third party acquisition proposal or enters into a definitive agreement or letter of intent with respect to a third party acquisition proposal; or

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Seacoast terminates the merger agreement as a result of the board of directors of Drummond recommending, endorsing, accepting or agreeing to a third party acquisition proposal; or

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Drummond terminates the merger agreement because the board of directors of Drummond has determined in accordance with the provisions in the merger agreement relating to acquisition proposals that a superior proposal has been made and has not been withdrawn and none of Drummond or its representatives has failed to comply in all material respects with the terms of merger agreement relating to third party acquisition proposals.

Except in the case of a breach of the merger agreement, the payment of the termination fee will fully discharge Drummond from any losses that may be suffered by Seacoast arising out of the termination of the merger agreement.
Waiver; Amendment
The merger agreement, including the disclosure letters and exhibits, may be amended at any time before the effective time of the merger, by subsequent writing signed by each of the parties, whether before or after the Drummond shareholders have approved the transactions contemplated by the merger agreement, except to the extent that any such amendment would require the approval of the shareholders, unless such required approval is obtained.
The merger agreement, including the disclosure letters and exhibits, may be amended at any time before or after approval of the matters presented in connection with the merger by Drummond, in writing signed on behalf of each of the parties, provided that after any approval of the transactions contemplated by the merger agreement by the Drummond shareholders, there may not be, without further approval of the Drummond shareholders, any amendment of the merger agreement that requires the approval of Drummond shareholders.
At any time prior to the effective time of the merger, the parties may, to the extent legally allowed: (i) waive any default in the performance of any term of the merger agreement by the other party; (ii) waive or extend the time for the compliance or fulfillment of any of the obligations or other acts of the other party; and (iii) waive any or all of the conditions precedent to the obligations contained in the merger agreement on the part of the other party. Any agreement on the part of a party to any extension or waiver must be in writing signed on behalf of such party by a duly authorized officer of such party. Any such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of any subsequent or other failure.
Expenses
Regardless of whether the merger is completed, all expenses incurred in connection with the merger, the merger agreement and other transactions contemplated thereby will be paid by the party incurring the expenses, except that Seacoast has paid the filing fee for the Registration Statement on Form S-4 of which this proxy statement/prospectus is a part and will pay any other filings fees with the SEC in connection with the merger and Seacoast will pay one half of the costs and expenses of printing and mailing this proxy statement/prospectus.
Governing Law
The merger agreement is governed by and will be construed in accordance with the laws of the State of Florida, without regard to any applicable principles of conflicts of laws that would result in the application of the law of another jurisdiction, except that the laws of the United States shall govern the consummation of the bank merger.

COMPARISON OF SHAREHOLDERS’ RIGHTS
Seacoast and Drummond are each incorporated under the laws of the State of Florida and, accordingly, the rights of their shareholders are governed by Florida law and their respective articles of incorporation and bylaws. After the merger, each share of Drummond common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive the merger consideration, which will consist of Seacoast common stock. As a result, the rights of former shareholders of Drummond who receive shares of Seacoast common stock in the merger and the bank merger, respectively, will be determined by reference to Seacoast’s articles of incorporation and bylaws and Florida law. Set forth below is a description of the material differences between the rights of the shareholders of each of Drummond and Seacoast. The following summary does not include a complete description of all differences between the rights of the shareholders of and Seacoast, nor does it include a complete discussion of the respective rights of the shareholders Drummond and Seacoast.
The following summary is qualified in its entirety by reference to the Florida Business Corporation Act, or the FBCA, Seacoast’s articles of incorporation and bylaws and Drummond’s articles of incorporation and bylaws. Seacoast and Drummond urge you to carefully read this entire proxy statement/prospectus, the relevant provisions of the FBCA, Seacoast’s articles of incorporation and bylaws and Drummond’s articles of incorporation and bylaws and each other document referred to in this proxy statement/prospectus for a more complete understanding of the differences between the rights of Seacoast shareholders and the rights of Drummond shareholders. Drummond will send copies of its articles of incorporation and bylaws to you, without charge, upon your request. Seacoast’s articles and bylaws are filed as exhibits to its Form 10-K, filed on February 28, 2022, and are incorporated by reference herein. See the section entitled “Where You Can Find More Information” beginning on page i of this proxy statement/prospectus.
	DRUMMOND	SEACOAST
Capital Stock	Holders of Drummond capital stock are entitled to all the rights and obligations provided to capital shareholders under the FBCA and Drummond’s articles of incorporation and bylaws.	Holders of Seacoast capital stock are entitled to all the rights and obligations provided to capital shareholders under the FBCA and Seacoast’s articles of incorporation and bylaws.
Authorized	Drummond’s authorized capital stock consists of 800,000 shares of common stock, par value $10.29 per share.	Seacoast’s authorized capital stock consists of 120,000,000 shares of common stock, par value $0.10 per share, and 4,000,000 shares of preferred stock, stated value $0.10 per share (2,000 of which are designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A and 50,000 of which are designated as Mandatorily Convertible Noncumulative Nonvoting Preferred Stock, Series B).
Outstanding	As of August 22, 2022, there were 98,846 shares of Drummond common stock outstanding.	As of July 31, 2022, there were 61,414,213 shares of Seacoast common stock outstanding and no shares of Seacoast preferred stock outstanding.
Voting Rights	Holders of Drummond common stock are entitled to one vote per share in the election of directors and on all matters submitted to a vote at a meeting of shareholders.	Holders of Seacoast common stock generally are entitled to one vote per share in the election of directors and on all matters submitted to a vote at a meeting of shareholders.

	DRUMMOND	SEACOAST
Cumulative Voting	No shareholder has the right of cumulative voting in the election of directors.	No shareholder has the right of cumulative voting in the election of directors.
Dividends
Under the FBCA, a corporation may make a distribution, unless after giving effect to the distribution:
•
The corporation would not be able to pay its debts as they come due in the usual course of business; or

•
The corporation’s assets would be less than the sum of its total liabilities plus (unless the articles of incorporation provide otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

In addition, under Federal Reserve policy, a bank holding company should consult with the Federal Reserve and eliminate, defer or significantly reduce its dividends if:
•
its net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends;

•
its prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; or

it will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.
Holders of Seacoast common stock are subject to the same provisions of the FBCA and the Federal Reserve Policy adopted in 2009.
Number of Directors	Drummond’s bylaws provide that the number of directors serving on the Drummond board of directors shall be such number as	Seacoast’s bylaws provide that the number of directors serving on the Seacoast board of directors shall be such number as

	DRUMMOND	SEACOAST
determined from time to time by a resolution of the holders of a majority of the outstanding shares of stock. The number of directors may be increased or decreased from time to time by action of the Board of Directors, but no decrease shall have the effect of shortening the terms of any incumbent director. Drummond directors are elected on an annual basis and serve until the next annual meeting of the Drummond shareholders and until their respective successors are duly elected and qualified. There are currently two directors serving on the Drummond board of directors.
determined from time to time by a vote of 66 2∕3% of the whole board of directors and a majority of the Continuing Directors (director who either (i) was first elected as a director of the company prior to March 1, 2002 or (ii) was designated as a Continuing Directors by a majority vote of the Continuing Directors), but in no event shall be fewer than three directors nor greater than fourteen directors (exclusive of the directors to be elected by the holders of one or more series of preferred stock voting separately as a class).
There are currently eleven directors serving on the Seacoast board of directors.
The Seacoast board of directors is divided into three classes, with the members of each class of directors serving staggered three-year terms and with approximately one-third of the directors being elected annually. As a result, it would take a dissident shareholder or shareholder group at least two annual meeting of shareholders to replace a majority of the directors of Seacoast. Each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified, subject to such directors’ death, resignation or removal.

Election of Directors	Under the FBCA, unless otherwise provided in the articles of incorporation, directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in an election of directors the annual meeting at which a quorum is present. Drummond’s articles of incorporation do not otherwise provide for the vote required to elect directors.
Seacoast directors are similarly elected in accordance with FBCA and its articles of incorporation do not otherwise provide for the vote required to elect directors.
However, notwithstanding the plurality standard, in an uncontested election for directors, our Corporate Governance Guidelines provide that if any director nominee receives a greater number of votes “withheld” from his or her

	DRUMMOND	SEACOAST
election than votes “for” such election, then the director will promptly tender his or her resignation to the board of directors following certification of the shareholder vote, with such resignation to be effective upon acceptance by the board of directors. The Compensation and Governance Committee would then review and make a recommendation to the board of directors as to whether the board should accept the resignation, and the board of directors would ultimately decide whether to accept the resignation.
Removal of Directors	Under the FBCA, directors may be removed with or without cause. A director may be removed by the shareholders at a meeting of shareholders, provided the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director.	Seacoast’s bylaws provide that directors may be removed only for cause upon the affirmative vote of (1) 66 2/3% of all shares of common stock entitled to vote and (2) holders of a majority of the outstanding common stock that are not beneficially owned or controlled, directly or indirectly, by any person (1) who is the beneficial owner of 5% or more of the common stock or (2) who is an affiliate of Seacoast and at any time within the past five years was the beneficial owner of 5% or more of Seacoast’s then outstanding common stock (“Independent Majority of Shareholders”) at a shareholders’ meeting duly called and held for that purpose upon not less than 30 days’ prior written notice.
Vacancies on the Board of Directors	Drummond’s bylaws provide that in the event of any vacancy on the board of directors, the board of directors may fill such vacancy. A director elected to fill a vacancy shall be elected for the unexpired portion of the term of his predecessor in office.	Seacoast’s bylaws provide that vacancies in the Seacoast’s board of directors may be filled by the affirmative vote of (1) 66 2/3% of all directors and (2) majority of the Continuing Directors, even if less than a quorum exists, or if no directors remain, by the affirmative vote of not less than 66 2/3% of all shares of common stock entitled to vote and an Independent Majority of Shareholders.

	DRUMMOND	SEACOAST
Action by Written Consent
The FBCA provides that any action of the board of directors, which is required or permitted to be taken at a meeting, may be taken without a meeting if consent in writing, setting forth the action to be taken, and signed by all members of the board of directors, is filed in the minutes of the proceedings of the board of directors or such committee. Action shall be effective when the last director signs the consent, unless the consent specifies a different effective date. The consent signed shall have the effect of a meeting vote and may be described as such in any document.
Drummond’s bylaws also provide that any action required or permitted to be taken at an annual meeting or special meeting of the shareholders may be taken without a meeting, without prior notice, and without a vote if the action is taken by the holders of 80% outstanding stock entitled to vote thereon. The action must be evidenced by one or more written consents executed by the requisite percentage of Drummond shareholders in order to be effective.
Seacoast’s articles of incorporation provide that no action may be taken by written consent except as may be provided in the designation of the preferences, limitations and relative rights of any series of Seacoast’s preferred stock. Any action required or permitted to be taken by the holders of Seacoast’s common stock must be effected at a duly called annual or special meeting of such holders, and may not be effected by any consent in writing by such holders.
Advance Notice Requirements for Shareholder Nominations and Other Proposals	None.
Any Seacoast shareholder entitled to vote generally on the election of directors may recommend a candidate for nomination as a director. A shareholder may recommend a director nominee by submitting the name and qualifications of the candidate the shareholder wishes to recommend to Seacoast’s Compensation and Governance Committee, c/o Seacoast Banking Corporation of Florida, 815 Colorado Avenue, P. O. Box 9012, Stuart, Florida 34995.
To be considered, recommendations with respect to an election of directors to be held

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at an annual meeting must be received not less than 60 days nor more than 90 days prior to the anniversary of Seacoast’s last annual meeting of shareholders (or, if the date of the annual meeting is changed by more than 20 days from such anniversary date, within 10 days after the date that Seacoast mails or otherwise gives notice of the date of the annual meeting to shareholders), and recommendations with respect to an election of directors to be held at a special meeting called for that purpose must be received by the 10th day following the date on which notice of the special meeting was first mailed to shareholders.
Notice of Shareholder Meeting	Notice of each shareholder meeting must be mailed to each shareholder entitled to vote not less than 10, nor more than 60 days before the date of the meeting.	Notice of each shareholder meeting must be given to each shareholder entitled to vote not less than 10, nor more than 60 days before the date of the meeting.
Amendments to Charter
Drummond’s articles of incorporation may be amended in accordance with the FBCA.
Subject to certain requirements set forth in Section 607.1003 of the FBCA, amendments to a corporation’s articles of incorporation must be approved by a corporation’s board of directors and holders of a majority of the outstanding stock of a corporation entitled to vote thereon. The board of directors must recommend the amendment to the shareholders, unless the board of directors determines that, because of a conflict of interest or other special circumstances, it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment.
The FBCA also allows the board of directors to amend the articles of incorporation without
Seacoast’s articles of incorporation have similar amendment provisions, except that the affirmative vote of (1) 66 2/3% of all of shares outstanding and entitled to vote, voting as classes, if applicable, and (2) an Independent Majority of Shareholders will be required to approve any change of Articles VI (“Board of Directors”), VII (“Provisions Relating to Business Combinations”), IX (“Shareholder Proposals”) and X (“Amendment of articles of incorporation”) of the articles of incorporation.

	DRUMMOND	SEACOAST
shareholder approval in certain discrete circumstances (for example, to change the par value for a class or series of shares).
Amendments to Bylaws	Drummond’s bylaws may be amended, consistent with the bylaws adopted by the shareholders, or any part thereof that has not been adopted by the shareholders may be repealed, by the board of directors, at any meeting by a majority vote of the directors present and voting.	Seacoast’s bylaws may be amended by a vote of (1) 66 2/3% of all directors and (2) majority of the Continuing Directors. In addition, the shareholders may also amend the Bylaws by the affirmative vote of (1) 66 2/3% of all shares of common stock entitled to vote and (2) an Independent Majority of Shareholders.
Special meeting of Shareholders	Drummond’s bylaws provide that special meetings of shareholders of Drummond may be called by the president of Drummond, or by shareholders holding at least a majority of the outstanding shares of Drummond.	Seacoast’s bylaws provide that special meetings of the shareholders, for any purpose or purposes unless prescribed by statute, may be called by the Chairman of the Board or the Executive Chairman of the Board, the Chief Executive Officer, the President or by the board of directors. The notice of such meeting must state the purpose of such meeting and no business may be transacted at the meeting except as stated in such notice. A special meeting of shareholders may be called by the Chief Executive Officer at the written request of the holders of shares representing not less than 50% of the voting.
Quorum	Drummond’s bylaws provide that a majority of the outstanding shares of Drummond entitled to vote shall constitute a quorum at a meeting of shareholders.	A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at any shareholder meeting.
Proxy	At any meeting of shareholders, a shareholder may be represented by a proxy appointed by an instrument executed in writing by the shareholder, or by his duly authorized attorney-in fact; but no proxy shall be valid after eleven months from its date, unless the instrument appointing the proxy provides for a longer period.	Seacoast’s bylaws provide that a shareholder, a person entitled to vote on behalf of a shareholder pursuant to law, or an attorney in fact, may vote the shareholder’s shares in person or by proxy. A shareholder may appoint a proxy to vote or otherwise act for him/her by signing an appointment form, either personally or by his/her attorney in fact. An executed telegram or

	DRUMMOND	SEACOAST
cablegram appearing to have been transmitted by such person, or a photographic, photo static, telecopy, electronic transmission (including a .PDF file) or equivalents reproduction of an appointment form is a sufficient appointment form. An appointment of a proxy is effective when received by the Secretary or other officer authorized to tabulate votes and is valid for up eleven months, unless a longer period is expressly provided in the appointment form. The death or incapacity of a shareholder appointing a proxy does not affect the right of the Corporation to accept the proxy’s authority unless notice of the death or incapacity is received by the Secretary or other officer authorized to tabulate votes before the proxy exercises his authority under the appointment. A proxy shall be irrevocable if it conspicuously states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.
Preemptive Rights	Drummond’s shareholders do not have preemptive rights.	Seacoast’s shareholders do not have preemptive rights.
Shareholder Rights Plan/Shareholders’ Agreement
Two or more shareholders may provide for the manner in which they will vote their shares by signing an agreement for that purpose.
When a shareholder’s agreement is signed, the shareholders parties thereto shall deliver copies of the agreement to Drummond’s principal office.
Seacoast does not have a rights plan. Neither Seacoast nor Seacoast shareholders are parties to a shareholders’ agreement with respect to Seacoast’s capital stock.
Indemnification of Directors and Officers	Drummond’s officers, directors, employees, and agents, are entitled to indemnification rights as authorized by the FBCA.	Seacoast’s bylaws provide that Seacoast may indemnify its current and former directors, officers, employees and agents in accordance with that provided under the FBCA.
Certain Business Combination Restrictions	Drummond’s articles of incorporation do not contain any provision regarding business	Seacoast’s articles of incorporation do not contain any provision regarding business

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	combinations between Drummond and significant shareholders.	combinations between Seacoast and significant shareholders.
Fundamental Business Transactions	Drummond’s articles of incorporation do not contain any provision regarding fundamental business transactions.	Seacoast’s articles of incorporation provide that Seacoast needs the affirmative vote of 66 2/3% of all shares of common stock entitled to vote for the approval of any merger, consolidation, share exchange or sale, exchange, lease, transfer, purchase and assumption of assets and liabilities, or assumption of liabilities of Seacoast or any subsidiary of all or substantially all of the corporation’s consolidated assets or liabilities or both, unless the transaction is approved and recommended to the shareholders by the affirmative vote of 66 2/3% of all directors and a majority of the Continuing Directors.
Non-Shareholder Constituency Provision	Drummond’s articles of incorporation do not contain a provision that expressly permits the board of directors to consider constituencies other than the shareholders when evaluating certain offers.	Seacoast’s articles of incorporation provide that in connection with the exercise of its judgment in determining what is in the best interest of the corporation and its shareholders when evaluating certain offers, in addition to considering the adequacy and form of the consideration, the board shall also consider the social and economic effects of the transaction on Seacoast and its subsidiaries, its and their employees, depositors, loan and other customers, creditors, and the communities in which Seacoast and its subsidiaries operate or are located; the business and financial condition, and the earnings and business prospects of the acquiring person or persons, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition, and other likely financial obligations of the acquiring person or persons, and

	DRUMMOND	SEACOAST
the possible effect of such conditions upon the corporation and its subsidiaries and the other elements of the communities in which the corporation and its subsidiaries operate or are located; the competence, experience, and integrity of the person and their management proposing or making such actions; the prospects for a successful conclusion of the business combination prospects; and Seacoast’s prospects as an independent entity.
Dissenters’ Rights	Under the FBCA, a shareholder generally has the right to dissent from any merger to which the corporation is a party, from any sale of all assets of the corporation, or from any plan of exchange and to receive fair value for his or her shares. See “The Merger — Appraisal Rights for Drummond Shareholders” and Appendix C.	Under the FBCA, dissenters’ rights are not available to holders of shares of any class or series of shares which is designated as a national market system security or listed on an interdealer quotation system by the National Association of Securities Dealers, Inc. Accordingly, holders of Seacoast common stock are not entitled to exercise dissenters’ rights under the FBCA.

BUSINESS OF DRUMMOND BANKING COMPANY
General
Drummond Banking Company is a bank holding company under the Bank Holding Company Act of 1956, as amended, for Drummond Community Bank, and is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System and the Florida Office of Financial Regulation and is a corporation organized under the laws of the State of Florida. Drummond Community Bank is a Florida-chartered state nonmember bank, which commenced operations in 1990, and is subject to the supervision and regulation of the Florida Office of Financial Regulation and Federal Deposit Insurance Corporation. Drummond Community Bank is a full-service commercial bank, providing a wide range of business and consumer financial services in its target marketplaces. Drummond’s executive offices are located in Chiefland, Florida. As of June 30, 2022, Drummond had total consolidated assets of approximately $1.018 billion, total consolidated deposits of approximately $919 million, total consolidated net loans of approximately $560 million, and total consolidated shareholders’ equity of approximately $80 million.
For additional financial information regarding Drummond, see the financial statements of Drummond attached as Appendix D to this proxy statement/prospectus.
Drummond Community Bank’s website is www.drummondbank.com. The information on Drummond Community Bank’s website is not part of this proxy statement/prospectus, and the reference to the Drummond Community Bank website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.
Business
Historically, Drummond Community Bank’s market areas have been served both by large banks headquartered out of state as well as a number of community banks offering a higher level of personal attention, recognition and service. The large banks have generally applied a transactional business approach, based upon volume considerations, to the market while community banks have traditionally offered a more service/relationship approach.
Drummond Community Bank provides a range of consumer and commercial banking services to individuals, businesses, and industries. The basic services offered by Drummond Community Bank include: demand deposit interest bearing and noninterest bearing accounts, money market deposit accounts, savings accounts, time deposits, self-service safe deposit boxes, direct deposit, notary services, cashier’s checks, domestic and international collections, savings bond redemptions, automated teller machines (ATM) with membership in the Star and Presto ATM networks, (MasterCard) debit cards, drive-through tellers, night depository, banking by mail, online banking and online bill payment services. Drummond Community Bank offers consumer loans, both collateralized and uncollateralized, and Home Equity Lines of Credit (HELOC). In addition, Drummond Community Bank makes secured and unsecured commercial and real estate loans, Small Business Administration (SBA) and United States Department of Agriculture (USDA) government guaranteed loans, and issues financial and stand-by letters of credit.
Drummond Community Bank’s target market is consumers, professionals, small businesses, and commercial real estate investors. The small business customer (typically a commercial entity with sales of $20 million or less) has the opportunity to generate significant revenue for Drummond Community Bank yet is generally underserved by large bank competitors. These customers generally can afford Drummond Community Bank more profitability opportunities than the average retail customer.
The revenues of Drummond Community Bank are primarily derived from interest on, and fees received in connection with, real estate and other loans, from interest and dividends from investment securities, service charge income generated from demand accounts, gain on sale of government guaranteed loans, and ATM fees. The principal sources of funds for Drummond Community Bank’s lending activities are its deposits (primarily commercial deposits), loan repayments, and proceeds from investment securities. The principal expenses of Drummond Community Bank are the interest paid on deposits, operating and general administrative expenses.

As is the case with banking institutions generally, Drummond Community Bank’s operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Federal Reserve and the FDIC. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. Drummond Community Bank faces strong competition in the attraction of deposits (the primary source of lendable funds) and in the origination of loans. See “Competition” below.
Banking Services
Commercial Banking.   Drummond Community Bank focuses its commercial loan originations on small and mid-sized business (generally up to $20 million in annual sales) and such loans are usually accompanied by significant related deposits. Commercial underwriting is driven by cash flow analysis supported by collateral analysis and review. Commercial loan products include commercial real estate construction and term loans; working capital loans and lines of credit; demand, term and time loans; and equipment, inventory and accounts receivable financing. Drummond Community Bank offers a range of cash management services and deposit products to commercial customers. Online banking is currently available to commercial and consumer customers.
Retail Banking.   Drummond Community Bank’s retail banking activities emphasize consumer deposit and checking accounts. An extensive range of these services is offered by Drummond Community Bank to meet the varied needs of its customers from young persons to senior citizens. In addition to traditional products and services, Drummond Community Bank offers contemporary products and services such as debit cards, mutual funds and annuities, internet banking and electronic bill payment services. Consumer loan products offered by Drummond Community Bank include home equity lines of credit, second mortgages, new and used auto loans, new and used boat loans, overdraft protection, and unsecured personal credit lines.
Government Guaranteed Lending.   Drummond Community Bank makes SBA and USDA Loans underwritten and structured to provide a source of fee income largely from the process of originating product for sale of the guaranteed portion on the secondary market.
Employees
As of June 30, 2022, Drummond Community Bank employed 203 full-time employees and two part‑time employees. The employees are not represented by a collective bargaining unit. Drummond Community Bank considers relations with employees to be good.
Properties
The main office of Drummond Community Bank is located at 1627 N. Young Blvd., Chiefland, Florida 32626. Drummond Community Bank also has banking offices located at:
16449 SW Archer Road, Archer, Florida, 32618
331 East Hathaway Avenue, Bronson, Florida, 32621
7060 C Street, Cedar Key, Florida, 32625
104 NE Hwy 351, Cross City, Florida, 32628
1160 North Suncoast Boulevard, Crystal River, Florida, 34429
7075 SW Highway 27, Fort White, Florida, 32038
3833 SW 37th Boulevard, Gainesville, Florida, 32608
3436 W University Avenue, Gainesville, Florida, 32607
2455 North Citrus Hills Boulevard, Hernando, Florida, 34442
350 SW Main Blvd, Lake City, Florida, 32025
3882 West US Hwy 90, Lake City, Florida, 32055
307 East Main Street, Mayo, Florida, 32066
2811 SW 27th Avenue, Ocala, Florida, 34471
25873 SE US 19, Old Town, Florida, 32680

1502 E Wade Street, Trenton, Florida, 32693
342 East Noble Avenue, Williston, Florida, 32696
120 SW 7th Street, Williston, Florida, 32696
Legal Proceedings
Drummond Community Bank is periodically a party to or otherwise involved in legal proceedings arising in the normal course of business such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to its business. Management does not believe that there is any pending or threatened proceeding against Drummond Community Bank which, if determined adversely, would have a material adverse effect on Drummond Community Bank’s financial position, liquidity, or results of operations.
Competition
Drummond Community Bank encounters strong competition both in making loans and in attracting deposits. The deregulation of the banking industry and the widespread enactment of state laws which permit multi-bank holding companies as well as an increasing level of interstate banking have created a highly competitive environment for commercial banking. In one or more aspects of its business, Drummond Community Bank competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries. Most of these competitors, some of which are affiliated with bank holding companies, have substantially greater resources and lending limits, and may offer certain services that Drummond Community Bank does not currently provide. In addition, many of Drummond Community Bank’s non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks. Recent federal and state legislation has heightened the competitive environment in which financial institutions must conduct their business, and the potential for competition among financial institutions of all types has increased significantly. There is no assurance that increased competition from other financial institutions will not have an adverse effect on Drummond Community Bank’s operations.
Management
Directors.   The Board of Directors of Drummond is comprised of two individuals and the Board of Directors of Drummond Community Bank is comprised of 10 individuals. The directors of Drummond Community Bank serve until the next annual meeting of shareholders, and until their respective successor has been duly elected and qualified. The following sets forth certain information regarding the directors of Drummond and Drummond Community Bank.
Directors of Drummond:
Name	Position Held with Drummond
Luther Drummond	Chairman and President
Gray Drummond	Vice-President
Directors of Drummond Community Bank:
Name	Principal Occupation
Luther Drummond	Chairman
Gray Drummond	Chief Executive Officer
Joe Anderson	Owner – Road Construction Co.
Don Quincey	Owner – Cattle Co.
Lynetta Griner	Owner – Timber Co.
Paige Brookins	Owner – Restaurant

Name	Principal Occupation
Reese Rowland	Insurance agency President
Mike Doerr	Owner – Oil Distributor
Todd Etheridge	Market Executive
Scott Guthrie	President
Executive Officers.   The following sets forth information regarding the executive officers of Drummond and Drummond Community Bank. The officers of Drummond and Drummond Community Bank serve at the pleasure of their respective Board of Directors.
Name	Position
Luther Drummond	Chairman and President of Drummond and Chairman of Drummond Community Bank
Gray Drummond	Vice President of Drummond and Chief Executive Officer of Drummond Community Bank
Scott Guthrie	President of Drummond Community Bank
Todd Battle	Secretary and Treasurer of Drummond and Chief Financial Officer of Drummond Community Bank

BENEFICIAL OWNERSHIP OF DRUMMOND COMMON STOCK BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF DRUMMOND
The following sets forth the beneficial ownership of Drummond’s outstanding shares of common stock as of August 22, 2022 by (i) each director and executive officer of Drummond and Drummond Community Bank, (ii) all directors and executive officers of Drummond and Drummond Community Bank as a group; and (iii) each holder of 5% or more of the shares. Except as set forth in the table, no other person or entity is known by Drummond to beneficially own more than 5% of the outstanding shares of Drummond common stock.
The percentage of beneficial ownership is calculated in relation to the 98,846 outstanding shares of Drummond common stock. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities. Except as otherwise indicated, to Drummond’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.
Name of Individual	Amount and Nature of Beneficial Ownership	Percent of Class
Directors
Luther Drummond	-0-	—
Gray Drummond	60(a)	0.06%
Joe Anderson	-0-	—
Don Quincey	2,000(b)	2.02%
Lynetta Griner	4,000(c)	4.05%
Scott Guthrie	-0-	—
Paige Brookins	2,000(d)	2.02%
Reese Rowland	291(e)	0.29%
Mike Doerr	252	0.25%
Todd Etheridge	97	0.10%
Executive Officers		—
Luther Drummond	-0-	0.06%
Gray Drummond	60(a)	—
Scott Guthrie	-0-	—
Todd Battle	30(f)	0.03%
Directors and Officers (as a group, 11 persons)	8,730	8.83%
Name and Address of holders 5% or more of the outstanding shares.
Graham Luther Drummond Irrevocable Trust effective 12/31/2002 P.O. Box 406 Chiefland, FL 32644	57,149	57.82%
Jack Mann & Loy Ann Mann as Trustees of the Jack Mann Revocable Trust Agreement 8551 NW County Road 345 Chiefland, FL 32626	5,000	5.06%

(a)
Consists of 60 shares owned by an irrevocable trust as to which he serves as trustee.

(b)
Consists of 2,000 shares owned by a revocable living trust as to which he serves as trustee.

(c)
Consists of 4,000 shares owned by a trust as to which she serves as trustee.

(d)
Consists of 1,000 shares owned by two trusts as to which she serves as trustee.

(e)
Consists of 291 shares owned by a living trust as to which he serves as trustee.

(f)
Consists of 30 shares owned jointly with spouse.

DESCRIPTION OF SEACOAST CAPITAL STOCK
Common Stock
General
The following description of shares of Seacoast’s common stock, par value $0.10 per share, is a summary only and is subject to applicable provisions of the FBCA and to Seacoast’s amended and restated articles of incorporation, as amended, and its amended and restated bylaws. Seacoast’s articles of incorporation provide that it may issue up to 120 million shares of common stock, par value of $0.10 per share. Seacoast common stock is listed on the NASDAQ Global Select Market under the symbol “SBCF.”
Voting Rights
Each outstanding share of Seacoast’s common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors. The holders of Seacoast common stock possess exclusive voting power, except as otherwise provided by law or by articles of amendment establishing any series of Seacoast preferred stock.
There is no cumulative voting in the election of directors, which means that the holders of a plurality of Seacoast’s outstanding shares of common stock can elect all of the directors then standing for election. When a quorum is present at any meeting, questions brought before the meeting will be decided by the vote of the holders of a majority of the shares present and voting on such matter, whether in person or by proxy, except when the meeting concerns matters requiring the vote of the holders of a majority of all outstanding shares under applicable Florida law. Seacoast’s articles of incorporation provide certain anti-takeover provisions that require super-majority votes, which may limit shareholders’ rights to effect a change in control as described under the section below entitled “Anti-Takeover Effects of Certain articles of incorporation Provisions.”
Dividends, Liquidation and Other Rights
Holders of shares of common stock are entitled to receive dividends only when, as and if approved by Seacoast’s board of directors from funds legally available for the payment of dividends. Seacoast’s shareholders are entitled to share ratably in its assets legally available for distribution to its shareholders in the event of Seacoast’s liquidation, dissolution or winding up, voluntarily or involuntarily, after payment of, or adequate provision for, all of our known debts and liabilities and of any preferences of any series of our preferred stock that may be outstanding in the future. These rights are subject to the preferential rights of any series of Seacoast’s preferred stock that may then be outstanding.
Holders of shares of Seacoast common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities. Seacoast’s board of directors, under its articles of incorporation, may issue additional shares of its common stock or rights to purchase shares of its common stock without shareholder approval.
Restrictions on Ownership
The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve prior to the acquisition of 5% or more of our common shares. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve to acquire 10% or more of our common shares under the Change in Bank Control Act. Any holder of 25% or more of our common shares, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act.
Certain provisions included in our amended and restated articles of incorporation and bylaws, as described further below, as well as certain provisions of the Florida Business Corporation Act and federal law, may discourage, delay or prevent potential acquisitions of control of us, particularly when attempted in a transaction that is not negotiated directly with, and approved by, our board of directors, despite possible benefits to our shareholders. These provisions are more fully described in the documents and reports filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this prospectus.
Preferred Stock
General
Seacoast is authorized to issue 4 million shares of preferred stock, 2,000 shares of which have been designated as Series A Preferred Stock, and 50,000 of which have been designated as Series B Preferred Stock. On December 31, 2013, Seacoast redeemed in full all 2,000 shares of Series A Preferred Stock then issued and outstanding. Such Series A Preferred Stock was originally issued to the U.S. Treasury Department under the Capital Purchase Program and subsequently auctioned to private investors. No shares of Series B Preferred Stock are issued and outstanding as of the date of this proxy statement/prospectus.
Under Seacoast’s amended and restated articles of incorporation, its board of directors is authorized, without shareholder approval, to adopt resolutions providing for the issuance of up to 4 million shares of preferred stock, par value $0.10 per share, in one or more series. Seacoast’s board of directors may fix the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of each series of preferred stock. A series of preferred stock upon issuance will have preference over Seacoast common stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation or dissolution of Seacoast. The relative rights, preferences and limitations that Seacoast’s board of directors has the authority to determine as to any such series of such stock include, among other things, dividend rights, voting rights, conversion rights, redemption rights, and liquidation preferences. Because Seacoast’s board of directors has the power to establish the relative rights, preferences and limitations of each series of such stock, it may afford to the holders of any such series, preferences and rights senior to the rights of the holders of the shares of common stock, as well as the shares of preferred stock to be issued in the reclassification transaction. Although Seacoast’s board of directors has no intention at the present time of doing so, it could cause the issuance of any additional shares of preferred stock that could discourage an acquisition attempt or other transactions that some, or a majority of, the shareholders might believe to be in their best interests or in which the shareholders might receive a premium for their shares of common stock over the market price of such shares.
Transfer Agent and Registrar
The transfer agent and registrar for Seacoast common stock is Continental Stock Transfer and Trust Company.
Anti-Takeover Effects of Certain Articles of Incorporation Provisions
Seacoast’s articles of incorporation contain certain provisions that make it more difficult to acquire control of it by means of a tender offer, open market purchase, a proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of Seacoast to negotiate with its directors. Seacoast believes that, as a general rule, the interests of its shareholders would be best served if any change in control results from negotiations with its directors.
Seacoast’s articles of incorporation provide for a classified board to which approximately one-third of its board of directors is elected each year at its annual meeting of shareholders. Accordingly, Seacoast’s directors serve three-year terms rather than one-year terms. The classification of Seacoast’s board of directors has the effect of making it more difficult for shareholders to change the composition of its board of directors. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of Seacoast’s board of directors. Such a delay may help ensure that its directors, if confronted by a shareholder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of Seacoast’s shareholders. The classification provisions apply to every election of directors, however, regardless of whether a change in the composition of Seacoast’s board of directors would be beneficial to Seacoast and its shareholders and whether or not a majority of its shareholders believe that such a change would be desirable.

The classification of Seacoast’s board of directors could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Seacoast, even though such an attempt might be beneficial to Seacoast and its shareholders. The classification of Seacoast’s board of directors could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification of Seacoast’s board of directors may discourage accumulations of large blocks of its stock by purchasers whose objective is to take control of Seacoast and remove a majority of its board of directors, the classification of its board of directors could tend to reduce the likelihood of fluctuations in the market price of its common stock that might result from accumulations of large blocks of its common stock for such a purpose. Accordingly, Seacoast’s shareholders could be deprived of certain opportunities to sell their shares at a higher market price than might otherwise be the case.
Seacoast’s articles of incorporation require the affirmative vote of the holders of not less than two-thirds of all the shares of its stock outstanding and entitled to vote generally in the election of directors in addition to the votes required by law or elsewhere in the articles of incorporation, the bylaws or otherwise, to approve: (a) any sale, lease, transfer, purchase and assumption of all or substantially all of its consolidated assets and/or liabilities, (b) any merger, consolidation, share exchange or similar transaction, or any merger of any significant subsidiary, into or with another person, or (c) any reclassification of securities, recapitalization or similar transaction that has the effect of increasing other than pro rata with the other shareholders, the proportionate amount of shares that is beneficially owned by an Affiliate (as defined in Seacoast’s articles of incorporation). Any business combination described above may instead be approved by the affirmative vote of a majority of all the votes entitled to be cast on the plan of merger if such business combination is approved and recommended to the shareholders by (x) the affirmative vote of two-thirds of Seacoast’s board of directors, and (y) a majority of the Continuing Directors (as defined in Seacoast’s articles of incorporation).
Seacoast’s articles of incorporation also contain additional provisions that may make takeover attempts and other acquisitions of interests in it more difficult where the takeover attempt or other acquisition has not been approved by its board of directors. These provisions include:
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A requirement that any change to Seacoast’s articles of incorporation relating to the structure of its board of directors, certain anti-takeover provisions and shareholder proposals must be approved by the affirmative vote of holders of two-thirds of the shares outstanding and entitled to vote;

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A requirement that any change to Seacoast’s bylaws, including any change relating to the number of directors, must be approved by the affirmative vote of either (a) (i) two-thirds of its board of directors, and (ii) a majority of the continuing directors (as defined in Seacoast’s articles of incorporation) or (b) (i) two-thirds of the shares entitled to vote generally in the election of directors and (ii) an Independent Majority of Shareholders. An “Independent Majority of Shareholders” means the majority of the outstanding voting shares that are not beneficially owned or controlled, directly or indirectly by a related party. For these purposes, a “related party” means a beneficial owner of 5% or more of the voting shares, or any person who is an affiliate of Seacoast and at any time within five years was the beneficial owner of 5% or more of Seacoast’s then outstanding shares; provided, however, that this provision shall not include (i) any person who is the beneficial owner of more than 5% of Seacoast’s shares on February 28, 2003, (ii) any plan or trust established for the benefit of Seacoast’s employees generally, or (iii) any subsidiary of Seacoast that holds shares in a fiduciary capacity, whether or not it has the authority to vote or dispose of such securities;

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A requirement that shareholders may call a meeting of shareholders on a proposed issue or issues only upon the receipt by Seacoast from the holders of 50% of all shares entitled to vote on the proposed issue or issues of signed and dated written demands for the meeting describing the purpose for which it is to be held; and

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A requirement that a shareholder wishing to submit proposals for a shareholder vote or nominate directors for election comply with certain procedures, including advanced notice requirements.

Seacoast’s articles of incorporation provide that, subject to the rights of any holders of its preferred stock to act by written consent instead of a meeting, shareholder action may be taken only at an annual meeting or special meeting of the shareholders and may not be taken by written consent. The articles of incorporation also include provisions that make it difficult to replace directors. Specifically, directors may be removed only for cause and only upon the affirmative vote at a meeting duly called and held for that purpose upon not less than thirty days prior written notice of (i) two-thirds of the shares entitled to vote generally in the election of directors and (ii) an Independent Majority of Shareholders. In addition, any vacancies on the board of directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled only by the board of directors (except if no directors remain on the board, in which case the shareholders may act to fill the vacant board).
Seacoast believes that the power of its board of directors to issue additional authorized but unissued shares of its common stock or preferred stock without further action by its shareholders, unless required by applicable law or the rules of any stock exchange or automated quotation system on which its securities may be listed or traded, will provide Seacoast with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. Seacoast’s board of directors could authorize and issue a class or series of stock that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of Seacoast’s common stock or that its shareholders otherwise consider to be in their best interest.
EXPERTS
The consolidated financial statements of Seacoast Banking Corporation of Florida and subsidiaries as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021 and the effectiveness of Seacoast Banking Corporation of Florida’s internal control over financial reporting as of December 31, 2021 have been audited by Crowe LLP, independent registered public accounting firm, as set forth in their report appearing in our Annual Report on Form 10-K for the year ended December 31, 2021 and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of Drummond Banking Company and subsidiaries as of December 31, 2021 and for each of the two years in the period ended December 31, 2021 have been audited by Ralston & Company, P.A., an independent registered public accounting firm, as set forth in their report, which has been included in this proxy statement/prospectus. Such consolidated financial statements have been included in this proxy statement/prospectus in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
LEGAL MATTERS
The validity of the shares of Seacoast common stock to be issued by Seacoast in connection with the merger will be passed upon by Alston & Bird LLP, Atlanta, Georgia.
OTHER MATTERS
No matters other than the matters described in this proxy statement/prospectus are anticipated to be presented for action at the special meeting, or at any adjournment or postponement of such meetings. If any procedural matters relating to the conduct of the meeting are presented, the persons named as proxies will vote the shares represented by properly executed proxies in accordance with their judgment with respect to those matters.
DOCUMENTS INCORPORATED BY REFERENCE
The SEC allows Seacoast to “incorporate by reference” information in this proxy statement/prospectus. This means that Seacoast can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that Seacoast incorporates by reference is considered to be part of this proxy statement/prospectus, and later information that Seacoast files with the SEC will automatically update and supersede the information Seacoast included in this proxy statement/prospectus. This document incorporates by reference the documents that are listed below that Seacoast has previously filed with the SEC, except to the extent that any information contained in such filings is deemed “furnished” in connection with SEC rules.
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Annual Report on Form 10-K for the year ended December 31, 2021, filed on February 28, 2022;

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The information incorporated by reference into Part III of our Annual Report from our Proxy Statement for the 2022 Annual Meeting of Shareholders, filed on April 12, 2022;

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Quarterly Reports on Form 10-Q for the quarter ended March 31, 2022, filed on May 6, 2022 and for the quarter ended June 30, 2022, filed on August 4, 2022;

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Current Reports on Form 8-K, filed on January 3, 2022, February 3, 2022, March 30, 2022, April 1, 2022, May 5, 2022, May 10, 2022, May 24, 2022, August 8, 2022 and August 11, 2022; and

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The description of our common stock contained in our Registration Statement filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendment or report filed for purposes of updating such description.

Seacoast also incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the Drummond shareholder meeting. Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this proxy statement/prospectus is deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modified or superseded such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.
Documents incorporated by reference are available from Seacoast without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in the document by reference). You may obtain documents incorporated by reference by following the instructions set forth under “Where You Can Find More Information” beginning on page i.
Seacoast Banking Corporation of Florida
815 Colorado Avenue
P.O. Box 9012
Stuart, Florida 34994
Attn: Investor Relations
Telephone: (772) 287-4000
To obtain timely delivery, you must make a written or oral request for a copy of such information by September 27, 2022.

Execution
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
SEACOAST BANKING CORPORATION OF FLORIDA
SEACOAST NATIONAL BANK
DRUMMOND BANKING COMPANY
AND
DRUMMOND COMMUNITY BANK
Dated as of May 4, 2022

A-ii

A-iii

LIST OF EXHIBITS
Exhibit	Description
A	Bank Merger Agreement
B	Form of Shareholder Support Agreement
C	Form of Claims Letter
D	Form of Restrictive Covenant Agreement

A-iv

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 4, 2022, by and among Seacoast Banking Corporation of Florida, a Florida corporation (“SBC”), Seacoast National Bank, a national banking association and wholly-owned subsidiary of SBC (“SNB” and collectively with SBC, “Seacoast”), Drummond Banking Company, a Florida corporation (“Drummond”) and Drummond Community Bank, a Florida state-chartered bank and wholly-owned subsidiary of Drummond (the “Bank” and collectively with Drummond, the “Company”).
Preamble
WHEREAS, the Boards of Directors of SBC and Drummond have approved this Agreement and the transactions described herein and have declared the same advisable and in the best interests of each of SBC and Drummond and each of SBC and Drummond’s shareholders;
WHEREAS, this Agreement provides for the acquisition of Drummond by SBC pursuant to the merger of Drummond with and into SBC (the “Merger”) and the merger of the Bank with and into SNB (the “Bank Merger”) pursuant to the terms of the Plan of Merger and Merger Agreement between SNB and the Bank attached hereto as Exhibit A (the “Bank Merger Agreement”); and
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Seacoast’s willingness to enter into this Agreement, (i) the Company’s directors, (ii) certain of the Company’s executive officers and (iii) beneficial holders of five percent (5%) or more of the outstanding shares of Drummond Common Stock, have executed and delivered to SBC an agreement in substantially the form of Exhibit B (the “Shareholder Support Agreement”), pursuant to which they have agreed, among other things, subject to the terms of such Shareholder Support Agreement, to vote the shares of Drummond Common Stock held of record by such Persons or as to which they otherwise have sole voting power to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.
Certain terms used and not otherwise defined in this Agreement are defined in Section 7.1.
NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE 1
TRANSACTIONS AND TERMS OF MERGER
1.1   Merger.    Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.4 herein), Drummond shall be merged with and into SBC in accordance with the provisions of the FBCA. SBC shall be the surviving corporation (the “Surviving Corporation”) resulting from the Merger and the separate corporate existence of Drummond shall thereupon cease. SBC shall continue to be governed by the Laws of the State of Florida, and the separate corporate existence of SBC with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.
1.2   Bank Merger.   Prior to the Effective Time, the Boards of Directors of SNB and the Bank will execute the Bank Merger Agreement. Subject to the terms and conditions of this Agreement and the Bank Merger Agreement, immediately following the Merger, the Bank shall be merged with and into SNB in accordance with the provisions of 12 U.S.C. Section 215a and with the effect provided in 12 U.S.C. Section 215a. SNB shall be the surviving bank (the “Surviving Bank”) resulting from the Bank Merger and the separate existence of the Bank shall thereupon cease. SNB shall continue to be governed by the Laws of the United States, and the separate existence of SNB with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Bank Merger. Subject to the satisfaction of the conditions to closing set forth in the Bank Merger Agreement, the Bank Merger shall occur immediately following the Merger unless otherwise determined by Seacoast in its discretion.
1.3   Time and Place of Closing.   Unless otherwise mutually agreed to by Seacoast and the Company, the closing of the Merger (the “Closing”) shall take place in the offices of Alston & Bird LLP, One Atlantic

Center, 1201 West Peachtree Street, Atlanta, Georgia 30309 at 10:00 a.m., Atlanta time, on the date when the Effective Time is to occur (the “Closing Date”).
1.4   Effective Time.   Subject to the terms and conditions of this Agreement, on the Closing Date, the Parties will cause articles of merger to be filed with the Secretary of State of the State of Florida as provided in the FBCA (the “Articles of Merger”). The Merger shall take effect when the Articles of Merger becomes effective (the “Effective Time”). Subject to the terms and conditions hereof, the Parties shall use their reasonable best efforts to cause the Effective Time to occur on or before November 30, 2022; provided that, if such date is not practicable, the parties shall cause the Effective Time to occur on a mutually agreeable date within ten (10) Business Days following the date on which satisfaction or waiver of the conditions set forth in Article 5 has occurred (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions).
1.5   Conversion of Drummond Common Stock.
(a)   At the Effective Time, in each case subject to Section 1.5(d) and excluding Dissenting Shares and subject to certain adjustments set forth in this Agreement, by virtue of the Merger and without any action on the part of the Parties or the holder thereof, each share of Drummond Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, subject to the terms herein: the number of shares of SBC Common Stock that is equal to the Exchange Ratio (the “Merger Consideration”); provided, however, that in the event the conditions set forth in Section 5.2(j) of this Agreement are not both satisfied, Seacoast shall have the option to adjust the Merger Consideration downward by a number (the “Merger Consideration Adjustment”) calculated in accordance with Schedule 1.5(a) of the Seacoast Disclosure Letter, and waive the satisfaction of such condition set forth in Section 5.2(j). If instead of adjusting the Merger Consideration, Seacoast elects not to close the Merger Transaction and terminate this Agreement in accordance with Article 6 hereof, Seacoast agrees that it will also waive any breach of Section 4.2(v). At least ten (10) days prior to the Closing Date, the Company and Seacoast shall agree on a schedule setting forth the expected Drummond Consolidated Tangible Shareholders’ Equity amount as of the Closing Date. The consideration which all of the Company shareholders are entitled to receive pursuant to this Article 1 is collectively referred to herein as the “Aggregate Merger Consideration.”
(b)   At the Effective Time, all shares of Drummond Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and each certificate or electronic book-entry previously representing any such shares of Drummond Common Stock (the “Drummond Certificates”) shall thereafter represent only the right to receive the Merger Consideration and any cash in lieu of fractional shares pursuant to Section 1.5(c), and any Dissenting Shares shall thereafter represent only the right to receive applicable payments as set forth in Section 2.3.
(c)   Notwithstanding any other provision of this Agreement, each holder of shares of Drummond Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of SBC Common Stock (after taking into account all Drummond Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of SBC Common Stock multiplied by the Average Closing Price less any applicable withholding Taxes. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.
(d)   If, prior to the Effective Time, the issued and outstanding shares of SBC Common Stock or Drummond Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Merger Consideration.
(e)   Each share of Drummond Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parties or their respective Subsidiaries (in each case other than shares of Drummond Common Stock held on behalf of third parties) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist (together with the Dissenting Shares, the “Excluded Shares”).

1.6   SBC Common Stock.   At and after the Effective Time, each share of SBC Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of SBC Common Stock and shall not be affected by the Merger.
1.7   Organizational Documents of Surviving Corporation; Directors and Officers.
(a)   The Organizational Documents of SBC in effect immediately prior to the Effective Time shall be the Organizational Documents of the Surviving Corporation after the Effective Time until otherwise amended or repealed.
(b)   The directors of SBC immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time. The officers of SBC immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.
1.8   Tax Consequences.   It is the intention of the Parties to this Agreement that the Merger and the Bank Merger, for federal income tax purposes, shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. The business purpose of the Merger and the Bank Merger is to combine two financial institutions to create a strong commercial banking franchise. SBC shall have the right to revise the structure of the Merger and/or the Bank Merger contemplated by this Agreement to ensure that the Merger and the Bank Merger each qualify as a “reorganization” within the meaning of Section 368(a) of the Code or to substitute an interim corporation that is wholly owned by SBC, which interim corporation may merge with and into Drummond; provided, that no such revision to the structure of the Merger or the Bank Merger shall (a) result in any changes in the amount or type of the consideration that the holders of shares of Drummond Common Stock are entitled to receive under this Agreement, (b) adversely affect the tax treatment of the Merger and/or the Bank Merger with respect to Drummond shareholders as a result of the transactions contemplated by this Agreement, (c) reasonably be expected to materially impede or delay consummation of the Merger, or (d) require submission to or approval of Drummond’s shareholders after this Agreement has been approved by Drummond’s shareholders. SBC may exercise this right of revision by giving written notice to Drummond in the manner provided in Section 7.9, which notice shall be in the form of an amendment to this Agreement.
ARTICLE 2
DELIVERY OF MERGER CONSIDERATION
2.1   Exchange Procedures.
(a)   Delivery of Transmittal Materials.   Prior to the Effective Time, SBC shall appoint an exchange agent (the “Exchange Agent”) to act as exchange agent hereunder. At or immediately prior to the Effective Time, SBC shall deposit, or cause to be deposited, with the Exchange Agent (i) SBC Common Stock issuable pursuant to Section 1.5(a) in book-entry form equal to the Aggregate Merger Consideration (excluding any fractional share consideration), and (ii) cash in immediately available funds in an amount sufficient to pay any fractional share consideration and any dividends under Section 2.1(d). As promptly as practicable after the Effective Time (and within five Business Days), the Exchange Agent shall send to each former holder of record of shares of Drummond Common Stock, but excluding the holders, if any, of Dissenting Shares, immediately prior to the Effective Time transmittal materials for use in exchanging such holder’s Drummond Certificates for the Merger Consideration (which shall specify that delivery shall be effected, and risk of loss and title to the Drummond Certificates shall pass, only upon proper delivery of such Drummond Certificates (or effective affidavit of loss in lieu thereof as provided in Section 2.1(e)) to the Exchange Agent).
(b)   Delivery of Merger Consideration.   After the Effective Time, following the surrender of a Drummond Certificate to the Exchange Agent (or effective affidavit of loss in lieu thereof as provided in Section 2.1(e)) in accordance with the terms of the letter of transmittal, duly executed, the holder of such Drummond Certificate shall be entitled to receive in exchange therefor the Merger Consideration in respect of the shares of Drummond Common Stock represented by its Drummond Certificate or

Certificates. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name a Drummond Certificate so surrendered is registered, it shall be a condition to such payment that such Drummond Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the Person requesting such payment shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such payment to a Person other than the registered holder of such Drummond Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Payments to holders of Dissenting Shares shall be made as required by the FBCA.
(c)   Payment of Taxes.   The Exchange Agent (or, after the agreement with the Exchange Agent is terminated, SBC) shall be entitled to deduct and withhold from the Merger Consideration (including cash in lieu of fractional shares of SBC Common Stock) otherwise payable pursuant to this Agreement to any holder of Drummond Common Stock such amounts as the Exchange Agent or SBC, as the case may be, is required to deduct and withhold under the Code or any other provision of applicable Law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or SBC, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Drummond Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or SBC, as the case may be.
(d)   Return of Merger Consideration to SBC.   At any time upon request by SBC, SBC shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Merger Consideration not distributed within six months following the Effective Time to holders of Drummond Certificates that was deposited with the Exchange Agent (the “Exchange Fund”) (including any interest received with respect thereto and other income resulting from investments by the Exchange Agent, as directed by SBC), and holders shall be entitled to look only to SBC (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration, any cash in lieu of fractional shares of SBC Common Stock and any dividends or other distributions with respect to SBC Common Stock payable upon due surrender of their Drummond Certificates, without any interest thereon. Notwithstanding the foregoing, neither SBC nor the Exchange Agent shall be liable to any holder of a Drummond Certificate for Merger Consideration (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
(e)   Lost Drummond Certificates.   In the event any Drummond Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Drummond Certificate(s) to be lost, stolen or destroyed and, if required by SBC or the Exchange Agent, the posting by such Person of a bond in such sum as SBC may reasonably direct as indemnity against any claim that may be made against the Company or SBC with respect to such Drummond Certificate(s), the Exchange Agent will issue the Merger Consideration deliverable in respect of the shares of Drummond Common Stock represented by such lost, stolen or destroyed Drummond Certificates.
2.2   Rights of Former Drummond Shareholders.   On or before the Closing Date, the stock transfer books of Drummond shall be closed as to holders of Drummond Common Stock and no transfer of Drummond Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.1, each Drummond Certificate (other than the Drummond Certificates representing Excluded Shares) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration in exchange therefor and any cash in lieu of fractional shares of SBC Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 1.5(c), and any dividends or distributions to which such holder is entitled pursuant to this Article 2. No dividends or other distributions with respect to SBC Common Stock with a record date after the Effective Time shall be paid to the holder of any un-surrendered Drummond Certificate with respect to the shares of SBC Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.5(c), and all such dividends, other distributions and cash in lieu of fractional shares of SBC Common Stock shall be paid by SBC to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Drummond Certificate in accordance with this Article 2. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Drummond Certificate there shall be delivered to such holder (i) whole shares of SBC Common Stock, in book-entry form, in an amount equal to the Merger Consideration to which such holder is entitled pursuant to Section 1.5(a), (ii) at the time of such surrender, the amount of dividends or other distributions, if applicable, with a record date after the Effective Time theretofore paid with respect to such whole shares of SBC Common Stock, (iii) the amount of any cash payable in lieu of a fractional share of SBC Common Stock to which such holder is entitled pursuant to Section 1.5(c), and (iv) at the appropriate payment date, the amount of dividends or other distributions, if applicable, with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of SBC Common Stock. SBC shall make available to the Exchange Agent cash for these purposes, if necessary.
2.3   Dissenters’ Rights.   Any Person who otherwise would be deemed a holder of Dissenting Shares (a “Dissenting Shareholder”) shall not be entitled to receive the applicable Merger Consideration (or cash in lieu of fractional shares) with respect to the Dissenting Shares unless and until such Person shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the Merger under the provisions of Section 607.1301 through 607.1340 of the FBCA (the “Dissenter Provisions”). Each Dissenting Shareholder shall be entitled to receive only the payment provided by the Dissenter Provisions with respect to shares of Drummond Common Stock owned by such Dissenting Shareholder. The Company shall give SBC (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to shareholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the Dissenter Provisions. The Company shall not, except with the prior written consent of SBC, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
3.1   Company Disclosure Letter.   Prior to the execution and delivery of this Agreement, the Company has delivered to Seacoast a letter (the “Company Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the Company’s representations or warranties contained in this Article 3 or to one or more of its covenants contained in Article 4; provided, that (a) no such item is required to be set forth in the Company Disclosure Letter as an exception to any representation or warranty of the Company if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (b) the mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect with respect to the Company. Any disclosures made with respect to a subsection of Section 3.3 shall be deemed to qualify any subsections of Section 3.3 that contains sufficient detail to enable a reasonable Person to recognize the relevance of such disclosure to such other subsections. All representations and warranties of Seacoast shall be qualified by reference to Seacoast’s SEC Reports and such disclosures in any such SEC Reports or other publicly available documents filed with or furnished by Seacoast to the SEC or any other Governmental Authority prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors”, any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly forward-looking in nature).
3.2   Standards.
(a)   No representation or warranty of any Party hereto contained in this Article 3 (other than the representations and warranties in (i) Section 3.3(c) and 3.4(c), which shall be true and correct in all respects (except for inaccuracies that are de minimis in amount), and (ii) Sections 3.3(b)(i), 3.3(b)(ii), 3.3(d) and 3.4(b)(i), which shall be true and correct in all material respects) shall be deemed untrue or incorrect, and no Party shall be deemed to have breached any of its representations or warranties, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together in the aggregate with all other facts, circumstances or events inconsistent with such Party’s representations or warranties contained in this Article 3, has had or is reasonably likely to have a Material Adverse Effect on such Party; provided, that, for purposes of Sections 5.2(a) and 5.3(a) only, the representations and warranties which are qualified by references to “material,” “Material Adverse Effect” or to the “Knowledge” of any Party shall be deemed not to include such qualifications.
(b)   Unless the context indicates specifically to the contrary, a “Material Adverse Effect” on a Party shall mean any change, event, development, violation, inaccuracy or circumstance the effect, individually or in the aggregate, of which is or is reasonably likely to have, (i) a material adverse impact on the condition (financial or otherwise), property, business, assets (tangible or intangible) or results of operations or prospects of such Party taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such Party to perform its obligations under this Agreement or to timely consummate the Merger, the Bank Merger or the other transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include (A) the impact of actions and omissions of a Party (or any of its Subsidiaries) taken with the prior written consent of the other Party in contemplation of the transactions contemplated hereby, (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements generally applicable to banks and their holding companies, (C) changes after the date of this Agreement in laws, rules or regulations or interpretations of laws, rules or regulations by Governmental Authorities of general applicability to banks and their holding companies and (D) changes after the date of this Agreement in general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting banks and their holding companies, except to the extent with respect to clauses (B), (C) or (D) that the effect of such changes are disproportionately adverse to the condition (financial or otherwise), property, business, assets (tangible or intangible), liabilities or results of operations of such Party and its Subsidiaries taken as a whole, as compared to other banks and their holding companies. Similarly, unless the context indicates specifically to the contrary, a “Material Adverse Change” is an event, change or occurrence resulting in a Material Adverse Effect on such Party and its Subsidiaries, taken as a whole.
3.3   Representations and Warranties of the Company.   Subject to and giving effect to Sections 3.1 and 3.2 and except as set forth in the Company Disclosure Letter, Drummond and the Bank, jointly and severally, hereby represent and warrant to Seacoast as follows:
(a)   Organization, Standing, and Power.   Each Subsidiary of Drummond is listed on Section 3.3(a) of the Company Disclosure Letter. Drummond and each of its Subsidiaries are duly organized, validly existing, and are in good standing under the Laws of the jurisdiction of its formation. Drummond and each of its Subsidiaries have the requisite corporate power and authority to own, lease, and operate their properties and assets and to carry on their businesses as now conducted. Drummond and each of its Subsidiaries are duly qualified or licensed to do business and in good standing in the States of the United States and foreign jurisdictions where the character of their assets or the nature or conduct of their business requires them to be so qualified or licensed. Drummond is a bank holding company within the meaning of the BHC Act and has elected to be a treated as a financial holding company under the BHC Act. The Bank is a Florida state-chartered non-member bank. Drummond is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, its deposits are insured by the Deposit Insurance Fund and all premiums and assessments required to be paid in connection therewith have been paid when due. No action for the revocation or termination of such deposit insurance is pending, or to the Knowledge of Drummond, threatened.
(b)   Authority; No Breach of Agreement.
(i)   Drummond and the Bank each has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by its duly constituted Board of Directors and, in the case of the Bank, its sole shareholder), subject only to the Drummond Shareholder Approval and such regulatory approvals as are required by law. Subject to the Drummond Shareholder Approval and assuming due authorization, execution, and delivery of this Agreement by each of SBC and SNB, this Agreement represents a legal, valid, and binding obligation of each of Drummond and the Bank enforceable against Drummond and the Bank in accordance with its terms (except in all cases as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other Laws affecting the enforcement of creditors’ rights generally or the rights of creditors of insured depository institutions, and (B) except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).
(ii)   As of the date hereof, Drummond’s Board of Directors has (A) by the affirmative vote of at least a majority of the entire Board of Directors of Drummond duly approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby, including the Bank Merger Agreement and the Bank Merger; (B) determined that this Agreement and the transactions contemplated hereby, including the Bank Merger, are advisable and in the best interests of Drummond and the holders of Drummond Common Stock; (C) subject to Sections 4.5(a) and 4.12, resolved to recommend adoption and approval of this Agreement, the Merger and the other transactions contemplated hereby, including the Bank Merger, to the holders of shares of Drummond Common Stock (such recommendations being the “Drummond Directors’ Recommendation”); (D) subject to Sections 4.5(a) and 4.12, directed that this Agreement be submitted to the holders of shares of Drummond Common Stock for their adoption; and (E) no Knowledge of any fact, event or circumstance that would cause any beneficial holder of five percent (5%) or more of the outstanding shares of Drummond Common Stock to vote against the adoption of this Agreement, the Merger and the other transactions contemplated hereby, including the Bank Merger.
(iii)   The Bank’s Board of Directors has, by the affirmative vote of all directors voting, which constitutes at least a majority of the entire Board of Directors of the Bank, duly approved and declared advisable this Agreement, the Bank Merger Agreement, the Bank Merger and the other transactions contemplated thereby.
(iv)   Neither the execution and delivery of this Agreement or the Bank Merger Agreement by it nor the consummation by it of the transactions contemplated hereby or thereby, nor compliance by it with any of the provisions hereof or thereof, will (A) violate, conflict with or result in a breach of any provision of its Organizational Documents, (B) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material assets of Drummond or any of its Subsidiaries under any Contract or Permit, or (C) subject to receipt of the Regulatory Consent and the expiration of any waiting period required by Law, violate any Law or Order applicable to Drummond or its Subsidiaries or any of their respective material assets.
(v)   Other than in connection or compliance with the provisions of the Securities Laws, and other than (A) the Regulatory Consents, (B) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or both with respect to any Benefit Plans, (C) filing of the Articles of Merger with the Secretary of State of the State of Florida as required by the FBCA and (D) as set forth in Section 3.3(b)(v)(D) of the Company Disclosure Letter, no order of, notice to, filing with, or Consent of, any Governmental Authority or other third party is necessary in connection with the execution, delivery or performance of this Agreement and the consummation by Drummond and the Bank of the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
(c)   Capital Stock.   Drummond’s authorized capital stock consists of 800,000 shares of Drummond Common Stock, par value $10.29 per share, of which, as of the date of this Agreement, 98,846 shares are validly issued and outstanding and no preferred stock. There are no outstanding Rights to acquire shares of Drummond Common Stock. As of the date hereof, there were no options and no warrants outstanding for shares of Drummond Common Stock granted and vested and unvested in accordance with any Drummond Stock Plan. There are no other equity securities of Drummond outstanding and no outstanding Rights relating to Drummond Common Stock, and no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription or issuance of any securities of Drummond. All of the outstanding shares of Drummond Common Stock are duly and validly issued and outstanding and are fully paid and, except as expressly provided otherwise under applicable Law, nonassessable under the FBCA. None of the outstanding shares of Drummond Common Stock have been issued in violation of any preemptive rights of the current or past shareholders of the Company. There are no Contracts among Drummond and its shareholders or by which Drummond is bound with respect to the voting or transfer of Drummond Common Stock or the granting of registration rights to any holder thereof. All of the outstanding shares of Drummond Common Stock and all Rights to acquire shares of Drummond Common Stock have been issued in compliance with all applicable federal and state Securities Laws. All issued and outstanding shares of capital stock of its Subsidiaries have been duly authorized and are validly issued, fully paid and nonassessable and have been issued in compliance with all legal requirements and are not subject to any preemptive or similar rights. Except as set forth in Section 3.3(c) of the Company Disclosure Letter, all of the outstanding shares of capital stock of its Subsidiaries are owned by Drummond or a wholly-owned Subsidiary thereof, free and clear of all Liens. Each Subsidiary of Drummond and Bank is set forth on Section 3.3(a) of the Company Disclosure Letter. Neither Drummond nor any of its Subsidiaries has any direct or indirect ownership interest in any firm, corporation, bank, joint venture, association, partnership or other entity (other than the Bank and the Subsidiaries), nor are they under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person other than lending transactions which occur in the ordinary course of business consistent with past practice. Except as set forth in Section 3.3(c) of the Company Disclosure Letter, Drummond does not have any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of Drummond on any matter.
(d)   Financial Statements; Regulatory Reports.
(i)   Drummond has delivered or made available (which shall include access to the following by electronic data room, located at https://hovdegroup.firmex.com/projects/88/documents) to Seacoast true and complete copies of (A) all monthly reports and financial statements of Drummond and its Subsidiaries that were prepared for Drummond’s or the Bank’s Board of Directors since December 31, 2018, including Drummond Financial Statements; (B) the Annual Report of Bank Holding Companies to the Federal Reserve Board for the years ended December 31, 2021 and 2020, of Drummond and its Subsidiaries required to file such reports; (C) all call reports and consolidated and parent company only financial statements, including all amendments thereto, made to the Federal Reserve Board and the FDIC since December 31, 2017 of Drummond and its Subsidiaries required to file such reports; and (D) Drummond’s Annual Report to Shareholders for the years ended 2019, 2020 and 2021 and all subsequent Quarterly Reports to Shareholders.
(ii)   The Drummond Financial Statements, true and correct copies of which have been made available to Seacoast, have been (and all financial statements to be delivered to Seacoast as required by this Agreement will be) prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except, in each case, as indicated in such statements or in the notes thereto or, in the case of any interim financial statements, the absence of notes or customary year-end adjustments thereto. The Drummond Financial Statements fairly present (and all financial statements to be delivered to Seacoast as required by this Agreement will fairly present) the financial position, results of operations, changes in shareholders’ equity and cash flows of Drummond and its Subsidiaries as of the dates thereof and for the periods covered thereby (subject to, in the case of unaudited statements, recurring audit adjustments normal in nature and amount). All call and other regulatory reports referred to above have been filed on the appropriate form and prepared in all material respects in accordance with such forms’ instructions and the applicable rules and regulations of the regulating federal and/or state agency. Except as set forth in Section 3.3(d)(ii) of the Company Disclosure Letter, as of the date of the latest balance sheet forming part of the Drummond Financial Statements (the “Drummond’s Latest Balance Sheet”), none of Drummond or its Subsidiaries has had, nor are any of such entities’ assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, known or unknown, matured or unmatured) that is not reflected and adequately provided for in accordance with GAAP. No report, including any report filed with the FDIC, the Federal Reserve Board, the Florida Office of Financial Regulation or other banking regulatory agency or other federal or state regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of Drummond or the Bank since January 1, 2019, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No report, including any report filed with the FDIC, the Federal Reserve Board, or other banking regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of the Company to be filed or disseminated after the date of this Agreement will contain any untrue statement of a material fact or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. The Drummond Financial Statements are supported by and consistent with the general ledger and detailed trial balances of investment securities, loans and commitments, depositors’ accounts and cash balances on deposit with other institutions, true and complete copies of which have been made available to Seacoast. Drummond and the Bank have timely filed all reports and other documents required to be filed by them with the FDIC and the Federal Reserve Board. The call reports of the Bank and the accompanying schedules as filed with the FDIC, for each calendar quarter beginning with the quarter ended March 31, 2019, through the Closing Date have been, and will be, prepared in accordance with applicable regulatory requirements, including applicable regulatory accounting principles and practices through periods covered by such reports.
(iii)   Each of Drummond and its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls, which provide assurance that (A) transactions are executed with management’s authorization; (B) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Drummond in accordance with GAAP and to maintain accountability for Drummond’s consolidated assets; (C) access to Drummond’s assets is permitted only in accordance with management’s authorization; (D) the reporting of Drummond’s assets is compared with existing assets at regular intervals; and (E) accounts, notes and other receivables and assets are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Such records, systems, controls, data and information of Drummond and its Subsidiaries is recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Drummond or its Subsidiaries (including all means of access thereto and therefrom). The corporate record books of Drummond and its Subsidiaries are complete and accurate in all material respects and reflect all meetings, consents and other actions of the Boards of Directors and shareholders of Drummond and its Subsidiaries.
(iv)   Since January 1, 2019 (including with respect to any ongoing audit of any Drummond financial statements), neither Drummond nor any Subsidiary nor any current director, officer, nor to Drummond’s Knowledge, any former officer or director or current employee, auditor, accountant or representative of Drummond or any Subsidiary has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding a material weakness, significant deficiency or other defect or failure in the accounting or auditing practices, procedures, methodologies or methods of Drummond or any Subsidiary or their respective internal accounting controls. No attorney representing Drummond or any Subsidiary, whether or not employed by Drummond or any Subsidiary, has reported evidence of a material violation (as such term is interpreted under Section 307 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) of securities laws, breach of fiduciary duty or similar violations by Drummond or any Subsidiary or any officers, directors, employees or agents of Drummond or any of its Subsidiaries or any committee thereof or to any director or officer of Drummond.
(v)   Drummond’s independent public accountants, which have expressed their opinion with respect to the Drummond Financial Statements (including the related notes), are and have been throughout the periods covered by such Financial Statements (A) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (B) “independent” with respect to Drummond within the meaning of Regulation S-X and (C) with respect to Drummond, in compliance with subsections (g) through (l) of Section 10A of the 1934 Act and related Securities Laws. Drummond’s independent public accountants have not resigned (or informed Drummond that it intends to resign) or been dismissed as independent public accountants of Drummond as a result of or in connection with any disagreements with Drummond on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Section 3.3(d) of the Company Disclosure Letter lists all non-audit services performed by Drummond’s independent public accountants for the Company since January 1, 2019.
(vi)   There is no transaction, arrangement or other relationship between Drummond or any of its Subsidiaries and any unconsolidated or other affiliated entity that is not reflected in the Drummond Financial Statements. Drummond has no Knowledge of (A) any significant deficiency in the design or operation of internal controls which could adversely affect Drummond’s ability to record, process, summarize and report financial data or any material weaknesses in internal controls or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Drummond’s internal controls. Since December 31, 2021, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls of Drummond.
(vii)   Except as set forth in Section 3.3(d)(ii) of the Company Disclosure Letter, none of Drummond or its Subsidiaries has any material Liabilities, except Liabilities which are accrued or reserved against in the Drummond Latest Balance Sheet included in Drummond’s Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. The Company has not incurred or paid any Liability since the date of the Drummond Latest Balance Sheet, except for such Liabilities incurred or paid (A) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or (B) in connection with the transactions contemplated by this Agreement. Drummond is not directly or indirectly liable, by guarantee or otherwise, to assume any Liability or to any Person for any amount in excess of $10,000. Except (x) as reflected in Drummond’s Latest Balance Sheet or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP) or (y) for liabilities incurred in the ordinary course of business since January 1, 2019 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, Drummond does not have any Liabilities or obligations of any nature. Drummond has delivered to SBC true and complete Drummond Financial Statements as of December 31, 2021 and the Company shall deliver promptly, when available, all subsequent Quarterly Reports.
(viii)   Prior to the Effective Time, Drummond shall deliver to Seacoast true and complete copies of (A) all monthly reports and financial statements of Drummond and its Subsidiaries that were prepared for Drummond or the Bank since December 31, 2019, including the Drummond 2020 Financial Statements and the 2021 Financial Statements; (B) the Annual Report of Bank Holding Companies to the Federal Reserve Board for the years ended December 31, 2019 2020 and 2021, of Drummond and its Subsidiaries required to file such reports; and (C) Drummond’s Annual Report to Shareholders for the years ended 2019, 2020 and 2021 and all subsequent Quarterly Reports to Shareholders, if any.
(e)   Absence of Certain Changes or Events.   Since January 1, 2021, (A) Drummond and each of its Subsidiaries has conducted its business only in the ordinary course and consistent with past practice, (B) neither Drummond nor any Subsidiary has taken any action which, if taken after the date of this Agreement, would constitute a breach of Section 4.1 or 4.2, (C) there have been no facts, events, changes, occurrences, circumstances or effects that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Drummond and its Subsidiaries, taken as a whole, and (D) Drummond has not made any new election or change in any existing election made by Drummond for federal or state tax purposes.
(f)   Tax Matters.
(i)   All Taxes of Drummond and each of its Subsidiaries that are or were due or payable (whether or not shown or required to be shown on any Tax Return) have been fully and timely paid. Drummond and each of its Subsidiaries has timely filed all Tax Returns in all jurisdictions in which Tax Returns are required to have been filed by it or on its behalf, and each such Tax Return is true, complete, and accurate in all material respects and has been prepared in compliance with all applicable Laws. Neither Drummond nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. There have been no examinations or audits of any Tax Return by any Taxing Authority. Drummond and each of its Subsidiaries has made available to Seacoast true and correct copies of all income Tax Returns filed for each of the five most recent fiscal years ended on or before December 31, 2021. No claim has ever been made by a Taxing Authority in a jurisdiction where Drummond or any of its Subsidiaries does not file a Tax Return that Drummond or any of its Subsidiaries is or may be subject to Taxes by that jurisdiction, and to the Knowledge of Drummond and each of its Subsidiaries, no basis for such a claim exists.
(ii)   Neither Drummond nor any of its Subsidiaries has received any notice of assessment or proposed assessment in connection with any amount of Tax, and there is no threatened or pending dispute, action, suit, proceeding, claim, investigation, audit, examination, or other Litigation regarding any Tax of Drummond and any of its Subsidiaries or the assets of Drummond and its Subsidiaries. No officer or employee responsible for tax matters of Drummond or any of its Subsidiaries expects any Taxing Authority to assess any additional Tax for any period for which a Tax Return has been filed by Drummond or any of its Subsidiaries. Neither Drummond nor any of its Subsidiaries has received from any Taxing Authority any notice of deficiency or proposed adjustment for any amount of Tax or any demand for information, formal or informal, for any taxable year. There are no agreements, waivers, or other arrangements providing for an extension of time with respect to the assessment of any Tax or deficiency against Drummond or any of its Subsidiaries, and neither Drummond nor any of its Subsidiaries has waived or extended the applicable statute of limitations for the assessment or collection of any Tax or agreed to a tax assessment or deficiency. The relevant statute of limitations is closed with respect to all Tax Returns of Drummond and each of its Subsidiaries for all taxable periods through December 31, 2015.
(iii)   Except as set forth in Section 3.3(f)(iii) of the Company Disclosure Letter, neither Drummond nor any of its Subsidiaries is a party to any allocation, sharing, indemnification, or similar agreement or arrangement relating to Taxes pursuant to which it will have any obligation to make any payments after the Closing (other than commercial agreements the primary purpose of which does not relate to Taxes). Neither Drummond nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal, state, or local income Tax Return or any combined, affiliated or unitary group for any tax purpose (other than a group the common parent of which was Drummond), or (b) has any Liability for Taxes of any Person (other than Drummond or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of Law, or as a transferee or successor, by contract, or otherwise.
(iv)   Drummond and each of its Subsidiaries has withheld and paid over to the appropriate Taxing Authority all Taxes required to have been withheld and paid over by it and has complied in all respects with all information reporting and backup withholding requirements under all applicable Laws in connection with amounts paid or owing to any Person, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor, or other third party and Taxes required to be withheld and paid pursuant to Sections 1441, 1442, and 3406 of the Code or similar provisions under applicable Law.
(v)   Neither Drummond nor any of its Subsidiaries has been a party to any distribution occurring during the five-year period ending on the date hereof in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied. No Liens for Taxes exist with respect to any assets of Drummond or any of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable. All transactions between or among Drummond and any related party have been on arm’s-length terms, and Drummond and its Subsidiaries have been at all times in compliance with Section 482 of the Code and its corresponding Treasury Regulations (and any similar provision of applicable Law), including the maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of Drummond and its Subsidiaries, as applicable.
(vi)   Neither Drummond nor any of its Subsidiaries has been or will be required to include any item in income or exclude any item of deduction from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting pursuant to Section 481 of the Code or any comparable provision under applicable Laws; (B) “closing agreement” as described in Section 7121 of the Code or any comparable provision under applicable Law, executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code or any comparable provision of applicable Law; (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) prepaid amount received on or prior to the Closing Date; (F) election under Section 108(i) of the Code (or any corresponding or similar provision of applicable Law); (G) debt instrument held on or before the Closing Date that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or is subject to the rules set forth in Section 1276 of the Code; (H) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; or (I) similar election, action or agreement deferring the Liability for Taxes from any taxable period (or portion thereof) ending on or before the Closing Date to any taxable period (or portion thereof) beginning after the Closing Date.
(vii)   Neither Drummond nor any of its Subsidiaries has taken a reporting position on a Tax Return that, if not sustained, could be reasonably likely to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of applicable Law), participated in any “reportable transaction” or “listed transaction,” as those terms are defined in Treasury Regulations Section 1.6011-4(b) or any comparable provision of applicable Law, or participated in any transaction substantially similar to a reportable transaction. Neither Drummond nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes.
(viii)   The unpaid Taxes of Drummond and each of its Subsidiaries (A) did not, as of the date of the Drummond’s Latest Balance Sheet, exceed the reserve for tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth on the face of the Drummond’s Latest Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Drummond in filing its Tax Returns. Since the date of the Drummond Latest Balance Sheet, neither Drummond nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past practice.
(ix)   Neither Drummond nor any of its Subsidiaries has requested or received any private letter ruling of the Internal Revenue Service or comparable written rulings or guidance issued by any other Taxing Authority. There is no power of attorney given by or binding upon Drummond or any of its Subsidiaries with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.
(x)   Neither Drummond nor any of its Subsidiaries has been a “United States real property holding corporation” within the meaning of Section 897 of the Code within the period described in Section 897(c)(1)(A)(ii) thereof.
(xi)   Without regard to this Agreement, neither Drummond nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382 of the Code.
(xii)   At all times during the period beginning January 1, 2003, and ending December 31, 2017, (A) Drummond was a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code and for all applicable state and local income tax purposes, and (B) each of the Bank, Nature’s Coast Insurance, Inc., Nature Coast Financial Services, Inc., and Bankers Title Insurance Services, Inc. was a qualified subchapter S subsidiary within the meaning of

Section 1361(b)(3)(B) of the Code and for all applicable state and local income tax purposes. Neither Drummond nor any current or former shareholder of Drummond has taken any action, or failed to take any required action, that would have caused Drummond to lose its status as an S corporation within the meaning of Sections 1361 and 1362 of the Code or for any applicable state and local income tax purposes during such period. Neither the Internal Revenue Service nor any other Governmental Authority has ever challenged, disputed, or otherwise contested Drummond’s status as an S corporation for federal, state, or local income tax purposes during such period. No shares of capital stock of Drummond have ever been held by any Person that was ineligible to be a shareholder of an S corporation within the meaning of Sections 1361 and 1362 of the Code. Drummond has not acquired assets from a C corporation within the meaning of Section 1361(a)(2) of the Code in a transaction that could give rise to any Liability of Drummond under Section 1374 of the Code (or any similar provision of applicable Law), and Drummond will not owe or have any Liability for any Taxes, including any federal built-in gains tax under Section 1374 of the Code (or any corresponding provision of applicable state or local Law), in connection with the transactions contemplated by this Agreement.
(g)   Environmental Matters.
(i)   Drummond and the Bank have delivered, or caused to be delivered to Seacoast, or provided Seacoast access to, true and complete copies of all environmental site assessments, test results, analytical data, boring logs and other environmental reports and studies held by Drummond and each of its Subsidiaries relating to its Properties and Facilities (collectively, the “Drummond Environmental Reports”).
(ii)   Drummond and each of its Subsidiaries and their respective Facilities and Properties are, and have been, in compliance with all Environmental Laws, except as set forth in the Drummond Environmental Reports and except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, there are no past or present events, conditions, circumstances, activities or plans related to the Properties or Facilities that did or would violate or prevent compliance or continued compliance with any of the Environmental Laws.
(iii)   There is no Litigation pending or to the Knowledge of Drummond threatened before any Governmental Authority or other forum in which Drummond or any of its Subsidiaries or any of their respective Properties or Facilities (including but not limited to Properties and Facilities that secure or secured loans made by Drummond or its Subsidiaries and Properties and Facilities now or formerly held, directly or indirectly, in a fiduciary capacity by Drummond or its Subsidiaries) has been or, with respect to threatened Litigation, may be named as a defendant (A) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (B) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) any such Properties or Facilities.
(iv)   During or prior to the period of (A) Drummond’s or any of its Subsidiaries’ ownership or operation (including but not limited to ownership or operation, directly or indirectly, in a fiduciary capacity) of, or (B) Drummond’s or any of its Subsidiaries’ participation in the management (including but not limited to such participation, directly or indirectly, in a fiduciary capacity) of their respective Properties and Facilities, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such Properties or Facilities.
(h)   Compliance with Permits, Laws and Orders.
(i)   Drummond and each of its Subsidiaries has in effect all Permits and has made all filings, applications and registrations with Governmental Authorities that are required for it to own, lease or operate its properties and assets and to carry on its business as now conducted (and has paid all fees and assessments due and payable in connection therewith) and there has occurred no Default under any Permit applicable to their respective business or employees conducting their respective businesses.

(ii)   Neither Drummond nor any of its Subsidiaries is and has not since December 31, 2016, been in Default under any Laws or Orders applicable to its business or employees conducting its business. As of the date of this Agreement, none of Drummond or any of its Subsidiaries knows of any reason why all Regulatory Consents required for the consummation of the transactions contemplated by this Agreement, including the Merger and the Bank Merger, should not be obtained on a timely basis.
(iii)   Neither Drummond nor any of its Subsidiaries has received any notification or communication from any Governmental Authority, (A) asserting that Drummond or any of its Subsidiaries is in Default under any of the Permits, Laws or Orders which such Governmental Authority enforces, (B) threatening or contemplating revocation or limitation of, or which could have the effect of revoking or limiting, any Permits, or (C) requiring or advising that it may require Drummond or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its Board of Directors or similar undertaking that restricts materially the conduct of its business or in any material manner relates to its management.
(iv)   Drummond and each of its Subsidiaries are and, at all times since December 31, 2018, have been, in material compliance with all Laws applicable to their business, operations, properties or assets, including Sections 23A and 23B of the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act, the Truth in Lending Act, the Sarbanes-Oxley Act of 2002, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Fair Credit Reporting Act and all other applicable fair lending Laws and other Laws relating to discriminatory business practices.
(v)   Neither Drummond nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2018, a recipient of any supervisory letter from, or since December 31, 2018, have adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that currently restricts in any material respect the conduct of their business or that in any material manner relates to their capital adequacy, ability to pay dividends, credit or risk management policies, management or business (each, whether or not set forth in the Company Disclosure Letter, a “Company Regulatory Agreement”), nor has Drummond or any of its Subsidiaries been advised in writing or, to the Knowledge of Drummond, orally, since December 31, 2018, by any Regulatory Authority or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.
(vi)   There (A) is no written, or to the Knowledge of Drummond, oral unresolved violation, criticism or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Drummond or any of its Subsidiaries, (B) have been no written, or to the Knowledge of Drummond, oral formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to its or its Subsidiaries’ business, operations, policies or procedures since December 31, 2018, and (C) is not any pending or, to the Knowledge of Drummond, threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation or review of Drummond or any of its Subsidiaries.
(vii)   Neither Drummond, the Bank (nor to the Knowledge of Drummond any of their respective directors, executives, officers, employees or Representatives) (A) has used or is using any corporate funds for any illegal contribution, gift, entertainment or other unlawful expense relating to political activity, (B) has used or is using any corporate funds for any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds,

(C) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (D) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment.
(viii)   Except as required by the Bank Secrecy Act, to the Knowledge of Drummond, no employee of Drummond or any Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law by Drummond or any of its Subsidiaries or any employee thereof acting in its capacity as such. Neither Drummond nor any of its Subsidiaries nor any officer, employee, contractor, subcontractor or agent of Drummond or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee of Drummond or any Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).
(ix)   Since December 31, 2018, Drummond and each of its Subsidiaries have filed all reports and statements, together with any amendments required to be made with respect thereto, that Drummond and each of its Subsidiaries was required to file with any Governmental Authority and all other reports and statements required to be filed by Drummond and each of its Subsidiaries since December 31, 2018, including any report or statement required to be filed pursuant to the Laws of the United States, any state or political subdivision, any foreign jurisdiction, or any other Governmental Authority, have been so filed, and Drummond and each of its Subsidiaries have paid all fees and assessments due and payable in connection therewith.
(x)   The Bank is not authorized to act in any capacity as a corporate fiduciary.
(xi)   Drummond is, in all material respects, in compliance with any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other law, order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) enacted in response to the COVID-19 pandemic, and have used commercially reasonable efforts to implement health and safety protocols at all worksites under the control of Drummond, consistent with guidance issued by applicable federal, state and local health authorities (such laws, orders, directives, guidelines, recommendations and health and safety protocols, collectively, “COVID-19 Measures”).
(xii)   To the extent that Drummond has originated or otherwise participated in any program or benefit created or modified by the CARES Act, including but not limited to the Paycheck Protection Program (“PPP”), it has done such in good faith and in compliance in all material respects with all Laws governing such program, including but not limited to all regulations and guidance issued by the SBA with the respect to loans originated pursuant to or in association with the PPP. Drummond has not originated any loan under the PPP to any Insider, as the term is defined under Regulation O (12 C.F.R. Part 215).
(xiii)   Drummond maintains a written information privacy and security program and organizational, physical, administrative and technical measures regarding privacy, cyber security and data security (collectively, “Privacy and Security Policies”) that are commercially reasonable and that comply in all material respects with (i) all requirements of all applicable laws relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), encryption, disposal, destruction, disclosure or transfer (collectively, “Processing”) of Personal Data (as defined below), (ii) all of Drummond’s and each of its Subsidiaries’ policies and notices regarding Personal Data, and (iii) all of Drummond’s and each of its Subsidiaries’ contractual obligations with respect to the Processing of Personal Data (collectively, “Data Protection Requirements”). Drummond maintains reasonable measures to protect the privacy, confidentiality and security of all information that identifies, could be used to identify or is otherwise associated with an individual person or device or is otherwise covered by any “personal information” or similar definition under applicable law (e.g., “personal data,” “personally identifiable information” or “IPII”) (collectively “Personal Data”) against any (i) unauthorized access, loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data or (iii) other act or omission that compromises the privacy, security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). Drummond has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Drummond or require a report to a Regulatory Agency. Within the three (3) year period prior to the date hereof, Drummond and each of its Subsidiaries has (i) complied in all material respects with all of their respective Privacy and Security Policies and applicable Data Protection Requirements, and (ii) used commercially reasonable measures consistent with reasonable practices in the industry to ensure the confidentiality, privacy and security of Personal Data. To the Knowledge of Drummond, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Drummond.
(i)   Labor Relations.
(i)   Neither Drummond nor any of its Subsidiaries is the subject of any Litigation asserting that Drummond or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel Drummond or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is Drummond or any of its Subsidiaries a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving it pending or, to its Knowledge, threatened, nor, to its Knowledge, is there any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organization activity.
(ii)   (A) Each individual that renders services to Drummond or any of its Subsidiaries who is classified as (1) an independent contractor or other non-employee status or (2) an exempt or non-exempt employee, is properly so classified for all purposes, and (B) Drummond and each of its Subsidiaries have paid or properly accrued in the ordinary course of business all wages and compensation due to employees of Drummond and its Subsidiaries, including all overtime pay, vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.
(iii)   Neither Drummond nor any of its Subsidiaries is in conflict with, or in default or in violation of, any applicable Federal, state or local Law, or any collective bargaining agreement or arrangement with respect to employment, employment practices, terms and conditions of employment, withholding of Taxes, prohibited discrimination, equal employment, fair employment practices, immigration status, employee safety and health, facility closings and layoffs (including the Worker Adjustment and Retraining Notification Action of 1988), or wages and hours.
(iv)   No executive officer of Drummond or any of its Subsidiaries is, or is now expected to be, in violation of any material term of any employment Contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement or any other agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject Drummond or any of its Subsidiaries to any liability with respect to any of the foregoing matters.
(v)   (i) To the Knowledge of Drummond, no written allegations of sexual harassment or sexual misconduct have been made since December 31, 2019 against any officer or director of Drummond subject to the reporting requirements of Section 16(a) of the 1934 Act (an “Drummond Insider”), (ii) since December 31, 2019, neither Drummond nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any Drummond Insider, and (iii) there are no proceedings currently pending or, to the Knowledge of Drummond, threatened related to any allegations of sexual harassment or sexual misconduct by any Drummond Insider. In the past five (5) years, neither Drummond nor any of its Subsidiaries has entered into a settlement agreement with a current or former officer, an employee or independent contractor of Drummond or its Subsidiaries that substantially involves allegations relating to sexual harassment by either (i) an executive officer of the Drummond or its Subsidiaries or (ii) a senior employee of Drummond or its Subsidiaries. In the past five (5) years, to the Knowledge of Drummond, no allegations of sexual harassment have been made against (x) an executive officer Drummond or its Subsidiaries or (y) an employee at the level of Senior Vice President (or any similarly-leveled employee) or above of Drummond or its Subsidiaries.
(j)   Employee Benefit Plans.
(i)   Section 3.3(j)(i) of the Company Disclosure Letter   sets forth each Benefit Plan whether or not such Benefit Plan is or is intended to be (A) arrived at through collective bargaining or otherwise, (B) funded or unfunded, (C) covered or qualified under the Code, ERISA, or other applicable law, (D) set forth in an employment agreement, consulting agreement, individual award agreement, or (E) written or oral.
(ii)   Drummond has made available to Seacoast prior to the date of this Agreement correct and complete copies of the following documents: (A) all Benefit Plan documents (and all amendments thereto), (B) all trust agreements or other funding arrangements for its Benefit Plans (including insurance or group annuity Contracts), and all amendments thereto, (C) with respect to any Benefit Plans or amendments, the most recent determination letters, as well as a correct and complete copy of each pending application for a determination letter (if any), and all rulings, opinion letters, information letters, or advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1994, (D) for the past three (3) years, annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Benefit Plans, including but not limited to the annual report on Form 5500 (if such report was required), (E) the most recent summary plan description for each Benefit Plan for which a summary plan description is required by Law, including any summary of material modifications thereto, (F) in the case of Benefit Plans that are Rights or individual award agreements under any Drummond Stock Plan, a representative form of award agreement together with a list of persons covered by such representative form and the number of shares of Drummond Common Stock covered thereby, (G) all documents evidencing any agreements or arrangements with service providers relating to Benefit Plans, (H) all material correspondence and/or notifications from any Governmental Authority or administrative service with regard to any Benefit Plan, and (I) nondiscrimination testing data and results for the two most recently completed plan years (if applicable) with regard to any Benefit Plan.
(iii)   All of the Benefit Plans have been administered in compliance with their terms and with the applicable provisions of ERISA and the Code and (if applicable) in a manner that complies with and is exempt from tax or other penalty under the Patient Protection and Affordable Care Act, in combination with the Health Care and Reconciliation Act of 2010 (together, the “Affordable Care Act”); and any other applicable Laws. All Benefit Plans that are employee pension benefit plans, as defined in Section 3(2) of ERISA, that are intended to be tax qualified under Section 401(a) of the Code, have received a current, favorable determination letter from the Internal Revenue Service or have filed a timely application therefor, and there are no circumstances that will or could reasonably result in revocation of any such favorable determination letter or negative consequences to an application therefor. Each trust created under any of its ERISA Plans has been determined to be exempt from Tax under Section 501(a) of the Code and neither Drummond nor any of its Subsidiaries is aware of any circumstance that will or could reasonably result in revocation of such exemption. With respect to each of its Benefit Plans, to the Knowledge of Drummond, no event has occurred that will or could reasonably give rise to a loss of any intended Tax consequences under the Code or to any Tax under Section 511 of the Code. There are no pending or, to the Knowledge of Drummond, threatened Litigation, governmental audits or investigations or other proceedings, or participant claims (other than claims for benefits in the normal course of business) with respect to any Benefit Plan.
(iv)   Neither Drummond nor any of its Subsidiaries has engaged in a transaction with respect to any of their Benefit Plans that would subject Drummond or any of its Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither Drummond nor any of its Subsidiaries nor any administrator or fiduciary of any of their Benefit Plans (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner with respect to any of their Benefit Plans that could subject it to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. No oral or written representation or communication with respect to any aspect of the Benefit Plans of Drummond or any of its Subsidiaries have been made to employees of Drummond or any such Subsidiary that is not in conformity with the written or otherwise preexisting terms and provisions of such plans.
(v)   None of Drummond, any Subsidiary or any ERISA Affiliates thereof have and have never sponsored, maintained, contributed to, or been obligated under ERISA or otherwise to contribute to (A) a “defined benefit plan” (as defined in ERISA Section 3(35) or Section 414(j) of the Code; (B) a “multi-employer plan” (as defined in ERISA Sections 3(37) and 4001(a)(3); (C) a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064 or Section 413(c) of the Code; or (D) a “multiple employer welfare arrangement” as defined in ERISA Section 3(40). Neither Drummond nor any of its Subsidiaries nor any of their ERISA Affiliates have incurred and there are no circumstances under which any could reasonably incur any Liability under Title IV of ERISA or Section 412 of the Code.
(vi)   Except as set forth in Section 3.3(j)(vi) of the Company Disclosure Letter, neither Drummond nor any of its Subsidiaries nor any of their respective ERISA Affiliates has any incurred current or projected obligations or Liability for post-employment or post-retirement health, medical, surgical, hospitalization, death or life insurance benefits under any of its Benefit Plans, other than with respect to benefit coverage mandated by Section 4980B of the Code or other applicable Law.
(vii)   Except as set forth in Section 3.3(j)(vii) of the Company Disclosure Letter, no Benefit Plan exists and there are no other Contracts, plans, or arrangements (written or otherwise) covering any Company employee that, individually or collectively, as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any other event(s)), would reasonably be expected to, (A) result in any material severance pay upon any termination of employment, or (B) accelerate the time of payment or vesting or result in any material payment or material funding (through a grantor trust or otherwise) of compensation or benefits under, materially increase the amount payable, require the security of material benefits under or result in any other material obligation pursuant to, any such Drummond Plans, contracts, plans, or arrangements. Except as set forth in Section 3.3(j)(vii) of the Company Disclosure Letter, no amounts paid or payable (whether in cash, property or the vesting of property) individually or collectively, as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any other event(s)), will result in the payment of any amount that would, individually or in combination with any other such payment, result in the loss of a deduction under Section 280G of the Code or be subject to an excise tax under Section 4999 of the Code. Drummond has made available to Seacoast true and complete copies of calculations under Section 280G of the Code (whether or not final) with respect to any disqualified individual, if applicable, in connection with the transactions contemplated by this Agreement.
(viii)   Each Benefit Plan that is a “non-qualified deferred compensation plan” (as defined for purposes of Section 409A of the Code) is in documentary compliance with, and has been operated and administered in compliance with, Section 409A of the Code and the applicable guidance issued thereunder, and no Benefit Plan provides any compensation or benefits which could subject, or have subjected, a covered service provider to gross income inclusion or tax pursuant to Section 409A of the Code. Neither Drummond nor any of its Subsidiaries has any indemnification obligation pursuant to any Benefit Plan or any Contract to which Drummond or any of its Subsidiaries is a party for any Taxes imposed under Section 4999 or 409A of the Code.
(ix)   Except as set forth in Section 3.3(j)(ix) of the Company Disclosure Letter, Drummond does not maintain and has never maintained a supplemental executive retirement plan or any similar plan for directors, officers or employees.

(x)   All of the Benefit Plans that constitute compensation arrangements involving officers of Drummond or the Bank have been approved and administered by Drummond’s Board of Directors in accordance with all applicable corporate and regulatory requirements.
(xi)   Since January 1, 2021, Drummond has not implemented, in response to COVID-19, any material workforce reductions, terminations, furloughs, reductions in or changes to compensation, benefits or working schedules, or changes to any Benefit Plans.
(k)   Material Contracts.
(i)   Except as listed in Section 3.3(k) of the Company Disclosure Letter, as of the date of this Agreement, neither Drummond nor any of its Subsidiaries nor any of their respective assets, businesses, or operations is a party to, or is bound or affected by, or receives benefits under, (A) any employment, severance, termination, consulting, retention, or retirement Contract, (B) any Contract relating to the borrowing of money by Drummond or any of its Subsidiaries or the guarantee by Drummond or any of its Subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of the Bank or Contracts pertaining to trade payables incurred in the ordinary course of business consistent with past practice), (C) any Contract containing covenants that limit the ability of Drummond or any of its Subsidiaries or any of their Affiliates (including, after the Effective Time, Seacoast or any of its Affiliates) to engage in any line of business or to compete in any line of business or with any Person, or that involve any restriction of the geographic area in which, or method by which, Drummond or any of its Subsidiaries Affiliates (including, after the Effective Time, Seacoast or any of its Affiliates) may carry on its business, (D) any Contract or series of related Contracts for the purchase of materials, supplies, goods, services, equipment or other assets that (x) provides for or is reasonably likely to require annual payments by Drummond or any of its Subsidiaries of $25,000 or more or (y) have a term exceeding 12 months in duration (except those entered into in the ordinary course of business with respect to loans, lines of credit, letters of credit, depositor agreements, certificates of deposit and similar routine banking activities and equipment maintenance agreements that are not material), (E) any Contract involving Intellectual Property (excluding generally commercially available “off the shelf” software programs licensed pursuant to “shrink wrap” or “click and accept” licenses), (F) any Contract relating to the provision of data processing, network communications or other material technical services to or by Drummond or any of its Subsidiaries, (G) any Contract to which any Affiliate, officer, director, employee or consultant of Drummond or any of its Subsidiaries is a party or beneficiary (except with respect to loans to, or deposits from, directors, officers and employees entered into in the ordinary course of business consistent with past practice and in accordance with all applicable regulatory requirements with respect to it), (H) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar arrangement or agreement, (I) any Contract that provides any rights to investors in Drummond or any of its Subsidiaries, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to the Drummond Board of Directors, (J) any Contract that provides for potential material indemnification payments by Drummond or any of its Subsidiaries, or (K) any other Contract or amendment thereto that would be required to be filed as an exhibit to any SEC Report (as described in Items 601(b)(4) and 601(b)(10) of Regulation S-K) if Drummond were required to file such with the SEC. With respect to each of its Contracts that is described above: (w) the Contract is valid and binding on Drummond or any of its Subsidiaries thereto and, to the Knowledge of Drummond, each other party thereto and is in full force and effect, enforceable in accordance with its terms (except in all cases as such enforceability may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and other Laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally or the rights of creditors of insured depository institutions and (2) general equitable principles and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought); (x) neither Drummond nor any of its Subsidiaries is in Default thereunder; (y) neither Drummond nor any of its Subsidiaries has repudiated or waived any material provision of any such Contract; and (z) no other party to any such Contract is, to the Knowledge of Drummond, in Default in any material respect or has repudiated or waived any material provision of any such Contract. No Consent is required by any such Contract for the execution, delivery or performance of this Agreement or the consummation of the Merger, the Bank Merger or the other transactions contemplated hereby or thereby. Except as set forth in Section 3.3(k)(i)(B) of the Company Disclosure Letter, all indebtedness for money borrowed of Drummond or any of its Subsidiaries is prepayable without penalty or premium.
(ii)   All interest rate swaps, caps, floors, collars, option agreements, futures, and forward contracts, and other similar risk management arrangements, contracts or agreements, whether entered into for its own account or its customers, were entered into (A) in the ordinary course of business consistent with past practice and in accordance with prudent business practices and all applicable Laws and (B) with counterparties believed to be financially responsible, and each of them is enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), and is in full force and effect. Neither Drummond nor any of its Subsidiaries, nor to the Knowledge of Drummond, any other party thereto, is in Default of any of its obligations under any such agreement or arrangement. The Drummond Financial Statements disclose the value of such agreements and arrangements on a mark-to-market basis in accordance with GAAP and, since January 1, 2017, there has not been a change in such value that, individually or in the aggregate, has resulted in a Material Adverse Effect on Drummond.
(l)   Legal Proceedings.   Except as set forth in Section 3.3(l) of the Company Disclosure Letter, there is no Litigation pending or, to the Knowledge of Drummond, threatened against Drummond or any of its Subsidiaries or any of their assets, interests, or rights, nor are there any Orders of any Governmental Authority or arbitrators outstanding against Drummond or any of its Subsidiaries, nor do any facts or circumstances exist that would be likely to form the basis for any material claim against the Company that, if adversely determined, individually or in the aggregate, would have a Material Adverse Effect on Drummond or any of its Subsidiaries or would materially impede or delay Drummond or any of its Subsidiaries’ ability to perform their covenants and agreements under this Agreement or to consummate the transactions hereby, including the Merger and the Bank Merger. There is no Litigation, pending or, to the Knowledge of Drummond, threatened, against any officer, director, advisory director or employee of Drummond or any of its Subsidiaries, in each case by reason of any person being or having been an officer, director, advisory director or employee of Drummond or any of its Subsidiaries.
(m)   Intellectual Property.
(i)   Drummond owns, or is licensed or otherwise possesses legally enforceable and unencumbered rights to use all Intellectual Property (including the Technology Systems) that is used by Drummond or any of its Subsidiaries in their businesses. Drummond has not (A) licensed to any Person in source code form any Intellectual Property owned by Drummond or (B) entered into any exclusive agreements relating to Intellectual Property owned by Drummond.
(ii)   Section 3.3(m)(ii) of the Company Disclosure Letter lists all patents and patent applications, all registered and unregistered trademarks and applications therefor, trade names and service marks, registered copyrights and applications therefor, domain names, web sites, and mask works owned by or exclusively licensed to Drummond or any of its Subsidiaries included in its Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed. No royalties or other continuing payment obligations are due in respect of any third-party patents, trademarks or copyrights, including software.
(iii)   All patents, registered trademarks, service marks and copyrights held by the Company are valid and subsisting. Since January 1, 2019, neither Drummond nor any of its Subsidiaries (A) have been sued in any Litigation which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party or (B) has not brought any Litigation for infringement of its Intellectual Property or breach of any license or other Contract involving its Intellectual Property against any third party.
(n)   Loan and Investment Portfolios.
(i)   All loans, loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Drummond or any of its Subsidiaries is the creditor (A) were at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business of Drummond or any of its Subsidiaries and are the legal, valid and binding obligations of the obligors thereof, enforceable in accordance with their terms, (B) are evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be and (C) to the extent secured, have been secured by valid Liens that have been perfected. True and complete lists of all Loans as of December 31, 2021 and on a monthly basis thereafter, and of the investment portfolios of Drummond as of such date, are disclosed on Section 3.3(n)(i) of the Company Disclosure Letter.
(ii)   Except as specifically set forth on Section 3.3(n)(ii) of the Company Disclosure Letter, neither Drummond nor any Subsidiary is a party to any Loan that was, as of the most recent month-end prior to the date of this Agreement, (A) delinquent by more than thirty (30) days in the payment of principal or interest, (B) to the Knowledge of Drummond, otherwise in material default for more than thirty (30) days, (C) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by Drummond or any Regulatory Authority having jurisdiction over Drummond or any of its Subsidiaries, (D) an obligation of any director, executive officer or 10% shareholder of Drummond or the Bank who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any Person controlling, controlled by or under common control with any of the foregoing, or (E) in violation of any Law.
(iii)   Each outstanding Loan (including Loans held for resale to investors) in which Drummond or any of its Subsidiaries is the creditor was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan or other similar files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Drummond and the Bank (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local Laws.
(iv)   None of the agreements pursuant to which Drummond or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contain any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(v)   Neither Drummond nor any Subsidiary is now nor have they ever been since January 1, 2016, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority or Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans.
(o)   Adequacy of Allowances for Losses.   Each of the allowances for losses on loans, financing leases and other real estate included on the Drummond Latest Balance Sheet (along with any subsequent balance sheet required to be delivered hereunder) is, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and, to the Knowledge of Drummond, there are no facts or circumstances that are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any such provisions for losses or a material decrease in any of the allowances therefor. Each of the allowances for losses on loans, financing leases and other real estate reflected on the books of Drummond at all times from and after the date of the Drummond Latest Balance Sheet is, and will be, adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and, to the Knowledge of Drummond, there are no facts or circumstances that are likely to require, in accordance with applicable regulatory guidelines or GAAP, a future material increase in any of such provisions for losses or a material decrease in any of the allowances therefor.
(p)   Loans to Executive Officers and Directors.   Neither Drummond nor any of its Subsidiaries have extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Drummond or the Bank, except as permitted by Section 13(k) of the 1934 Act, as applicable, and as permitted by Federal Reserve Regulation O and that have been made in accordance with the provisions of Regulation O. Section 3.3(p) of the Company Disclosure Letter identifies any loan or extension of credit maintained by Drummond or any of its Subsidiaries to which the second sentence of Section 13(k)(1) of the 1934 Act applies.
(q)   Community Reinvestment Act.   The Bank has complied in all material respects with the provisions of the Community Reinvestment Act of 1977 (“CRA”) and the rules and regulations thereunder, the Bank has a CRA rating of not less than “satisfactory” in its most recently completed exam, has received no material criticism from regulators with respect to discriminatory lending practices, and to the Knowledge of Drummond, there are no conditions, facts or circumstances that could result in a CRA rating of less than “satisfactory” or material criticism from regulators or consumers with respect to discriminatory lending practices.
(r)   Privacy of Customer Information.
(i)   Drummond and its Subsidiaries, as applicable, are the sole owners of all IIPI relating to customers, former customers and prospective customers that will be transferred to Seacoast or a Subsidiary of Seacoast pursuant to this Agreement and the other transactions contemplated hereby. For purposes of this Section 3.2(r), “IIPI” means any information relating to an identified or identifiable natural person, including, but not limited to “personally identifiable financial information” as that term is defined in 12 CFR Part 1016.
(ii)   Drummond and its Subsidiaries’ collection and use of such IIPI, the transfer of such IIPI to Seacoast or any of its Subsidiaries, and the use of such IIPI by Seacoast or any of its Subsidiaries complies with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy Laws, and any contract or industry standard relating to privacy.
(s)   Technology Systems.
(i)   No material action will be necessary as a result of the transactions contemplated by this Agreement to enable use of the Technology Systems to continue by the Surviving Corporation and its Subsidiaries to the same extent and in the same manner that it has been used by Drummond and its Subsidiaries prior to the Effective Time.
(ii)   The Technology Systems (for a period of 18 months prior to the Effective Time) have not suffered unplanned disruption causing a Material Adverse Effect on the Company. Except for ongoing payments due under Contracts with third parties, the Technology Systems are free from any Liens (other than Permitted Liens). Access to business-critical parts of the Technology Systems is not shared with any third party.
(iii)   Drummond has furnished to Seacoast a true and correct copy of its disaster recovery and business continuity arrangements.
(iv)   Neither Drummond nor any of its Subsidiaries has received notice of and is not aware of any material circumstances, including the execution of this Agreement, that would enable any third party to terminate any of its or any of its Subsidiaries’ agreements or arrangements relating to the Technology Systems (including maintenance and support).
(t)   Insurance Policies.   Drummond and each of its Subsidiaries maintain in full force and effect insurance policies and bonds in such amounts and against such liabilities and hazards of the types and amounts as (i) it reasonably believes to be adequate for its business and operations and the value of its properties, and (ii) it reasonably believes are comparable to those maintained by other banking organizations of similar size and complexity. A true and complete list of all such insurance policies is attached as Section 3.3(t) of the Company Disclosure Letter. Neither Drummond nor any of its Subsidiaries is now liable for, nor has Drummond nor any such Subsidiary received notice of, any material retroactive premium adjustment. Drummond and each of its Subsidiaries are in compliance in all material respects with their respective insurance policies and are not in Default under any of the terms thereof and each such policy is valid and enforceable and in full force and effect, and neither Drummond nor any of its Subsidiaries has received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds and, except for policies insuring against potential liabilities of officers, directors and employees of Drummond and its Subsidiaries, Drummond or its Subsidiaries are the sole beneficiary of any such policy, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Within the last three years, none of Drummond or any of its Subsidiaries have been refused any basic insurance coverage sought or applied for (other than certain exclusions for coverage of certain events or circumstances as stated in such policies), and neither Drummond nor the Bank has any reason to believe that its existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought as favorable as those presently in effect.
(u)   Corporate Documents.   Drummond has delivered to SBC, with respect to Drummond and each of its Subsidiaries, true and correct copies of its Organizational Documents and the charters of each of the committees of its board of directors, all as amended and currently in effect. All of the foregoing, and all of the corporate minutes and stock transfer records of Drummond and each of its Subsidiaries that will be made available to SBC after the date hereof, are current, complete and correct in all material respects.
(v)   State Takeover Laws.   Drummond has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “anti-greenmail,” “business combination” or other anti-takeover Laws of any jurisdiction (collectively, “Takeover Laws”). Drummond has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any provision of its Organizational Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.
(w)    Certain Actions.   Neither Drummond nor any of its Subsidiaries or Affiliates has taken or agreed to take any action, and to the Knowledge of Drummond, there are no facts or circumstances that are reasonably likely to (i) prevent either the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any required Regulatory Consents. To the Knowledge of Drummond, there exists no fact, circumstance, or reason that would cause any required Consent not to be received in a timely manner.
(x)   Real and Personal Property.   Drummond and its Subsidiaries have good, valid and marketable title to all material real property owned by it free and clear of all Liens, except Permitted Liens and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. Drummond and its Subsidiaries have paid, and will pay, any and all applicable tangible personal property Taxes owed or due by Drummond or its Subsidiaries. Drummond and its Subsidiaries have good, valid and marketable title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all material tangible personal property owned by them, free and clear of all Liens (other than Permitted Liens). Each of Drummond and its Subsidiaries has complied with the terms of all leases to which it is a party in all material respects, and all such leases are valid and binding in accordance with their respective terms and in full force and effect, and there is not under any such lease any material existing Default by

Drummond or such Subsidiary or, to the Knowledge of Drummond, any other party thereto, or any event which with notice or lapse of time or both would constitute such a Default.
(y)   Investment Advisory, Insurance and Broker-Dealer Matters.
(i)   No Subsidiary of Drummond is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”).
(ii)   Except as specifically set forth on Section 3.3(y)(ii) of the Company Disclosure Letter, no Subsidiary of Drummond or Bank conducts insurance operations that require it to be registered with any state insurance regulatory authorities.
(iii)   Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Drummond, (i) since January 1, 2019, at the time each agent, representative, producer, reinsurance intermediary, wholesaler, third-party administrator, distributor, broker, employee or other person authorized to sell, produce, manage or administer products on behalf of any Drummond Subsidiary (“Drummond Agent”) wrote, sold, produced, managed, administered or procured business for a Drummond Subsidiary, such Drummond Agent was, at the time the Drummond Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced to the extent required by applicable law, (ii) no Drummond Agent has been since January 1, 2019, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any law, rule or regulation applicable to such Drummond Agent’s writing, sale, management, administration or production of insurance business for any Drummond Insurance Subsidiary (as defined below), and (iii) each Drummond Agent was appointed by Drummond or a Drummond Insurance Subsidiary in compliance with applicable insurance laws, rules and regulations and all processes and procedures undertaken with respect to such Drummond Agent were undertaken in compliance with applicable insurance laws, rules and regulations. “Drummond Insurance Subsidiary” means each Subsidiary of Drummond or Bank through which insurance operations is conducted.
(iv)   Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Drummond, (i) since January 1, 2019, Drummond and the Drummond Insurance Subsidiaries have made all required notices, submissions, reports or other filings under applicable insurance holding company statutes, (ii) all contracts, agreements, arrangements and transactions in effect between any Drummond Insurance Subsidiary and any affiliate are in compliance in all material respects with the requirements of all applicable insurance holding company statutes, and (iii) each Drummond Insurance Subsidiary has operated and otherwise been in compliance with all applicable insurance laws, rules and regulations.
(v) No Subsidiary of Drummond is a broker-dealer or is required to register as a “broker” or “dealer” in accordance with the provisions of the 1934 Act or, directly or indirectly through one or more intermediaries, controls or has any other association with (within the meaning of Article I of the Bylaws of the Financial Industry Regulatory Authority (“FINRA”)) any member firm of FINRA.
(z)   Information Security.   Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Drummond, to the Knowledge of Drummond, since January 1, 2020, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Drummond and its Subsidiaries.
(aa)   Investment Securities and Commodities.
(i)   Each of Drummond and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements) that are material to Drummond’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business consistent with past practice to secure obligations of Drummond or its Subsidiaries. Such securities and commodities are valued on the books of Drummond in accordance with GAAP in all material respects.

(ii)   Drummond and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Drummond believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, Drummond has made available to SBC the material terms of such policies, practices and procedures.
(bb)   Brokers and Finders.   Except for Hovde Group, LLC neither Drummond nor any of its Subsidiaries nor any of their respective directors, officers, employees or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.
(cc)   Volcker Rule.   Drummond and its Subsidiaries do not engage in “proprietary trading” (as defined in 12 U.S.C. § 1851 and the regulations promulgated by the Federal Reserve Board in connection therewith (the “Volcker Rule”)) or hold any ownership interest in or sponsor any “covered fund” (as defined in the Volcker Rule).
(bb)   Fairness Opinion.   Prior to the execution of this Agreement, Drummond has received an executed opinion of Hovde Group, LLC to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the shareholders of Drummond and a copy of such executed opinion has been or will be promptly delivered by Drummond to SBC immediately following the execution of this Agreement. Such opinion has not been amended or rescinded as of the date of this Agreement.
(cc)   Transactions with Affiliates.   Except as set forth in Section 3.3(cc) of the Company Disclosure Letter, there are no agreements, contracts, plans, arrangements or other transactions between Drummond and any of its Subsidiaries, on the one hand, and any (i) officer or director of Drummond or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of Drummond, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of Drummond, on the other hand, except those of a type available to non-affiliates of Drummond generally.
(dd)   Cryptocurrency Business Representations.   Drummond and its Subsidiaries maintain, and have maintained, all appropriate policies and procedures reasonably designed to ensure compliance with Drummond’s regulatory compliance responsibilities related to providing banking services to customers that operate businesses involving virtual currencies and/or other digital assets (“Virtual Currency Businesses”), which policies and procedures are periodically reviewed and approved by Drummond’s board of directors. Drummond and its Subsidiaries are currently in compliance with such policies and procedures, including with respect to Drummond’s obligations under the Bank Secrecy Act in connection with providing banking services to customers that are Virtual Currency Businesses. Prior to the date of this Agreement, Drummond has made available to SBC a copy of such policies and procedures. In addition, Drummond and/or its Subsidiaries have conducted adequate due diligence of each Virtual Currency Business to which Drummond and/or its Subsidiaries provides banking services commensurate with the level of risk assigned to each such customer, as required by the Bank Secrecy Act and Drummond’s policies and procedures. As of the date of this Agreement, each of the Virtual Currency Businesses to which Drummond and/or its Subsidiaries provides banking services satisfy the requirements set forth in Drummond’s policies and procedures, including the requirement that each such Virtual Currency Business obtains and maintains registration with the U.S. Treasury Department’s Financial Crimes Network (“FinCEN”) and complies with any applicable state-based licensing requirements. As of the date of this Agreement, none of Drummond or any of its Subsidiaries is aware of, nor should any of them reasonably be aware of, any violations of the Bank Secrecy Act, FinCEN rules or regulations, state money transmission laws, rules or regulations or other regulatory obligations imposed on the Virtual Currency Businesses to which any of them provides banking services.
(ee)   Representations Not Misleading.   No representation or warranty by Drummond and the Bank in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

3.4   Representations and Warranties of Seacoast.   Subject to and giving effect to Sections 3.1 and 3.2, and except as set forth in the Seacoast Disclosure Letter, SBC and SNB, jointly and severally, hereby represent and warrant to the Company as follows:
(a)   Organization, Standing, and Power.   Each of SBC and SNB (i) is duly organized, validly existing, and (as to SBC) in good standing under the Laws of the jurisdiction in which it is incorporated, (ii) has the requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business as now conducted and (iii) is duly qualified or licensed to do business and in good standing in the States of the United States and foreign jurisdictions where the character of their assets or conduct of their business requires them to be so qualified or licensed, except in the cause of clause (iii) where the failure to be so qualified or licensed, individually or in the aggregate, has not had or would not reasonably be excepted to have a Material Adverse Effect on SBC or SNB. SBC is a financial holding company within the meaning of the BHC Act and meets the applicable requirements for qualification as such. SNB is a national banking association domiciled in the State of Florida. SNB is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and its deposits are insured by the Deposit Insurance Fund and all premiums and assessments required to be paid in connection therewith have been paid when due. No action for the revocation or termination of such deposit insurance is pending or, to the knowledge of SBC, threatened.
(b)   Authority; No Breach of Agreement.
(i)   SBC and SNB each have the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by its duly constituted Board of Directors and in the case of SNB, its sole shareholder). Assuming due authorization, execution and delivery of this Agreement by Drummond and the Bank, this Agreement represents a legal, valid and binding obligation of each of SBC and SNB, enforceable against each of SBC and SNB, in accordance with its terms (except in all cases as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and (B) except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).
(ii)   SBC’s and SNB’s Boards of Directors have duly approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby, including the Bank Merger Agreement and the Bank Merger.
(iii)   Neither the execution and delivery of this Agreement by SBC or SNB, nor the consummation by either of them of the transactions contemplated hereby, nor compliance by them with any of the provisions hereof, will (A) violate conflict with or result in a breach of any provision of their respective Organizational Documents, or (B) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material asset under, any Contract or Permit, or (C) subject to receipt of the Required Consents and the expiration of any waiting period required by Law, violate any Law or Order applicable to SBC or SNB or any of their respective material assets.
(c)   Capital Stock.   SBC’s authorized capital stock consists of (i) 120 million shares of SBC Common Stock, of which, as of April 30, 2022, 61,850,267 shares are issued, 61,410,531 shares are outstanding, and 439,736 shares were held in its treasury and (ii) 4 million shares of preferred stock, 2,000 shares of which have been designated as Series A Preferred Stock and 50,000 of which has been designated as Series B Preferred Stock (collectively, “SBC Preferred Stock”), of which, as of the date of this Agreement, no shares are issued or outstanding. As of the date of this Agreement, there were 471,704 restricted shares of SBC Common Stock validly issued and outstanding and the restricted shares were each issued in accordance with the SBC Stock Plans and such restricted shares represent all of the Rights issued under the SBC Stock Plans. Except as set forth in this Section 3.4(c), Section 3.4(c) of the Seacoast Disclosure Letter and as set forth in SBC’s SEC Reports, as of the date of this Agreement there were no equity securities of SBC outstanding (other than the SBC Common Stock) and no outstanding Rights relating to SBC Common Stock, and no Person has any Contract or any right or privilege (whether preemptive or contractual) capable of becoming a Contract or Right for the purchase, subscription or issuance of any securities of SBC. All of the outstanding shares of SBC Common Stock are duly and validly issued and outstanding and are fully paid and, except as expressly provided otherwise under applicable Law, non-assessable under the FBCA. None of the outstanding shares of SBC Common Stock have been issued in violation of any preemptive rights of the current or past shareholders of SBC. All of the outstanding shares of SBC Common Stock and all Rights to acquire shares of SBC Common Stock have been issued in compliance in all material respects with all applicable federal and state Securities Laws. All issued and outstanding shares of capital stock of its Subsidiaries have been duly authorized and are validly issued, fully paid and (except as provided in 12 U.S.C. Section 55) nonassessable. The outstanding capital stock of each of its Subsidiaries has been issued in compliance with all legal requirements and is not subject to any preemptive or similar rights. SBC owns all of the issued and outstanding shares of capital stock of SNB free and clear of all Liens, charges, security interests, mortgages, pledges and other encumbrances. At the Effective Time, the amount of issued and outstanding capital stock of SNB, as the Surviving Bank shall be the same amount of capital stock of SNB issued and outstanding immediately prior to the Effective Time. Preferred stock shall not be issued by the Surviving Bank. The authorized capital stock of SNB consists of 10,000,000 shares of common stock, par value $10.00 per share, 5,679,285 of which are issued and outstanding.
(d)   Financial Statements.   The financial statements of SBC and its Subsidiaries included (or incorporated by reference) in the SBC SEC Reports (including the related notes, where applicable) (A) have been prepared from, and are in accordance with, the books and records of SBC and its Subsidiaries; (B) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of SBC and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring audit adjustments normal in nature and amount); (C) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (D) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of SBC and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.
(e)   Legal Proceedings.   There is no Litigation that would be required to be disclosed in a Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K of SEC Rules and Regulations that are not so disclosed, pending or, to its Knowledge, threatened against Seacoast, or against any asset, interest, or right of any of them, nor are there any Orders of any Governmental Authority or arbitrators outstanding against Seacoast.
(f)   Compliance with Laws.
(i)   SBC and each of its Subsidiaries are, and at all times since December 31, 2018, have been, in compliance in all material respects with all laws applicable to their businesses, operations, properties, assets, and employees. SBC and each of its Subsidiaries have in effect, and at all relevant times since December 31, 2018, held all material Permits necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted and, to SBC’s Knowledge, no suspension or cancellation of any such Permits is threatened and there has occurred no violation of, default under (with or without notice or lapse of time or both) or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit. The deposit accounts of SNB are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No action for the revocation or termination of such deposit insurance is pending or, to the Knowledge of SBC, threatened.
(ii)   Since December 31, 2018, neither SBC nor any of its Subsidiaries has received any written notification or communication from any Governmental Authority (A) requiring SBC or any of its Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any restrictions on its conduct of business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations (any of the foregoing, a “SBC Regulatory Agreement”), or (B) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC insurance coverage, and, to the Knowledge of SBC, neither SBC nor any of its Subsidiaries has been advised by any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such judgment, order, injunction, rule, agreement, memorandum of understanding, commitment letter, supervisory letter, decree or similar submission. Neither SBC nor any of its Subsidiaries is currently a party to or subject to any SBC Regulatory Agreement.
(iii)   Neither SBC nor any of its Subsidiaries (nor, to the Knowledge of SBC, any of their respective directors, executives, representatives, agents or employees) (A) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (C) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (D) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (E) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.
(g)   Reports.   Except as set forth on Section 3.4(g) of the Seacoast Disclosure Letter, SBC has and each of its Subsidiaries have timely filed all reports, statements, and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2018 and prior to the date hereof with Governmental Authorities, and have paid all fees and assessments due and payable in connection therewith. There is no unresolved violation or exception of which SBC has been given notice by any Governmental Authority with respect to any such report, statement or certification. No report, including any report filed with the SEC, the FDIC, the OCC, the Federal Reserve Board or other banking regulatory agency, and no report, proxy statement, statement or offering materials made or given to shareholders of SBC or SNB since December 31, 2018, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, all of the foregoing reports complied as to form in all material respects with the published rules and regulations of the Governmental Authority with jurisdiction thereof and with respect thereto. There are no outstanding comments from or unresolved issues raised by the Governmental Authorities with respect to any of the foregoing reports filed by SBC or its Subsidiaries.
(h)   Community Reinvestment Act.   SNB has complied in all material respects with the provisions of the CRA and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory” in its most recently completed exam, has received no material criticism from regulators with respect to discriminatory lending practices, and has no knowledge of any conditions, facts or circumstances that could result in a CRA rating of less than “satisfactory” or material criticism from regulators or consumers with respect to discriminatory lending practices.
(i)   Legality of Seacoast Securities.   All shares of SBC Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued pursuant to this Agreement, will be validly and legally issued, fully paid and nonassessable, and will be, at the time of their delivery, free and clear of all Liens and any preemptive or similar rights.
(j)   Certain Actions.   Neither SBC nor any of its Subsidiaries or Affiliates has taken or agreed to take any action and it has no Knowledge of any fact or circumstance, that is reasonably likely to (i) prevent the Merger and the Bank Merger from qualifying as a reorganization with the meaning of Section 368(e) of the Code, or (ii) materially impede or delay receipt of any required Regulatory Consents.

To SBC’s Knowledge, there exists no fact, circumstance, or reason that would cause any required Regulatory Consent not to be received in a timely manner.
(k)   Brokers and Finders.   Except for Piper Sandler & Co., neither SBC nor any of its Subsidiaries, nor any of their respective directors, officers, employees or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.
(l)   Representations Not Misleading.   No representation or warranty by Seacoast in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.
ARTICLE 4
COVENANTS AND ADDITIONAL AGREEMENTS OF THE PARTIES
4.1   Conduct of Business Prior to Effective Time.   During the period from the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 6 or the Effective Time, except as expressly contemplated or permitted by this Agreement, Drummond and the Bank shall (a) conduct their business in the ordinary course consistent with past practice, (b) use reasonable best efforts to maintain and preserve intact their business organization, employees and advantageous business relationships, (c) maintain their books, accounts and records in the usual manner on a basis consistent with that heretofore employed and (d) provide Seacoast with Drummond’s consolidated balance sheets (including related notes and schedules, if any), and related statements of operations and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) prepared for any periods subsequent to the date of this Agreement. Neither Party shall take any action that would adversely affect or delay the satisfaction of the conditions set forth in Section 5.1(a) or 5.1(b) or the ability of either Party to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.
4.2   Forbearances.   During the period from the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 6 or the Effective Time, except as expressly contemplated or permitted by this Agreement or as otherwise indicated in this Section 4.2 or required by law, neither Drummond nor the Bank shall, without the prior written consent of the chief executive officer or chief financial officer of SBC (or, with respect to Section 4.2(u) or 4.2(w), the chief credit officer or chief lending officer of SBC), which consent shall not be unreasonably withheld or delayed provided, however, that with respect to Section 4.2(i) and Section 4.2(s), if Seacoast shall not have disapproved of Drummond’s or the Bank’s written request in writing within five (5) Business Days of receipt of such written request from Drummond or the Bank, then such request shall be deemed to be approved by Seacoast:
(a)   amend its Organizational Documents or any resolution or agreement concerning indemnification of its directors or officers;
(b)   (i) adjust, split, combine, subdivide or reclassify any capital stock, (ii) make, declare, set aside or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, (iii) grant any Rights, (iv) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock, or (v) make any change in any instrument or Contract governing the terms of any of its securities;
(c)   other than in the ordinary course of business or consistent with past practice or permitted by this Agreement, make any investment (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) in any other Person;
(d)   (i) charge off (except as may otherwise be required by law or by regulatory authorities or by GAAP) or sell (except in the ordinary course of business consistent with past practices) any of its portfolio of loans, discounts or financing leases, or (ii) sell any asset held as other real estate or other foreclosed assets for an amount less than its book value;
(e)   terminate or allow to be terminated any of the policies of insurance it maintains on its business or property, cancel any material indebtedness owing to it or any claims that it may have possessed, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;
(f)   enter into any new line of business, or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Laws or any policies imposed on it by any Governmental Authority;
(g)   except in the ordinary course of business consistent with past practices: (i) lend any money or pledge any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise, (ii) mortgage or otherwise subject to any Lien, encumbrance or other liability any of its assets, (iii) except for property held as other real estate owned, sell, assign or transfer any of its assets in excess of $50,000 in the aggregate or (iv) incur any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute or contingent), or cancel, release or assign any indebtedness of any Person or any claims against any Person, except pursuant to Contracts in force as of the date of this Agreement and disclosed in Section 4.2(g) of the Company Disclosure Letter or transfer, agree to transfer or grant, or agree to grant a license to, any of its material Intellectual Property;
(h)   other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness (it being understood that for purposes of this Section 4.2(h), “short-term” shall mean maturities of six months or less)); assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person;
(i)   other than purchases of investment securities in the ordinary course of business consistent with past practice or in consultation with SBC, restructure or change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
(j)   terminate or waive any material provision of any Contract other than normal renewals of Contracts without materially adverse changes of terms or otherwise amend or modify any material Contract;
(k)   other than in the ordinary course of business and consistent with past practice or as required by Benefit Plans and Contracts as in effect at the date of this Agreement or as set forth in Section 4.2(k) of the Company Disclosure Letter, (i) increase in any manner the compensation or fringe benefits of, or grant any bonuses to, any of its officers, employees or directors, whether under a Benefit Plan or otherwise, (ii) pay any pension or retirement allowance not required by any existing Benefit Plan or Contract to any such officers, employees or directors, (iii) become a party to, amend or commit itself to any Benefit Plan or Contract (or any individual Contracts evidencing grants or awards thereunder) or employment agreement, retention agreement or severance arrangement with or for the benefit of any officer, employee or director, or (iv) accelerate the vesting of, or the lapsing of restrictions with respect to, Rights pursuant to any Drummond Stock Plan, (v) make any changes to a Benefit Plan that are not required by Law or (vi) hire or terminate the employment of a chief executive officer, president, chief financial officer, chief risk officer, chief credit officer, internal auditor, general counsel or other officer holding the position of senior vice president or above or any employee with annual base salary and annual incentive compensation that is reasonably anticipated to exceed $100,000;
(l)   settle any Litigation, except in the ordinary course of business;
(m)   revalue any of its or its Subsidiaries’ assets or change any method of accounting or accounting practice used by it or its Subsidiaries, other than changes required by GAAP or the FDIC or any Regulatory Authority;
(n)   make, change or revoke any tax election; adopt or change any tax accounting method; file any amended Tax Return; settle or compromise any Liability for Taxes; enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of applicable Law); surrender any right to claim a refund of Taxes; or consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect of Taxes;
(o)   knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 5 not being satisfied, except as may be required by applicable Law; provided, that nothing in this Section 4.2(o) shall preclude Drummond from exercising its rights under Sections 4.5(a) or 4.12;
(p)   merge or consolidate with any other Person;
(q)   acquire assets outside of the ordinary course of business consistent with past practices from any other Person with a value or purchase price in the aggregate in excess of $50,000, other than purchase obligations pursuant to Contracts to the extent in effect immediately prior to the execution of this Agreement and described in Section 4.2(q) of the Company Disclosure Letter;
(r)   enter into any Contract that is material and would have been material had it been entered into prior to the execution of this Agreement;
(s)   other than in the ordinary course of business and consistent with past practices, the Bank shall not make any adverse changes in the mix, rates, terms or maturities of its deposits or other Liabilities;
(t)   close or relocate any existing branch or facility;
(u)   make any extension of credit that, when added to all other extensions of credit to a borrower and its affiliates, would exceed its applicable regulatory lending limits;
(v)   take any action or fail to take any action that will cause Drummond’s Consolidated Tangible Shareholders’ Equity at the Effective Time to be less than $104.539 million at the Effective Time;
(w)   make any loans, or enter into any commitments to make loans, which vary other than in immaterial respects from its written loan policies, a true and correct copy of such policies has been provided to Seacoast; provided, that this covenant shall not prohibit the Bank from extending or renewing credit or loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of loans currently in its loan portfolio; provided further, that from the date hereof, any new individual loan or new extension of credit in excess of $500,000 and which is unsecured, or $3.0 million and which is secured, shall require the written approval of the chief executive officer, chief lending officer or chief credit officer of SNB, which approval shall not be unreasonably withheld or delayed, and the approval or rejection shall be given in writing within two (2) Business Days after the loan package is delivered to SNB;
(x)   take any action that at the time of taking such action is reasonably likely to prevent, or would materially interfere with, the consummation of the Merger;
(y)   take any action, or refrain from taking any action, where such act or failure to act could reasonably be expected to prevent either the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or
(z)   agree or commit to take any of the actions prohibited by this Section 4.2.
4.3   Litigation.   Each of SBC and Drummond shall promptly notify each other in writing of any Litigation issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority pending or, to the Knowledge of SBC or Drummond, as applicable, threatened against SBC, Drummond or any of their respective Subsidiaries or directors that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or any actions taken or to be taken by SBC, Drummond or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Drummond shall give Seacoast the opportunity to participate in the defense or settlement of any shareholder or derivative Litigation against Drummond or any of its Subsidiaries and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Seacoast’s prior written consent, which shall not be unreasonably withheld or delayed.
4.4   State Filings.   Upon the terms and subject to the conditions of this Agreement and prior to or in connection with the Closing, SBC and Drummond shall execute and the Parties shall cause to be filed the Articles of Merger with the Office of the Comptroller of the Currency.
4.5   Drummond Shareholder Approval; Registration Statement and Proxy Statement/ Prospectus.
(a)   Drummond shall call a meeting of the holders of the Drummond Common Stock (the “Drummond Shareholders Meeting”) to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC for the purpose of obtaining the Drummond Shareholder Approval and such other matters as the Board of Directors of Drummond or SBC may direct. Drummond shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. SBC shall be entitled to have a representative attend such meeting of shareholders. The Board of Directors of Drummond shall make the Drummond Directors’ Recommendation to the Drummond shareholders and the Drummond Directors’ Recommendation shall be included in the Proxy Statement/Prospectus; provided, that the Drummond Board of Directors may withdraw, modify, or change in an adverse manner to Seacoast the Drummond Directors’ Recommendation if the Board of Directors of Drummond concludes in good faith (and based upon the written advice of its outside legal counsel) that the failure to so withdraw, modify, or change its recommendations would constitute, or would be reasonably likely to result in, a breach of its fiduciary duties to the Drummond shareholders under applicable Law. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Drummond Shareholders Meeting shall be convened and this Agreement shall be submitted to the shareholders of Drummond at the Drummond Shareholders Meeting for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby and nothing contained herein shall be deemed to relieve Drummond of such obligation.
(b)   As soon as reasonably practicable after the execution of this Agreement (but in no event later than sixty (60) days following the date of this Agreement), SBC shall file the Registration Statement with the SEC and shall use all reasonable efforts to cause the Registration Statement to be declared effective under the 1933 Act as promptly as practicable after filing thereof. Each Party agrees to cooperate with the other Party, and its Representatives, in the preparation of the Registration Statement and the Proxy Statement/Prospectus. The Parties agree to use all reasonable best efforts to obtain all Permits required by the Securities Laws to carry out the transactions contemplated by this Agreement, and each Party agrees to furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.
(c)   Each Party agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment and supplement thereto, if any, become effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto, at the date of mailing to the Drummond Shareholders and at the times of the meeting of the Drummond Shareholders, will contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading, or necessary to correct any statement in any earlier statement in the Proxy Statement/Prospectus or any amendment or supplement thereto. Each Party further agrees that if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Proxy Statement/Prospectus or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other Party thereof and to take the necessary steps to correct the Proxy Statement/Prospectus or the Registration Statement.
4.6   Listing of SBC Common Stock.   SBC shall cause the shares of SBC Common Stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

4.7   Reasonable Best Efforts.
(a)   Subject to the terms and conditions of this Agreement, the Parties will use all reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, including using its reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated hereby and to cause to be satisfied the conditions in Article 5, to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with and furnish information to, the other Party to that end, and obtain all consents of, and give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby; provided, that nothing contained herein shall preclude any Party from exercising its rights under this Agreement.
(b)   Immediately following the Effective Time (or such later time as SBC may direct), the Parties shall take all actions necessary to consummate the Bank Merger and cause the Bank Merger Agreement effecting the Bank Merger to be filed with the Office of the Comptroller of the Currency.
(c)   Each Party undertakes and agrees to use its reasonable efforts to cause the Merger and the Bank Merger to qualify, and to take no action that would cause the Merger and the Bank Merger to not qualify, for treatment as a “reorganization” within the meaning of Section 368(a) of the Code.
(d)   The Parties shall consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with GAAP, as such Parties mutually agree.
4.8   Applications and Consents.
(a)   The Parties shall cooperate in seeking all Consents of Governmental Authorities and other Persons necessary to consummate the transactions contemplated hereby.
(b)   Without limiting the foregoing, the Parties shall cooperate in (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System under the BHC Act, and obtaining approval or waiver of such applications and notices, and with the Office of the Comptroller of the Currency under the Bank Merger Act; (ii) the filing of any required applications or notices with any foreign or state banking, insurance or other Regulatory Authorities and obtaining approval of such applications and notices, (iii) making any notices to or filings with the Small Business Administration, (iv) making any notices or filings under the HSR Act, and (v) making any filings with and obtaining any Consents in connection with compliance with the applicable provisions of the rules and regulations of any applicable industry self-regulatory organization, including approvals from FINRA and any relevant state regulator in connection with a change of control of any Subsidiaries that are broker-dealers, or that are required under consumer finance, mortgage banking and other similar Laws (collectively, the “Regulatory Consents”). Each Party shall file any application and notice required of it to any Regulatory Authority within sixty (60) days following the date of this Agreement.
(c)   Each Party will promptly furnish to the other Party copies of applications filed with all Governmental Authorities and copies of written communications received by such Party from any Governmental Authorities with respect to the transactions contemplated hereby. Each Party agrees that it will consult with the other Party with respect to the obtaining of all Regulatory Consents and other material Consents advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party apprised of the status of material matters relating to completion of the transactions contemplated hereby. All documents that the Parties or their respective Subsidiaries are responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby (including to obtain Regulatory Consents) will comply as to form in all material respects with the provisions of applicable Law.
4.9   Notification of Certain Matters.   Each Party will give prompt notice to the other (and subsequently keep such other Party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event, development or circumstance that (a) is reasonably likely to result in any Material Adverse Effect on it, or (b) would cause or constitute a breach of any of its representations, warranties, covenants, or agreements contained herein; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute the failure of any condition set forth in Section 5.2(a) or 5.2(b), or Sections 5.3(a) or 5.3(b), as the case may be, to be satisfied, or otherwise constitute a breach of this Agreement by such Party due to its failure to give such notice unless the underlying breach would independently result in a failure of the conditions set forth in Sections 5.2(a) or 5.2(b), or Sections 5.3(a) or 5.3(b), as the case may be or give rise to a termination right under Section 6.1. Drummond shall deliver to Seacoast a copy of each written opinion (or any withdrawal of such opinion) of Hovde Group, LLC or any other financial advisor, as soon as reasonably practicable after the Company’s receipt thereof.
4.10   Investigation and Confidentiality.
(a)   Upon reasonable notice and subject to applicable Laws, each Party shall permit the other to make or cause to be made such investigations of the business and Properties of it and its Subsidiaries and of its Subsidiaries’ financial and legal conditions as the other reasonably requests; provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other or the right of a Party to rely thereon. Neither Party shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of Drummond (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties) or contravene any Law or binding agreement entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)   Each Party shall, and shall cause its directors, officers, employees and Representatives to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions to the extent required by, and in accordance with, the Confidentiality Agreement, and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. No investigation by either Party shall affect the representations and warranties of the other Party or the right of such investigating Party to rely thereon.
4.11   Press Releases; Publicity.   Prior to the Effective Time, Seacoast shall provide Drummond with a draft of any press release, other public statement or shareholder communication related to this Agreement and the transactions contemplated hereby prior to issuing such press release, public statement or shareholder communication or making any other public or shareholder disclosure related thereto and Seacoast shall consider any comments and/or modifications to any such press release or public statement provided by Drummond; provided, that nothing in this Section 4.11 shall be deemed to prohibit any Party from making any disclosure that its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law, SEC or NASDAQ.
4.12   Acquisition Proposals.
(a)   Drummond agrees that it will not, and will cause its directors, officers, employees and Representatives and Affiliates not to, (i) initiate, solicit, or knowingly encourage or facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations concerning, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any Person relating to, any Acquisition Proposal; provided, that, in the event Drummond receives an unsolicited bona fide Acquisition Proposal that does not violate (i) and (ii) above at any time prior to, but not after, the time this Agreement is adopted by the Drummond Shareholder Approval, and Drummond’s Board of Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, Drummond may, and may permit its officers and Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that the Board of Directors of Drummond concludes in good faith (and based on the written advice of outside legal counsel) that failure to take such actions would result in a breach of its fiduciary obligations to the

Drummond Shareholders under applicable Law; provided further, that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Drummond shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement. Drummond will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Seacoast with respect to any Acquisition Proposal. Drummond shall promptly (and in any event within two Business Days) advise Seacoast following the receipt or notice of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep Seacoast apprised of any related developments, discussions and negotiations on a current basis. Drummond agrees that any breach by its Representatives of this Section 4.12 shall be deemed a breach by Drummond.
(b)   Notwithstanding the foregoing, if Drummond’s Board of Directors concludes in good faith (and based upon the written advice of its outside counsel and after consultation with its financial advisor and outside legal counsel) that an Acquisition Proposal constitutes or would reasonably be expected to constitute a Superior Proposal and that failure to accept such Superior Proposal would result in a breach of its fiduciary obligations under applicable Laws, Drummond’s Board of Directors may at any time prior to the Drummond Shareholder Approval (i) withdraw or modify (a “Change in Recommendation”) the Drummond Directors’ Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify the Drummond Directors’ Recommendation, and (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Board of Directors of Drummond may not make a Change in Recommendation, and terminate this Agreement, with respect to an Acquisition Proposal unless (i) Drummond shall not have breached this Section 4.12 in any respect and (ii) (A) the Board of Directors of Drummond determines in good faith (after consultation with outside legal counsel and its financial advisors) that such Superior Proposal has been made and has not been withdrawn and continues or is reasonably expected to continue to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by SBC under this Section 4.12(b); (B) Drummond has given SBC at least four (4) Business Days’ prior written notice of its intention to take such actions set forth above (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the Person making such Superior Proposal)) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the Person making such Superior Proposal; and (C) before effecting such Change in Recommendation, Drummond has negotiated, and has caused its representatives to negotiate in good faith with SBC during such notice period to the extent SBC wishes to negotiate, to enable SBC to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal. In the event of any material change to the terms of such Superior Proposal, Drummond shall, in each case, be required to deliver to SBC a new written notice, the notice period shall have recommenced and Drummond shall be required to comply with its obligations under this Section 4.12 with respect to such new written notice. Drummond will advise SBC in writing within twenty-four (24) hours following the receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal) and will keep SBC apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis.
4.13   Takeover Laws.   If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, Drummond and the members of its Board of Directors will grant such approvals and take such actions as are necessary (other than any action requiring the approval of its shareholders (other than as contemplated by Section 4.5)) so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement.
4.14   Employee Benefits and Contracts.
(a)   Following the Effective Time, SBC shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are full-time active employees of Drummond and/or its subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of SBC or its Subsidiaries, as applicable; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of SBC or its Subsidiaries; and provided further that in no event shall SBC be required to take into account any retention arrangements or equity compensation when determining whether employee benefits are substantially comparable. SBC shall give the Covered Employees full credit for their prior service with Drummond and its Subsidiaries (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by SBC and in which Covered Employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, vacation plans and similar arrangements maintained by SBC.
(b)   With respect to any employee benefit plan of SBC that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, SBC or its applicable Subsidiary shall use its commercially reasonable best efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such SBC or Subsidiary plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the Drummond Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental, vision or other welfare expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.
(c)   Prior to the Effective Time, Drummond shall take all actions requested by SBC that may be necessary or appropriate to (i) cause Drummond’s 401(k) Plan, one or more of the Drummond Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any Drummond Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Drummond Benefit Plan for such period as may be requested by SBC, or (iv) facilitate the merger of any Drummond Benefit Plan into any employee benefit plan maintained by SBC or an SBC Subsidiary. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 4.14(c) shall be subject to SBC’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned, or delayed.
(d)   Nothing in this Section 4.14 shall be construed to limit the right of SBC or any of its Subsidiaries (including, following the Closing Date, Drummond) to amend or terminate any Drummond Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 4.14 be construed to require SBC or any of its Subsidiaries (including, following the Closing Date, Drummond) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and the continued retention (or termination) by SBC or any of its Subsidiaries of any Covered Employee subsequent to the Effective Time shall be subject in all events to SBC’s or its applicable Subsidiary’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.
(e)   If, within six (6) months after the Effective Time, any Covered Employee (other than those Covered Employees who receive change in control benefits or retention benefits pursuant to employment or retention agreements with Drummond), is terminated by SBC or its Subsidiaries other than (i) “for cause” or (ii) as a result of death, disability or unsatisfactory job performance, then SBC shall pay severance to such Covered Employee in an amount as set forth in the severance policies set forth in Section 4.14(e)(i) of the Seacoast Disclosure Letter (and based upon the non-exempt and exempt status and/or title for the Covered Employee with Drummond at the Closing). Any severance to which a

Covered Employee may be entitled in connection with a termination occurring more than six (6) months after the Effective Time will be as set forth in the severance policies set forth in Section 4.14(e)(ii) of the Seacoast Disclosure Letter.
(f)   At or before the Closing Drummond shall make the payments set forth on Section 4.14(f) of the Company Disclosure Letter.
4.15   Indemnification.
(a)   From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding, or investigation, whether civil, criminal, or administrative, in which any Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Drummond or any of its Subsidiaries (each an “Indemnified Party”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Party is or was a director, officer, or employee of Drummond, its Subsidiaries or any of its predecessors, or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, Seacoast shall indemnify, defend and hold harmless and pay, compensate and reimburse, to the same extent such Indemnified Parties have the right to be indemnified and/or have the right to advancement of expenses pursuant to (x) the Organizational Documents of Drummond or such Subsidiary, as applicable and (y) the FBCA or other applicable Law, each such Indemnified Party against any Liability (including advancement of reasonable attorneys’ fees and expenses prior to the final disposition of any claim, suit, proceeding, or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines, and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding, or investigation. In the event of any such threatened or actual claim, action, suit, proceeding, or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them; provided, that (1) Seacoast shall have the right to assume the defense thereof and upon such assumption Seacoast shall not be required to advance to any Indemnified Party any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Seacoast elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are material issues that raise conflicts of interest between Seacoast and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Seacoast shall advance the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Seacoast shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (3) Seacoast shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.
(b)   Seacoast agrees that all existing rights to indemnification and all existing limitations on Liability existing in favor of the directors, officers, and employees of Drummond and the Bank as provided in their respective Organizational Documents as in effect as of the date of this Agreement shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto; provided, that nothing contained in this Section 4.15(b) shall be deemed to preclude the liquidation, consolidation, or merger of SBC or SNB, in which case all of such rights to indemnification and limitations on Liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger. Without limiting the foregoing, in any case in which approval by Seacoast is required to effectuate any indemnification for any director or officer of Drummond or the Bank, Seacoast shall direct, at the election of the Indemnified Party that the determination of any such approval shall be made by independent counsel mutually agreed upon between Seacoast and the Indemnified Party.
(c)   Seacoast, from and after the Effective Time, will directly or indirectly cause the Persons who served as directors or officers of Drummond or the Bank at or before the Effective Time to be covered by Drummond’s existing directors’ and officers’ liability insurance policy; provided, that Seacoast may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy; provided further, that in no event shall the aggregate premiums applicable to such coverage exceed the amount, as set forth on Section 4.15(c) of the Company Disclosure Letter. for such insurance. Such insurance coverage shall commence at the Effective Time and will be provided for a period of no less than six (6) years after the Effective Time.
(d)   If SBC or SNB or any of their respective successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of SBC or SNB, as applicable, as the surviving entities shall assume the obligations set forth in this Section 4.15.
(e)   The provisions of this Section 4.15 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
4.16.   Resolution of Certain Matters.   Drummond shall use its reasonable best efforts and take any and all actions (including completing any necessary filings with Regulatory Authorities) to resolve the items set forth on Section 4.16 of the Seacoast Disclosure Letter, all subject to SBC’s reasonable satisfaction.
4.17   Claims Letters.   Concurrently with the execution and delivery of this Agreement and effective upon the Closing, Drummond has caused each director of Drummond and the Bank or executive officer of the Company or the Bank set forth on Section 4.17 of the Seacoast Disclosure Letter to execute and deliver a Claims Letter in the form attached hereto as Exhibit C.
4.18   Restrictive Covenant Agreement.   Concurrently with the execution and delivery of this Agreement, Drummond has caused each director or executive officer of Drummond and the Bank set forth on Section 4.18 to the Seacoast Disclosure Letter to execute and deliver a Restrictive Covenant Agreement in the form attached hereto as Exhibit D.
4.19.   Systems Integration; Operating Functions.   From and after the date hereof, Drummond shall and shall cause the Bank and its directors, officers and employees to, and shall make all commercially reasonable best efforts (without undue disruption to either business) to cause the Bank’s data processing consultants and software providers to, cooperate and assist Drummond and Seacoast in connection with an electronic and systems conversion of all applicable data of Drummond and the Bank to the Seacoast systems, including the training of employees of Drummond and the Bank during normal banking hours. Following the date hereof, Drummond shall provide Seacoast access to the Bank’s data files to facilitate the conversion process, including but not limited to, (i) sample data files with data dictionary no later than 30 days following the date of this Agreement; (ii) a full set of data files, including electronic banking and online bill payment data, for mapping and mock conversion no later than 180 days prior to the targeted conversion date as determined by Seacoast; (iii) a second full set of data files from which to establish CIS records, deposit shells, electronic banking accounts, bill payment payees and order debit cards no later than 45 days prior to the targeted conversion date; and (iv) a final set of data files no later than the date of the targeted conversion date. Drummond shall coordinate and participate in regular meetings between data processing vendors and Seacoast representatives, to begin within 30 days following the date of this agreement, to facilitate system integration. Drummond shall cooperate with Seacoast in connection with the planning for the efficient and orderly combination of the parties and the operation of SNB (including the former operations of Drummond) after the Merger and the Bank Merger, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Seacoast may decide. Prior to the Effective Time, Drummond shall take any action that Seacoast may reasonably request to facilitate the combination of the operations of the Bank with SNB and Drummond shall allocate and apply resources with appropriate expertise and authority to effectuate such requests. Without limiting the foregoing, Drummond shall provide office space and support services (and other reasonably requested support and assistance) in connection with the foregoing, and senior officers of Drummond and Seacoast shall meet from time to time as Drummond or Seacoast may reasonably request, to review the financial and operational affairs of Drummond and its Subsidiaries, and Drummond shall give due consideration to Seacoast’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, (i) neither SBC nor SNB shall be permitted to exercise control of Drummond or the Bank prior to the Effective Time, and (ii) neither Drummond nor the Bank shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust Laws. Drummond shall be responsible for all conversion and deconversion fees and expenses, regardless of whether the Merger becomes effective.
4.20   Additional Contracts.   Effective at Closing Date, the parties shall have entered into the contracts and in the form set forth on Section 4.20 of the Seacoast Disclosure Letter.
4.21   Transfer Taxes.   All transfer, documentary, excise, sales, use, value added, registration, stamp, recording, property and other similar Taxes and fees (including any penalties and interest) applicable to, imposed upon, or arising out of the transactions contemplated by this Agreement or the Bank Merger Agreement (collectively, “Transfer Taxes”) shall be paid by Drummond shareholders when due. The Drummond shareholders will timely file or cause to be timely filed all necessary documentation and Tax Returns with respect to Transfer Taxes, and Seacoast will assist in such filing as may be required by applicable Law. Each Party will each use its commercially reasonable efforts to avail itself of any available exemptions from any such Transfer Taxes.
Section 4.22   Approval of 280G Payments.   If, after reviewing the calculations under Section 280G of the Code and other supporting materials prepared by Drummond and its Representatives, either Drummond or Seacoast determines that any Person who is a “disqualified individual” has a right to any payments and/or benefits as a result of or in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby that would be deemed to constitute “parachute payments” (as such terms are defined in Section 280G of the Code and the regulations promulgated thereunder) absent approval by the shareholders of Drummond, then Drummond will undertake its best efforts to modify its obligations to provide such payments or benefits to the extent necessary such that, after giving effect to such modifications, the modified payments or benefits would not constitute a parachute payment to a disqualified individual based on the calculations under Section 280G of the Code. If, in the opinion of Seacoast or its Representatives, Drummond is not able to modify its obligations to make such payments or benefits comply with the foregoing within 30 days after determining that a payment or benefit would constitute a parachute payment to a disqualified individual, then at least three (3) Business Days prior to the Closing Date, Drummond will take all necessary actions (including obtaining any required waivers or consents from each disqualified individual) to submit to a shareholder vote, in a manner that satisfies the shareholder approval requirements for exemption under Section 280G(b)(5)(A)(ii) of the Code and the regulations promulgated thereunder, the right of each disqualified individual to receive or retain, as applicable, any payments and benefits to the extent necessary so that no payment or benefit received by such disqualified person shall be deemed a parachute payment. Such vote shall establish the disqualified individual’s right to the payment or benefits. Drummond will be responsible for all liabilities and obligations related to the matters described in this Section 4.22, including any claims by disqualified individuals that they are entitled to payment or reimbursement for any related excise Taxes. Drummond will provide to Seacoast copies of any waivers, consents, and shareholder information statements or disclosures relating to Section 280G of the Code and the shareholder vote described in this Section 4.22, a reasonable period of time before disseminating such materials to the disqualified individuals and Drummond’s shareholders, and will work with Seacoast in good faith regarding the inclusion of any comments provided by Seacoast thereto. Prior to the Closing, Drummond shall deliver to Seacoast evidence that a vote of Drummond’s shareholders who are entitled to vote was solicited in accordance with the foregoing provisions of this Section 4.22 and that the requisite number of shareholder votes was or was not obtained with respect thereto.
Section 4.23   SBC Advisory Board.   SBC shall form an advisory board with respect to the Bank’s current market area and shall extend an invitation to each member of the Bank board of directors immediately prior to the Effective Time to serve on such advisory board.
ARTICLE 5
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
5.1   Conditions to Obligations of Each Party.   The respective obligations of each Party to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by each Party pursuant to Section 7.7:

(a)   Drummond Shareholder Approval.   Drummond shall have obtained the Drummond Shareholder Approval.
(b)   Regulatory Approvals.   All Regulatory Consents required by law to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement (the “Required Consents”) shall (i) have been obtained or made and be in full force and effect and all waiting periods required by Law shall have expired, and (ii) not be subject to any condition or consequence that would, after the Effective Time, have a Material Adverse Effect on Seacoast or any of its Subsidiaries, including Drummond and the Bank.
(c)   No Orders or Restraints; Illegality.   No Order issued by any Governmental Authority (whether temporary, preliminary, or permanent) preventing the consummation of the Merger shall be in effect and no Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, restrains or makes illegal the consummation of the Merger.
(d)   Registration Statement.   The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.
(e)   Listing of SBC Common Stock.   The shares of SBC Common Stock to be issued to the holders of Drummond Common Stock upon consummation of the Merger shall have been approved for listing on NASDAQ.
5.2   Conditions to Obligations of Seacoast.   The obligations of Seacoast to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Seacoast pursuant to Section 7.7:
(a)   Representations and Warranties.   The representations and warranties of the Company set forth in this Agreement, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), and Seacoast shall have received certificates, dated the Closing Date, signed on behalf of the Company by the chief executive officer and the chief financial officer of Drummond, to such effect.
(b)   Performance of Agreements and Covenants.   Each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects and Seacoast shall have received certificates, dated the Closing Date, signed on behalf of the Company by the chief executive officer and the chief financial officer of Drummond, to such effect.
(c)   Corporate Authorization.   Seacoast shall have received from the Company (i) certified resolutions of its Board of Directors and shareholders authorizing the execution and delivery of this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby; (ii) a certificate as to the incumbency and signatures of officers authorized to execute this Agreement; and (iii) certificates of good standing, dated not more than three (3) Business Days before the Closing Date, from the Secretary of State of the State of Florida and the FDIC.
(d)   Consents.   The Company shall have obtained all Consents required as a result of the transactions contemplated by this Agreement pursuant to the Contracts set forth in Section 3.3(b) and Section 3.3(k) of the Company Disclosure Letter.
(e)   Limitation on Dissenter’s Rights.   As of the Closing Date, the holders of no more than five percent (5.0%) of Drummond Common Stock that is issued and outstanding shall have taken the actions required by the FBCA to qualify their Drummond Common Stock as Dissenting Shares.
(f)   Material Adverse Effect.   Since the date hereof, there shall not have occurred any fact, circumstance or event, individually or taken together with all other facts, circumstances or events that has had or is reasonably likely to have a Material Adverse Effect on Drummond or the Bank.

(g)   Tax Opinion.    SBC shall have received the opinion of Alston & Bird LLP in a form reasonably satisfactory to it, dated the date of the Effective Time, substantially to the effect that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Alston & Bird LLP may require and rely upon representations contained in certificates of officers of SBC and Drummond, reasonably satisfactory in form and substance to such counsel.
(h)   Claims Letters.   Seacoast shall have received from the Persons listed in Section 4.17 of the Seacoast Disclosure Letter an executed written agreement in substantially the form of Exhibit C.
(i)   Restrictive Covenant Agreement.   Each of the Persons as set forth in Section 4.18 of the Seacoast Disclosure Letter shall have entered into the Restrictive Covenant Agreement in substantially the form of Exhibit D.
(j)   Drummond Consolidated Tangible Shareholders’ Equity.   Drummond’s Consolidated Tangible Shareholders’ Equity as of the Measuring Date shall be an amount not less than $104.539 million and the Bank’s general allowance for loan and lease losses shall be an amount not less than 1.77% of total loans and leases outstanding. The parties agree that all of the Bank’s loans made pursuant to the Paycheck Protection Program shall be excluded from “total loans” for purposes of the Bank’s allowance for loan and lease losses.
(k)   Completion of Section 4.16 Items.   Each of the items set forth in Section 4.16 of the Seacoast Disclosure Letter shall have been completed and finalized prior to the Effective Time, all to the reasonable satisfaction of Seacoast.
(l)   Non-Foreign Affidavit.   Delivery to Seacoast of an affidavit, in the form provided by Treasury Regulations Section 1.897-2(h), from Drummond, along with the notice to be provided to the Internal Revenue Service, if applicable. that the ownership interests in Drummond are not United States real property interests.
(m)   Section 280G.   Drummond shall have taken all necessary actions as provided in Section 4.22, and, to the extent required by Section 4.22, the shareholders of Drummond shall have voted, in a manner that satisfies the stockholder approval requirements for exemption under Section 280G(b)(5)(A)(ii) of the Code and the regulations promulgated thereunder, the right of each disqualified individual to receive or retain, as applicable, any payments and benefits to the extent necessary so that no payment or benefit received by such disqualified person shall be deemed a parachute payment (as such terms are defined in Section 280G of the Code and the regulations promulgated thereunder).
5.3   Conditions to Obligations of the Company.   The obligations of the Company to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by the Company pursuant to Section 7.7:
(a)   Representations and Warranties.   The representations and warranties of Seacoast set forth in this Agreement, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date) and Drummond shall have received a certificate, dated the Closing Date, signed on behalf of Seacoast by a duly authorized officer of Seacoast, to such effect.
(b)    Performance of Agreements and Covenants.   Each and all of the agreements and covenants of Seacoast to be performed and complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects and Drummond shall have received a certificate, dated the Closing Date, signed on behalf of Seacoast by a duly authorized officer of Seacoast, to such effect.
(c)   Material Adverse Effect.   Since the date hereof, there shall not have occurred any fact, circumstance or event, individually or taken together with all other facts, circumstances or events that has had or is reasonably likely to have a Material Adverse Effect on Seacoast.

(d)   Corporate Authorization.   Drummond shall have received from Seacoast: (i) certified resolutions of its Board of Directors authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby; (ii) a certificate as to the incumbency and signatures of officers authorized to execute this Agreement; and (iii) certificates of good standings, dated not more the three (3) Business Days before the Closing Date, from the Secretary of State of the State of Florida and the FDIC.
(e)   Tax Opinion.   Drummond shall have received a written opinion from a firm selected by it in a form reasonably satisfactory to it, dated the date of the Effective Time, substantially to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and each of Drummond and SBC will be a party to a reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such firm will be entitled to rely upon representations of officers of Drummond and Seacoast reasonably satisfactory in form and substance to such firm.
ARTICLE 6
TERMINATION
6.1   Termination.   Notwithstanding any other provision of this Agreement, and notwithstanding Drummond Shareholder Approval, this Agreement and the Bank Merger Agreement may be terminated and the Merger and the Bank Merger abandoned at any time prior to the Effective Time:
(a)   By mutual consent of the Board of Directors of Drummond and the Board of Directors or Executive Committee of the Board of Directors of SBC; or
(b)   By the Board of Directors of either Party in the event of a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the other Party, which breach would result in, if occurring or continuing on the Closing Date, the failure of the conditions to the terminating Party’s obligations set forth in Sections 5.2 or 5.3, as the case dictates, and that cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party specifying the existence and nature of such breach, provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (d) below; or
(c)   By the Board of Directors of either Party in the event that (i) any Regulatory Consent required to be obtained from any Governmental Authority has been denied by final non-appealable action of such Governmental Authority, or (ii) the Drummond Shareholder Approval has not been obtained by reason of the failure to obtain the required vote at the Drummond shareholders’ meeting where this Agreement was presented to such shareholders for approval and voted upon; or
(d)   By the Board of Directors of either Party in the event that the Merger has not been consummated by November 30, 2022, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 6.1(d); or
(e)   By the Board of Directors of SBC in the event that (i) Drummond has withdrawn, qualified or modified the Drummond Directors’ Recommendation in a manner adverse to Seacoast or shall have resolved to do any of the foregoing, (ii) Drummond has failed to substantially comply with its obligations under Sections 4.5 or 4.12, or (iii) the Board of Directors of Drummond has recommended, endorsed, accepted or agreed to an Acquisition Proposal; or
(f)   By the Board of Directors of Drummond in the event that (i) the Board of Directors of Drummond has determined in accordance with Section 4.12 that a Superior Proposal has been made with respect to it and has not been withdrawn, and (ii) neither Drummond nor any of its Representatives has failed to comply in all material respects with Section 4.12; or
(g)   By the Board of Directors of SBC if holders of more than five percent (5.0%) in the aggregate of the outstanding Drummond Common Stock shall have voted such shares against this Agreement or the Merger at any meeting called for the purpose of voting thereon and shall have given notice of their intention to exercise their dissenters’ rights in accordance with the FBCA; or

(h)   By the Board of Directors of Drummond in the event the Board of Directors of Drummond so determines by the entire Board of Directors of Drummond, at any time during the five (5)-day period commencing with the Determination Date (as defined below), if both of the following conditions are satisfied:
(i)   the number obtained by dividing the Average Closing Price by the Starting Price (each as defined below) (the “Buyer Ratio”) shall be less than 0.85; and
(ii)   (x) the Buyer Ratio shall be less than (y) the number (the “Index Ratio”) obtained by (A) dividing the Final Index Price by the Initial Index Price (each as defined below), and (B) subtracting 0.20 from the quotient in clause (ii)(y)(A);
subject, however, to the following three (3) sentences. If Drummond elects to exercise the termination right pursuant to this Section 6.1(h), Drummond shall give written notice to Seacoast not later than the end of the five (5)-day period referred to above (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five (5)-day period). During the five (5)-day period commencing with its receipt of such notice, Seacoast shall have the option to increase the consideration to be received by the holders of Drummond Common Stock hereunder, by adjusting the Merger Consideration (calculated to the nearest one ten-thousandth (1/10,000)) to equal the lesser of (x) the quotient (rounded to the nearest one ten-thousandth (1/10,000)) of (A) the product of (1) the Starting Price, multiplied by (2) 0.85, and further multiplied by (3) the Merger Consideration (as then in effect), divided by (B) the Average Closing Price, and (y) the quotient (rounded to the nearest one ten-thousandth (1/10,000)) of (A) the product of (1) the Index Ratio, multiplied by (2) the Merger Consideration (as then in effect), divided by (B) the Buyer Ratio. If Seacoast so elects within such five (5)-day period, it shall give prompt written notice to Drummond of such election and the revised Merger Consideration, whereupon no termination shall have occurred pursuant to this Section 6.1(h), and this Agreement shall remain in effect in accordance with its terms (except as the Merger Consideration shall have been so modified).
For purposes of this Section 6.1(h), the following terms shall have the meanings indicated:
“Average Closing Price” means the average of the VWAP of SBC Common Stock during the ten (10) consecutive full Trading Days ending on the Trading Day prior to the Determination Date.
“Determination Date” means the later of (i) the date on which the last Regulatory Approval is obtained without regard to any requisite waiting period or (ii) the date on which the Drummond Shareholder Approval is obtained.
“Final Index Price” means the average of the Index Prices for the ten (10) consecutive Trading Days ending on the Trading Day prior to the Determination Date.
“Index Group” means the Nasdaq Bank Index or, if such index is not available, such substitute or similar index as substantially replicates the Nasdaq Bank Index.
“Index Price” means the closing price on any given Trading Day of the Index Group.
“Initial Index Price” means the average of the Index Prices for the ten (10) consecutive Trading Days ending on the last Trading Day immediately preceding the date of the first public announcement of entry into this Agreement.
“Starting Price” means $34.71.
If SBC or any company belonging in the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the SBC Common Stock or the common stock of such other company, as the case may be, shall be appropriately adjusted for the purposes of applying this Section 6.1(h)
6.2   Effect of Termination.   In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall become void and have no effect, and none of Seacoast, the Company, any of their respective Subsidiaries, or any of the officers or directors of any of them, shall have any Liability of any nature whatsoever hereunder or in conjunction with the transactions contemplated hereby, except that (i) the provisions of Section 4.10(b), Article 6 and Article 7 shall survive any such termination and abandonment, and (ii) a termination of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement of such Party contained in this Agreement.
ARTICLE 7
MISCELLANEOUS
7.1   Definitions.
(a)   Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:
“1933 Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“1934 Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any written offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Drummond and its Subsidiaries or 25% or more of any class of equity or voting securities of Drummond or the Bank, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in or would reasonably be expected to result in such third party beneficially owning 25% or more of any class of equity or voting securities of Drummond or the Bank, (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Drummond or any of its Subsidiaries, or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that could reasonably be expected to dilute materially the benefits to Seacoast of the transactions contemplated hereby.
“Affiliate” of a Person shall mean (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person or (ii) any director, partner or officer of such Person or, for any Person that is a limited liability company, any manager or managing member thereof. For purposes of this definition, “control” (and its derivatives) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of equity, voting or other interests, as trustee or executor, by contract or otherwise.
“Benefit Plan” shall mean any “employee benefit plan” (as that term is defined in Section 3(3) of ERISA), and any Drummond Stock Plan, and any other employee benefit plan, policy, or agreement, whether or not covered by ERISA, and any pension, retirement, profit-sharing, deferred compensation, equity compensation, employment, stock purchase, gross-up, retention, incentive compensation, employee stock ownership, severance, vacation, bonus, or deferred compensation plan, policy, or arrangement, any medical, vision, dental, or other written health plan, any life insurance plan, fringe benefit plan, and any other employee program or agreement, whether formal or informal, that is entered into, maintained by, sponsored in whole or in part by, or contributed to by Drummond or any Subsidiaries thereof, or under which Drummond or any Subsidiaries thereof could have any obligation or Liability, whether actual or contingent, with respect to any Drummond employee.
“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended, and rules and regulations thereunder.
“Business Day” shall mean any day that NASDAQ is normally open for trading for a full day and that is not a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required to close for regular banking business.

“Code” shall mean the Internal Revenue Code of 1986, as amended, any successor statute thereto, and the rules and regulations thereunder.
“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated January 16, 2022, by and between Seacoast and Drummond.
“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.
“Consolidated Tangible Shareholders’ Equity” shall mean as to Drummond as of the close of business on the fifth (5th) Business Day prior to the Closing Date (the “Measuring Date”), the consolidated shareholders’ equity of Drummond as set forth on its balance sheet on the Measuring Date calculated in accordance with GAAP and including the recognition of or accrual for all Permitted Expenses paid or incurred, or projected to be paid or incurred, in connection with this Agreement and the transactions contemplated by it, excluding (i) any change related to recapture of any of the allowance for loan and lease losses following the date of this Agreement and receipt of any related regulatory approval, and (ii) all intangible assets, and minus any unrealized gains or plus any unrealized losses (as the case may be) in such Party’s Subsidiaries’ securities portfolio due to mark-to-market adjustments as of the Measuring Date. The calculation of estimated Consolidated Tangible Shareholders’ Equity shall be delivered by Drummond to Seacoast, accompanied by appropriate supporting detail, no later than ten days prior to the Closing Date, and such calculation shall be subject to verification and approval by Seacoast, which approval shall not be unreasonably withheld.
“Contract” shall mean any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, understanding, note, bond, license, mortgage, deed of trust or undertaking of any kind or character to which any Person is a party or that is binding on any Person or its capital stock, assets, or business.
“Default” shall mean (i) any breach or violation of or default under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Law, Order, or Permit.
“Dissenting Shares” shall mean shares of Drummond Common Stock that are owned by shareholders that properly demand and exercise their dissenters’ rights and who comply in all respects with the Dissenter Provisions and have not withdrawn such demand.
“Drummond Common Stock” shall mean the $10.29 par value per share common stock of Drummond.
“Drummond Equity Award” shall mean an award, grant, unit, option to purchase, or other right to receive a share or shares of Drummond Common Stock and shall specifically include any restricted stock awards.
“Drummond Shareholder Approval” shall mean the approval of this Agreement by the holders of at least a majority of the outstanding shares of the Drummond Common Stock.
“Drummond Stock Plan” shall mean any equity compensation plan, stock purchase plan, incentive compensation plan, or any other Benefit Plan under which Drummond Equity Awards have been or may be issued.
“Drummond Target Consolidated Tangible Shareholders’ Equity” shall mean no less than $104.539 million, provided further, that the Bank’s general allowance for loan and lease losses shall not be less than 1.77% of total loans and leases outstanding.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common Law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material, including all requirements for permits, licenses and other authorizations that may be required.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, any successor statute thereto, and the rules and regulations thereunder.
“ERISA Affiliate” of any Person means any entity that is, or at any relevant time was, a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code) with such Person.
“ERISA Plan” shall mean any Benefit Plan that is an “employee welfare benefit plan,” as that term is defined in Section 3(l) of ERISA, or an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA.
“Exchange Ratio” shall mean 51.9561, which shall remain fixed, subject to any adjustment made pursuant to Section 1.5(a) hereof.
“Exhibits” A through D, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.
“Facilities” shall mean all buildings and improvements on the Property of any Person.
“FBCA” shall mean the Florida Business Corporation Act.
“FDIC” shall mean the Federal Deposit Insurance Corporation.
“FINRA” shall mean the Financial Industry Regulatory Authority.
“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.
“Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of a Party and its Subsidiaries as of December 31, 2021, and as of December 31, 2020 and 2019, and the related consolidated statements of operations, cash flows (as to annual financial statements only), and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) and for each of the years ended December 31, 2021, 2020 and 2019, as delivered by such Party to the other Party or as filed or to be filed by such Party in its SEC Reports, and (ii) the consolidated balance sheets of such Party and its Subsidiaries (including related notes and schedules, if any), and related statements of operations, cash flows (as to annual financial statements only), and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) filed with respect to periods ended subsequent to December 31, 2021. Financial Statements will also include balance sheets and income statements delivered by Drummond to SBC prior to the Effective Time for each subsequent quarter-end.
“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied during the periods involved.

“Governmental Authority” shall mean each Regulatory Authority and any other domestic or foreign court, administrative agency, commission or other governmental authority or instrumentality (including the staff thereof), or any industry self-regulatory authority (including the staff thereof).
“Hazardous Material” shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products that are or become regulated under any applicable local, state, or federal Law (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.
“Intellectual Property” shall mean (i) any patents, copyrights, trademarks, service marks, mask works or similar rights throughout the world, and applications or registrations for any of the foregoing, (ii) any proprietary interest, whether registered or unregistered, in know-how, copyrights, trade secrets, database rights, data in databases, website content, inventions, invention disclosures or applications, software (including source and object code), operating and manufacturing procedures, designs, specifications and the like, (iii) any proprietary interest in any similar intangible asset of a technical, scientific or creative nature, including slogans, logos and the like and (iv) any proprietary interest in or to any documents or other tangible media containing any of the foregoing.
“Knowledge” of any Party or “known to” a Party and any other phrases of similar import means, with respect to any matter in question relating to a Party, if any of the Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer, Chief Lending Officer or Senior Lending Officer, Chief Financial Officer or General Counsel of such Party have actual knowledge of such matter, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter.
“Law(s)” shall mean any code, law (including any rule of common law), ordinance, regulation, rule, or statute applicable to a Person or its assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Governmental Authority.
“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, or guaranty of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.
“Lien” shall mean any mortgage, pledge, reservation, restriction (other than a restriction on transfers arising under the Securities Laws), security interest, lien, or encumbrance of any nature whatsoever of, on, or with respect to any property or property interest, other than Liens for property Taxes not yet due and payable.
“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability, but shall not include claims of entitlement under any Benefit Plans that are made or received in the ordinary course of business.
“NASDAQ” shall mean the National Market System of The NASDAQ Stock Market.
“OCC” shall mean the Office of the Comptroller of the Currency.
“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Governmental Authority.

“Organizational Documents” shall mean the articles of incorporation, certificate of incorporation, charter, bylaws or other similar governing instruments, in each case as amended as of the date specified, of any Person.
“Party” shall mean Seacoast, on the one hand, or the Company, on the other hand, and “Parties” shall mean Seacoast and the Company.
“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, or permit from Governmental Authorities that are required for the operation of the businesses of a Person or its Subsidiaries.
“Permitted Expenses” shall mean (i) the reasonable expenses of Drummond and the Bank incurred in connection with the Merger and the Bank Merger (including fees and expenses of attorneys, accountants or other consultants as set forth in Section 7.1(b) of the Seacoast Disclosure Letter), and (ii) the fee payable to Drummond’s financial advisor in accordance with the engagement letter disclosed to Seacoast prior to the execution of this Agreement.
“Permitted Liens” shall mean (i) Liens for current Taxes and assessment not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, workmen’s, repairman’s, warehousemen’s and carrier’s Liens arising in the ordinary course of business of Drummond or any of its Subsidiaries consistent with past practice, or (iii) restrictions on transfers under applicable securities Laws.
“Person” shall mean any natural person or any legal, commercial, or governmental entity, including, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, or person acting in a representative capacity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the 1934 Act.
“Property” shall mean all real property leased or owned by any Person and its Subsidiaries, either currently or in the past.
“Proxy Statement/Prospectus” shall mean the proxy statement and other proxy solicitation materials of Drummond and the prospectus of SBC constituting a part of the Registration Statement.
“Registration Statement” shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by SBC under the 1933 Act with respect to the shares of SBC Common Stock to be issued to the shareholders of Drummond in connection with the transactions contemplated by this Agreement.
“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Federal Reserve Board, the OCC, the FDIC, the Consumer Financial Protection Bureau, the Internal Revenue Service, NASDAQ, all federal and state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, FINRA, and the SEC (including, in each case, the staff thereof).
“Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant, agent or other representative of a Person.
“Rights” shall mean, with respect to any Person, securities, or obligations convertible into or exercisable for, or giving any other Person any right to subscribe for or acquire, or any options, calls, restricted stock, deferred stock awards, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person, whether vested or unvested or exercisable or unexercisable, and shall include the Drummond Equity Awards.
“SBC Common Stock” shall mean the $0.10 par value per share common stock of SBC.

“SBC Incentive Plan” shall mean the Seacoast Banking Corporation of Florida 2021 Incentive Plan.
“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.
“SEC Reports” shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with the SEC since December 31, 2018. To the extent the most recent disclosures by a Party in their SEC Reports updates, revises, amends or replaces such prior disclosures, then the most recent disclosures shall prevail.
“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, the Investment Advisers Act of 1940, and the Trust Indenture Act of 1939, each as amended, state securities and “Blue Sky” Laws, including in each case the rules and regulations thereunder.
“Subsidiary” or “Subsidiaries” shall have the meaning assigned in Rule 1-02(x) of Regulation S-X of the SEC.
“Superior Proposal” means any bona fide, unsolicited, written Acquisition Proposal for at least a majority of the outstanding shares of Drummond Common Stock on terms that the Board of Directors of Drummond concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated by this Agreement (including the terms, if any, proposed by Seacoast to amend or modify the terms of the transactions contemplated by this Agreement), (1) after receiving the written advice of its financial advisor (which shall be a nationally recognized investment banking firm, Seacoast acknowledging that Hovde Group, LLC is a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the written advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law.
“Tax” or “Taxes” shall mean (i) any and all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other like assessments, including assessments for unclaimed property, as well as income, gross receipts, excise, employment, sales, use, transfer, intangible, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, social security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, or any amount in respect of unclaimed property or escheat, imposed by or required to be paid or withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, whether disputed or not, including any related interest, penalties, and additions imposed thereon or with respect thereto; (ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) for any period; and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for Taxes of a predecessor or transferor, by contract, or otherwise by operation of law.
“Tax Return” shall mean any report, return, declaration, claim for refund, or information return or statement relating to Taxes, including any associated schedules, forms, attachments or amendments and any related or supporting information, estimates, elections, or statements provided or required to be provided to a Taxing Authority in connection with Taxes, including any return of an Affiliated or combined or unitary group that includes a Party or its Subsidiaries and including without limitation any estimated Tax return.

“Taxing Authority” shall mean any federal, state, local, municipal, foreign, or other Governmental Authority, instrumentality, commission, board or body having jurisdiction over the Parties to impose or collect any Tax.
“Technology Systems” shall mean the electronic data processing, information, record keeping, communications, telecommunications, hardware, third-party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property used by Drummond and the Bank.
“Termination Fee” shall mean $7.8 million.
“Trading Day” means any day on which the NASDAQ Stock Market is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 pm (Eastern Time).
“VWAP” shall mean the daily volume weighted average price of SBC Common Stock on the NASDAQ Stock Market or such other exchange or market on which the SBC Common Stock is then listed or quoted for trading on the day in question.
(b)   The terms set forth below shall have the meanings ascribed thereto in the referenced sections:
Affordable Care Act	Section 3.3(j)(iii)
Aggregate Merger Consideration	Section 1.5(a)
Agreement	Parties
Articles of Merger	Section 1.4
Bank	Parties
Bank Merger	Preamble
Bank Merger Agreement	Preamble
CARES Act	Section 3.3(h)(xi)
Change in Recommendation	Section 4.12(b)
Closing	Section 1.3
Closing Date	Section 1.3
Company	Parties
Company Regulatory Agreement	Section 3.3(v)
Covered Employees	Section 4.14(a)
COVID-19 Measures	Section 3.3(h)(xi)
CRA	Section 3.3(q)
Dissenter Provisions	Section 2.3
Dissenting Shareholder	Section 2.3
Drummond Certificates	Section 1.5(b)
Drummond Directors’ Recommendation	Section 3.3(b)(ii)
Drummond Disclosure Letter	Section 3.1
Drummond Latest Balance Sheet	Section 3.3(d)(ii)
Effective Time	Section 1.4
Exchange Agent	Section 2.1(a)
Exchange Fund	Section 2.1(d)
Excluded Shares	Section 1.5(e)
IIPI	Section 3.3(r)(i)
Indemnification Notice	Section 7.2(b)
Indemnified Parties	Section 7.2(b)
Indemnified Party	Section 4.15(a)
Loans	Section 3.3(n)(i)
Material Adverse Effect	Section 3.2(b)
Measuring Date	Section 7.1(a)

Merger	Preamble
Merger Consideration	Section 1.5(a)
PPP	Section 3.3(h)(xii)
Regulatory Consents	Section 4.8(b)
Required Consents	Section 5.1(b)
Sarbanes-Oxley Act	Section 3.3(d)(iv)
SBC	Parties
SBC Preferred Stock	Section 3.4(c)
SBC Regulatory Agreement	Section 3.4(f)(ii)
Seacoast	Parties
Shareholder Support Agreement	Preamble
SNB	Parties
Surviving Bank	Section 1.2
Surviving Corporation	Section 1.1
Takeover Laws	Section 3.3(v)
(c)   Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The words “hereby,” “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section.
7.2   Non-Survival of Representations and Covenants.    Except for Articles 1 and 2, Section 4.10(b), Section 4.14, Section 4.15, and this Article 7, the respective representations, warranties, obligations, covenants, and agreements of the Parties shall be deemed only to be conditions of the Merger and shall not survive the Effective Time.
7.3   Expenses.
(a)   Except as otherwise provided in this Section 7.3 or in Section 7.4, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Seacoast shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement/Prospectus and one half of the printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement/Prospectus.
(b)   Nothing contained in this Section 7.3 or Section 7.4 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the non-breaching Party.
7.4   Termination Fee.
(a)   In the event that (A) (i) either Party terminates this Agreement pursuant to Section 6.1(c)(ii), or (ii) SBC terminates this Agreement pursuant to Section 6.1(b), as a result of a willful breach of a covenant or agreement by Drummond or the Bank, or pursuant to Sections 6.1(e)(i) or 6.1(e)(ii), (B) at any time after the date of this Agreement and prior to such termination Drummond shall have received or there shall have been publicly announced an Acquisition Proposal that has not been formally withdrawn or abandoned prior to such termination, and (C) within twelve (12) months following such termination, Drummond consummates an Acquisition Proposal or enters into a definitive agreement or letter of intent is entered into by Drummond with respect to an Acquisition Proposal, Drummond shall pay Seacoast the Termination Fee within five (5) Business Days after the date it becomes payable pursuant hereto, by wire transfer of immediately available funds; provided that for purposes of this Section 7.4(a) all references in the definition of “Acquisition Proposal” to “25%” shall be to “50%”.
(b)   In the event that SBC terminates this Agreement pursuant to Section 6.1(e)(iii), Drummond shall pay to Seacoast the Termination Fee within five (5) Business Days after the date this Agreement is terminated, by wire transfer of immediately available funds. In the event that Drummond terminates this Agreement pursuant to Section 6.1(f), Drummond shall pay to Seacoast the Termination Fee on the date this Agreement is terminated, by wire transfer of immediately available funds.
(c)   Drummond and the Bank hereby acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Seacoast would not enter into this Agreement. In the event that Drummond fails to pay when due any amount payable under this Section 7.4, then (i) Drummond shall reimburse Seacoast for all costs and expenses (including disbursements and reasonable fees of legal counsel) incurred in connection with the collection of such overdue amount, and (ii) Drummond shall pay to Seacoast interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid in full) at a rate per annum equal to five percent (5%) over the “prime rate” (as published in the “Money Rates” column in The Wall Street Journal or, if not published therein, in another national financial publication selected by Seacoast) in effect on the date such overdue amount was originally required to be paid.
(d)   Assuming Drummond and the Bank are not in breach of their obligations under this Agreement, including Sections 4.5 and 4.12, then the payment of the Termination Fee shall fully discharge Drummond and the Bank from and be the sole and exclusive remedy of Seacoast with respect to, any and all losses that may be suffered by Seacoast based upon, resulting from or rising out of the circumstances giving rise to such termination of this Agreement under Section 7.4(a) or 7.4(b). In no event shall Drummond be required to pay the Termination Fee on more than one occasion.
7.5   Entire Agreement.   Except as otherwise expressly provided herein, this Agreement (including the Company Disclosure Letter, Seacoast Disclosure Letter and the Exhibits) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than the Confidentiality Agreement, which shall remain in effect. The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no consent, approval, or agreement of any third-party beneficiary will be required to amend, modify or waive any provision of the Agreement. Except for (a) the Indemnified Party’s rights under Section 4.15 and (b) if the Effective Time occurs, the right of holders of Drummond Common Stock to receive the Merger Consideration payable pursuant to this Agreement (following such holder’s compliance with Section 2.1), nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.
7.6   Amendments.   Before the Effective Time, this Agreement (including the Company Disclosure and the Exhibits) may be amended by a subsequent writing signed by each of the Parties, whether before or after the Drummond Shareholder Approval has been obtained, except to the extent that any such amendment would require the approval of the shareholders of Drummond, unless such required approval is obtained.
7.7   Waivers.
(a)   Prior to or at the Effective Time, either Party shall have the right to waive any Default in the performance of any term of this Agreement by the other Party, to waive or extend the time for the compliance or fulfillment by the other Party of any and all of such other Party’s obligations under this Agreement, and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No waiver by a Party shall be effective unless in writing signed by a duly authorized officer of such Party.

(b)   The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.
7.8   Assignment.   Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of each other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.
7.9   Notices.    All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile or electronic transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:
Seacoast:	Seacoast Banking Corporation of Florida 815 Colorado Avenue Stuart, Florida 34994 Telecopy Number: (772) 288-6086
Attention: Charles M. Shaffer
Copy to Counsel (which shall not constitute notice):	Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309 Telecopy Number: (404) 881-7777
Attention: Randolph A. Moore III
Company:	Drummond Banking Company 1627 North Young Boulevard Chiefland, FL 32626
Attention: Luther Drummond
Copy to Counsel (which shall not constitute notice):	Smith Mackinnon, PA 301 East Pine Street, Suite 750 Orlando, Florida 32801
Attention: Jack P. Greeley, Esq.
7.10   Governing Law.   This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, without regard to any applicable principles of conflicts of Laws that would result in the application of the law of another jurisdiction, except that the Laws of the United States shall govern the consummation of the Bank Merger.
7.11   Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.
7.12   Captions.   The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.
7.13   Interpretations.   Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.
7.14   Severability.   If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
7.15   Attorneys’ Fees.
In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties hereunder, the prevailing Party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and costs and expenses incurred in such action or suit.
7.16.   Waiver of Jury Trial.
THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NONCOMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.
[Signatures on Next Page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.
SEACOAST BANKING CORPORATION OF FLORIDA
By:

Charles M. Shaffer
Chairman and Chief Executive Officer
SEACOAST NATIONAL BANK
By:

Charles M. Shaffer
Chairman and Chief Executive Officer
DRUMMOND BANKING COMPANY
By:

Luther Drummond
Chairman and President
DRUMMOND COMMUNITY BANK
By:

Gray Drummond
Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
PLAN OF MERGER AND MERGER AGREEMENT
THIS PLAN OF MERGER AND MERGER AGREEMENT (this “Agreement”) is made this 4th day of May, 2022, between Seacoast National Bank (hereinafter referred to as “SNB” and the “Resulting Bank”), a national banking association, with its main office located at 815 Colorado Avenue, Stuart, FL 34994 and Drummond Community Bank, a Florida state-chartered bank, with its main office located at 1627 North Young Boulevard, Chiefland, FL 32626 (hereinafter referred to as “Drummond Bank” and, together with SNB, the “Banks”).
WHEREAS, at least a majority of the entire Board of Directors of SNB has approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of The National Bank Act (the “Act”);
WHEREAS, at least a majority of the entire Board of Directors of Drummond Bank has approved this Agreement and authorized its execution in accordance with the Act;
WHEREAS, Seacoast Banking Corporation of Florida (“SBC”), which owns all of the outstanding shares of SNB, and Drummond Banking Company, a Florida corporation (“Drummond”), which owns all of the outstanding shares of Drummond Bank, have entered into an Agreement and Plan of Merger (the “Plan of Merger”) which, among other things, contemplates the merger of Drummond with and into SBC, all subject to the terms and conditions of such Plan of Merger (the “BHC Merger”);
WHEREAS, SBC, as the sole shareholder of SNB, and Drummond, as the sole shareholder of Drummond Bank, have approved this Agreement; and
WHEREAS, each of the Banks is entering into this Agreement to provide for the merger of Drummond Bank with and into SNB, with SNB being the surviving bank of such merger transaction subject to, and as soon as practicable following, the closing of the BHC Merger.
NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:
SECTION 1
Subject to the terms and conditions of this Agreement and the closing of the BHC Merger, at the Effective Time (as defined below) and pursuant to the Act, Drummond Bank shall be merged with and into SNB (the “Merger”). Upon consummation of the Merger, SNB shall continue its existence as the surviving bank and Resulting Bank under the charter of the Resulting Bank and the separate corporate existence of Drummond Bank shall cease. The closing of the Merger shall become effective at the time specified in the certificate of merger issued by the Office of the Comptroller of the Currency (the “OCC”) in connection with the Merger (such time when the Merger becomes effective, the “Effective Time”).
SECTION 2
The name of the Resulting Bank shall be “Seacoast National Bank” or such other name as such bank may adopt prior to the Effective Time. The Resulting Bank will exercise trust powers.
SECTION 3
The business of the Resulting Bank shall be that of a national banking association. This business initially shall be conducted by the Resulting Bank at its main office which shall be located at 815 Colorado Avenue, Stuart, FL 34994, as well as all of the banking offices of SNB and the banking offices of Drummond Bank that are acquired in the Merger (which such banking offices are set forth on Exhibit A to this Agreement and shall continue to conduct operations after the closing of the Merger as branch offices of SNB). The savings accounts of the Resulting Bank will be issued by the Resulting Bank in accordance with the Act.

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SECTION 4
At the Effective Time, the amount of issued and outstanding capital stock of the Resulting Bank shall be the amount of capital stock of SNB issued and outstanding immediately prior to the Effective Time. Preferred stock shall not be issued by the Resulting Bank. The authorized capital stock of SNB consists of 10,000,000 shares of common stock, par value $10.00 per share, [5,679,285] of which are issued and outstanding.
SECTION 5
All assets of Drummond Bank and the Resulting Bank, as they exist at the Effective Time, shall pass to and vest in the Resulting Bank without any conveyance or other transfer; and the Resulting Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank and the Resulting Bank shall be responsible for all the liabilities of every kind and description, of each of Drummond Bank and the Resulting Bank existing as of the Effective Time, all in accordance with the provisions of the Act.
SECTION 6
SNB and Drummond Bank shall contribute to the Resulting Bank acceptable assets having a book value, over and above liability to its creditors, in such amounts as set forth on the books of SNB and Drummond Bank at the Effective Time.
SECTION 7
At the Effective Time, each outstanding share of common stock of Drummond Bank shall be cancelled with no consideration being paid therefor.
Outstanding certificates representing shares of the common stock of Drummond Bank shall, at the Effective Time, be cancelled.
SECTION 8
Upon the Effective Time, the then outstanding shares of common stock of SNB (the “SNB Common Stock”) shall continue to remain outstanding shares of SNB Common Stock, all of which shall continue to be owned by SBC.
SECTION 9
The directors of the Resulting Bank following the Effective Time shall consist of those directors of SNB as of the Effective Time, who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The executive officers of the Resulting Bank following the Effective Time shall consist of those executive officers of SNB as of the Effective Time, who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.
SECTION 10
This Agreement has been approved by SBC, which owns all of the outstanding shares of SNB Common Stock and by Drummond, which owns all of the outstanding shares of common stock of Drummond Bank.
SECTION 11
The effectiveness of this Agreement is subject to satisfaction of the following terms and conditions:
(a)
The BHC Merger shall have closed and become effective.

(b)
The OCC shall have approved this Agreement and the Merger and shall have issued all other necessary authorizations and approvals for the Merger, and any statutory waiting period shall have expired.

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(c)
The Merger may be abandoned at the election of SNB at any time, whether before or after filings are made for regulatory approval of the Merger.

SECTION 12
Each of the Banks hereby invites and authorizes the OCC to examine each of such Bank’s records in connection with the Merger.
SECTION 13
Effective as of the Effective Time, the Amended and Restated Articles of Association and Bylaws of the Resulting Bank shall consist of the Amended and Restated Articles of Association and Bylaws of SNB as in effect immediately prior to Effective Time.
SECTION 14
This Agreement shall terminate if and at the time of any termination of the Plan of Merger.
SECTION 15
This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.
The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.
No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.
Except to the extent federal law is applicable hereto, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida without regard to principles of conflicts of laws.
This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns.
Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.
This Agreement may be executed in counterparts (including by facsimile or optically-scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have signed this Plan of Merger and Merger Agreement effective as of the date and year first set forth above.
SEACOAST NATIONAL BANK
By:
Charles M. Shaffer
President and Chief Executive Officer
DRUMMOND COMMUNITY BANK
By:
Gray Drummond
Chief Executive Officer
[Signature Page to Bank Merger Agreement]

EXHIBIT A
BANKING OFFICES OF THE RESULTING BANK
Main Office:
815 Colorado Avenue
Stuart, FL 34994
Drummond Bank Branch Offices Acquired:
[TBD prior to Closing]
Name	Address	County	City	State	Zip	Service Type

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EXHIBIT B
SHAREHOLDER SUPPORT AGREEMENT
THIS SHAREHOLDER SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of May 4, 2022, by and among Seacoast Banking Corporation of Florida, a Florida corporation (“Buyer”), Drummond Banking Company, a Florida corporation (“Seller”), and each of the undersigned (i) directors of Seller and directors of Drummond Community Bank (“Drummond Bank”) that are beneficial owners of any shares of Seller Stock (as defined below), (ii) executive officers of Seller or executive officers of Drummond Bank that are beneficial owners of any shares of Seller Stock, and (iii) each beneficial holder of five percent (5%) or more of the outstanding shares of Seller Stock (each of (i), (ii) and (iii), a “Shareholder,” and collectively, the “Shareholders”).
RECITALS
WHEREAS, the Shareholders desire that Buyer and Seller consummate the transactions (the “Transactions”) set forth in that certain Agreement and Plan of Merger, dated as of May 4, 2022 (as the same may be amended or supplemented, the “Merger Agreement”), by and among Buyer, Seacoast National Bank, Seller and Drummond Bank, that provides for, among other things, the merger of Seller with and into Buyer (the “Merger”); and
WHEREAS, the Shareholders, Seller and Buyer are executing this Agreement as an inducement and condition to Buyer entering into, executing and performing the Merger Agreement and consummating the Transactions.
NOW, THEREFORE, in consideration of, and as a material inducement to, entering into and the execution and delivery by Buyer of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, hereby agree as follows:
1.   Representations and Warranties.   Each Shareholder represents and warrants to Buyer severally, but not jointly, as follows:
(a)   The Shareholder has voting power over the number of shares (“Shareholder’s Shares”) of the common stock of Seller, par value $1.00 per share (“Seller Stock”), set forth below such Shareholder’s name on the signature page hereto. Except for the Shareholder’s Shares, the Shareholder does not have voting power over any shares of Seller Stock.
(b)   This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Shareholder, enforceable in accordance with its terms.
(c)   Neither the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shareholder’s Shares are subject. Consummation by the Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Shareholder or the Shareholder’s Shares.
(d)   The Shareholder’s Shares and the certificates representing the Shareholder’s Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all pledges, liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (any such encumbrance, a “Lien”), except for (i) any such Liens arising hereunder, and (ii) Liens, if any, which have been previously disclosed in writing to Buyer and will be satisfied and released at Closing.
(e)   The Shareholder understands and acknowledges that Buyer entered into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement. The

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Shareholder acknowledges that the irrevocable proxy set forth in Section 4 of this Agreement is granted in consideration of the execution and delivery of the Merger Agreement by Buyer.
(f)   No broker, investment banker, financial adviser or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholder.
(g)   The Shareholder represents that there are no outstanding or valid proxies or voting rights given to any Person in connection with Shareholder’s Shares.
2.   Voting Agreements.   The Shareholder agrees with, and covenants to, Buyer as follows:
(a)   At any meeting of shareholders of Seller called to vote upon the Merger Agreement, the Merger and the Transactions, and at any adjournment or postponement thereof, or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement, the Merger and the Transactions is sought (collectively, the “Shareholders’ Meeting”), the Shareholder shall vote (or cause to be voted) all of the Shareholder’s Shares in favor of the approval of the terms of the Merger Agreement, the Merger and each of the Transactions, and shall not grant any proxies to any third party, except where such proxies are expressly directed to vote in favor of the Merger Agreement, the Merger and the Transactions. The Shareholder hereby waives all notice and publication of notice of any Shareholders’ Meeting to be called or held with respect to the Merger Agreement, the Merger and the Transactions.
(b)   At any Shareholders’ Meeting or in any other circumstances upon which their vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) such Shareholder’s Shares against (i) any acquisition proposal, including, without limitation, any merger or exchange agreement or merger or exchange (other than the Merger Agreement, the Merger and the Transactions), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Seller; (ii) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Seller contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) any amendment of Seller’s articles of incorporation or bylaws or other proposal or transaction involving Seller or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger Agreement, or any of the Transactions, other than an amendment or other proposal or transaction required by a regulatory authority or other Governmental Authority (each of the foregoing in clauses (i), (ii) or (iii) above, a “Competing Transaction”).
Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Seller, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.
3.   Covenants.   The Shareholder agrees with, and covenants to, Buyer as follows:
(a)   Without the prior written consent of Buyer, the Shareholder shall not (i) “Transfer” (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, transfer, hypothecation or other disposition), or consent to any Transfer of, any or all of the Shareholder’s Shares or any interest therein, (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of any or all of Shareholder’s Shares or any interest therein, (iii) grant or solicit any proxy, power of attorney or other authorization in or with respect to Shareholder’s Shares, except for this Agreement, (iv) deposit Shareholder’s Shares into a voting trust or enter into any voting agreement, arrangement or understanding with respect to Shareholder’s Shares for any purpose (other than to satisfy its obligations under this Agreement), or (v) initiate a shareholders’ vote or action by consent of Seller’s shareholders with respect to a Competing Transaction; provided, however, that the foregoing shall not preclude a Transfer in connection with bona fide estate planning purposes to the Shareholder’s affiliates or immediate family members, provided that as a condition to such Transfer, such affiliate or immediate family member shall execute an agreement that is identical to this Agreement (except to reflect the change in the ownership of the Shareholder’s Shares) and provided further, that the assigning Shareholder shall remain jointly and severally liable for any breaches by any of his or her affiliates or immediate family members of the terms hereof. The restriction on the

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Transfer of the Shareholder’s Shares set forth in this Section 3(a) shall terminate upon the first to occur of (x) the Effective Time of the Merger and the Transactions or (y) the date upon which the Merger Agreement is terminated in accordance with its terms.
(b)   The Shareholder hereby waives any rights of appraisal, or rights to dissent from the Merger or the Transactions that such Shareholder may have.
(c)   The Shareholder shall not, nor shall it permit any investment banker, attorney or other adviser or representative of the Shareholder to, directly or indirectly, (i) solicit, initiate, knowingly induce or encourage, or knowingly take an action to facilitate the making of the submission of any Competing Transaction, or (ii) except as provided in the Merger Agreement, participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transactions, other than the Merger or the Transactions contemplated by the Merger Agreement.
4.   Irrevocable Proxy.   Subject to the last sentence of this Section 4, by execution of this Agreement, Shareholder does hereby appoint Buyer with the full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to Shareholder’s Shares, to vote each of such Shareholder Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 2 hereof at any Shareholders’ Meeting, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of Seller taken by written consent. Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 9 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shareholder Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.
5.   Certain Events.   The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shareholder’s Shares and shall be binding upon any person or entity to which legal or beneficial ownership of Shareholder’s Shares shall pass, whether by operation of law or otherwise, including the Shareholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of the Seller affecting the Seller Common Stock, or the acquisition of additional shares of Seller Stock or other voting securities of Seller by Shareholder, the number of shares of Seller Stock subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Seller Stock or other voting securities of the Seller issued to or acquired by the Shareholder.
6.   Specific Performance; Remedies; Attorneys’ Fees.   Shareholder acknowledges that it is a condition to the willingness of Buyer to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to Buyer if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, irreparable damage will occur and Buyer will not have any adequate remedy at law. It is accordingly agreed that Buyer shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach or to prevent any breach and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. Seller agrees that it shall not oppose the granting of such relief on the basis that Buyer has an adequate remedy at law. In addition, any third party participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement and of the rights of Buyer hereunder, and any such participation by such third party with Shareholder in activities in violation of the Shareholder’s agreement with Buyer set forth in this Agreement may give rise to claims by Buyer against such third party and Buyer acknowledges that Shareholder may be responsible for any associated liabilities caused by such third party. In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any provision of this Agreement is brought against either Party, the prevailing Party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the other Party, in addition to any other relief to which such prevailing Party may be entitled.

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7.   Further Assurances.   The Shareholder shall, upon the request of the Buyer, promptly execute and deliver any additional documents and take such further actions as may reasonably be deemed by the Buyer to be necessary or desirable to carry out the provisions hereof and to vest in the Buyer the power to vote such Shareholder’s Shares as contemplated by Section 2 and 4 of this Agreement and the other irrevocable proxies provided herein.
8.   Confidentiality.   The undersigned recognizes and acknowledges that he or she may have access to certain confidential information of the Buyer and its subsidiaries (including that obtained from the Seller and its shareholders in connection with the Transactions), the Seller and its Subsidiaries and their shareholders, including, without limitation, customer lists, information regarding customers, confidential methods of operation, lending, credit information, organization, product/service formulas, pricing, mark-ups, commissions, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs and other information and that all such information constitutes valuable, special and unique property of the Buyer, the Seller and the Buyer’s shareholders. All such information, which shall exclude any information that is publicly known or hereafter becomes publicly known other than as a result of any action or omission by the undersigned, is herein referred to as “Confidential Information.” The undersigned will not disclose or directly or indirectly utilize in any manner any such Confidential Information for Shareholder’s own benefit or the benefit of anyone other than the Buyer and/or its shareholders during the term of this Agreement and for a period of two (2) years after the termination of this Agreement pursuant to Section 9; provided that the undersigned may disclose such Confidential Information as required by law, court order or other valid and appropriate legal process.
9.   Term of Agreement; Termination.   The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon either (i) the termination of the Merger Agreement in accordance with its terms, or (ii) the consummation of the Merger. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination; provided further that the provisions of Section 8 of this Agreement shall remain in full force and effect regardless of any such termination pursuant to this Section 9.
10.   Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose and intents of this Agreement.
11.   Miscellaneous.
(a)   Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement. As used herein, the singular shall include the plural and any reference to gender shall include all other genders. The terms “include,” “including” and similar phrases shall mean including without limitation, whether by enumeration or otherwise.
(b)   All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by reliable overnight delivery or by facsimile or electronic transmission to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to the Buyer or Seller, to the addresses set forth in Section 7.9 of the Merger Agreement; and (ii) if to the Shareholder, to its address shown below its signature on the last page hereof.
(c)   The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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(d)   This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.
(e)   This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
(f)   This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without regard to the applicable conflicts of laws principles thereof.
(g)   If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.
(h)   Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except as expressly contemplated by Section 3(a) of this Agreement. Any assignment in violation of the foregoing shall be void.
(i)   No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by both parties.
(j)   The parties acknowledge that nothing in this Agreement shall be interpreted to give rise to joint obligations among the Shareholders. No Shareholder shall be deemed to be in breach of this Agreement as a result of the actions of any other Shareholder.
(k)   Notwithstanding any other provision of this Agreement, the obligations of the Shareholder under this Agreement shall not be applicable in connection with an Acquisition Proposal that is a Superior Proposal, provided that Seller and its Affiliates have complied with the terms and conditions of the Merger Agreement, including Section 4.5 and 4.12 of the Merger Agreement.
(l)   Notwithstanding anything to the contrary in this Agreement, nothing herein is intended or shall be construed or require the Shareholder, in his or her capacity as a director, officer, or employee of the Company, to act or fail to act in accordance with his or her fiduciary duties as a director or officer, subject to the terms and conditions of the Merger Agreement.
[Signature Pages Follow.]

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IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Agreement as of the day and year first above written.
SELLER:
DRUMMOND BANKING COMPANY
By:
Name:
Luther Drummond

Title:
Chairman and President

BUYER:
SEACOAST BANKING CORPORATION OF FLORIDA
By:
Name:
Charles M. Shaffer

Title:
Chief Executive Officer

[Signatures Continue on Following Page]
[Signature Page to Shareholder Support Agreement]

SHAREHOLDER:

Name:

Address:

Number of Shares of Common Stock Over Which Shareholder Has Voting Power and Capacity of Ownership (including any Shares that are converted as a result of the Merger):

[Signature Page to Shareholder Support Agreement]

EXHIBIT C
CLAIMS LETTER
May 4, 2022
Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994
Attention: Charles M. Shaffer
Ladies and Gentlemen:
This claims letter (this “Claims Letter”) is delivered pursuant to Section 4.17 of that certain Agreement and Plan of Merger, dated as of May 4, 2022 (as the same may be amended or supplemented, the “Merger Agreement”), by and among Seacoast Banking Corporation of Florida, a Florida corporation (“Buyer”), Seacoast National Bank, a national banking association and wholly owned subsidiary of Buyer, Drummond Banking Company, a Florida corporation (“Seller”) and Drummond Community Bank, a Florida state-chartered bank and wholly owned subsidiary of Seller. Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Merger Agreement.
Concerning claims which the undersigned may have against Seller or Buyer or any of their respective Subsidiaries in all capacities, whether as an officer, director, employee, partner, controlling person or Affiliate or otherwise of Seller, Drummond Community Bank or any Seller entity, and in consideration of the premises, and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby affirms and agrees to the following in each and every such capacity of the undersigned.
1.   Claims.   The undersigned does not have, and is not aware of, any claims he or she might have against Seller or Buyer or any of their respective Subsidiaries, except for: (i) compensation and related benefits for services rendered that have been accrued but not yet paid in the ordinary course of business consistent with past practice; (ii) contract rights, underwritten loan commitments and agreements between the undersigned and Seller, specifically limited to possible future advances in accordance with the terms of such commitments or agreements; (iii) certificates of deposit and deposit accounts; (iv) fees owed on account of any services rendered by the undersigned that have been accrued but not yet paid in the ordinary course of business consistent with past practice; (v) checks issued by any other depositor of Seller; (vi) any rights that the undersigned has or may have under the Merger Agreement including, without limitation, the indemnification rights set forth in Section 4.15 thereof; and (vii) amounts payable to the undersigned pursuant to the Merger Agreement or any ancillary document referred to therein in his or her capacity as a shareholder of Seller or as an officer or director of Seller or a holder of a Drummond Equity Award (collectively, the “Disclosed Claims”).
2.   Releases and Assignment.   Upon the Closing, the undersigned hereby fully, finally and irrevocably releases and forever discharges Seller, Drummond Community Bank, Buyer, Seacoast National Bank and all other Seller entities and Buyer entities, and their respective directors, officers, employees, agents, attorneys, representatives, Subsidiaries, partners, Affiliates, controlling persons and insurers in their capacities as such, and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Releasees”) of and from any and all liabilities, losses, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description, now accrued or which may hereafter accrue, without limitation and whether or not in law, equity or otherwise, based in whole or in part on any known or unknown facts, conduct, activities, transactions, events or occurrences, matured or unmatured, contingent or otherwise, which have or allegedly have existed, occurred, happened, arisen or transpired from the beginning of time to the date of the closing of the transactions contemplated by the Merger Agreement, except for the Disclosed Claims (collectively, the “Claims”). The undersigned further irrevocably releases, discharges, transfers and assigns to Buyer, as successor to Seller, respectively, all claims, actions, rights, title and interests of the undersigned in and to any and all software, databases, records, files, data, information and hardware, and any and all intellectual

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property (including, but not limited to, any and all patent, copyright, trademark, trade secret, know-how, confidential information, and other proprietary rights, and all registrations and applications directed to any of the foregoing) of any nature whatsoever, conceived, reduced to practice, invented, created, authored, designed, developed, issued, registered, applied for, licensed or used by or for the undersigned or the Seller, Drummond Community Bank or any Seller entity, in any case in connection with the Seller’s (or Seller entity’s) business (which shall also be considered to be Claims). The undersigned represents, warrants and covenants that no Claim released, discharged, transferred or assigned herein has been transferred, sold or assigned, expressly, impliedly, by operation of law or otherwise, and that all Claims released, discharged, transferred or assigned hereby are owned solely and exclusively by the undersigned, which has the sole authority to release, discharge, transfer and assign them to Buyer, as the successor to Seller. The undersigned agrees, without any further consideration, to execute any and all other documents requested by the Buyer or the Seller necessary in order to carry out or evidence the release, discharge, transfer or assignment, or other intent, of this Claims Letter.
3.   Forbearance.   The undersigned shall forever refrain and forebear from commencing, instituting, prosecuting or making any lawsuit, action, claim or proceeding before or in any court, Regulatory Authority, Governmental Authority, taxing authority arbitral or other authority to collect or enforce any Claims which are released and discharged hereby.
4.   Miscellaneous.
(a)   This Claims Letter shall be governed by, and construed in accordance with, the laws of the State of Florida without regard to conflict of laws principles (other than the choice of law provisions thereof).
(b)   This Claims Letter contains the entire agreement between the parties with respect to the Claims released hereby, and such Claims Letter supersedes all prior agreements, arrangements or understandings (written or otherwise) with respect to such Claims, and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein, or in the Merger Agreement.
(c)   This Claims Letter shall be binding upon and inure to the benefit of the undersigned and the Releasees and their respective heirs, legal representatives, successors and assigns.
(d)   In any legal action or other proceeding relating to this Claims Letter and the transactions contemplated hereby or if the enforcement of any right or benefit provided by this Claims Letter is brought against a party, the prevailing party in any such litigation pursuant to which an arbitral panel, court or other Governmental Authority issues a final order, judgment, decree or award granting substantially the relief sought shall be entitled upon demand to be paid by the other party all reasonable costs incurred in connection with such litigation, including the reasonable legal fees and charges of counsel, court costs and expenses incident to arbitration, appellate and post-judgement proceedings, provided no party shall be entitled to any punitive or exemplary damages, which are hereby waived.
(e)   IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS CLAIMS LETTER, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS CLAIMS LETTER, THE PERFORMANCE OF THIS CLAIMS LETTER, OR THE RELATIONSHIP CREATED BY THIS CLAIMS LETTER, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS CLAIMS LETTER WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS CLAIMS LETTER OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL

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WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS CLAIMS LETTER AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.
(f)   This Claims Letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Buyer, it being the express understanding of the undersigned and the Releasees that no term hereof may be waived by the action, inaction or course of dealing by or between the undersigned or the Releasees, except in strict accordance with this paragraph, and further that the waiver of any breach of this Claims Letter shall not constitute or be construed as the waiver of any other breach of the terms hereof.
(g)   The undersigned represents, warrants and covenants that he or she is fully aware of his or her rights to discuss any and all aspects of this matter with any attorney he or she chooses, and that the undersigned has carefully read and fully understands all the provisions of this Claims Letter, and that the undersigned is voluntarily entering into this Claims Letter.
(h)   This Claims Letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Releasees.
[Signature Page Follows.]

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Sincerely,

Signature of Officer or Director

Printed Name of Officer or Director
On behalf of Releasees, the undersigned thereunto duly authorized, acknowledges receipt of this letter as of May 4, 2022.
SEACOAST BANKING CORPORATION OF FLORIDA
By:

Name: Charles M. Shaffer
Title:  Chief Executive Officer
[Signature Page to Claims Letter]

EXHIBIT D-1
RESTRICTIVE COVENANT AGREEMENT
(DIRECTOR)
THIS RESTRICTIVE COVENANT AGREEMENT (the “Agreement”) is made and entered into as of May 4, 2022, by and between Seacoast Banking Corporation of Florida, a Florida corporation (“Buyer”), and the undersigned director (“Director”) of Drummond Banking Company, a Florida corporation (“Drummond”) and/or Drummond Community Bank, a Florida state-chartered bank and wholly owned subsidiary of Drummond (the “Bank” and collectively with Drummond, “Seller”) and shall become effective as of the Effective Time of the Merger as provided in the Merger Agreement (defined below).
WHEREAS, Buyer, Seacoast National Bank, a national banking association and wholly owned subsidiary of Buyer (“SNB”), Drummond and the Bank are parties to that certain Agreement and Plan of Merger, dated as of May 4, 2022, as the same may be amended or supplemented (the “Merger Agreement”), that provides for, among other things, the merger of Drummond with and into Buyer (the “Merger”), and the subsequent merger of the Bank with and into SNB (the “Bank Merger”);
WHEREAS, Director is a shareholder and/or director of Seller;
WHEREAS, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director and/or an Affiliate of Director is selling shares of Drummond Common Stock held by Director and/or the Director’s Affiliate to Buyer and will receive Merger Consideration from Buyer in exchange for such shares;
WHEREAS, Director is in possession of trade secrets and valuable confidential business information of Seller, and has substantial relationships with its banking customers;
WHEREAS, prior to the date hereof, Director has served as a member of the Board of Directors of Seller, and, therefore, Director has knowledge of the Confidential Information (hereinafter defined) and/or relationships with the Seller’s executives, customers, and customer goodwill;
WHEREAS, the Director acknowledges that the Buyer has legitimate business interests to justify the enforcement of this Agreement;
WHEREAS, as a result of the Merger and the Bank Merger, Buyer will acquire substantial customer relationships from Seller and succeed to all of the Confidential Information, for which Buyer, as of the Effective Time, will have paid valuable consideration and desires reasonable protection; and
WHEREAS, the Merger Agreement contemplates that, upon the execution and delivery of the Merger Agreement by Seller, as a condition and inducement to the willingness of Buyer and SNB to enter into the Merger Agreement, Director will enter into and perform this Agreement.
NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, including, without limitation, the Merger Consideration to be received by Director and/or the Director’s Affiliate, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, covenant and agree as follows:
1.   Certain Definitions.
(a)   “Affiliated Company” means any company or entity controlled by, controlling or under common control with Buyer or Seller.
(b)   “Confidential Information” means all information regarding Seller, Buyer, SNB and their respective Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed by Seller, Buyer, SNB or their respective Affiliated Companies, and that is not generally disclosed publicly to persons not employed by Seller, Buyer, SNB, or their respective Affiliated Companies (except to applicable regulatory authorities and/or pursuant to confidential or other relationships where there is no expectation of public disclosure or use by third Persons). “Confidential Information” shall include, without limitation, all customer information,

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customer identity and customer lists, confidential methods of operation, lending and credit information, banking and financial information about customers and employees, commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, proprietary computer systems and databases (and their contents) such as the Bank’s RPS system, current and future development and expansion or contraction plans of Seller, Buyer, SNB, or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs of Seller, Buyer, SNB, or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets,” or any equivalent term under any applicable federal, state, or local law. “Confidential Information” shall not include information that (i) has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Seller, Buyer or SNB or their respective Affiliated Companies or any duty owed to any of them; or (ii) is independently developed by a person or entity without reference to or use of Confidential Information. Director acknowledges and agrees that the trading in Buyer or Seller securities using Confidential Information or other non-public information may violate federal and state securities laws.
(c)   Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.
2.   Restrictive Covenants.
(a)   Nondisclosure of Confidential Information.   From the Effective Time and thereafter for so long as such information remains Confidential Information, Director shall not directly or indirectly transmit or disclose any Confidential Information to any Person, or use or permit others to use any such Confidential Information, directly or indirectly, for any purpose, without the prior express written consent of the Chief Executive Officer of Buyer, which consent may be withheld in the sole discretion of Buyer’s Chief Executive Officer. Anything herein to the contrary notwithstanding, Director shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Director shall (i) if allowed by law or legal process, provide Buyer with prompt notice of such requirement so that Buyer may seek an appropriate protective order prior to any such required disclosure by Director; and (ii) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment; provided, further, that no such notice or efforts shall be required in connection with any routine audit or investigation by any Governmental Authority or taxing authority that does not expressly reference Seller, Buyer, SNB or any of their respective Affiliated Companies. If, in the absence of a required waiver or protective order, Director is nonetheless, in the good faith written opinion of Director’s legal counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Director is required to be disclosed.
(b)   Nonrecruitment of Employees.   Director hereby agrees that, for three (3) years following the Effective Time or for three (3) years following Director’s affiliation with Buyer or SNB as a director, employee, or consultant (whichever period is longer), Director shall not, without the prior written consent of the Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of the Buyer’s Chief Executive Officer, directly or indirectly solicit or recruit or attempt to solicit or recruit for employment or encourage to leave employment with Buyer or any of its Affiliated Companies, on his or her own behalf or on behalf of any other Person, (i) any then-current employee of Buyer or any of its Affiliated Companies or (ii) any employee of Seller who worked at Seller or any of its Affiliated Companies during Director’s services as a director of Seller or any Seller Affiliated Company and who has not ceased employment for a minimum of a six month period with Buyer, Seller, or any Affiliated Companies, as applicable. It is acknowledged that general advertisements shall not be deemed to violate this provision.
(c)   Nonsolicitation of Customers.   Director hereby agrees that, for three (3) years following the Effective Time or for three (3) years following Director’s affiliation with Buyer or SNB as a director, employee, or consultant (whichever period is longer), Director shall not, without the prior written consent of the Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of

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Buyer’s Chief Executive Officer, directly or indirectly, on behalf of himself, herself, or of anyone other than Seller, Buyer, SNB, or any Affiliated Company, in the Restricted Area (as defined in Section 2(d) below), solicit or attempt to solicit any customer or client of Seller for the purpose of either (i) providing any Business Activities (as defined in Section 2(d)) or (ii) inducing such customer or client to cease, reduce, restrict, or divert its business with Seller, Buyer, SNB, or any Affiliated Company. It is acknowledged that general advertisements shall not be deemed to violate this provision.
(d)   Noncompetition.   Director hereby agrees that, for three (3) years following the Effective Time or for three (3) years following Director’s affiliation with Buyer or SNB as a director, employee, or consultant (whichever period is longer), Director shall not Compete (as defined herein) against Buyer, SNB, or any of their Affiliated Companies in the Restricted Area without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer. For purposes of this Agreement, “Compete” means to engage or participate in Business Activities (or to prepare to engage or participate in Business Activities) on Director’s own behalf, or with, for or on behalf of (i) any other financial institution as an officer, director, manager, owner, partner, joint venture, consultant, independent contractor, employee, or shareholder of, or (ii) any other Person, business, or enterprise. For purposes of this Agreement, “Business Activities” shall be any business activities conducted by Buyer, Seller, SNB, or any of their Affiliated Companies, which consist of commercial or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, internet or electronic banking, automated teller machines, IRA and retirement accounts, commercial or consumer mortgage loans, and commercial or consumer home equity lines of credit. For purposes of this Agreement, the “Restricted Area” means each and any county where the Buyer, SNB, Bank, or any of their Affiliated Companies (i) operates a banking office as of the Effective Time, or (ii) has operated a banking office within the preceding 12 months. Nothing in this Section 2(d) shall prohibit Director from acquiring or holding, for investment purposes only, less than five percent (5%) of the outstanding securities of any company or business organization which may compete directly or indirectly with Seller, Buyer, SNB, or any of their Affiliated Companies. Nothing in this Agreement shall prohibit a Director or any of such Director’s Affiliated Companies from continuing to hold outstanding securities of an entity that engages in Business Activities; provided that such securities were held by the Director or any of such Director’s Affiliated Company as of the date of this Agreement.
(e)   Enforceability of Covenants.   Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business. Director acknowledges that each of Buyer, SNB, and its Affiliated Companies have a current and future expectation of business within the Restricted Area and from the current and proposed customers of Seller that are derived from the acquisition of Seller by Buyer. Director acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he or she will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration, or scope of the covenants set forth herein. Director agrees that his or her position as a director of Seller involves duties and authority relating to all aspects of the Business Activities and all of the Restricted Area. Director further acknowledges that complying with the provisions contained in this Agreement will not preclude him or her from engaging in a lawful profession, trade, or business, or from becoming gainfully employed. Director and Buyer agree that Director’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of the Buyer to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. Director and Buyer agree that if any portion of the foregoing provisions is deemed to be unenforceable because the geography, time, or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Director acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to the Buyer, SNB, and their Affiliated Companies and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, Buyer will be entitled to exercise all rights including, without limitation, obtaining one or more temporary

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restraining orders, injunctive relief, and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, without the necessity of posting any bond or security (all of which are waived by the Director), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.
3.   Successors.
(a)   This Agreement is personal to Director, is not assignable by Director, and none of Director’s duties hereunder may be delegated.
(b)   This Agreement may be assigned by, and shall be binding upon and inure to the benefit of, the Buyer, SNB, and any of their Affiliated Companies and their successors and assigns.
4.   Miscellaneous.
(a)   Waiver.   No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and Buyer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.
(b)   Severability.   If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.
(c)   Attorneys’ Fees.   In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any right or benefit provided by this Agreement is brought against a Party, the prevailing Party in any such legal action or other proceeding pursuant to which an arbitral panel, court or other Governmental Authority issues a final order, judgment, decree or award granting substantially the relief sought shall be entitled upon demand to be paid by the other Party, all reasonable costs incurred in connection with such legal action or other proceeding, including the reasonable legal fees and charges of counsel, court costs and expenses incident to arbitration, appellate and post-judgment proceedings, provided no party shall be entitled to any punitive or exemplary damages, which are hereby waived.
(d)   Governing Law and Forum Selection.   Buyer and Director agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without giving effect to its conflicts of law principles, and that any and all disputes arising out of or relating to this Agreement shall be brought and exclusively maintained in the 19th Circuit Court in and for Martin County, Florida, Stuart Division. With respect to any such court action, Director hereby (i) irrevocably submits to personal jurisdiction of such courts; (ii) consents to service of process; (iii) consents to venue; and (iv) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both parties hereto further agree that the court identified in this Agreement is a convenient forum for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.
(e)   Notices.   All notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given such party (i) when delivered personally to such party or (ii) provided that a written acknowledgement of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail or two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address that such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 4(e)).

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To Buyer:
Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994
Attention: Charles M. Shaffer

To Director:
To the address set forth under such Director’s name on the signature page of this Agreement

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.
(f)   Amendments and Modifications.   This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.
(g)   Entire Agreement.   Except as provided herein, this Agreement contains the entire agreement between Buyer and Director with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement, understanding, and arrangement, oral or written, between the parties with respect to the subject matter hereof.
(h)   Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.
(i)   Termination.   If the Merger Agreement is terminated in accordance with Article 6 thereof, this Agreement shall become null and void.
[Signature Page Follows.]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.
BUYER:
SEACOAST BANKING CORPORATION OF FLORIDA
By:
Name:
Charles M. Shaffer

Title:
Chief Executive Officer

DIRECTOR:

Name:

Address:

[Signature Page to Restrictive Covenant Agreement (Director)]

EXHIBIT D-2
RESTRICTIVE COVENANT AGREEMENT
(EXECUTIVE OFFICER)
THIS RESTRICTIVE COVENANT AGREEMENT (the “Agreement”) is made and entered into as of May 4, 2022, by and between Seacoast Banking Corporation of Florida, a Florida corporation (“Buyer”), and the undersigned executive officer (“Employee”) of Drummond Banking Company, a Florida corporation (“Drummond”) and/or Drummond Community Bank, a Florida state-chartered bank and wholly owned subsidiary of Drummond (the “Bank” and collectively with Drummond, “Seller”) and shall become effective as of the Effective Time of the Merger as provided in the Merger Agreement (defined below).
WHEREAS, Buyer, Seacoast National Bank, a national banking association and wholly owned subsidiary of Buyer (“SNB”), Drummond and the Bank are parties to that certain Agreement and Plan of Merger, dated as of May 4, 2022, as the same may be amended or supplemented (the “Merger Agreement”), that provides for, among other things, the merger of Drummond with and into Buyer (the “Merger”), and the subsequent merger of the Bank with and into SNB (the “Bank Merger”);
WHEREAS, Employee is a shareholder of Drummond and/or officer of Drummond and/or the Bank;
WHEREAS, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Employee and/or an Affiliate of Employee is selling shares of Drummond Common Stock held by Employee and/or the Employee’s Affiliate to Buyer and will receive Merger Consideration from Buyer in exchange for such shares;
WHEREAS, Employee is in possession of trade secrets and valuable confidential business information of Seller, and has substantial relationships with its banking customers;
WHEREAS, prior to the date hereof, Employee has served as a manager of Seller, and, therefore, Employee has knowledge of the Confidential Information (hereinafter defined) and/or relationships with the Seller’s executives, customers, and customer goodwill;
WHEREAS, the Employee acknowledges that the Buyer has legitimate business interests to justify the enforcement of this Agreement;
WHEREAS, as a result of the Merger and the Bank Merger, Buyer will acquire substantial customer relationships from Seller and succeed to all of the Confidential Information, for which Buyer, as of the Effective Time, will have paid valuable consideration and desires reasonable protection; and
WHEREAS, the Merger Agreement contemplates that, upon the execution and delivery of the Merger Agreement by Seller, as a condition and inducement to the willingness of Buyer and SNB to enter into the Merger Agreement, Employee will enter into and perform this Agreement.
NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, including, without limitation, the Merger Consideration to be received by Employee and/or the Employee’s Affiliate, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, covenant and agree as follows:
1.   Certain Definitions.
(a)   “Affiliated Company” means any company or entity controlled by, controlling or under common control with Buyer or Seller.
(b)   “Confidential Information” means all information regarding Seller, Buyer, SNB and their respective Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed by Seller, Buyer, SNB or their respective Affiliated Companies, and that is not generally disclosed publicly to persons not employed by Seller, Buyer, SNB or their respective Affiliated Companies (except to applicable regulatory authorities and/or pursuant to confidential or other relationships where there is no expectation of public disclosure or use by third Persons). “Confidential Information” shall include, without limitation, all customer information,

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customer identity and customer lists, confidential methods of operation, lending and credit information, banking and financial information about customers and employees, commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, proprietary computer systems and databases (and their contents) such as the Bank’s RPS system, current and future development and expansion or contraction plans of Seller, Buyer, SNB, or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs of Seller, Buyer, SNB, or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets,” or any equivalent term under any applicable federal, state, or local law. “Confidential Information” shall not include information that (i) has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Seller, Buyer or SNB or their respective Affiliated Companies or any duty owed to any of them; or (ii) is independently developed by a person or entity without reference to or use of Confidential Information. Employee acknowledges and agrees that the trading in Buyer or Seller securities using Confidential Information or other non-public information may violate federal and state securities laws.
(c)   Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.
2.   Restrictive Covenants.
(a)   Nondisclosure of Confidential Information.   From the Effective Time and thereafter for so long as such information remains Confidential Information, Employee shall not directly or indirectly transmit or disclose any Confidential Information to any Person, or use or permit others to use any such Confidential Information, directly or indirectly, for any purpose, without the prior express written consent of the Chief Executive Officer of Buyer, which consent may be withheld in the sole discretion of Buyer’s Chief Executive Officer. Anything herein to the contrary notwithstanding, Employee shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Employee shall (i) if allowed by law or legal process, provide Buyer with prompt notice of such requirement so that Buyer may seek an appropriate protective order prior to any such required disclosure by Employee; and (ii) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment; provided, further, that no such notice or efforts shall be required in connection with any routine audit or investigation by any Governmental Authority or taxing authority that does not expressly reference Seller, Buyer, SNB or any of their respective Affiliated Companies. If, in the absence of a required waiver or protective order, Employee is nonetheless, in the good faith written opinion of his legal counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Employee is required to be disclosed.
(b)   Nonrecruitment of Employees.   Employee hereby agrees that, for two (2) years following the Effective Time or for two (2) years following Employee’s affiliation with Buyer or SNB as an officer, employee, or consultant (whichever period is longer), Employee shall not, without the prior written consent of the Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of the Buyer’s Chief Executive Officer, directly or indirectly solicit or recruit or attempt to solicit or recruit for employment or encourage to leave employment with Buyer or any of its Affiliated Companies, on his or her own behalf or on behalf of any other Person, (i) any then-current employee of Buyer or any of its Affiliated Companies or (ii) any employee of Seller who worked at Seller or any of its Affiliated Companies during Employee’s services as a manager of Seller or any Seller Affiliated Company and who has not ceased employment for a minimum of a six month period with Buyer, Seller, or any Affiliated Companies, as applicable. It is acknowledged that general advertisements shall not be deemed to violate this provision.
(c)   Nonsolicitation of Customers.   Employee hereby agrees that, for two (2) years following the Effective Time or for two (2) years following Employee’s affiliation with Buyer or SNB as an officer, employee, or consultant (whichever period is longer), Employee shall not, without the prior written consent of the Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of

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Buyer’s Chief Executive Officer, directly or indirectly, on behalf of himself, herself or of anyone other than Seller, Buyer, SNB or any Affiliated Company, in the Restricted Area (as defined in Section 2(d) below), solicit or attempt to solicit any customer or client of Seller for the purpose of either (i) providing any Business Activities (as defined in Section 2(d)) or (ii) inducing such customer or client to cease, reduce, restrict or divert its business with Seller, Buyer, SNB or any Affiliated Company. It is acknowledged that general advertisements shall not be deemed to violate this provision.
(d)   Noncompetition.   Employee hereby agrees that, for two (2) years following the Effective Time or for two (2) years following Employee’s affiliation with Buyer or SNB as an officer, employee, or consultant (whichever period is longer), Employee shall not Compete (as defined herein) against Buyer, SNB, or any of their Affiliated Companies in the Restricted Area without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer. For purposes of this Agreement, “Compete” means to engage or participate in Business Activities (or to prepare to engage or participate in Business Activities) on Employee’s own behalf, or with, for, or on behalf of (i) any other financial institution as an officer, director, manager, owner, partner, joint venture, consultant, independent contractor, employee, or shareholder of, or (ii) any other Person, business, or enterprise. For purposes of this Agreement, “Business Activities” shall be any business activities conducted by Buyer, Seller, SNB, or any of their Affiliated Companies, which consist of commercial or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, internet or electronic banking, automated teller machines, IRA and retirement accounts, commercial or consumer mortgage loans, and commercial or consumer home equity lines of credit. For purposes of this Agreement, the “Restricted Area” means each and any county where the Buyer, SNB, Bank or any of their Affiliated Companies (i) operates a banking office as of the Effective Time, or (ii) has operated a banking office within the preceding 12 months. Nothing in this Section 2(d) shall prohibit Employee from acquiring or holding, for investment purposes only, less than five percent (5%) of the outstanding securities of any company or business organization which may compete directly or indirectly with Seller, Buyer, SNB or any of their Affiliated Companies. Nothing in this Agreement shall prohibit Employee or any of such Employee’s Affiliated Companies from continuing to hold outstanding securities of an entity that engages in Business Activities; provided that, such securities were held by the Employee or any of such Employee’s Affiliated Company as of the date of this Agreement.
(e)   Enforceability of Covenants.   Employee acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business. Employee acknowledges that each of Buyer, SNB and its Affiliated Companies have a current and future expectation of business within the Restricted Area and from the current and proposed customers of Seller that are derived from the acquisition of Seller by Buyer. Employee acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Employee agrees that his position as an Employee of Drummond and/or the Bank involves duties and authority relating to all aspects of the Business Activities and all of the Restricted Area. Employee further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Employee and Buyer agree that Employee’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of the Buyer to perform its obligations under any other provision of this Agreement shall not constitute a defense to the enforceability of this covenant. Employee and Buyer agree that if any portion of the foregoing provisions is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Employee acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to the Buyer, SNB and their Affiliated Companies and that damages arising out of such breach would be difficult to ascertain. Employee hereby agrees that, in addition to all other remedies provided at law or in equity, Buyer will be entitled to exercise all rights including, without limitation, obtaining one or more

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temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, without the necessity of posting any bond or security (all of which are waived by the Employee), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.
3.   Successors.
(a)   This Agreement is personal to Employee, is not assignable by Employee, and none of Employee’s duties hereunder may be delegated.
(b)   This Agreement may be assigned by, and shall be binding upon and inure to the benefit of the Buyer, SNB and any of their Affiliated Companies and their successors and assigns.
4.   Miscellaneous.
(a)   Waiver.   No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and Buyer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.
(b)   Severability.   If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.
(c)   Attorneys’ Fees.   In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any right or benefit provided by this Agreement is brought against a Party, the prevailing Party in any such legal action or other proceeding pursuant to which an arbitral panel, court or other Governmental Authority issues a final order, judgment, decree or award granting substantially the relief sought shall be entitled upon demand to be paid by the other Party, all reasonable costs incurred in connection with such legal action or other proceeding, including the reasonable legal fees and charges of counsel, court costs and expenses incident to arbitration, appellate and post-judgment proceedings, provided no party shall be entitled to any punitive or exemplary damages, which are hereby waived.
(d)   Governing Law and Forum Selection.   Buyer and Employee agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without giving effect to its conflicts of law principles, and that any and all disputes arising out of or relating to this Agreement shall be brought and exclusively maintained in the 19th Circuit Court in and for Martin County, Florida, Stuart Division. With respect to any such court action, Employee hereby (i) irrevocably submits to personal jurisdiction of such courts; (ii) consents to service of process; (iii) consents to venue; and (iv) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both parties hereto further agree that the court identified in this Agreement is a convenient forum for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.
(e)   Notices.   All notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given such party (i) when delivered personally to such party or (ii) provided that a written acknowledgement of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail or two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address that such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 4(e)).

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To Buyer:
Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994
Attention: Charles M. Shaffer

To Employee:
To the address set forth under such Employee’s name on the signature page of this Agreement

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.
(f)   Amendments and Modifications.   This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.
(g)   Entire Agreement.   Except as provided herein, this Agreement contains the entire agreement between Buyer and Employee with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement, understanding and arrangement, oral or written, between the parties with respect to the subject matter hereof.
(h)   Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.
(i)   Termination.   If the Merger Agreement is terminated in accordance with Article 6 thereof, this Agreement shall become null and void.
[Signature Page Follows.]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.
BUYER:
SEACOAST BANKING CORPORATION OF FLORIDA
By:
Name:
Charles M. Shaffer

Title:
Chief Executive Officer

EMPLOYEE:

Name:

Address:

[Signature Page to Restrictive Covenant Agreement (Executive Officer)]

Appendix B
May 3, 2022
Board of Directors
Drummond Banking Company
Drummond Community Bank
1627 North Young Blvd.
Chiefland, Florida 32626
Dear Board of Directors:
Hovde Group, LLC (“we” or “Hovde”) understands that Seacoast Banking Corporation of Florida, a Florida corporation (“SBC”), Seacoast National Bank, a national banking association and wholly-owned subsidiary of SBC (“SNB” and collectively with SBC, “Seacoast”), Drummond Banking Company, a Florida corporation (“Drummond”), and Drummond Community Bank, a Florida state-chartered bank and wholly-owned subsidiary of Drummond (the “Bank” and collectively with Drummond the “Company”), are about to enter into an Agreement and Plan of Merger (the “Agreement”) to be effective on or about May 4, 2022. Capitalized terms used herein that are not otherwise defined shall have the same meanings attributed to them in the Agreement, and all Article and Section references shall refer to Articles and Sections in the Agreement. For purposes of our analysis and opinion, Agreement as used herein shall refer to the draft Agreement dated May2, 2022 provided to Hovde by Drummond.
Subject to the terms and conditions of the Agreement, at the Effective Time, Drummond shall be merged with and into SBC in accordance with the provisions of the FBCA (the “Merger”). SBC shall be the Surviving Corporation resulting from the Merger and the separate corporate existence of Drummond shall cease. SBC shall continue to be governed by the Laws of the State of Florida, and the separate corporate existence of SBC shall continue unaffected by the Merger. Prior to the Effective Time, the Boards of Directors of SNB and the Bank will execute the Bank Merger Agreement attached to the Agreement as Exhibit A. Subject to the terms and conditions of the Agreement and the Bank Merger Agreement, the Bank shall be merged with and into SNB (the “Bank Merger”) in accordance with the provisions of 12 U.S.C. Section 215a, SNB shall be the Surviving Bank resulting from the Bank Merger, and the separate existence of the Bank shall cease. SNB shall continue to be governed by the Laws of the United States, and the separate existence of SNB shall continue unaffected by the Bank Merger. Subject to the satisfaction of the conditions to closing set forth in the Bank Merger Agreement, the Bank Merger shall occur immediately following the Merger unless otherwise determined by Seacoast in its discretion.
At the Effective Time by virtue of the Merger and without any action on the part of the Parties or the holder thereof, each share of Drummond Common Stock that is issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares and subject to certain adjustments set forth in the Agreement) shall be converted into the right to receive, subject to the terms of the Agreement: (i) the number of shares of SBC Common Stock that is equal to the Exchange Ratio (the “Merger Consideration”) and (ii) in lieu of fractional shares as specified pursuant to Section 1.5(c) of the Agreement, cash (without interest) in an amount equal to such fractional part of a share of SBC Common Stock multiplied by the Average Closing Price less any applicable withholding Taxes. “Exchange Ratio” shall mean 51.9561 shares of SBC Common Stock, which shall remain fixed, subject to any adjustment made pursuant to Section 1.5(a) of the Agreement. In the event the conditions set forth in Section 5.2(j) of the Agreement are not both satisfied, Seacoast shall have the option to adjust the Merger Consideration downward by a number (the “Merger Consideration Adjustment”) calculated in accordance with Schedule 1.5(a) of the Seacoast Disclosure Letter and waive the satisfaction of such condition set forth in Section 5.2(j) which provides that Drummond’s Consolidated Tangible Shareholders’ Equity as of the Measuring Date shall be an amount not less than $104.539 million and the Bank’s general allowance for loan and lease losses shall be an amount not less than 1.77% of total loans and leases outstanding. If instead of adjusting the Merger Consideration, Seacoast elects not to close the Merger and terminate the Agreement in accordance with Article 6, Seacoast agrees that it will also waive any breach of Section 4.2(v) (Drummond’s Consolidated Tangible Shareholders’ Equity at the Effective Time). At least ten (10) days prior to the Closing Date, the Company and Seacoast shall agree on a schedule setting forth the expected Drummond Consolidated Tangible Shareholders’ Equity amount as of the Closing Date. The consideration which all of the Company shareholders are entitled to receive pursuant to the Agreement is collectively referred to as the “Aggregate Merger Consideration.”
We note that the Agreement provides for usual and customary conditions to Closing, which among other conditions include (i) Drummond shall have obtained the Drummond Shareholder Approval, (ii) all Regulatory Consents required by law to consummate the transactions contemplated by the Agreement and the Bank Merger Agreement (the “Required Consents”) shall (a) have been obtained or made and be in full force and effect and all waiting periods required by Law shall have expired, and (b) not be subject to any condition or consequence that would, after the Effective Time, have a Material Adverse Effect on Seacoast or any of its Subsidiaries, including Drummond and the Bank, (iii) the shares of SBC Common Stock to be issued to the holders of Drummond Common Stock upon consummation of the Merger shall have been approved for listing on NASDAQ, (iv) SBC shall have received the opinion of Alston & Bird LLP in a form reasonably satisfactory to it, dated the date of the Effective Time, substantially to the effect that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and (v) Drummond shall have taken all necessary actions as provided in Section 4.22, and the shareholders of Drummond shall have voted, in a manner that satisfies the stockholder approval requirements for exemption under Section 280G(b)(5)(A)(ii) of the Code and the regulations promulgated thereunder, and for the right of each disqualified individual to receive or retain, as applicable, any payments and benefits to the extent necessary so that no payment or benefit received by such disqualified person shall be deemed a parachute payment.
Additionally, we noted that the Agreement and the Bank Merger Agreement may be terminated, and the Merger and the Bank Merger abandoned at any time prior to the Effective Time if any of the conditions of Section 6.1 of the Agreement are met including (a) by the Board of Directors of either Party in the event that (i) any Regulatory Consent required to be obtained from any Governmental Authority has been denied by final non-appealable action of such Governmental Authority, or (ii) the Drummond Shareholder Approval has not been obtained by reason of the failure to obtain the required vote at the Drummond shareholders’ meeting where the Agreement was presented to such shareholders for approval and voted upon, (b) by the Board of Directors of either Party in the event that the Merger has not been consummated by November 30, 2022, if the failure to consummate the transactions contemplated in the Agreement on or before such date is not caused by any breach of the Agreement by the Party electing to terminate, (c) by the Board of Directors of SBC in the event that (i) Drummond has withdrawn, qualified or modified the Drummond Directors’ Recommendation in a manner adverse to Seacoast or shall have resolved to do so, or (ii) the Board of Directors of Drummond has recommended, endorsed, accepted or agreed to an Acquisition Proposal, (d) by the Board of Directors of Drummond in the event that (i) the Board of Directors of Drummond has determined in accordance with Section 4.12 that a Superior Proposal has been made with respect to it and has not been withdrawn, and (ii) neither Drummond nor any of its Representatives have failed to comply in all material respects with Section 4.12; or (e) by the Board of Directors of SBC if holders of more than five percent (5.0%) in the aggregate of the outstanding Drummond Common Stock shall have voted such shares against the Agreement or the Merger at any meeting called for the purpose of voting thereon and shall have given notice of their intention to exercise their dissenters’ rights in accordance with the FBCA.
Additionally, Section 6.1(h) provides that the Agreement may be terminated by the Board of Directors of Drummond in the event the Board of Directors of Drummond determines at any time during the five (5)-day period commencing with the Determination Date if both of the following conditions are satisfied:
(i)   the number obtained by dividing the Average Closing Price by the Starting Price (the “Buyer Ratio”) shall be less than 0.85; and
(ii)   (x) the Buyer Ratio shall be less than (y) the number (the “Index Ratio”) obtained by (a) dividing the Final Index Price by the Initial Index Price and (b) subtracting 0.20 from the quotient.

However, if Drummond elects to exercise the termination right pursuant to Section 6.1(h), Drummond shall give written notice to Seacoast not later than the end of the five (5)-day period referred to above. During the five (5)-day period commencing with its receipt of such notice, Seacoast shall have the option to increase the consideration to be received by the holders of Drummond Common Stock by adjusting the Merger Consideration (calculated to the nearest one ten-thousandth (1/10,000)) to equal the lesser of (x) the quotient (rounded to the nearest one ten-thousandth (1/10,000)) of (A) the product of (i) the Starting Price, multiplied by (ii) 0.85, and further multiplied by (iii) the Merger Consideration (as then in effect), divided by (B) the Average Closing Price, and (y) the quotient (rounded to the nearest one ten-thousandth (1/10,000)) of (A) the product of (i) the Index Ratio, multiplied by (ii) the Merger Consideration (as then in effect), divided by (B) the Buyer Ratio. If Seacoast so elects this option within such five (5)-day period, it shall give prompt written notice to Drummond of such election and the revised Merger Consideration, whereupon no termination shall have occurred pursuant to Section 6.1(h), and the Agreement shall remain in effect in accordance with its terms (except as the Merger Consideration shall have been so modified).
As set forth in Section 7.4, in the event the Agreement is terminated pursuant to certain conditions of Section 6.1, including termination if Drummond shall have received or there shall have been publicly announced an Acquisition Proposal that has not been formally withdrawn or abandoned prior to such termination, and within twelve (12) months following such termination an Acquisition Proposal is consummated or a definitive agreement or letter of intent is entered into by Drummond with respect to an Acquisition Proposal, Drummond shall pay Seacoast the amount of $8.8 million (the “Termination Fee”) within five (5) Business Days after the date it becomes payable by wire transfer of immediately available funds.
With your knowledge and consent and for purposes of our analysis and opinion, we have assumed (i) the Merger will be consummated as provided in the Agreement, (ii) the closing price of SBC Common Stock on May 2, 2022 is $33.54 per share, (iii) the Exchange Ratio is 51.9561 and there has been no downward adjustment in the Exchange Ratio as provided in Section 5.2(j), and (iv) there are 98,846 shares of Drummond Common Stock outstanding as of May 2, 2022, and thereby, the value of the Merger Consideration is $1,742.61 per share of Drummond Common Stock and the Aggregate Merger Consideration is valued at $172,249,790. Therefore, for purposes of our analysis and opinion, we have assumed that the Aggregate Merger Consideration is valued at $172,249,790.
You have requested our opinion as to whether the Aggregate Merger Consideration to be received by the shareholders of Drummond in the Merger pursuant to the Agreement is fair from a financial point of view to the shareholders of Drummond. Our opinion addresses only the fairness of the Aggregate Merger Consideration, and we are not opining on any individual stock, cash, option, or other components of the consideration.
During the course of our engagement and for the purposes of the opinion set forth herein, we have:
(i)
reviewed a draft of the Agreement dated May 2, 2022 as provided to Hovde by Drummond;

(ii)
reviewed unaudited financial statements for Drummond for the three-month period ended March 31, 2022;

(iii)
reviewed certain historical annual reports of Drummond, including Drummond’s audited annual report for the years ended December 31, 2020 and 2021;

(iv)
reviewed certain historical publicly available business and financial information concerning Drummond;

(v)
reviewed certain internal financial statements and other financial and operating data concerning Drummond;

(vi)
reviewed financial projections prepared by certain members of senior management of Drummond;

(vii)
discussed with certain members of senior management of Drummond the business, financial condition, results of operations and future prospects of Drummond; the history and past and current operations of Drummond; and Drummond’s and SBC’s assessment of the rationale for the Merger;

(viii)
reviewed and analyzed materials detailing the Merger prepared by Drummond;

(ix)
assessed current general economic, market and financial conditions;

(x)
reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;

(xi)
took into consideration our experience in other similar transactions and securities valuations as well as our knowledge of the banking and financial services industry;

(xii)
reviewed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis; and

(xiii)
performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed, without investigation, that there have been, and from the date hereof through the Effective Time will be, no material changes in the financial condition and results of operations of Drummond or SBC since the date of the latest financial information described above. We have further assumed, without independent verification, that the representations and financial and other information included in the Agreement and all other related documents and instruments that are referred to therein or otherwise provided to us by Drummond and SBC are true and complete. We have relied upon the management of Drummond as to the reasonableness and achievability of the financial forecasts, projections and other forward-looking information provided to Hovde by Drummond, SBC and Drummond’s professionals, and we assumed such forecasts, projections and other forward-looking information have been reasonably prepared by Drummond, SBC and Drummond’s professionals on a basis reflecting the best currently available information and Drummond’s, SBC’s and Drummond’s professionals judgments and estimates. We have assumed that such forecasts, projections and other forward-looking information would be realized in the amounts and at the times contemplated thereby, and we do not assume any responsibility for the accuracy or reasonableness thereof. We have been authorized by Drummond to rely upon such forecasts, projections and other information and data, and we express no view as to any such forecasts, projections or other forward-looking information or data, or the bases or assumptions on which they were prepared.
In performing our review, we have assumed and relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Drummond or SBC or their respective representatives or that was otherwise reviewed by us for purposes of rendering this opinion. We have further relied on the assurances of the respective managements of Drummond and SBC that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that each party to the Agreement would advise us promptly if any information previously provided to us became inaccurate or was required to be updated during the period of our review.
We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. We have assumed that such allowances for Drummond and SBC are, in the aggregate, adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We were not requested to make, and have not made, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of Drummond or SBC, the collateral securing any such assets or liabilities, or the collectability of any such assets, and we were not furnished with any such evaluations or appraisals, nor did we review any loan or credit files of Drummond or SBC.
We have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which Drummond or SBC is a party or may be subject, and our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed, with your consent, that Drummond and SBC are not parties to any material pending transactions unannounced as of the date hereof, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger contemplated by the Agreement.
We have relied upon and assumed, with your consent and without independent verification, that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement, without any waiver of material terms or conditions by Drummond or SBC and that the final Agreement will not differ materially from the draft we reviewed. We have assumed that the Merger will be consummated in compliance with all applicable laws and regulations. Drummond has advised us that they are not aware of any factors that would impede any necessary regulatory or governmental approval of the Merger. We have assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on Drummond or SBC or would have a material adverse effect on the contemplated benefits of the Merger.
Our opinion does not consider, include or address: (i) any legal, tax, accounting, or regulatory consequences of the Merger on Drummond or its shareholders; (ii) any advice or opinions provided by any other advisor to the Board of Directors of Drummond; (iii) any other strategic alternatives that might be available to Drummond; or (iv) whether SBC has sufficient cash or other sources of funds to enable it to pay the consideration contemplated by the Merger.
Our opinion does not constitute a recommendation to Drummond as to whether or not Drummond should enter into the Agreement or to any shareholders of Drummond as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon the Merger. Our opinion does not address the underlying business decision to proceed with the Merger or the fairness of the amount or nature of the compensation, if any, to be received by any of the officers, directors or employees of Drummond relative to the amount of consideration to be paid with respect to the Merger. Our opinion should not be construed as implying that the Aggregate Merger Consideration is necessarily the highest or best price that could be obtained by Drummond in a sale, merger, or combination transaction with a third party. Other than as specifically set forth herein, we are not expressing any opinion with respect to the terms and provisions of the Agreement or the enforceability of any such terms or provisions. Our opinion is not a solvency opinion and does not in any way address the solvency or financial condition of Drummond or SBC.
This opinion was approved by Hovde’s opinion committee. This letter is directed solely to the Board of Directors of Drummond and is not to be used for any other purpose or quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement, or any other document, except in each case in accordance with our prior written consent; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement or information statement to be delivered to the holders of Drummond’s Common Stock in connection with the Merger if, and only if, (i) this letter is quoted in full or attached as an exhibit to such document, (ii) this letter has not been withdrawn prior to the date of such document, and (iii) any description of or reference to Hovde or the analyses performed by Hovde or any summary of this opinion in such filing is in a form acceptable to Hovde and its counsel in the exercise of their reasonable judgment.
Our opinion is based solely upon the information available to us and described above, and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or to otherwise comment upon events occurring or information that becomes available after the date hereof.
In arriving at this opinion, Hovde did not attribute any particular weight to any single analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.
Hovde, as part of its investment banking business, regularly performs valuations of businesses and their securities in connection with mergers and acquisitions and other corporate transactions. In addition to being retained to render this opinion letter, we were retained by Drummond to act as its financial advisor in connection with the Merger. In connection with our services, we will receive from Drummond an opinion fee that is contingent upon the issuance of this opinion letter and a completion fee that is contingent upon the consummation of the Merger. The opinion fee will be credited in full towards the portion of the completion fee which will become payable to Hovde upon the consummation of the Merger. Drummond has also agreed to indemnify us and our affiliates for certain liabilities that may arise out of our engagement.
Other than in connection with this present engagement, in the past two years, Hovde has not provided investment banking or financial advisory services to Drummond for which it received a fee. During the past two years preceding the date of this opinion Hovde has not provided any investment banking or financial advisory services to SBC for which it received a fee. We or our affiliates may presently or in the future seek or receive compensation from SBC in connection with future transactions, or in connection with potential advisory services and corporate transactions, although to our knowledge none are expected at this time. In the ordinary course of our business as a broker/dealer, we may from time to time purchase securities from, and sell securities to, Drummond or SBC or their affiliates. Except for the foregoing, during the past two years there have not been, and there currently are no mutual understandings contemplating in the future, any material relationships between Hovde and Drummond or SBC.
Based upon and subject to the foregoing review, assumptions and limitations, we are of the opinion, as of the date hereof, that the Aggregate Merger Consideration to be received by the shareholders of Drummond in the Merger pursuant to the Agreement is fair from a financial point of view to the shareholders of Drummond.
Sincerely,
HOVDE GROUP, LLC

Appendix C
Sections 607.1301 through 607.1340 of the Florida Business Corporation Act
607.1301. Appraisal rights; definitions
The following definitions apply to ss. 607.1301-607.1340:
(1)   “Accrued interest” means interest at the rate agreed to by the corporation and the shareholder asserting appraisal rights, or at the rate determined by the court to be equitable, which rate may not be greater than the rate of interest determined for judgments pursuant to s.55.03; however, if the court finds that the shareholder asserting appraisal rights acted arbitrarily or otherwise not in good faith, no interest shall be allowed by the court.
(2)   “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive of such person. For purposes of paragraph (6)(a), a person is deemed to be an affiliate of its senior executives.
(3)   “Corporate action” means an event described ins. 607.1302(1).
(4)   “Corporation” means the domestic corporation that is the issuer ‘of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322 — 607.1340, includes the domesticated eligible entity in a domestication, the covered eligible entity in a conversion, and the survivor of a merger.
(5)   “Fair value” means the value of the corporation’s shares determined:
(a)   Immediately before the effectiveness of the corporate action to which the shareholder objects.
(b)   Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.
(c)   Without discounting for lack of marketability or minority status.
(6)   “Interested transaction” means a corporate action described in s. 607.1302(1), other than a merger pursuant to s. 607.1104, involving an interested person in which any of the shares or assets of the corporation are being acquired or converted. As used in this definition:
(a)   “Interested person” means a person, or an affiliate of a person, who at any time during the 1-year period immediately preceding approval by the board of directors of the corporate action:
1.   Was the beneficial owner of 20 percent or more of the voting power of the corporation, other than as owner of excluded shares;
2.   Had the power, contractually or otherwise, other than as owner of excluded shares, to cause the appointment or election of 25 percent or more of the directors to the board of director of the corporation; or
3.   Was a senior executive or director of the corporation or a senior executive of any affiliate of the corporation, and will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:
a.   Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;
b.   Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than-those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in, s. 60T0832; or

c.   In the case of a director of the corporation who, in the corporate action, will become a director or governor of the acquirer or any of its affiliates in the corporate action, rights and benefits as a director or governor that are provided on the same basis as those afforded by the acquirer generally to other directors or governors of such entity or such affiliate.
(b)   “Beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares; except that a member of a national securities exchange is not deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person if the member is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership as of the date of the agreement, of all shares having voting power of the corporation beneficially owned by any member of the group.
(c)   “Excluded shares” means shares acquired pursuant to an offer for all shares having voting power if the offer was made within 1 year before the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action.
(7)   “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series of shares with respect to distributions.
(8)   “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or any individual in charge of a principal business unit or function.
(9)   Notwithstanding s. 607.01401(67), “shareholder” means a record shareholder, a beneficial shareholder, and a voting trust beneficial owner.
607.1302. Right of shareholders to appraisal
(1)   A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:
(a)   Consummation of a domestication or a conversion of such corporation pursuant to s. 607.11921 or s. 607.11932, as applicable, if shareholder approval is required for the domestication or the conversion;
(b)   Consummation of a merger to which such corporation is a party:
1.   If shareholder approval is required for the merger under s.:607.1103 or would be required but for s. 607.11035, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remains outstanding after consummation of the merger where the terms of such class or series have not been materially altered; or
2.   If such corporation is a subsidiary and the merger is governed by s. 607.1104;
(c)   Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not acquired in the share exchange;
(d)   Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares or any class or series if:
1.   Under the terms of the corporate action approved by the shareholders there is to be distributed to shareholders in cash the corporation’s net assets, in excess of a reasonable amount reserved to meet claims of the type described in ss. 607.1406 and 607.1407, within 1 year after the shareholders’ approval of the action and in accordance with their respective interests determined at the time of distribution; and
2.   The disposition of assets is not an interested transaction
(e)   An amendment of the articles of incorporation with respect to a class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or the right to repurchase the fractional share so created;
(f)   Any other merger, share exchange, disposition of assets, or amendment to the articles of incorporation, in each case to the extent provided as of the record date by the articles of incorporation, bylaws, or a resolution of the board of directors providing for appraisal rights, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval;
(g)   An amendment to the articles of incorporation or bylaws of a corporation the effect of which is to adversely affect the interest of the shareholder by altering or abolishing appraisal rights under this section;
(h)   With regard to a class of shares prescribed in the articles of incorporation in any corporation as to which that particular class of shares was in existence prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, and for classes of shares authorized on or after October 1, 2003, in any corporation with 100 or fewer shareholders, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:
1.   Altering or abolishing any-preemptive rights attached to any of his or her shares;
2.   Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected. by the voting rights of, new shares then being authorized of any existing or new class or series of shares;
3.   Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;
4.   Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are no otherwise redeemable;
5.   Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;
6.   Reducing the stated dividend preference of any of the shareholder’s preferred shares; or
7.   Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation;
(i)   An amendment of the articles of incorporation of a social purpose corporation to which s. 607.504 or s. 607.505 applies;
(j)   An amendment of the articles of incorporation of a benefit corporation to which s. 607.604 or s. 607.605 applies;
(k)   A merger, domestication, conversion, or share exchange of a social purpose corporation to which s. 607.504 applies; or
(l)   A merger, domestication, conversion, or share exchange of a benefit corporation to which s. 607.604 applies.

(2)    Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), (d), (e), (f), and (h) shall be limited in accordance with the following provisions:
(a)   Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:
1.   A covered security under s. 18(b)(1)(A) or (B) of the Securities Act of 1933;1
2.   Not a covered security; but traded in an organized market (or subject to a comparable trading process) and has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $20 million, exclusive of the value of outstanding shares held by the corporation’s subsidiaries , by the corporation’s senior executives, by the corporation’s directors, and by the corporation’s beneficial shareholders and voting trust beneficial owners owning more than 10 percent of the outstanding shares; or
3.   Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 19402 and which may be redeemed at the option of the holder at net asset value.
(b)   The applicability of paragraph (a) shall be determined as of:
1.   The record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the corporate action requiring appraisal rights, the record date fixed to determine the shareholders entitled to sign a written consent approving the corporate action requiring appraisals rights, or, in the case of an offer made pursuant to s. 607.11035, the date of such offer; or
2.   If there will be no meeting of shareholders, no written consent approving the corporate action, and no offer is made pursuant to s. 607.11035, the close of business on the day before the consummation of the corporate action or the effective date of the amendment of the articles, as applicable.
(c)   Paragraph (a) is not applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares where the corporate action is an interested transaction.
(d)   For the purposes of subparagraph (a)2., a comparable trading process exists if:
1.   The market price of the corporation’s shares is determined at least quarterly based on an independent valuation and by following a formalized process that is designed to determine a value for the corporation’s shares that is comparable to the value of comparable publicly traded companies; and
2.   The corporation repurchases the shares at the price set by its board of directors based upon the independent valuation and subject to certain terms and conditions established by the corporation and provides the corporation’s shareholders with a trading market comparable to that typically available had the corporation’s shares been traded in an organized market.
(3)   Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment to the articles of incorporation may limit or eliminate appraisal rights for any class or series of preferred shares, except that:
(a)   No such limitation or elimination shall be effective if the class or series does not have the right to vote separately as a voting group, alone or as part of a group, on the action or if the action is a domestication under s. 607.11920 or a conversion under s. 607.11930, or a merger having a similar effect as a domestication or conversion in which the domesticated eligible entity or the converted eligible entity is an eligible entity; and

1
15 U.S.C.A. § 77r(b)(1)(A) or (B).

2
15 U.S.C.A. § 80a -1 et seq.

(b)   Any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately before the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year after the effective date of such amendment if such action would otherwise afford appraisal rights.
607.1303. Assertion of rights by nominees and beneficial owners
(1)   A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder or a voting trust beneficial owner only if:
(a)   the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder or a voting trust beneficial owner;
(b)   the particular beneficial shareholder or voting trust beneficial owner acquired all such shares before the record date established under s.607.1321 in connection with the applicable corporate action; and
(c)   the record shareholder notifies the corporation in writing of its name and address (if the record shareholder beneficially owns the shares as to which appraisal rights are being asserted) or notifies the corporation in writing of the name and address of the particular beneficial shareholder. or voting trust beneficial owner on whose behalf appraisal rights are being asserted.
The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.
(2)   A beneficial shareholder and a voting trust beneficial owner may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:
(a)   Submits to the corporation the record shar holder’s written consent to the assertion of such rights no later than the date referred to ins. 607.1322(2)(b)2.
(b)   Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder or the voting trust beneficial owner.
(c)   Acquired all shares of the class or series before the record date established under s.607.1321 in connection with the applicable corporate action.
607.1320. Notice of appraisal rights
(1)   If a proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice (or, where no approval of such action is required pursuant to s. 607.11035, the offer made pursuant to s. 607.11035), must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301- 607.1340 must accompany the meeting notice or offer sent to those record shareholders entitled to exercise appraisal rights.
(2)   In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.
(3)   If a proposed corporate action described in s. 607.1302(1) is to be approved by written consent of the shareholders pursuant to s. 607.0704:
(a)   Written notice that appraisal rights are, are not, or may be available must be sent to each shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited, and, if the corporation has concluded that appraisal rights are or may be available, a copy of ss. 607.1301 — 607.1340 must accompany such written notice; and
(b)   Written notice that appraisal rights are, are not, or may be available must be delivered, at least 10 days before the corporate action becomes effective, to all nonconsenting and nonvoting shareholders, and, if the corporation has concluded that appraisal rights are or may be available, a copy of ss. 607.1301 — 607.1340 must accompany such written notice.
(4)   Where a corporate action described ins. 607.1302(1) is proposed or a merger pursuant to s. 607.1104 is effected, and the corporation concludes that appraisal rights are or may be available, the notice referred to in subsection (1), paragraph (3)(a), or paragraph (3)(b) must be accompanied by:
(a)   Financial statements of the corporation that issued the shares that may be or are subject to appraisal rights, consisting of a balance sheet as of the end of the fiscal year ending not more than 16 months before the date of the notice, an income statement for that fiscal year, and a cash flow statement for that fiscal year; however, if such financial statements are not reasonably available, the corporation must provide reasonably equivalent financial information; and,
(b)   The latest available interim financial statements, including year-to-date through the end of the interim period of such corporation, if any.
(5)   The right to receive the information described in subsection (4) may be waived in writing by a shareholder before or after the corporate action is effected.
607.1321. Notice of intent to demand payment
(1)   If a proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:
(a)   Must have beneficially owned the shares of such class or series as of the record date for the shareholders’ meeting at which the proposed corporate action is to be submitted to a vote;
(b)   Must deliver to the corporation before the vote is taken written notice of the shareholder’s intent, if the proposed corporate action is effectuated, to demand payment for all shares of such class or series beneficially owned by the shareholder as of the record date for the shareholders’ meeting at which the proposed corporate action is to be submitted to a vote; and
(c)   Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed corporate action.
(2)   If a proposed corporate action requiring appraisal rights under s. 607.1302 is to be approved by written consent, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:
(a)   Must have beneficially owned the shares of such class or series as of the record date established for determining who is entitled to sign a written consent;
(b)   Must assert such appraisal rights for all shares of such class or series beneficially owned by the shareholder as of the record date for determining who is entitled to sign the written consent; and
(c)   Must not sign a consent in favor of the proposed corporate action with respect to that class or series of shares.
(3)   If a proposed corporate action specified in s. 607.1302(1) does not require shareholder approval pursuant to s. 607.11035, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:
(a)   Must have beneficially owned the shares of such class or series as of the date the offer to purchase is made pursuant to s.607.11035;

(b)   Must deliver to the corporation before the shares are purchased pursuant to the offer a written notice of the shareholders intent to demand payment if the proposed corporate action is effected for all shares of such class or series beneficially owned by the shareholder as of the date the offer to purchase is made pursuant to s.607.11035; and
(c)   Must not tender, or cause or permit to be tendered, any shares of sue class or series in response to such offer.
(4)   A shareholder who may otherwise be entitled to appraisal rights but does not satisfy the requirements of subsection (1), subsection (2), or subsection (3) is not entitled to payment under this chapter.
607.1322. Appraisal notice and form
(1)   If a proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321(1), (2), or (3). In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.
(2)   The appraisal notice must be delivered no earlier than the date the corporate action became effective, and no longer than 10 days after such date, and must:
(a)   Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:
1.   The shareholder’s name and address.
2.   The number, classes, and series of shares as to which the shareholder asserts appraisal rights.
3.   That the shareholder did not vote for or consent to the transaction.
4.   Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.
5.   If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus accrued interest, if and to the extent applicable.
(b)   State:
1.   Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date by which the corporation must receive the required form under subparagraph 2.
2.   A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (l) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.
3.   The corporation’s estimate of the fair value of the shares.
4.   An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.
5.   That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.
6.   The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c)   If not previously provided, be accompanied by a copy of ss. 607.1301 – 607.1340.
607.1323. Perfection of rights; right to withdraw
(1)   A shareholder who receives notice pursuant to s. 607.1322 and who wishes to exercise appraisal rights must sign and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to ss. 607.1322(2)(b)2. Once a shareholder deposits-that shareholder’s certificates or, in the case of uncertificated shares, returns the signed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).
(2)   A shareholder who has complied with subsection (I) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.
(3)   A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in s. 607.1322(2), shall not be entitled to payment under ss. 607.1301 – 607.1340.
607.1324. Shareholder’s acceptance of corporation’s offer
(1)   If the shareholder states on the form provided ins. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.
(2)   Upon payment of the agreed value, the shareholder shall cease to have any right to receive any further consideration with respect to such shares.
607.1326. Procedure if shareholder is dissatisfied with offer
(1)   A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.13220) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus accrued interest, if and to the extent applicable.
(2)   shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus accrued interest, if and to the extent applicable, under subsection (1) within the timeframe set forth in s. 607.1322(2)(6)2. waives the right to demand payment under this section and shall be entitled only for the payment offered by the corporation pursuant to s. 607.1322(2)(6)4.
(3)   With respect to a shareholder who properly makes demand for payment pursuant to subsection (1), at any time after the shareholder makes such demand, including during a court proceeding under s. 607.1330, the corporation shall have the right to prepay to the shareholder all or any portion of the amount that the corporation determines to be due under s. 607.1322(2)(b)3. and the shareholder shall be obligated to accept such prepayment.
(a)   If such prepayment is made within 90 days after the earlier of the date on which the appraisal notice is provided by the corporation under s. 607.1322(1) or the deadline date by which the appraisal notice is required to be provided by the corporation under s: 607.1322(2), accrued interest will be payable, if at all, to the shareholder entitled to appraisal rights, calculated and accrued from the date on which the corporate action became effective and only on amounts that are determined to be due to shareholder and are above the amount so prepaid. Accrued interest will not be payable to the shareholder entitled to appraisal rights on the prepayment previously made to the shareholder by the corporation pursuant to this paragraph.
(b)   If such prepayment is made more than 90 days after the earlier of the date on which the appraisal notice is provided by the corporation under s. 607.1322(1) or the deadline date by which the appraisal notice is required to be provided by the corporation under s. 607.1322(2), the prepayment must include accrued interest on the amount of the prepayment, calculated at the rate of interest determined for judgements pursuant to s. 55.03 and calculated and accrued from the date that the corporate action became effective through the date of prepayment previously made to the shareholder by the corporation pursuant to this paragraph. In addition, accrued interest will be payable to the shareholder entitled to appraisal rights on such amounts, if any, determined to be due to the shareholder in excess of the prepaid amount, calculated and accrued from the date on which the corporate action became effective.
607.1330. Court action
(1)   If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest, if and to the extent applicable, calculated and accrued from the date the corporate action became effective and taking into account the amount of any prepayment previously made to the shareholder by the corporation pursuant to s.607.1326(3). If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.
(2)   The proceeding shall be commenced in the circuit court in the applicable county. If by virtue of the corporate action becoming effective the entity has become a foreign eligible entity without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign eligible entity was located immediately before the time the corporate action became effective. If such entity has, and immediately before the corporate action became effective had, no principal or registered office in this state, then the proceeding shall be commenced in the county in this state in which the corporation has, or immediately before the time the corporate action became effective had, an office in this state. If such entity has, or immediately before the time the corporate action became effective had, no office in this state, the proceeding shall be commenced in the county in which the corporation’s registered office is or was last located.
(3)   All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.
(4)   The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.
(5)   Each shareholder entitled to appraisal rights who is made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares as found by the court, plus accrued interest, if and to the extent applicable, and as found by the court, taking into account the amount of any prepayment previously made to the shareholder by the corporation pursuant to s.607.1326(3).
(6)   The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any rights to receive any further consideration with respect to such shares other than any amounts ordered to be paid for court costs and attorney fees under s. 607.1331.
607.1331. Court costs and counsel fees
(1)   The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the-shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
(2)   The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
(a)   Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or
(b)   Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
(3)   If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.
(4)   To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including attorney fees.
607.1332. Disposition of acquired shares
Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the survivor into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the survivor.
607.1333. Limitation on corporate payment
(1)   No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:
(a)   Withdraw his or her notice of intent to assert appraisal rights, which shall in such event-be deemed withdrawn with the consent of the corporation; or
(b)   Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if the corporation is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.
(2)   The shareholder shall exercise the option under paragraph (0(a) or paragraph (l)(b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.
607.1340. Other remedies limited
(1)   A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action was either:
(a)   Not authorized and approved in accordance with the applicable provisions of this chapter;

(b)   Procured as a result of fraud, a material misrepresentation, or an omission of material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading.
(2)   Nothing in this section operates to override or supersede the provisions of s. 607.0832.

Appendix D
Drummond Banking Company & Subsidiaries
Chiefland, Florida
Consolidated Financial Statements
December 31, 2021 and 2020
and
Unaudited Consolidated Financial Statements
June 30, 2022

Drummond Banking Company & Subsidiaries

INDEPENDENT AUDITOR’S REPORT
To the Audit Committee
Drummond Banking Company & Subsidiaries
Chiefland, Florida
Opinion
We have audited the accompanying consolidated financial statements of Drummond Banking Company & Subsidiaries (a Florida corporation), which comprise the consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of income and retained earnings, statements of changes in shareholders’ equity, comprehensive income, and cash flows for the years then ended, and the related notes to the financial statements.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Drummond Banking Company & Subsidiaries as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of Drummond Banking Company & Subsidiaries and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibility of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Drummond Banking Company & Subsidiaries’ ability to continue as a going concern within one year after the date that the financial statements are available to be issued.
Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.
In performing an audit in accordance with generally accepted auditing standards, we:
•
Exercise professional judgment and maintain professional skepticism throughout the audit.

•
Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Drummond Banking Company & Subsidiaries’ internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Drummond Banking Company & Subsidiaries’ ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.
February 15, 2022

Drummond Banking Company & Subsidiaries
Consolidated Balance Sheets
December 31, 2021 and 2020
ASSETS
	2021	2020
Cash and due from banks	$17,553,358	$12,462,229
Interest-bearing deposits in other banks	32,160,940	46,223,748
Cash and cash equivalents	49,714,298	58,685,977
Investment securities
Available-for-sale	407,266,130	275,437,580
Held-to-maturity	5,120,690	5,122,599
Restricted stock	856,100	1,026,600
Total investment securities	413,242,920	281,586,779
Loans
Commercial, financial and agricultural	67,191,445	105,125,915
Real estate – construction	60,641,793	63,368,084
Real estate – mortgage	274,975,573	274,703,898
Installment	86,446,571	22,605,425
Other	3,069,469	2,503,741
Total loans	492,324,851	468,307,063
Plus premium on loans purchased	57,504	157,544
Plus (less) deferred loan fees	227,596	(241,720)
Less allowance for loan losses	(9,379,962)	(8,760,162)
Net loans	483,229,989	459,462,725
Premises and equipment, net	28,994,888	22,898,036
Accrued interest receivable	4,132,064	3,762,567
Deferred income tax benefit	98,136	—
Bank owned life insurance	4,996,912	4,906,076
Other real estate	523,028	274,913
Core deposit and other intangible assets, net	3,020,516	3,479,428
Other assets	1,494,534	7,921,355
Total assets	$989,447,285	$842,977,856
See notes to the consolidated financial statements.

Drummond Banking Company & Subsidiaries
Consolidated Balance Sheets
December 31, 2021 and 2020
LIABILITIES AND SHAREHOLDERS’ EQUITY
	2021	2020
Liabilities
Deposits Non interest-bearing demand	$437,903,933	$362,424,235
Interest-bearing demand	227,366,168	214,811,437
Regular savings	125,601,570	92,405,031
Time, $100,000 and over	59,284,638	41,864,161
Other time	19,983,891	21,040,117
Total deposits	870,140,200	732,544,981
Other liabilities
Accrued interest payable	9,664	12,237
Deferred compensation	281,339	365,384
Deferred income tax liability	—	1,510,301
Escrow holding accounts	190,618	231,464
Other accrued liabilities	6,698,947	3,190,739
Total other liabilities	7,180,568	5,310,125
Total liabilities	877,320,768	737,855,106
Shareholders’ equity
Common stock, $10.29 par value, 800,000 shares authorized, 98,846 and 98,876 issued and outstanding	1,016,926	1,017,235
Additional paid-in capital	9,379,725	9,410,615
Retained earnings	95,762,752	83,752,916
Accumulated other comprehensive gain	5,967,114	10,941,984
Total shareholders’ equity	112,126,517	105,122,750
Total liabilities and shareholders’ equity	$989,447,285	$842,977,856
See notes to the consolidated financial statements.

Drummond Banking Company & Subsidiaries
Consolidated Statements of Income and Retained Earnings
For the years ended December 31, 2021 and 2020
	2021	2020
Interest income
Interest and fees on loans	$27,377,461	$26,467,358
Interest on investment securities	6,845,565	6,403,657
Interest on cash deposits	122,566	114,675
Total interest income	34,345,592	32,985,690
Interest expense
Interest on deposits	681,829	1,117,298
Interest on notes payable and other borrowings	41,138	66,139
Total interest expense	722,967	1,183,437
Net interest income	33,622,625	31,802,253
Provision for loan losses	1,405,895	921,676
Net interest income after provision for loan losses	32,216,730	30,880,577
Non-interest income
Service fees on deposit accounts	3,954,294	2,942,041
Net gain on sale of securities	1,806,401	2,656
Other	10,281,759	9,286,255
Total non-interest income	16,042,454	12,230,952
Non-interest expense Salaries and employee benefits	18,168,356	16,071,290
Occupancy expense	3,071,450	2,782,274
Equipment expense	2,033,546	1,860,718
Data processing fees	2,303,004	1,738,108
Postage, printing and supplies	1,727,878	1,551,675
ATM/debit processing expenses	1,059,462	774,804
Internet banking	753,258	632,609
Profession fees	703,642	581,624
Telephone	233,802	329,938
Advertising and promotion	251,875	250,279
Regulatory assessments	381,092	240,800
Charitable contributions	112,109	84,729
Other real estate expenses	56,338	43,787
Other	2,750,013	2,644,072
Total non-interest expense	33,605,825	29,586,707
Income before provision for income taxes	14,653,359	13,524,822
Provision for income taxes	2,643,523	2,670,900
Net income	$12,009,836	$10,853,922
See notes to the consolidated financial statements.

Drummond Banking Company & Subsidiaries
Consolidated Statements of Comprehensive Income
For the years ended December 31, 2021 and 2020
	2021	2020
Net income	$12,009,836	$10,853,922
Other comprehensive gains (losses)
Changes in unrealized gains (losses) on securities available for sale, net of income tax of $3,118,967 in 2021 and income tax of $3,554,934 in 2020	(3,547,814)	7,804,651
Reclassification adjustment for gains (losses) realized, net of income tax of $379,344 in 2021 and income tax of $558 in 2020	(1,427,057)	(2,098)
Total other comprehensive income (loss)	(4,974,871)	7,802,553
Total comprehensive income	$7,034,965	$18,656,475
See notes to the consolidated financial statements.

Drummond Banking Company & Subsidiaries
Consolidated Statements of Changes in Shareholders’ Equity
For the years ended December 31, 2021 and 2020
	2021	2020
Common stock
Balance at beginning of years	$1,017,235	$1,022,213
Shares repurchased	(309)	(4,978)
Balance at end of years	1,016,926	1,017,235
Additional paid-in capital
Balance at beginning of years	9,410,615	9,823,112
Shares repurchased	(30,890)	(412,497)
Balance at end of years	9,379,725	9,410,615
Retained earnings
Balance at beginning of years	83,752,916	72,898,994
Net Income	12,009,836	10,853,922
Balance at end of years	95,762,752	83,752,916
Accumulated other comprehensive income
Balance at beginning of years	10,941,984	3,139,431
Other comprehensive gain (loss)	(4,974,870)	7,802,553
Balance at end of years	5,967,114	10,941,984
Total shareholders’ equity	$112,126,517	$105,122,750
See notes to the consolidated financial statements.

Drummond Banking Company & Subsidiaries
Consolidated Statements of Cash Flows
For the years ended December 31, 2021 and 2020
	2021	2020
Cash flows from operating activities
Net income	$12,009,836	$10,853,922
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation of premises and equipment	1,807,612	1,677,005
Amortization of intangible assets	458,912	539,198
(Gain) loss on disposal of premises and equipment	31,300	(6,085)
Bank owned life insurance income	(90,836)	(97,688)
Deferred income tax benefits	83,473	68,002
Gain on disposal of securities – available-for-sale	(1,806,401)	(2,656)
Amortization of premiums and accretion of discounts on securities, net	799,951	506,996
Provision for loan loss	1,405,895	921,676
Change in accrued interest receivable	(369,497)	(419,338)
Change in other real estate	(248,115)	633,683
Change in other assets	6,426,821	(4,464,043)
Change in accrued interest payable	(2,573)	(15,106)
Change in deferred compensation	(84,045)	(93,515)
Change in other liabilities	3,467,362	43,816
Net cash provided by operating activities	23,889,695	10,145,867
Cash flows from investing activities
Proceeds from sales, pay downs and maturities
of investment securities – available-for sale	580,357,407	35,291,743
of investment securities – held-to-maturity	—	750,000
Proceeds from sales of premises and equipment	435,400	199,900
Purchases of premises and equipment	(8,371,164)	(1,177,081)
Purchases of investment securities – available-for-sale	(717,844,378)	(96,072,377)
Purchases of investment securities – held-to-maturity	—	(336,165)
Change in Federal Home Loan Bank stock	170,500	(39,200)
Net change in loans	(25,173,159)	(85,281,980)
Net cash used by investing activities	(170,425,394)	(146,665,160)
Cash flows from financing activities
Net change in deposits, other than time deposits	121,230,968	173,142,114
Net change in time deposits	16,364,251	(11,339,742)
Reacquisition of stock	(31,199)	(417,475.00)
Net cash provided by financing activities	137,564,020	161,384,897
Net increase (decrease) in cash	(8,971,679)	24,865,604
Cash – beginning of year	58,685,977	33,820,373
Cash – end of year	$49,714,298	$58,685,977
Supplemental cash flow information
Cash paid during the year for:
Interest	$725,540	$1,198,543
Income taxes	$2,632,700	$2,099,473
See notes to the consolidated financial statements.

Drummond Banking Company & Subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
1.
Business

Drummond Banking Company and its wholly owned subsidiary Drummond Community Bank (the Bank) operate under a state bank charter and provide full banking services. As a state bank, the Bank is subject to regulation of the Comptroller of the State of Florida and the Federal Deposit Insurance Corporation. The area served by the Bank consists of Alachua, Charlotte Citrus, Columbia, Dixie, Gilchrist, Lee, Levy, Lafayette and Marion counties, and services are provided at eighteen locations. Drummond Banking Company has direct subsidiaries established to hold foreclosed properties known as Alpha 1 Holding, LLC and Alpha Two Holdings, LLC.
Banker’s Title of the Nature Coast, Inc., is a wholly owned subsidiary of Drummond Community Bank. It provides title insurance services to the Bank and the general public.
Nature Coast Insurance, Inc. is a wholly owned subsidiary of Drummond Banking Company. It operates as an agent for various insurance services to the Bank and the general public.
Nature Coast Financial Services, Inc. is a wholly owned subsidiary of Drummond Community Bank. It provides security and investment brokerage services to the Bank and the general public.
Additionally, the Bank maintains correspondent banking relationships and transacts daily federal funds sales on an unsecured basis with regional correspondent banks. Note 5 discusses the types of securities the Bank invests in. Note 6 discusses the type of lending the Bank engages in. The Bank does not have any significant concentrations to any one industry or customer.
2.
Summary of Significant Accounting Policies

The accounting and reporting policies and practices of the Bank conform with accounting principles generally accepted in the United States of America. The following is a summary of the Bank’s significant policies:
Principles of Consolidation
The consolidated statements include the accounts of Drummond Banking Company, Drummond Community Bank, Banker’s Title of the Nature Coast, Inc., Nature Coast Insurance, Inc., and Nature Coast Financial Services, Inc. presented on a consolidated basis. All significant intercompany balances and transactions have been eliminated.
Estimates
The preparation of consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.
Comprehensive Income
Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the shareholders’ equity section of the consolidated balance sheet. Such items, along with net income, are components of comprehensive income.
Cash Flows Reporting Information
For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash due from banks (including cash items in process of clearing) and interest-bearing deposits in banks with an original

Drummond Banking Company & Subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
maturity of 90 days or less, and federal funds sold. Generally, federal funds are sold for one- day periods. Interest paid on deposits, notes and other borrowings for the years ended December 31, 2021 and 2020 was approximately $723,000 and $1,183,000, respectively.
Investment Securities
Securities classified as held-to-maturity are those debt securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost, adjusted for amortization of premium and accretion of discount, computed using the interest method, over their contractual lives.
Securities classified as available-for-sale are equity securities with readily determinable fair values and those debt securities that the Bank intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movement in interest rates, changes in the maturity mix of the Bank’s assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. These securities are carried at estimated fair value based on information provided by a third party pricing service with any unrealized gains or losses excluded from net income and reported in accumulated other comprehensive income (loss), which is reported as a separate component of shareholders’ equity.
Dividend and interest income, including amortization of premium and accretion of discount arising at acquisition, from all categories of investment securities are included in interest income in the consolidated statements of income.
Gains and losses realized on sales of investment securities, determined using the adjusted cost basis of the specific securities sold, are included in noninterest income in the consolidated statements of income. Additionally, declines in the estimated fair value of individual investment securities below their cost that are other-than-temporary are reflected as realized losses in the consolidated statements of income. Factors affecting the determination of whether an other-than-temporary impairment has occurred include, among other things, (i) the length of time and the extent of which the fair value has been less than cost, (ii) the financial conditions and near term prospects of the issuer, (iii) that the Bank does not intend to sell these securities, and (iv) it is more likely than not that the Bank will not be required to sell before a period of time sufficient to allow for any anticipated recovery in fair value.
Restricted stock is stock from the Federal Home Loan Bank of Atlanta (“FHLB”) and the First National Bankers Bank (“FNBB”), which is restricted as to its marketability. Because no ready market exists for these investments and they have no quoted market value, the Bank’s investment in these stocks are carried at cost.
Loans Held for Sale
The Bank engages in sales of residential mortgage loans that are originated by the Bank. The loans are originated as construction loans and carried at cost. Upon completion of construction, the loans modify and are sold in the secondary market with servicing released. The bank is paid a service release premium, which is recorded as a component of noninterest income in the consolidated statements of income.
Loans and Allowance for Loan Losses
Loans are carried at the amount of unpaid principal, adjusted for deferred loan fees and origination costs. Interest on loans is accrued based on the principal amounts outstanding. Nonrefundable loan fees and related direct costs are deferred and the net amount is amortized to income as a yield adjustment over the life of the loan using the interest method. When principal or interest is delinquent for ninety days or more, the Bank evaluates the loan for nonaccrual status.

Drummond Banking Company & Subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
After a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Subsequent collections of interest payments on nonaccrual loans are recognized as interest income unless ultimate collectability of the loan is in doubt. Cash collections on loans where ultimate collectability remains in doubt are applied as reductions of the loan principal balance and no interest income is recognized until the principal balance has been collected.
The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance is based on two basic principles of accounting: (i) FASB ASC 450, Contingencies, which requires that losses be accrued when they are probable of occurring and estimable and (ii) FASB ASC 310, Receivables, which requires that losses or impaired loans be accrued based on the differences between the loan balance and either the value of collateral, if such loans are considered to be collateral dependent and in the process of collection, or the present value of future cash flows, or the loan’s value as observable in the secondary market. A loan is considered impaired when, based on current information and events, the Bank has concerns about the ability to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.
The Bank’s allowance for loan losses has two basic components: the specific allowance and the pooled allowance. Each of these components is determined based upon estimates that can and do change when the actual events occur. As a result of the uncertainties inherent in the estimation process, management’s estimate of loan losses and the related allowance could change in the near term.
The specific allowance component is used to individually establish an allowance for loans identified for impairment testing. When impairment is identified, a specific reserve may be established based on the Bank’s calculation of the estimated loss embedded in the individual loan. Impairment testing includes consideration of the borrower’s overall financial condition, resources and payment record, support available from financial guarantors and the fair market value of collateral. These factors are combined to estimate the probability and severity of inherent losses. Large groups of smaller balances, homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately evaluate individual consumer and residential loans for impairment.
The pooled formula component is used to estimate the losses inherent in the pools of non-impaired loans. These loans are segregated by loan type and allowance factors are assigned by management based on delinquencies, loss history, trends in volume and terms of loans, effects of changes in lending policy, the experience and depth of management, national and local economic trends, concentrations of credit, results of the loan review system and the effect of external factors (i.e. competition and regulatory requirements). Current economic conditions take into account the average unemployment rate for Alachua, Citrus, Columbia, Dixie, Gilchrist, Hernando, Levy, Lafayette and Marion County, Florida, the State of Florida and for the nation, with the most significance given to the Alachua, Citrus, Columbia, Dixie, Gilchrist, Hernando, Levy, Lafayette and Marion County data. The allowance factors assigned differ by loan type.
Allowance factors and overall size of the allowance may change from period to period based on management’s assessment of the above-described factors and the relative weights given to each factor. In addition, various regulatory agencies periodically review the allowance for loan losses. These agencies may require the Bank to make additions to the allowance for loan losses based on their judgments of collectability based on information available to them at the time of their examination.

Drummond Banking Company & Subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
Loans are placed into a non-accruing status and classified as nonperforming when the principal or interest has been in default for a period of 90 days or more unless the obligation is well secured and in the process of collection. A debt is “well secured” if it is secured by (i) pledges of real or personal property, including securities, that have a realizable value sufficient to discharge the debt, (including accrued interest), in full, or (ii) the guarantee of a financially responsible party. A debt is “in the process of collection” if collection on the debt is proceeding in due course either through legal action, including judgment enforcement procedure, or, in appropriate circumstances, through collection efforts not involving legal action which are reasonably expected to result in repayment of the debt or in its restoration to a current status.
Loans classified as substandard or worse are considered for impairment testing. A substandard loan shows signs of continuing negative financial trends and unprofitability and therefore, is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. The borrower on such loans typically exhibits one or more of the following characteristics: financial ratios and profitability margins are well below industry average; a negative cash flow position exists; debt service capacity is insufficient to the service debt and an improvement in the cash flow position is unlikely within the next twelve months; secondary and tertiary means of debt repayment are weak. Loans classified as substandard are characterized by the probability that the Bank will not collect amounts due according to the contractual terms or sustain some loss if the deficiencies are not corrected.
Loss potential, while existing with respect to the aggregate amount of substandard (or worse) loans, does not have to exist in any individual assets classified as substandard. Such credits are also evaluated for non-accrual status.
Impaired loans include loans that have been classified as substandard or worse. However, certain loans have been paying as agreed and have remained current, with some financial issues related to cash flow that have caused some concern as to the ability of the borrower to perform in accordance with the current loan terms but not to such an extent as to require the loan be put into a non-accruing status. Cash receipts on impaired loans are recorded as interest income as received, unless the loan is in a non-accrual status.
The Bank’s charge-off policy states after all collection efforts have been exhausted and the loan is deemed to be a loss, it will be charged to the Bank’s established allowance for loan losses. Consumer loans subject to the Uniform Retail Credit Classification are charged-off as follows: (a) closed end loans are charged-off no later than 120 days after becoming delinquent, (b) consumer loans to borrowers who subsequently declare bankruptcy, where the Bank is an unsecured creditor, are charged-off within 60 days of receipt of the notification from the bankruptcy court, (c) fraudulent loans are charged-off within 90 days of discovery and (d) death of a borrower will cause a charge-off to be incurred at such time an actual loss is determined. All other types of loans are generally evaluated for loss potential at the 90th day past due threshold, and any loss is recognized no later than the 120th day past due threshold; each loss is evaluated on its specific facts regarding the appropriate timing to recognize the loss.
Premises and Equipment
Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation and amortization. The provision for depreciation is computed by the straight-line and accelerated methods over the estimated useful lives of the assets, which range from 3 to 20 years for bank equipment and furniture, and 39 years for bank buildings. Leasehold improvements are amortized over the lesser of the terms of the leases or estimated useful lives. Expenditures for improvements, which extend the life of the asset, are capitalized and depreciated over the asset’s remaining useful life. Maintenance and repairs are charged to expense as incurred. Gains and losses on dispositions are included in current operations.
Core Deposit and Other Intangible Assets
Other acquired intangible assets with finite lives, such as core deposit intangibles, are initially recorded at estimated value and are amortized over their estimated lives. Core deposit and other intangible assets are

Drummond Banking Company & Subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
generally amortized using accelerated methods over estimated useful lives of five to ten years. The Bank periodically assesses whether events or changes in circumstances indicate that the carrying amounts of core deposit and other intangible assets may be impaired.
Bank Owned Life Insurance
The Bank owns single-premium life insurance on certain employees of the Bank. Appreciation in value of the insurance policies is classified in noninterest income.
Other Real Estate
Real estate properties acquired through or in lieu of loan foreclosure are initially recorded at the fair value less estimated selling cost at the date of foreclosure. Any write-downs based on the asset’s fair value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, valuations are periodically performed by management and property held for sale is carried at the lower of the new cost basis or fair value less cost to sell. Impairment losses on property to be held and used are measured as the amount by which the carrying amount of a property exceeds its fair value. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed. The portion of interest costs relating to development of real estate is capitalized. Valuations are periodically performed by management, and any subsequent write-downs are recorded as a charge to operations, if necessary, to reduce the carrying value of a property to the lower of its cost or fair value less cost to sell.
Revenue recognition
In the ordinary course of business, the Bank recognizes income from various revenue generating activities. Certain revenues are generated from contracts with customers where such revenues are recognized when, or as, services or products are transferred to customers for amounts to which the Bank expects to be entitled. Certain specific policies related to revenue recognition from contracts with customers include:
Service fees
Service fees include charges related to depository accounts under standard service agreements. Fees are generally recognized as services are delivered to or consumed by the customer or as penalties are assessed.
Credit and Debit Card Revenue
Credit and debit card revenue includes interchange fees from credit and debit cards processed through card association networks, annual fees, and other transaction and account management fees. Interchange rates are generally set by the credit card associations and based on purchase volumes and other factors. The Bank records interchange fees as services are provided. Transaction and account management fees are recognized as services are provided, except for annual fees which are recognized over the applicable period. The costs of related loyalty rewards programs are netted against interchange revenue as a direct cost of the revenue generating activity.
Income Taxes
Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the consolidated financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through

Drummond Banking Company & Subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
the provision for income taxes. In addition, deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.
The Bank made a voluntary termination of the corporation’s S status under the provisions of Subchapter S of the Internal Revenue Code. The election was effective as of January 1, 2018.
The Bank does not have uncertain tax positions that are deemed material, and did not recognize any adjustments for unrecognized tax benefits. The Bank’s policy is to recognize interest and penalties on income taxes in other noninterest expenses. The Bank remains subject to examination for income tax returns for the years ending after December 31, 2018.
Fair Value Measurements
The Bank follows the guidance of FASB ASC 825, Financial Instruments, and FASB ASC 820, Fair Value Measurements and Disclosures. This guidance permits entities to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This guidance clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Under this guidance, fair value measurements are not adjusted for transaction costs. This guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).
Valuation of Long-lived Assets
The Bank accounts for the valuation of long-lived assets under FASB ASC 360, Property, Plant and Equipment. This guidance requires that long-lived assets and certain identifiable intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the long-lived asset is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reportable at the lower of the carrying amount or fair value, less costs to sell.
Segment Reporting
FASB ASC 280, Segment Reporting, requires that an enterprise report selected information about operating segments in its financial reports issued to its shareholders. Based on the analysis performed by the Bank, management has determined that the Bank only has one operating segment, which is commercial banking. The chief operating decision-makers use consolidated results to make operating and strategic decisions, and therefore, are not required to disclose any additional segment information.
Advertising Costs
Advertising costs are expensed as incurred. Total advertising costs for the years ended December 31, 2021 and 2020 were $251,875 and $250,279, respectively.
Off-Balance-Sheet Credit Related Financial Instruments
In the ordinary course of business, the Bank has entered into commitments to extend credit. Such financial instruments are recorded when they are funded.

Drummond Banking Company & Subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
Subsequent Events
The Bank has evaluated the accompanying consolidated financial statements for subsequent events and transactions through February 15, 2022, the date these financial statements were available for issue, based on FASB ASC 855, Subsequent Events, and have determined no material subsequent events have occurred that would affect the information presented in the accompanying consolidated financial.
New Authoritative Accounting Guidance
The FASB issued ASU 2016-02, Leases (Topic 842), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. To meet that objective, the FASB is amending the FASB Accounting Standards Codification and creating Topic 842, Leases. Leasing is utilized by many entities. It is a means of gaining access to assets, of obtaining financing, and/or of reducing an entity’s exposure to the full risks of asset ownership. The prevalence of leasing, therefore, means that it is important to users of financial statements have a complete and understandable picture of an entity’s leasing activities. Previous lease accounting was criticized for failing to meet the needs of users of financial statements because it did not always provide a faithful representation of leasing transactions. In particular, it did not require lessees to recognize assets and liabilities arising from operating leases on the balance sheet. As a result, there had been long-standing requests from many users of financial statements and others to change the accounting requirements so that lessees would be required to recognize the rights and obligations resulting from leases as assets and liabilities. This ASU will be effective for financial institutions other than public business entities for fiscal years beginning after December 15, 2022. At this time, the Bank has not determined the impact of this Update on its financial statements.
The FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326):   Measurement of Credit Losses on Financial Instruments. Current GAAP requires an incurred loss methodology for recognizing credit losses that delays recognition until it is probable a loss has been incurred. Users of financial statements expressed concern that current GAAP restricts the ability to record credit losses that are expected, but do not yet meet the probable threshold. The main objective of the ASU is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. To achieve this objective, the amendments in this Update replace the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. This ASU will be effective for financial institutions other than public business entities for fiscal years beginning after December 15, 2022. The adoption of this standard is not expected to have a material effect on the Bank’s operating results or financial condition.
3.
Restriction on Cash and Due from Banks

The Bank is required to maintain reserve funds in cash or on deposit with the Federal Reserve Bank. The required reserve at December 31, 2021 and 2020, was $-0- and $-0-, respectively.
4.
Investment Securities

Fair values of investments are measured on a recurring basis with quoted prices in active markets. The amortized cost and related approximate fair values of investment securities as shown in the consolidated balance sheets are summarized as follows:

Drummond Banking Company & Subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
Available-for-sale
2021	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Estimated Fair Value
U.S. Treasury	$120,980,974	$58,246	$(587,000)	$120,452,220
U.S. agency	146,419,314	3,574,072	(386,420)	149,606,966
Corporate bonds	1,018,116	50,509	—	1,068,625
State, county and municipal bonds	131,017,587	5,408,142	(287,410)	136,138,319
	$399,435,991	$9,090,969	$(1,260,830)	$407,266,130
2020
U.S. Treasury	$2,597,567	$26,821	$—	$2,624,388
U.S. agency	79,501,044	7,533,338	(77,601)	86,956,781
U.S. agency collateralized mortgage obligation floaters (real estate mortgage investment conduits)	7,471,128	36,767	(29,308)	7,478,587
Corporate bonds	1,525,417	84,663	—	1,610,080
Mortgage backed securities	29,786,857	441,202	(162,723)	30,065,336
State, county and municipal bonds	140,058,649	6,686,125	(42,366)	146,702,408
	$260,940,662	$14,808,916	$(311,998)	$275,437,580
2021
Held-to-maturity	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Estimated Fair Value
State, county and municipal bonds	$5,120,690	$266,410	$—	$5,387,100
2020
Held-to-maturity	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Estimated Fair Value
State, county and municipal bonds	$5,122,599	$297,074	$—	$5,419,673
Information pertaining to securities with gross unrealized losses, aggregated by investment category and length of time that individual securities have been in continuous loss position, are as follows:
	Less Than 12 Months		12 Months or Greater		Total
December 31, 2021	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
U.S. Treasury	$99,999,920	$(587,000)	$—	$—	$99,999,920	$(587,000)
U.S. agency	68,345,988	(223,161)	3,313,890	(163,259)	71,659,878	(386,420)
State, county and municipal bonds	16,808,903	(283,337)	215,471	(4,073)	17,024,374	(287,410)
	$185,154,811	$(1,093,498)	$3,529,361	$(167,332)	$188,684,172	$(1,260,830)

Drummond Banking Company & Subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
	Less Than 12 Months		12 Months or Greater		Total
December 31, 2020	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
U.S. agency	$4,950,770	$(77,601)	$—	$—	$4,950,770	$(77,601)
CMO’s	24,083,571	(187,071)	1,225,114	(4,960)	25,308,685	(192,031)
State, county and municipal bonds	6,393,975	(42,366)	—	—	6,393,975	(42,366)
	$35,428,316	$(307,038)	$1,225,114	$(4,960)	$36,653,430	$(311,998)
Investment securities having a combined adjusted cost of $31,391,000 are pledged to secure public deposits or for other purposes as required by law, and an additional $2,531,000 of investment securities are pledged to secure the Federal Home Loan Bank advances. Also, $44,471,000 are pledged to secure the Federal Reserve Discount Window.
The amortized cost and estimated market value of debt securities at December 31, 2021, by contractual maturities, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
	2021
	Available-for-sale		Held-to-Maturity
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due within one year	$859,876	$880,958	$200,000	$200,288
Due after one year through 5 years	91,261,403	91,132,225	252,241	264,847
Due after 5 years through 10 years	143,176,928	145,425,651	662,875	690,377
Due after 10 years	164,137,784	169,827,296	4,005,574	4,231,588
	$399,435,991	$407,266,130	$5,120,690	$5,387,100
Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.
Gross gains of $1,806,401 and $2,656 in 2021 and 2020, respectively, were realized from sales of investments securities available-for-sale and held-to-maturity with proceeds of $580,357,407 and $28,471,621.
Restricted Stock
	2021	2020
Federal Home Loan Bank of Atlanta	$419,300	$589,800
First National Bankers Bank	436,800	436,800
	$856,100	$1,026,600
The Bank, as a participant in a Federal Home Loan Bank’s (FHLB) credit program, is required to maintain a minimum investment in the capital investment in FHLB.
5.
Loans

At December 31, 2021 and 2020 the Bank had $40,886,530 and $62,515,295 of commercial real estate and residential real estate mortgage loans pledged as collateral for certain borrowings.

Drummond Banking Company & Subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
The Bank’s goal is to mitigate risks from an unforeseen threat to the loan portfolio as a result of an economic downturn or other negative influences. Plans that aid in mitigating these potential risks in managing the loan portfolio include enforcing loan policies and procedures, evaluating the borrower’s business plan through the loan term, identifying and monitoring primary and alternative sources of repayment, and obtaining adequate collateral to mitigate loss in the event of liquidation. Specific reserves are established based upon credit and/or collateral risks on an individual loan basis. A risk rating system is used to estimate potential loss exposure and to provide a measuring system for setting general and specific reserve allocations.
As of December 31, 2021, the real estate loan portfolio constituted 69% of the total loan portfolio. Included in this amount were 16% construction and land development, 34% commercial real estate and 18% residential real estate loans. The commercial real estate can be further broken down to 16% of owner occupied properties and 13% of non-owner occupied properties, as a percent of total loans.
The Bank’s construction and land development loans are secured by real property where the loan funds will be used to acquire land and to construct or improve appropriately zoned real property for the creation of income producing or owner occupied commercial properties. Borrowers are generally required to put equity into the project at levels determined by the loan committee and usually are underwritten with a maximum term of 3 years fixed rate or 5 years variable rate.
Commercial real estate loans are secured by improved real property which is generating income in the normal course of business. Loan to value coverage, assuming stabilized occupancy, must be satisfied to support a permanent loan. The loan-to-value is ordinarily 80% and is calculated using the lower of the purchase price or the appraised value. These loans are generally underwritten with a term of 3 years fixed rate or 5 years variable rate, with amortization to a maximum of 30 years.
Residential real estate loans are secured by the improved real property of the borrower and are usually underwritten with a term of 3 years fixed rate or 5 years variable rate, with amortization to a maximum of 30 years.
The Bank also makes commercial and industrial loans for a variety of purposes, which include working capital, equipment and accounts receivable financing. This category represents about 14% of the loan portfolio at December 31, 2021 and was generally with a variable interest rate. Commercial loans meet reasonable underwriting standards, including appropriate collateral and cash flow necessary to support debt service. Personal guarantees are generally required, but may be limited.
Impaired loans totaled $1,875,596 and $2,392,525 of which $905,955 and $786,506 were on nonaccrual status at December 31, 2021 and 2020. Total recorded investment in loans past due ninety days or more and still accruing interest amount to approximately $-0- and $-0-, respectively. The allowance for loan loss related to impaired loans amounts to approximately $418,000 and $412,000 at December 31, 2021 and 2020. The Bank has no commitments to loan additional funds to borrowers whose loans have been modified. As of December 31, 2021 and 2020, loans to directors, officers and principal shareholders (owning more than 5% of common stock) and their affiliates were $11,061,233 and $10,606,659, respectively. In the opinion of management, all transactions entered into between the Bank and such related parties have been and are, in the ordinary course of business, made on comparable terms and conditions as similar transactions with unaffiliated persons.
The Bank’s liability under standby letters of credit was $0 at December 31, 2021.

Drummond Banking Company & Subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
A summary of current, past due and nonaccrual loans as of December 31, 2021 and 2020 are as follows:
December 31, 2021	Current	30 – 89 days Past Due	90 days or More Past Due	Non Accrual	Total
Commercial, financial, and agricultural	$67,166,615	$—	$—	$24,830	$67,191,445
Real estate – construction	60,233,341	—	—	408,452	60,641,793
Real estate – mortgage	274,320,741	182,159	—	472,673	274,975,573
Installment	86,426,724	19,847	—	—	86,446,571
Other	3,069,469	—	—	—	3,069,469
	$491,216,890	$202,006	$—	$905,955	$492,324,851
December 31, 2020	Current	30 – 89 days Past Due	90 days or More Past Due	Non Accrual	Total
Commercial, financial, and agricultural	$105,125,915	$—	$—	$—	$105,125,915
Real estate – construction	63,311,234	39,886	—	16,964	63,368,084
Real estate – mortgage	273,652,586	281,770	—	769,542	274,703,898
Installment	22,570,014	35,411	—	—	22,605,425
Other	2,503,741	—	—	—	2,503,741
	$467,163,490	$357,067	$—	$786,506	$468,307,063

6.
Allowance for Loan Losses

Changes in the allowance for loan losses are summarized as follows:
December 31, 2021	Commercial, Financial and Agricultural	Real Estate Construction	Real Estate Mortgage	Installment and Other	Total
Balance, beginning of year	$1,370,231	$1,018,185	$4,292,166	$2,079,580	$8,760,162
Provisions charged to operations	(400,000)	450,000	2,255,895	(900,000)	1,405,895
Recoveries	8,175	550	110,663	207,815	327,203
Charge-offs	(8,955)	(64,354)	(213,402)	(826,587)	(1,113,298)
Balance, end of year	969,451	1,404,381	6,445,322	560,808	9,379,962
Ending balance: Individually evaluated for impairment	(400,830)	(419)	(13,733)	(3,011)	(417,993)
Collectively evaluated for impairment	$568,621	$1,403,962	$6,431,589	$557,797	$8,961,969
Loans:	$67,166,615	$60,233,341	$274,320,741	$89,496,193	$491,216,890
Ending Balance: Individually evaluated for impairment	674,732	443,986	718,605	38,273	1,875,596
Ending Balance: collectively evaluated for impairment	$66,491,883	$59,789,355	$273,602,136	$89,457,920	$489,341,294

Drummond Banking Company & Subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
December 31, 2020	Commercial, Financial and Agricultural	Real Estate Construction	Real Estate Mortgage	Installment and Other	Total
Balance, beginning of year	$1,364,319	$1,013,696	$3,918,065	$2,007,956	$8,304,036
Provisions charged to operations	20,000	50,000	501,163	350,000	921,163
Recoveries	7,807	800	19,968	97,901	126,476
Charge-offs	(21,895)	(46,311)	(147,030)	(376,277)	(591,513)
Balance, end of year	1,370,231	1,018,185	4,292,166	2,079,580	8,760,162
Ending balance: Individually evaluated for impairment	(329,873)	(1,676)	(50,235)	(30,700)	(412,484)
Collectively evaluated for impairment	$1,040,358	$1,016,509	$4,241,931	$2,048,880	$8,347,678
Loans:	$105,125,915	$63,368,084	$274,703,898	$25,109,166	$468,307,063
Ending Balance: Individually evaluated for impairment	567,377	56,014	1,723,329	36,805	2,383,525
Ending Balance: collectively evaluated for impairment	$104,558,538	$63,312,070	$272,980,569	$25,072,361	$465,923,538
Credit quality indicators as of December 31, 2021 and 2020 are as follows:
Internally assigned grade:
Pass — loans in this category have strong asset quality and liquidity along with a multi-year track record of profitability.
Special mention — loans in this category are currently protected but are potentially weak. The credit risk may be relatively minor, yet constitute an increased risk in light of the circumstances surrounding a specific loan.
Substandard — loans in this category show signs of continuing negative financial trends and unprofitability at various times, and therefore, are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any.
Doubtful — loans in this category are illiquid and highly leveraged, have negative net worth, cash flow, and continuing trend serious losses. The possibility of loss is extremely high, but because of certain important and reasonably specific pending factors which may work to the advantage and strengthening of the asset, its classification as loss is deferred until its more exact status may be determined.
Loss — loans in this category are considered uncollectible and of such little value that their continuance as bankable loans is not warranted. This classification does not mean that the loan has no recovery value, but that it is not practical to defer writing it off, even though partial recovery may be affected in the future. Such credits should be recommended for charge-off.
The information for each of the credit quality indicators is updated on a quarterly basis in conjunction with the determination of the adequacy of the allowance for loan losses.

Drummond Banking Company & Subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
Commercial credit exposure — Credit risk profile by internally assigned grade.
December 31, 2021	Pass	Special Mentions	Substandard	Total
Commercial, financial, and agricultrual	$66,784,841	$303,324	$103,280	$67,191,445
Real estate – construction	60,235,364	—	406,429	60,641,793
Real estate – mortgage	273,400,185	1,109,361	466,027	274,975,573
Installment	86,394,759	51,812	—	86,446,571
Other	3,069,469	—	—	3,069,469
	$489,884,618	$1,464,497	$975,736	$492,324,851
December 31, 2020	Pass	Special Mentions	Substandard	Total
Commercial, financial, and agricultrual	$104,708,119	$417,796	$—	$105,125,915
Real estate – construction	62,974,839	376,281	16,964	63,368,084
Real estate – mortgage	272,152,050	1,450,980	1,100,868	274,703,898
Installment	22,555,299	13,320	36,806	22,605,425
Other	2,503,741	—	—	2,503,741
	$464,894,048	$2,258,377	$1,154,638	$468,307,063

7.
Premises and Equipment

Premises and equipment as of December 31, 2021 and 2020 consist of the following:
	Estimated Useful Life (in Years)	2021	2020
Land		$7,074,479	$6,680,450
Land improvements	20	685,638	356,916
Bank buildings	40	28,419,977	22,539,145
Furniture, fixtures and equipment	7 – 10	8,523,582	9,227,237
Automobiles	3	561,360	618,740
Rental real estate	40	2,099,815	2,099,815
Total cost		47,364,851	41,522,303
Less accumulated depreciation		(18,369,963)	(18,624,267)
		$28,994,888	$22,898,036

8.
Core Deposit and Other Intangible Assets

In accordance with GAAP, the Bank does not amortize goodwill, however, core deposit and other intangible assets are amortized over the estimated life of each respective asset. Core deposits and other intangible assets were comprised of the following:

Drummond Banking Company & Subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
December 31, 2021	Carrying Amount	Accumulated Amortization	Net Carrying Amount
Core deposit	$4,550,136	$3,649,203	$900,933
Goodwill	1,598,600	272,946	1,325,654
Non-compete agreements	298,000	298,000	0
Customer lists	1,984,768	1,190,839	793,929
	$8,431,504	$5,410,988	$3,020,516
December 31, 2020	Carrying Amount	Accumulated Amortization	Net Carrying Amount
Core deposit	$4,550,136	$3,390,469	$1,159,667
Goodwill	1,598,600	272,946	1,325,654
Non-compete agreements	298,000	286,750	11,250.00
Customer lists	1,984,768	1,001,911	982,857
	$8,431,504	$4,952,076	$3,479,428
Amortization of core deposits and other intangible assets were generally computed using straight-line methods over original amortization periods of 41 months to ten years. Amortization expense for core deposit and other intangibles was $458,912 and $539,198 for the years ended December 31, 2021 and 2020, respectively. Estimated amortization expense in future years for such intangible assets is as follows:
2022	$435,162
2023	435,162
2024	357,228
2025	350,143
2026	117,168
$1,694,863

9.
Other Assets

Other assets are comprised of the following:
	2021	2020
Construction-in-progress	$—	$6,615,423
Prepaid expenses	1,332,174	930,602
Prepaid income taxes	(12,413)	(87,027)
Other receivables	174,773	462,357
	$1,494,534	$7,921,355

10.
Deposits

Certificates of deposit and other time deposits issued in denominations that meet or exceed the FDIC insurance limit of $250 thousand or more totaled approximately $44,382,000 and $24,998,000 at December 31, 2021 and 2020, respectively, and are included in interest-bearing deposits in the consolidated balance sheet.
As of December 31, 2021 and 2020, overdrawn deposit accounts totaling approximately $554,000 and $235,000, respectively, were reclassified as loans. The Bank held related party deposits of approximately $6,194,000 at December 31, 2021.

Drummond Banking Company & Subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
As of December 31, 2021, scheduled maturities of certificates of deposit are as follows:
2022	$68,456,827
2023	8,233,099
2024	2,578,603
$79,268,529
Interest on deposits for the years ended December 31, 2021 and 2020 consists of the following:
	2021	2020
Certificates of deposit $100,000 and over	$390,629	$534,205
Certificates of deposit under $100,000	68,105	164,311
NOW accounts	97,891	204,770
Savings accounts	57,981	48,897
Money market accounts	67,223	165,115
	$681,829	$1,117,298

11.
Notes Payable and Other Borrowings

Short-term Borrowings
The Bank’s unused lines of credit for the short-term borrowings totaled $78.64 million and $82.28 million at December 31, 2021 and 2020. These included a secured line of credit from an unaffiliated financial institution for Drummond Banking Company in the amount of $2 million at December 31, 2021 and 2020, unsecured federal funds line of credit from unaffiliated financial institutions for the Bank in aggregate amounts of $31 million and $30.6 million at December 31, 2021 and 2020, and a secured line with the Federal Reserve Bank for the Bank in the amount of $45.64 million and $49.68 million at December 31, 2021 and 2020, respectively.
FHLB Advances
The Bank has a secured line of credit with the FHLB in the amount of $31.89 million, which is secured by pledged 1 – 4 family residential mortgage loans, commercial real estate loans, and agency securities. At December 31, 2021 and 2020, the Bank had $-0- and $-0- in borrowings under this credit facility.
12.
Related Parties

The Bank employs one of its directors as Chairman of the Board. This director also controls the majority of the stock in the Bank. The Bank employs another director who is the son of the Chairman, and he is the Chief Executive Officer.
The Bank leases one of its facilities from a corporation owned by a former director, who is the father of a current director. See note on lease.
Commitments to extend credit include $488,569 available to directors, officers and principal shareholders.
See note 6 for information on loans to related parties.
13.
Leases

The Bank leases its Old Town facility from a corporation owned by a former director. The lease commences June 1, 2001 for a period of ten years and may be extended for an additional five year period.

Drummond Banking Company & Subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
On June 1, 2016 the lease was extended five more years. On May 31, 2021 the lease was extended for one year. Rent is payable in monthly installments of $2,900, plus applicable sales tax.
The Bank entered a three-year operating lease for a location in Gainesville, Florida. The lease commenced on December 26, 2015 with an option to renew for five additional three year periods under same terms and conditions. The lease was renewed in 2018 for an additional three-year period commencing on December 26, 2018 and ending December 26, 2021. The lease was renewed again in 2021 for an additional three-year period commencing on December 26, 2021 and ending December 26, 2024. Rent for the first year of the renewal term will total $59,220 and will increase three percent (3%) each year thereafter.
The Bank entered a one-year lease for office space in Jonesville, Florida. The lease commenced on May 15, 2019 with two options to renew for one year each. On May 15, 2020 the Bank initiated the first renewal for one year, and on May 15, 2021 initiated the second one-year renewal option. Rent for the second one year renewal is $1,698 monthly.
The Bank entered a two-year operating lease for a location in Port Charlotte, Florida. The lease commenced on January 1, 2019 with three options to renew for two years each. On December 18, 2020 the Bank exercised the first renewal option for the years 2021 and 2022. Annual rent was $25,246 for year one and $26,003 for year two.
The Bank assumed a lease entered into by PSB Bancgroup, Inc. for office space in Fort Myers, Florida. The lease commenced on October 8, 2018 and expires October 31, 2021. The lease was renewed for three years commencing on November 1, 2021 and expiring on October 31, 2024. Rent for the first year is $999 monthly plus applicable sales tax and will increase three percent (3%) each year thereafter.
The Bank entered a two-year lease for office space in Tallahassee, Florida. The lease commenced on June 1, 2021 and ends on May 30, 2023. There is a two-year renewal option after the initial term. Monthly rent is $2,771 plus tax for year one and $2,844 plus tax for year two.
The Bank entered a one-year lease for office space in Trenton, Florida. The lease commenced on March 1, 2021 and ends on February 28, 2022. Monthly rent is $600 plus tax.
Nature Coast Insurance entered a month-to-month lease for a location in High Springs, Florida commencing on July 1, 2019. The monthly rent is $2,427 which includes applicable sales tax.
Total rent expense totaled $215,445 and $231,753 for December 31, 2021 and 2020, respectively. The future minimum lease payments over the next five years and in the aggregate are as follows:
2022	$176,329
2023	76,210
2024	62,826
$315,365

14.
Income Taxes

The provision for income taxes consists of the following:
	2021	2020
Federal income taxes	$1,997,600	$1,961,934
State income taxes	562,450	646,151
Deferred income tax	83,473	62,815
	$2,643,523	$2,670,900

Drummond Banking Company & Subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
Significant components of the Bank’s deferred tax assets and liabilities at December 31, 2021 and 2020 were as follows:
	2021	2020
Deferred tax assets:
Allowance for loan loss	$2,231,774	$2,148,167
Net operating loss carryforward	410,073	514,978
Deferred compensation	66,939	89,600
Total deferred tax assets	2,708,786	2,752,745
Deferred tax liabilities:
Unrealized gain on securities available-for-sale	(1,863,025)	(3,554,934)
Depreciation	(747,625)	(708,112)
Total deferred tax liabilities	(2,610,650)	(4,263,046)
Net deferred tax assets (liability)	$98,136	$(1,510,301)
The following schedule reconciles net income as reported in the consolidated financial statements to net income for tax purposes for the year ended December 31, 2021 and 2020.
	2021	2020
Income before income taxes	$14,653,359	$13,524,822
Increase (decrease) in income from:
Depreciation of property and equipment	(407,198)	(10,275)
Tax exempt interest income	(4,004,363)	(3,794,283)
Nondeductible interest expense	21,375	37,561
Amortization of core deposits	358,774	453,345
Deferred compensation	(84,046)	(93,515)
Provision for loan loss, net of charge offs	619,800	456,124
Nontaxable earnings on bank owned life insurance	(90,837)	(97,688)
Nondeductible meals and entertainment	—	37,420
Nontaxable PPP loan forgiveness	—	(315,100)
Acquired net operating loss carryover	(376,569)	(395,726)
Taxable income	$10,690,295	$9,802,685

15.
Significant Concentrations of Risks

The Bank’s operations are affected by various risk factors, including interest-rate risk, credit risk and risk from geographic concentration of lending activities. Management attempts to manage interest rate risk through various asset/liability management techniques designed to match maturities of assets and liabilities. Loan policies and administration are designed to provide assurances that loans will only be granted to credit-worthy borrowers, although credit losses are expected to occur because of the subjective factors and factors beyond the control of the Bank. In addition, the Bank is a community bank and, as such, is mandated by the Community Reinvestment Act and other regulations to conduct most of its lending activities within the geographic area where it is located. As a result, the Bank and its borrowers may be especially vulnerable to the consequences of changes in the local economy.

Drummond Banking Company & Subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
16.
Financial Instruments with Off-Balance-Sheet Risk

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.
The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance- sheet instruments.
Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with credit risk.
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$153,119,264
Standby letters of credit and financial guarantees written	$1,564,518
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counter party. Collateral normally consists of real property, but may include accounts receivable, inventory, and equipment.
Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. All guarantees are for short-terms.
17.
Employee Benefit Plans

The Bank maintains a salary deferral retirement plan (a 401K pension plan) in which substantially all eligible employees participate by deferring a portion of their salary to the plan. The Bank makes, at its own discretion, matching contributions for a percentage of the employees’ contributions. The Bank’s expense for the plan was $461,291 and $404,271 for December 31, 2021 and 2020.
The Bank also maintains a salary contribution plan for the benefit of key officers. The plan is designed to provide annual retirement benefits. The Bank’s deferred compensation expense with respect to this plan was $43,266 and $33,797 for the years ending December 31, 2021 and 2020, respectively.
18.
Commitments and Contingent Liabilities

The Bank is subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Bank.

Drummond Banking Company & Subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
19.
Non-Interest Income

Following is a detail of the non-interest income including a disaggregation of revenue from contracts with customers, gains (losses) on transfer of nonfinancial assets and other revenue for the years ending December 31, 2021 and 2020:
	2021	2020
In Scope of FASB ASC 606
Service fees	$3,954,292	$2,942,041
Debit and credit card interchange, net	2,614,011	2,120,305
Other	7,597,142	7,020,907
In Scope of FASB ASC 606
Gain (loss) on sale of foreclosed properties	(20,229)	47,356
Out of Scope of FASB ASC 606
Securities gains	1,806,401	2,656
Bank owned life insurance income	90,837	97,687
	$16,042,454	$12,230,952

20.
Components of Other Comprehensive Income

The following table presents the components of other comprehensive income (loss) for the years ended December 31, 2021 and 2020.
	Before Tax	Tax Effect	Net of Tax
December 31, 2021
Changes in net unrealized gains on debt securities available for sale	$(6,666,781)	$(3,118,967)	$(3,547,814)
Reclassification adjustment for gains realized	(1,806,401)	(379,344)	(1,427,057)
	$(8,473,182)	$(3,498,311)	$(4,974,871)
December 31, 2020
Changes in net unrealized gains on debt securities available for sale	$11,359,585	$3,554,934	$7,804,651
Reclassification adjustment for gains realized	(2,656)	(558)	(2,098)
	$11,356,929	$3,554,376	$7,802,553

Drummond Banking Company & Subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
The following table presents the changes in each component of accumulated other comprehensive income, net of tax, for the years ended December 31, 2021 and 2020.
	Securities Available For Sale	Accumulated Other Comprehensive Income (Loss)
Balance, January 1, 2020	$3,139,431	$3,139,431
Other comprehensive income before reclasification	7,804,651	7,804,651
Amounts reclassified from accumulated other comprehensive income	(2,098)	(2,098)
Balance, December 31, 2020	10,941,984	10,941,984
Other comprehensive income before reclasification	(3,547,813)	(3,547,813)
Amounts reclassified from accumulated other comprehensive income	(1,427,057)	(1,427,057)
Balance, December 31, 2021	$5,967,114	$5,967,114

21.
Shareholders’ Equity

Restrictions on Dividends
The amount of dividends that the Bank can pay to Drummond Banking Company without approval from the Federal Reserve Board is limited to its net profits for the current year plus its retained net profits for the preceding two years. At December 31, 2021, the Bank was limited from paying dividends to Drummond Banking Company in excess of $22.29 million, and by the requirement to meet certain capital ratios. The Bank paid approximately $1,000,000 and $500,000 in dividends to Drummond Banking Company in 2021 and 2020.
The Federal Reserve Board has established guidelines with respect to the maintenance of appropriate levels of capital by registered bank holding companies. Compliance with such standards, as presently in effect, or as they may be amended from time to time, could possibly limit the amount of dividends that the Company may pay in the future. In 1985, the Federal Reserve Board issued a policy statement on the payment of cash dividends by bank holding companies. In the statement, the Federal Reserve Board expressed its view that a holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income, or which could only be funded in ways that weaken the holding company’s financial health, such as by borrowing.
Restrictions on Lending from Subsidiary to Parent
Federal law imposes certain restrictions limiting the ability of the Bank to transfer funds to Drummond Banking Company in the forms of loans or advances. Section 23A of the Federal Reserve Act prohibits the Bank from making loans or advances to Drummond Banking Company in excess of 10 percent of its capital stock and surplus, as defined therein. There were no loans or advances outstanding at December 31, 2021 and 2020.
Capital
The Bank is subject to various regulatory capital requirements administered by its primary federal regulator, the Federal Deposit Insurance Corporation (FDIC). Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. The net unrealized gain or loss on available for sale securities is not included in computing regulatory

Drummond Banking Company & Subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
capital. Management believes as of December 31, 2020, the Bank met all capital adequacy requirements to which they are subject.
Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2021 and 2020, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.
In 2019, the federal banking agencies jointly issued a final rule that provides for an optional, simplified measure of capital adequacy, the community bank leverage ratio framework (CBLR framework), for qualifying community banking organizations, consistent with Section 201 of the Economic Growth, Regulatory Relief, and Consumer Protection Act. The final rule became effective on January 1, 2020 and was elected by the Bank as of December 31, 2020. In April 2020, the federal banking agencies issued an interim final rule that makes temporary changes to the CBLR framework, pursuant to section 4012 of the Coronavirus Aid, Relief, and Economic Security (CARES) Act, and a second interim final rule that provides a graduated increase in the community bank leverage ratio requirement after the expiration of the temporary changes implemented pursuant to section 4012 of the CARES Act.
The community bank leverage ratio removes the requirement for qualifying banking organizations to calculate and report risk-based capital but rather only requires a Tier 1 to average assets (leverage) ratio. Qualifying banking organizations that elect to use the community bank leverage ratio framework and that maintain a leverage ratio of greater than required minimums will be considered to have satisfied the generally applicable risk based and leverage capital requirements in the agencies’ capital rules (generally applicable rule) and, if applicable, will be considered to have met the well capitalized ratio requirements for purposes of section 38 of the Federal Deposit Insurance Act. Under the interim final rules, the community bank leverage ratio minimum requirement is 8% as of December 31, 2020, 8.5% for calendar year 2021, and 9% for calendar year 2022 and beyond. The interim rule allows for a two-quarter grace period to correct a ratio that falls below the required amount, provided that the bank maintains a leverage ratio of 7% as of December 31, 2020, 7.5% for calendar year 2021, and 8% for calendar year 2022 and beyond.
Under the final rule, an eligible banking organization can opt out of the CBLR framework and revert back to the risk-weighting framework without restriction. As of December 31, 2021, the Bank was a qualifying community banking organization as defined by the federal banking agencies and elected to measure capital adequacy under the CBLR framework.
Actual and required capital amounts and ratios are presented below at year-end.
	Actual		To be Well Capitalized Under Prompt Corrective Action Regulations (CBLR Framework)
(dollars in thousands)	Amount	Ratio	Amount	Ratio
December 31, 2021
Leverage Ratio	$96,720	9.91%	$78,044	>8.00%
December 31, 2020
Leverage Ratio	$84,974	10.57%	$64,422	>8.00%

22.
Fair Value Measurements

FASB ASC 825, Financial Instruments, permits entities to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with

Drummond Banking Company & Subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The election to use the fair value option is available when an entity first recognizes a financial asset or financial liability or upon entering into a Bank commitment. Subsequent changes must be recorded in earnings.
FASB ASC 820, Fair Value Measurements and Disclosures, clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Under this guidance, fair value measurements are not adjusted for transaction costs. This guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under this guidance are described below.
Level 1
Valuations for assets and liabilities traded in active exchange markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.
Level 2
Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third party pricing services for identical or comparable assets or liabilities which use observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in active markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3
Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.
The types of instruments valued based on quoted market prices in active markets include most U.S. government and agency securities, liquid mortgage products, active listed equities and most money market securities. Such instruments are generally classified within Level 1 or Level 2 of the fair value hierarchy. As required by this guidance, the Bank does not adjust the quoted price for such instruments.
The types of instruments valued based on quoted prices in markets that are not active, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency include most investment-grade and high-yield corporate bonds, less liquid mortgage products, less liquid equities, state, municipal and provincial obligations, and certain physical commodities. Such instruments are generally classified within Level 2 of the fair value hierarchy.
Impaired loans are evaluated and valued at the time the loan is identified as impaired, at the lower of cost or market value. Market value is measured based on the value of the collateral securing these loans and is classified at a Level 3 in the fair value hierarchy. Collateral may be real estate and/or business assets including equipment, inventory and/or accounts receivable. The value of real estate collateral is determined based on appraisal by qualified licensed appraisers hired by the Bank. The value of business equipment, inventory and accounts receivable collateral is based on the net book value on the business’ financial statements and, if necessary, discounted based on management’s review and analysis. Appraised and reported values may be discounted based on management’s historical knowledge, changes in market conditions

Drummond Banking Company & Subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
from the time of valuation, and/or management’s expertise and knowledge of the client and client’s business. Impaired loans are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly, based on the same factors identified previously.
The following tables set forth the Bank’s assets and liabilities that were accounted for or disclosed at fair value on a recurring basis as of December 31, 2021 and 2020.
	Fair Value Meaurements at Reporting Date Using
	Fair Value	Level 1	Level 2	Level 3
December 31, 2021
Available-for-sale securities	$407,266,130	$—	$407,266,130	$—
Held-to-maturity securities	5,387,100	—	5,387,100	—
	$412,653,230	$—	$412,653,230	$—
	Fair Value Meaurements at Reporting Date Using
	Fair Value	Level 1	Level 2	Level 3
December 31, 2020
Available-for-sale securities	$275,437,580	$—	$275,437,580	$—
Held-to-maturity securities	5,419,673	—	5,419,673	—
	$280,857,253	$—	$280,857,253	$—

23.
Fair Value of Financial Instruments

The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:
Cash and due from banks:   The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents approximate those assets’ fair values.
Investment securities:   Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.
Loans:   For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate commercial real estate and rental property mortgage loans and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable. The carrying amount of accrued interest receivable approximates its fair value.
Deposits:   The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money-market accounts and certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently offered on certificates to a schedule of aggregated expected monthly maturities on time deposits. The carrying amount of accrued interest payable approximates fair value.
Short-term borrowings and notes payable:   The carrying amounts of short-term borrowings and notes payable approximate their fair values.

Drummond Banking Company & Subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
The estimated fair values of the Bank’s financial instruments are as follows:
	December 31, 2021		December 31, 2020
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks	$49,714,298	$49,714,298	$58,685,977	$58,685,977
Investment securities
Available-for-sale	407,266,130	407,266,130	275,437,580	275,437,580
Held-to-maturity	5,120,690	5,387,100	5,122,599	5,419,673
Restricted Stock	856,100	856,100	1,026,600	1,026,600
Loans	492,324,851	509,750,000	468,307,063	466,419,000
Accrued interest receivable	4,132,064	4,132,064	3,762,567	3,762,567
Financial liabilities:
Deposits	$870,140,200	$870,140,200	$732,544,981	$732,544,981
Accrued interest payable	9,664	9,664	12,237	12,237

Drummond Banking Company & Subsidiaries
Consolidated Balance Sheets
ASSETS
	Unaudited 6/30/2022	12/31/2021
Cash and due from banks	$24,204,872	$17,553,358
Interest-bearing deposits in other banks	13,620,674	32,160,940
Cash and cash equivalents	37,825,546	49,714,298
Investment securities
Available-for-sale	358,464,192	407,266,130
Held-to-maturity	4,917,509	5,120,690
Restricted stock	1,304,500	856,100
Total investment securities	364,686,201	413,242,920
Loans
Commercial, financial and agricultural	80,220,299	67,191,445
Real estate – construction	82,432,841	60,641,793
Real estate – mortgage	293,664,873	274,975,573
Installment	108,532,071	86,446,571
Other	4,656,855	3,069,469
Total loans	569,506,939	492,324,851
Plus premium on loans purchased	35,940	57,504
Less deferred loan fees	1,500,665	227,596
Less allowance for loan losses	(10,129,763)	(9,379,962)
Net loans	560,913,781	483,229,989
Premises and equipment, net	28,692,795	28,994,888
Accrued interest receivable	4,492,578	4,132,064
Deferred income tax benefit	12,526,576	98,136
Bank owned life insurance	5,041,868	4,996,912
Other real estate	564,438	523,028
Core deposit and other intangible assets, net	2,802,935	3,020,516
Other assets	761,046	1,494,534
Total assets	$1,018,307,764	$989,447,285

Drummond Banking Company & Subsidiaries
Consolidated Balance Sheets
LIABILITIES AND SHAREHOLDERS’ EQUITY
	Unaudited 6/30/2022	12/31/2021
Liabilities
Deposits
Non interest-bearing demand	$462,174,245	$437,903,933
Interest-bearing demand	236,841,762	227,366,168
Regular savings	137,076,908	125,601,570
Time, $100,000 and over	48,892,110	59,284,638
Other time	33,987,612	19,983,891
Total deposits	918,972,637	870,140,200
Other liabilities
Notes payable and other borrowings	11,000,000	—
Accrued interest payable	14,567	9,664
Deferred compensation	189,139	281,339
Escrow holding accounts	528,126	190,618
Other accrued liabilities	7,560,692	6,698,947
Total other liabilities	19,292,524	7,180,568
Total liabilities	938,265,161	877,320,768
Shareholders’ equity
Common stock, $10.29 par value, 800,000 shares authorized, 98,846 and 98,846 issued and outstanding	1,016,926	1,016,926
Additional paid-in capital	9,379,725	9,379,725
Retained earnings	100,766,925	95,762,752
Accumulated other comprehensive gain (loss)	(31,120,973)	5,967,114
Total shareholders’ equity	80,042,603	112,126,517
Total liabilities and shareholders’ equity	$1,018,307,764	$989,447,285

Drummond Banking Company & Subsidiaries
Consolidated Statements of Income
	Unaudited 6/30/2022	12/31/2021
Interest income
Interest and fees on loans	$15,695,362	$27,377,461
Interest on investment securities	4,231,540	6,845,565
Interest on cash deposits	37,633	122,566
Total interest income	19,964,535	34,345,592
Interest expense
Interest on deposits	262,997	681,829
Interest on notes payable and other borrowings	37,163	41,138
Total interest expense	300,160	722,967
Net interest income	19,664,375	33,622,625
Provision for loan losses	1,715,627	1,405,895
Net interest income after provision for loan losses	17,948,748	32,216,730
Non-interest income
Service fees on deposit accounts	2,218,363	3,954,294
Net gain on sale of securities	2,427	1,806,401
Other	5,465,467	10,281,759
	7,686,257	16,042,454
Non-interest expense
Salaries and employee benefits	10,273,325	18,168,356
Occupancy expense	1,539,517	3,071,450
Data processing fees	1,079,509	2,303,004
Equipment expense	1,118,456	2,033,546
Postage, printing and supplies	899,644	1,727,878
ATM/debit processing expenses	598,910	1,059,462
Internet banking	433,763	753,258
Professional fees	440,791	703,642
Regulatory assessments	216,193	381,092
Advertising and promotion	179,964	251,875
Telephone	85,479	233,802
Charitable contributions	53,448	112,109
Other real estate expenses	28,841	56,338
Other	2,256,246	2,750,013
	19,204,086	33,605,825
Income before provision for income taxes	6,430,919	14,653,359
Provision for income taxes	1,426,746	2,643,523
Net income	$5,004,173	$12,009,836

Drummond Banking Company & Subsidiaries
Consolidated Statements of Cash Flows
	Unaudited 6/30/2022	12/31/2021
Cash flows from operating activities
Net income	$5,004,173	$12,009,836
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of premises and equipment	821,220	1,807,612
Amortization of intangible assets	217,581	458,912
Gain on disposal of premises and equipment	89,618	31,300
Bank owned life insurance income	(44,956)	(90,836)
Deferred income tax benefits	—	83,473
Loss (gain) on disposal of securities	(2,427)	(1,806,401)
Amortization of premiums and accretion of discounts on securities, net	243,765	799,951
Provision for loan loss	1,715,627	1,405,895
Change in accrued interest receivable	(360,514)	(369,497)
Change in other real estate	(41,410)	(248,115)
Change in other assets	733,488	6,426,821
Change in accrued interest payable	4,903	(2,573)
Change in deferred compensation	(92,200)	(84,045)
Change in other liabilities	1,199,253	3,467,362
Net cash provided by operating activities	9,488,121	23,889,695
Cash flows from investing activities
Proceeds from sales, paydowns and maturities of investment securities	6,331,094	580,357,407
Proceeds from sales of premises and equipment	1,500	435,400
Purchases of premises and equipment	(610,245)	(8,371,164)
Purchases of investment securities – available-for-sale	(6,589,054)	(717,844,378)
Purchases of investment securities – held-to-maturity	(494,786)	—
Change in FHLB and FNBB stock	(448,400)	170,500
Net changes in loans	(79,399,419)	(25,173,159)
Net cash provided (used) by investing activities	(81,209,310)	(170,425,394)
Cash flows from financing activities
Net change in deposits, other than time deposits	45,221,244	121,230,968
Net change in time deposits	3,611,193	16,364,251
Reacquisition of stock	—	(31,199)
Proceeds from short-term debt	11,000,000	—
Net cash provided (used) by financing activities	59,832,437	137,564,020
Increase in cash and cash equivalents	(11,888,752)	(8,971,679)
Cash and cash equivalents – beginning of year	49,714,298	58,685,977
Cash and cash equivalents – end of period	$37,825,546	$49,714,298